                                                Filed pursuant to Rule 424(b)(1)
                                                      Registration No. 333-45648
                                6,000,000 Shares

                            [DDi LOGO APPEARS HERE]

                                   DDi Corp.

                                  Common Stock

                                 ------------

   We are selling 4,608,121 shares of common stock and the selling stockholders are selling 1,391,879 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "DDIC." On October 10, 2000, the last reported sale price of our stock was $27.94 per share.

   The underwriters have an option to purchase from the selling stockholders a maximum of 900,000 additional shares to cover over-allotments of shares.

   Investing in our common stock involves risk. See "Risk Factors" on page 8.

                                           Underwriting               Proceeds to
                                Price to   Discounts and Proceeds to    Selling
                                 Public     Commissions   DDi Corp.   Stockholders
                              ------------ ------------- ------------ ------------
Per Share...................    $27.875        $1.40       $26.475      $26.475
Total.......................  $167,250,000  $8,400,000   $122,000,000 $36,850,000

   Delivery of the shares of common stock will be made on or about October 16, 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Credit Suisse First Boston___________________________ Robertson Stephens

Chase H&Q
                       Lehman Brothers
                                                      Thomas Weisel Partners LLC

                The date of this prospectus is October 11, 2000.

                            [DDi LOGO APPEARS HERE]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    8
Cautionary Note Regarding Forward-
 Looking Statements.................   12
Use of Proceeds.....................   13
Price Range of Common Stock.........   14
Dividend Policy.....................   14
Capitalization......................   15
Dilution............................   16
Unaudited Pro Forma Consolidated
 Financial Data.....................   17
Selected Consolidated Financial and
 Other Data.........................   29
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   31

                                  Page
                                  ----
Business.........................  42
Management.......................  51
Related Party Transactions.......  62
Principal and Selling
 Stockholders....................  64
Description of Indebtedness......  68
Description of Capital Stock.....  71
Shares Eligible for
 Future Sale.....................  74
Underwriting.....................  76
Notice to Canadian Residents.....  78
Legal Matters....................  79
Experts..........................  80
Additional Information...........  80
Index to Consolidated Financial
 Statements...................... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   The industry statistical data presented in this prospectus, except where otherwise noted, have been compiled from an electronics manufacturing services industry report, "Contract Manufacturing from a Global Perspective, 1999 Update," prepared by Technology Forecasters, Inc., a California-based management consulting firm specializing in the electronics manufacturing industry. Although we have not independently verified the data, we believe that the information provided by Technology Forecasters in this prospectus is reliable. In addition, statistical data relating to us presented in this prospectus have been compiled from our internal surveys and schedules, which, while believed by us to be reliable, have not been verified by any independent sources.

   Dynamic Details is a trademark of our subsidiary. DDi and the DDi logo are trademarks of DDi Corp.

                               PROSPECTUS SUMMARY

  This summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

                                   DDi Corp.

  We provide electronics design, development and manufacturing services to original equipment manufacturers and to other providers of electronics manufacturing services. We specialize in providing technologically advanced services to our customers on a short turnaround basis, and we are one of the few companies that focus on this segment of the electronics manufacturing services industry. We target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design. We offer a suite of value-added, integrated services in support of our customers' new product development, including:

    . on-campus and in-the-field design of complex printed circuit boards, the basic platforms used to interconnect electronic components in virtually all electronic products;

    . time-critical development and fabrication of complex printed circuit boards predominantly for use in the pre-launch phase of new product development;

    . assembly of printed circuit boards including large printed circuit boards called backpanels, which involves mounting electronic components on the boards; and

    . assembly and integration of our customers' complete systems and products.

  Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment. The technologically advanced, time-critical segment of the electronics manufacturing services industry in which we operate is characterized by rapid growth, high margins and significant customer diversity.

  Our design, development and manufacturing expertise and our leading-edge process technology allow us to provide our customers with a broad array of time-critical services and make us integral to their product development and manufacturing strategies. Our services are referred to as "quick-turn" because we provide limited numbers of custom-designed printed circuit boards to our customers in as little as 24 hours. As a result, we enable our customers to shorten product development cycles and reduce their time to market for new products. We distinguish ourselves from other electronics manufacturing services companies by focusing on direct relationships with research and development personnel at original equipment manufacturers. This focus makes us a strategic partner in our customers' new product initiatives and gives us access to emerging providers of next-generation technology. We believe our core strengths in the design, test and launch phases of new electronic product development give us a competitive advantage in providing services to selected industries characterized by rapid product introductions and strong growth.

  We believe the fast-growing communications and networking equipment industries represent large and attractive markets for our electronics manufacturing services. Original equipment manufacturers in these industries are increasingly outsourcing component design and development and product manufacturing services to electronics manufacturing service providers, such as ourselves, and are focusing instead on their core strengths, such as product development, sales, marketing and customer service. The electronics manufacturing services industry grew at a compound annual growth rate of 20% from 1993 to 1999, fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. Technology Forecasters, Inc. forecasts that the electronics manufacturing services industry will grow at this rate with industry revenues projected to be approximately $149 billion in 2003. Communications equipment manufacturers represent a particularly attractive market for our services because they have historically outsourced a smaller portion of their cost of goods sold than other electronics original equipment manufacturers. Technology Forecasters, Inc. predicts that communications equipment manufacturers will increase their outsourcing significantly between now and 2003. We believe we are well-positioned to capitalize on the combined effect of the growth in the electronics manufacturing services and communications industries, both internally and by strategic acquisitions.

  We have over 1,900 customers. Our largest original equipment manufacturer customers in terms of net sales are Alcatel, Ericsson, IBM, Intel and Marconi Communications. Our customers also include other electronics manufacturing service providers such as Celestica, Jabil and Solectron, our largest electronics manufacturing service provider customers in terms of net sales. These providers benefit from our strengths in the technologically advanced, time-critical segment of the electronics manufacturing services industry. We achieved a net increase of approximately 100 customers during the first six months of 2000. In the six months ended June 30, 2000, our ten largest customers, in the aggregate, accounted for less than 39% of our net sales, and our largest customer accounted for less than 9% of net sales. The fast-growing communications and networking equipment industries represented approximately 59% of our net sales during the same period.

  Our acquisition of MCM Electronics on April 14, 2000, immediately after the closing of our initial public offering, substantially expanded our European operations. MCM Electronics had net sales for the year ended March 31, 2000 of $59.5 million. On a pro forma basis, 22% of our net sales during the six months ended June 30, 2000 were to European customers. MCM Electronics has been combined with our other European operations and conducts business as DDi Europe Limited. DDi Europe has approximately 400 customers. With this European platform we believe we will be able to better serve our existing European customers and gain new customers with our enhanced sales capabilities. Since the closing of the MCM Electronics acquisition we have expanded our services, added new customers, improved production yields and profitability and continued to grow our European business.

                                  Our Strategy

  Our goal is to be the leading provider of technologically advanced, time-critical electronics manufacturing services. To achieve this goal, we will:

  . continue our focus on the fast-growing communications and networking equipment industries;

  . capitalize on our strong customer relationships and design expertise to participate in future product introductions and further outsourcing programs;

  . strengthen our process management and technological leadership in our segment of the electronics manufacturing services industry and continue to improve quality and delivery times by incorporating emerging technologies;

  . leverage our leadership in quick-turn design, development and manufacturing services to further expand our assembly operations and other value-added services;

  . expand our international presence to better serve the needs of customers seeking to outsource their worldwide design, development and manufacturing activities; and

  . pursue selected acquisition opportunities, including asset divestitures by original equipment manufacturers.

                              Recent Developments

   Acquisition of Automata International. On August 4, 2000, we acquired substantially all the U.S. assets of Automata International, Inc., a Virginia-based complex printed circuit board manufacturer, for approximately $19.5 million in cash, net of fees and expenses. For the twelve months ended July 1, 2000, these assets generated revenues of $55.6 million and an operating loss of $5.4 million. The acquisition provides additional capacity for high density, high layer count printed circuit boards and gives us a significant presence on the east coast. Since completing the acquisition, we have successfully increased average selling prices and have streamlined the facility's operations to increase yields from approximately 50% to almost 90% per panel. In addition, we have shifted production from our other facilities to the 100,000 square foot Virginia facility to increase volume and free up capacity at our other facilities. As a result of the immediate success we have experienced in integrating the operations, we believe that this facility has significant profit potential and expect it to positively contribute to our earnings in the third quarter of 2000.

   Acquisition of Golden Manufacturing. On September 15, 2000, we acquired substantially all the assets of Golden Manufacturing, Inc., a Texas-based manufacturer of engineered metal enclosures and value-added assembly services to communications and electronics original equipment manufacturers, for approximately $14.9 million in cash, net of fees and expenses. For the twelve months ended December 31, 1999, on an unaudited basis, these assets generated approximately $13.5 million in revenues and an operating profit of $0.4 million. The acquisition, which provides us with over 70,000 square feet of production capacity, will complement our existing Texas facilities by providing metal enclosure assembly capabilities for our customers.

   Third Quarter. Throughout the third quarter of 2000, our business continued to experience strong growth driven by high demand, increases in average selling prices and the synergies realized from our recent acquisitions.

                                ----------------

  We are a Delaware corporation incorporated in 2000 that operates through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited. Our predecessor corporation was organized in 1978. Our principal executive office is located at 1220 Simon Circle, Anaheim, California 92806 and our telephone number is (714) 688-7200. We maintain a website on the Internet at www.ddiglobal.com. Our website, and the information contained therein, is not a part of this prospectus.

                                  The Offering

Common stock offered......  6,000,000 shares of common stock. Of these shares,
                            DDi Corp. will offer 4,608,121 shares of common stock, and the selling stockholders will offer 1,391,879 shares of common stock.

Over-allotment option.....  Up to 900,000 shares of common stock offered by the selling stockholders.

Common stock to be
 outstanding after the
 offering.................
                            43,928,511 shares of common stock. In calculating the number of shares of common stock, we did not include approximately 4,156,233 shares issuable upon exercise of stock options and warrants outstanding on June 30, 2000 with a weighted average exercise price of $12.16 per share, or 3,596,104 shares of common stock available for future grant under our stock plans.

Use of proceeds...........  We intend to use the approximately $120.0 million of net proceeds that we estimate we will receive from this offering to repay a portion of our existing indebtedness and for general corporate purposes, including potential acquisitions. See "Use of Proceeds."

                            We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders. See "Principal and Selling Stockholders."

Nasdaq National Market      DDIC
 symbol...................

                 Summary Consolidated Financial and Other Data

   The summary consolidated financial data set forth below is only a summary. You should read it together with "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The unaudited pro forma combined consolidated statement of operations data set forth below give effect to our initial public offering in April 2000, this offering, the application of the net proceeds from both offerings, and our acquisitions of MCM Electronics and Automata, as if each had occurred on July 1, 1999. The unaudited pro forma combined consolidated balance sheet data set forth below give effect to this offering and our acquisition of Automata as if each had occurred as of June 30, 2000. The unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations would have been if the foregoing transactions had occurrred as of the date indicated or what such results will be for future periods.

                                                     Six Months        Pro Forma
                                Year Ended              Ended       Combined Latest
                               December 31,           June 30,       Twelve Months
                          ------------------------  --------------       Ended
                           1997    1998     1999     1999    2000    June 30, 2000
                          ------  -------  -------  ------  ------  ---------------
                                             (in millions)
Consolidated Statement
 of Operations Data:
Net sales...............  $ 78.8  $ 174.9  $ 292.5  $130.9  $176.8      $442.7
Cost of goods sold......    38.7    119.6    202.4    92.4   115.5       313.8
                          ------  -------  -------  ------  ------      ------
  Gross profit..........    40.1     55.3     90.1    38.5    61.3       128.9
Operating expenses:
  Sales and marketing...     7.3     12.8     23.6    10.1    14.8        32.5
  General and
   administration.......     2.1      8.4     15.3     7.1    10.0        29.0
  Amortization of
   intangibles..........     --      10.9     22.3    11.8    10.9        24.3
  Restructuring and
   related charges(a)...     --       --       7.0     --      --          7.0
  Stock compensation and
   related bonuses(b)...    31.3      --       --      --      --          --
  Compensation to the
   former CEO ..........     2.1      --       --      --      --          --
  Write-off of acquired
   in-process research
   and development(c)...     --      39.0      --      --      --          --
                          ------  -------  -------  ------  ------      ------
Operating income
 (loss).................    (2.7)   (15.8)    21.9     9.5    25.6        36.1
Interest expense, net...    25.2     37.4     46.7    23.3    22.7        34.8
                          ------  -------  -------  ------  ------      ------
Income (loss) before
 taxes and extraordinary
 loss...................   (27.9)   (53.2)   (24.8)  (13.8)    2.9         1.3
Income tax benefit
 (expense)..............    10.9      3.5      7.4     3.6    (2.5)       (3.2)
                          ------  -------  -------  ------  ------      ------
Income (loss) before
 extraordinary loss.....   (17.0)   (49.7)   (17.4)  (10.2)    0.4        (1.9)
Extraordinary loss......    (1.6)    (2.4)     --      --     (2.5)        --
                          ------  -------  -------  ------  ------      ------
Net loss................  $(18.6) $ (52.1) $ (17.4) $(10.2) $ (2.1)     $ (1.9)
                          ======  =======  =======  ======  ======      ======

Other Financial Data:
Depreciation............  $  2.6  $   9.2  $  14.4  $  7.1  $  8.5      $ 22.2
Amortization of deferred
 financing costs........     1.4      1.8      2.1     1.0     1.0         2.3
Capital expenditures....     6.6     18.0     18.2     8.1    10.7        22.3

Supplemental Data:
Adjusted EBITDA(d)......  $ 33.3  $  44.1  $  66.7  $ 29.0  $ 45.5      $ 90.1
Net cash from operating
 activities(e)..........     9.1     16.7     24.8    13.4    11.8         --
Net cash used in
 investing
 activities(e)..........   (44.9)  (194.8)   (18.6)   (8.3)  (12.9)        --
Net cash from (used in)
 financing
 activities(e)..........    41.1    174.9     (7.7)   (3.6)    5.1         --

                                                                     As of
                                                                 June 30, 2000
                                                                ----------------
                                                                          Pro
                                                                         Forma
                                                                Actual  Combined
                                                                ------  --------
                                                                 (in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents...................................... $  4.1   $ 62.9
Working capital................................................   35.0     82.9
Total assets...................................................  466.7    545.4
Total debt, including current maturities.......................  390.4    351.5
Stockholders' equity (deficit).................................   (5.8)   110.9

--------
(a) The 1999 restructuring and related charges represent the charge recorded in December 1999 in connection with the consolidation of our Colorado operations into our Texas facility and the closure of our Colorado facility. The charge consists of $4.5 million for severance and other exit costs and $2.5 million related to the impairment of net property, plant and equipment.
(b) Represents the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with a recapitalization.
(c) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(d) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                     Six Months    Pro Forma
                                     Year Ended         Ended      Combined
                                    December 31,      June 30,   Latest Twelve
                                  ------------------ ----------- Months Ended
                                  1997   1998  1999  1999  2000  June 30, 2000
                                  -----  ----- ----- ----- ----- -------------
                                                 (in millions)
   EBITDA........................ $(0.1) $43.3 $58.6 $28.4 $45.0     $82.6
   Former CEO compensation(1) ...   2.1    --    --    --    --        --
   Management fee(2).............   --     --    1.1   0.6   --        --
   Executive severance(3)........   --     0.8   --    --    --        --
   Stock compensation and
    bonuses(4)...................  31.3    --    --    --    --        --
   Restructuring and related
    charges(5)...................   --     --    7.0   --    0.5       7.5
                                  -----  ----- ----- ----- -----     -----
   Adjusted EBITDA............... $33.3  $44.1 $66.7 $29.0 $45.5     $90.1
                                  =====  ===== ===== ===== =====     =====

  --------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in October 1997.
  (2) Reflects elimination of the management fee incurred under our Bain Capital management agreement, which was terminated in connection with our initial public offering.
  (3) Reflects one-time severance payments to two of our executives who were terminated as a result of redundancies created by the DCI merger.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.

  (5) Reflects, on an actual and pro forma basis, the elimination of the $7.0 million charge recorded for the consolidation and closure of our Colorado facility in 1999 and an additional charge of $0.5 million incurred in the six months ended June 30, 2000 in connection with the consolidation and closure of our Colorado facility. The charge of $0.5 million was recorded in cost of goods sold.

(e) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other expenses, cash flows from operating, investing and financing activities are not presented for the pro forma periods.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

A downturn in the communications or networking equipment industries would likely negatively impact our revenues.

   A majority of our customers are in the communications and networking equipment industries, which are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the communications or networking equipment industries would likely negatively impact our revenues.

If we are unable to respond to rapidly changing technology and process development, we may not be able to compete effectively.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for products and services requiring more advanced technology on a quicker turnaround basis. We are more leveraged than some of our principal competitors, and we therefore may not be able to respond to technological changes as quickly as these competitors.

   In addition, the electronics manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. There can be no assurance that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. There can be no assurance that we will be able to obtain capital for these purposes in the future or that any investments in new technologies will result in commercially viable technological processes.

Because we sell on a purchase-order basis, we may experience variability in our operating results, which could negatively impact the price of our common stock.

   Our operating results have fluctuated in the past because we sell on a purchase-order basis rather than pursuant to long-term contracts. We are therefore sensitive to variability in demand by our customers. Because we time our expenditures in anticipation of future sales, our operating results may be less than we estimate if the timing and volume of customer orders do not match our expectations. Furthermore, we may not be able to capture all potential revenue in a given period if our customers' demand for quick-turnaround services exceeds our capacity during that period. Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Because a significant portion of our operating expenses are fixed, even a small revenue shortfall can have a disproportionate effect on our operating results. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the market price of our common stock to decline.

Because we provide materials for our quick-turn services, inaccuracies in forecasting our supply needs could negatively impact our results of operations.

   A substantial portion of our net sales are derived from quick-turn services for which we provide both the materials and the manufacturing services. As a result, we often bear the risk of fluctuations in the cost of materials, and the risk of generating scrap and excess inventory, which can affect our gross profit margins. We forecast our future inventory needs based upon the anticipated demands of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials, either of which could negatively affect production schedules and margins.

Our substantial indebtedness could adversely affect our financial health and the restrictions imposed by the terms of our debt instruments may severely limit our ability to plan for or respond to changes in our business.

   We have a substantial amount of indebtedness. As of June 30, 2000, on a pro forma basis giving effect to the borrowing under the Dynamic Details revolving credit facility to finance the acquisition of Automata and the use of proceeds from this offering to repay some of our indebtedness, our total debt would have been $351.5 million, our ratio of total debt to total capitalization would have been 0.76 to 1, and we would have had approximately $25.5 million available under the Dynamic Details senior credit facility for future borrowings subject to covenant compliance and $62.9 million of cash and cash equivalents. See "Use of Proceeds." In addition, subject to the restrictions under our various debt agreements, we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

   As a result of our level of debt and the terms of our debt instruments:

  .  our vulnerability to adverse general economic conditions is heightened;

  . we will be required to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

  . we are and will continue to be limited by financial and other restrictive covenants in our ability to borrow additional funds, consummate asset sales, enter into transactions with affiliates or conduct mergers and acquisitions;

  . our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

  . we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

  . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

   There can be no assurance that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities.

We have experienced recent significant growth in a short period of time and may have trouble integrating acquired businesses and managing our expansion.

   Since December 1997, we have consummated a merger and four acquisitions, including our recent acquisitions of MCM Electronics, Automata and Golden Manufacturing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prospectus Summary--Recent Developments." We have a limited history of owning and operating our businesses on a consolidated basis. There can be no assurance that we will be able to meet performance expectations or successfully integrate our acquired businesses on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources. Our rapid growth has placed and may continue to place a significant strain on management, our financial resources and our information, operating and financial systems. If we are unable to manage this growth effectively, our rate of growth and our revenues may be adversely affected.

If we fail to execute our acquisition strategy effectively, our revenue growth may be adversely affected and our common stock price may decline.

   As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions of other companies, assets or product lines that complement or expand our existing business. Competition for attractive companies in our industry is substantial. We cannot assure you that we will be able to identify suitable acquisition candidates or to finance and complete transactions that we select. In addition, our existing credit facilities restrict our ability to acquire the assets or businesses of other companies. The attention of our management may be diverted, and our operations may be otherwise disrupted. Our failure to effectively execute our acquisition strategy may cause the growth of our revenues to suffer and the price of our common stock to decline.

We expect to use some of the net proceeds of this offering to repay indebtedness and, as a result, we may be unable to finance changes required by unexpected economic or business conditions or to finance acquisitions.

   We expect to use the net proceeds of this offering to repay a portion of our existing indebtedness. See "Use of Proceeds." We expect that our principal sources of funds during 2000 and 2001 will be cash generated from this offering, operating activities and borrowings under the senior credit facilities of our operating subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited. We can give no assurance, however, that these funds will be sufficient if changes in economic conditions or our industry occur that are beyond our control. We may require additional equity or debt financing to finance future acquisitions. The Dynamic Details and DDi Europe Limited senior credit facilities contain restrictions on our ability to borrow additional funds. See "Description of Indebtedness--Dynamic Details Senior Credit Facility." There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us. In addition, we may be required to use proceeds from debt and equity financings to repay a portion of our debt.

If we are unable to protect our unpatented proprietary techniques, we may be unable to compete effectively.

   Our success depends in part on proprietary technology and manufacturing techniques. We have no patents for these proprietary techniques and rely primarily on trade secret protection. Litigation may be necessary to protect our technology and determine the validity and scope of the proprietary rights of our competitors. Intellectual property litigation could result in substantial costs and diversion of management and other resources. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all.

Because we depend on a core group of significant customers, our results of operations may be negatively impacted if key customers discontinue the use of our services.

   Although we have a large number of customers, net sales to our largest customer accounted for approximately 9% of our net sales during the six months ended June 30, 2000. Net sales to our ten largest customers accounted for approximately 39% of our net sales during the same period. We may depend upon a core group of customers for a material percentage of our net sales in the future. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. There can be no assurance that significant customers will order services from us in the future or that they will not reduce or delay the amount of services ordered from us. Any reduction or delay in orders could negatively impact our revenues. In addition, we generate significant accounts receivable in connection with providing services to our customers. If one or more of our significant customers were to become insolvent or otherwise were unable to pay for the services provided by us, our results of operations would be adversely affected.

Our business will suffer if either of our two senior executives discontinues his employment with us or if we are unable to recruit and retain highly skilled engineering and sales staff.

   We depend on the services of our senior executives, including Charles D. Dimick, our Chairman, and Bruce D. McMaster, our President and Chief Executive Officer. Although we have entered into employment agreements with these and other executive officers, there can be no assurance that we will be able to retain our executive officers and key personnel or attract additional qualified management in the future. Mr. Dimick's and Mr. McMaster's employment agreements expire in July 2001 and October 2000, respectively. Though we expect the employment of all of our executive officers, except for Lee W. Muse, Jr., to continue after October 2000, we have not yet determined whether the expiring employment agreements will be extended. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly engineering and sales personnel, due to our focus on the technologically advanced and time-critical segment of the electronics manufacturing services industry. In addition, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

Our international expansion may be more costly or difficult than we expect.

  We are expanding into new foreign markets. We completed our acquisition of MCM Electronics, a United Kingdom company, on April 14, 2000. Entry into foreign markets may require considerable management time as well as, in the case of new operations, start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, operations in new foreign markets may achieve low margins or may be unprofitable. We will be unable to utilize net operating losses incurred by our foreign operations to reduce our U.S. income taxes. Therefore, as we expand internationally, we may not experience the operating margins we expect, and our revenues may be negatively impacted and our common stock price may decline.

The Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and other environmental laws create potential financial liability because we use hazardous materials and generate hazardous wastes in our manufacturing processes. If any site at which our wastes are disposed becomes contaminated, we could be held liable for damages and clean-up costs. If we fail to comply with federal, state and foreign environmental laws, we can be assessed fines and be subject to revocation of permits necessary to our manufacturing processes.

   Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use materials classified as hazardous such as ammoniacal etching solutions, copper and nickel in our manufacturing processes. In addition, because we are a generator of hazardous wastes, we may be subject to potential financial liability for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal etching solutions, solder stripping solutions and hydrochloric acid solution containing palladium; waste water which contains heavy metals, acids, cleaners and conditioners; and filter cake from equipment used for on-site waste treatment. Violations of environmental laws could subject us to revocation of our effluent discharge permits. Any such revocations could require us to cease or limit production at one or more of our facilities, thereby negatively impacting our revenues and potentially causing our common stock price to decline.

Our current principal stockholders will continue to have significant influence over our business after this offering, and could delay, deter or prevent a change of control or other business combination.

  Upon completion of this offering, assuming the over-allotment option is not exercised, investment funds affiliated with Bain Capital, Inc., Celerity Partners, L.L.C. and The Chase Manhattan Bank will together beneficially own approximately 33% of our outstanding common stock. In addition, seven of the nine directors who serve on our board are representatives of affiliates of the Bain Capital funds, The Chase Manhattan Bank and Celerity Partners, L.L.C. By virtue of such stock ownership and/or board representation, these entities will continue to have a significant influence over all matters submitted to our stockholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

Provisions in our charter documents and state law may make it harder for others to obtain control of us even though some stockholders might consider such a change of control to be favorable.

  Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer. See "Description of Capital Stock."

Shares eligible for public sale after this offering could adversely affect our stock price.

  We, our officers and directors, the holders of substantially all of the shares of our common stock not issued in connection with our initial public offering, other than shares of common stock offered for sale pursuant to this prospectus by the selling stockholders, have agreed not to sell shares of our common stock until 90 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. Upon expiration of these 90-day lock-up agreements and subject to the volume limitations imposed by Rule 144 of the Securities Act, 24,750,000 shares will be available for resale in the public market. See "Shares Eligible for Future Sale." The market price of our common stock could decline as a result of these sales or the perception that these sales could occur.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  We make forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, throughout this prospectus. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section caption "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual result to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus could have an adverse effect on our business, results of operations and financial position.

  You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements after the date of this prospectus, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of 4,608,121 shares of common stock in this offering will be approximately $120.0 million after deducting underwriting discounts and expenses. We will not receive any of the proceeds from the sale of 1,391,879 shares of our common stock by the selling stockholders or from the sale of a maximum of 900,000 shares by the selling stockholders upon exercise of the over-allotment option. We intend to use:

  . approximately $26.2 million of the net proceeds to redeem all of the outstanding senior discount notes issued by our subsidiary, DDi Intermediate Holdings Corp., and to pay associated redemption premiums and accrued and unpaid interest thereon; and

  . approximately $93.8 million for general corporate purposes, including potential acquisitions and debt repayment. Of this amount, we intend to use approximately $36.7 million of the net proceeds to repurchase a portion of the outstanding senior discount notes issued by our subsidiary, DDi Capital Corp.

   The amounts stated above are based on expected outstanding accreted values and expected prepayment costs of these obligations as of October 16, 2000 for the DDi Intermediate senior discount notes.

   We own 100% of the capital stock of DDi Intermediate Holdings Corp., which in turn owns 100% of the capital stock of DDi Capital Corp.

   Our DDi Intermediate senior discount notes mature on June 30, 2008, and bear interest at the rate of 13.5% per annum compounded semi-annually. As of June 30, 2000, the outstanding accreted value of these senior discount notes was approximately $21.8 million. Under the terms of the indenture relating to the senior discount notes, we may use the net proceeds from this offering to redeem all of the DDi Intermediate senior discount notes outstanding at a price that would provide the noteholders with a 20% per annum return on the price at which the notes were issued, plus accrued and unpaid interest thereon. See "Description of Indebtedness--DDi Intermediate Senior Discount Notes." Approximately 50% of the DDi Intermediate senior discount notes are held by investment funds advised by Sankaty Advisors, Inc., an affiliate of Bain Capital. See "Related Party Transactions."

   Our DDi Capital senior discount notes mature on November 15, 2007, and bear interest at the rate of 12.5% per annum compounded semi-annually. As of June 30, 2000, the accreted value of these senior discount notes was approximately $82.6 million. We expect to repurchase DDi Capital senior discount notes from time to time on the open market. See "Description of Indebtedness--DDi Capital Senior Discount Notes."

   Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "DDIC" since April 11, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported on the Nasdaq National Market.

                                                                   Common Stock
                                                                       Price
                                                                   -------------
                                                                    High   Low
                                                                   ------ ------
April 11, 2000 through June 30, 2000.............................. $31.25 $ 9.50
July 1, 2000 through September 30, 2000........................... $45.94 $21.81
October 1, 2000 through October 10, 2000.......................... $45.87 $27.56

   There were approximately 127 record holders of our common stock as of September 30, 2000. On October 10, 2000, the reported last sale price on the Nasdaq National Market for our common stock was $27.94 per share.

                                DIVIDEND POLICY

   We have not declared or paid a cash dividend on our common stock since January 1996, and we do not anticipate paying any cash dividends during at least the next five years. Our existing credit facilities and indentures restrict our ability to pay dividends. We presently intend to retain earnings to finance future operations, expansion and capital investment and to reduce indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2000 on an actual basis; on a pro forma combined basis to reflect our acquisition of Automata, as described in "Prospectus Summary--Recent Developments" and "Unaudited Pro Forma Consolidated Financial Data"; and on a pro forma as adjusted basis to reflect the application of the estimated net proceeds from this offering to repay some of our existing debt, as described in "Use of Proceeds."

   You should read this information together with our consolidated financial statements and the related notes to those statements included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      June 30, 2000
                             -----------------------------------------
                                          Pro Forma       Pro Forma
                              Actual       Combined      As Adjusted
                             -----------  -----------    -------------
                             (in millions, except share data)
Cash and cash equivalents..  $       4.1     $      4.1    $     62.9
                             ===========     ==========    ==========
Current maturities of long-
 term obligations..........  $      11.2     $     11.2    $     11.2
Revolving credit facility..          0.5           18.8          18.8
Long-term obligations, net
 of current maturities:
  Dynamic Details senior
   credit facility.........        143.1          143.1         143.1
  Dynamic Details senior
   subordinated notes......        100.0          100.0         100.0
  DDi Capital senior
   discount notes..........         82.6           82.6          47.2
  DDi Intermediate senior
   discount notes..........         21.8           21.8           --
  DDi Europe senior credit
   facility................         26.1           26.1          26.1
  Other long-term
   obligations.............          5.1            5.1           5.1
                             -----------     ----------    ----------
    Total long-term
     obligations, net of
     current maturities and
     the revolving credit
     facility..............        378.7          378.7         321.5
Stockholders' (deficit)
 equity:
  Preferred Stock, $0.01
   par value, 5,000,000
   shares authorized; no
   shares issued on an
   actual, pro forma
   combined or pro forma as
   adjusted basis..........          --             --            --
  Common stock, $0.01 par
   value, 75,000,000 shares
   authorized; 39,320,390
   shares issued on an
   actual basis and on a
   pro forma combined
   basis; and 43,928,511
   shares issued on a pro
   forma as adjusted
   basis...................          0.4            0.4           0.4
  Additional paid-in
   capital and other.......        345.3          345.3         465.3
  Accumulated deficit......       (351.5)        (351.5)       (354.8)
                             -----------     ----------    ----------
Total
 stockholders'(deficit)
 equity ...................         (5.8)          (5.8)        110.9
                             -----------     ----------    ----------
Total capitalization.......  $     384.6     $    402.9    $    462.4
                             ===========     ==========    ==========

                                    DILUTION

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the offering.

   As of June 30, 2000, our net tangible book value was approximately $(282.3) million, or $(7.18) per share of common stock. Net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding.

   After giving effect to the sale of shares of our common stock in this offering and our acquisition of Automata our pro forma net tangible book value as of June 30, 2000 would have been approximately $(167.4) million, or $(3.81) per share. This represents an immediate increase in pro forma net tangible book value of $3.37 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $31.69 per share to public investors purchasing shares at the offering price. If the offering price is higher or lower, the dilution to the public will be greater or less, respectively.

   The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

   Assumed offering price per share............................         $27.88

   Pro forma net tangible book value per share at June 30, 2000
    ...........................................................  (7.18)
   Increase per share attributable to this offering............   3.37
                                                                 -----
   Pro forma net tangible book value per share after this
    offering...................................................          (3.81)
                                                                        ------
   Dilution of net tangible book value per share due to this
    offering...................................................         $31.69
                                                                        ======

   The table below summarizes, as of June 30, 2000 on a pro forma basis, the differences between:

    . the number of shares of common stock purchased from us by our existing stockholders since our inception;

    . the number of shares of common stock purchased by new investors in this offering;

    . the aggregate cash consideration paid by existing stockholders and to be paid by new investors; and

    . the average purchase price per share paid by the existing stockholders and to be paid by the new investors.


                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 39,320,390    90%  $347,492,000    73%     $ 8.84
New investors.............  4,608,121    10%  $128,451,373    27%      27.88
                           ----------   ---   ------------   ---
  Total................... 43,928,511   100%   475,943,373   100%
                           ==========   ===   ============   ===

   The above discussion and tables do not assume the exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, after giving effect to the offering there were options and other warrants outstanding to purchase a total of approximately 4,156,233 shares of common stock with a weighted average exercise price of $12.16 per share. Options and warrants to purchase 1,831,668 shares were exercisable on June 30, 2000. See "Capitalization" and "Management."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated balance sheet as of June 30, 2000 gives pro forma effect to the following, as if each event had occurred as of June 30, 2000:

  . in the pro forma combined column, our acquisition of Automata, as described under "Prospectus Summary--Recent Developments;" and

  . the consummation of this offering and the application of the net proceeds, as described under "Use of Proceeds." We have assumed for purposes of this presentation that we will repurchase $36.7 million of our DDi Capital senior discount notes at the accreted value on October 16, 2000. However, we may not repurchase all of these notes on October 16, 2000 and may not be able to repurchase these notes at the accreted value on the open market.

   Our June 30, 2000 historical balance sheet, contained elsewhere in this prospectus, reflects the MCM Electronics acquisition and the initial public offering, both of which closed on April 14, 2000.

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, the six months ended June 30, 1999, the six months ended June 30, 2000 and the latest twelve months ended June 30, 2000 give effect to each of the following, as if each had occurred on January 1, 1999:

  . the consummation of our initial public offering and the application of its net proceeds;

  .  our acquisition of MCM Electronics;

  . our acquisition of Automata, as described under "Prospectus Summary-- Recent Developments"; and

  . the consummation of this offering and the application of the net proceeds, as described under "Use of Proceeds." We have assumed for purposes of this presentation that we will repurchase $36.7 million of our DDi Capital senior discount notes at the accreted value on October 16, 2000. However, we may not repurchase all of these notes on October 16, 2000 and may not be able to repurchase these notes at the accreted value on the open market.

   The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that we believe are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of prepayment penalties in connection with the prepayment of debt upon completion of this offering estimated at $2.0 million and $3.5 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $0.8 million and $1.4 million, respectively.

   The unaudited pro forma financial data does not reflect our September 15, 2000 acquisition of Golden Manufacturing.

                                   DDi CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 June 30, 2000
                                 (In millions)

                                                                                                          Post
                               DDi        Automata    DDi &     Automata                                Offering
                           Historical    Historical  Automata  Acquisition      Pro Forma  Offering     Pro Forma
                          June 30, 2000 July 1, 2000 Combined  Adjustments      Combined  Adjustments   Combined
                          ------------- ------------ --------  -----------      --------- -----------   ---------
Assets:
Current assets:
 Cash and cash
  equivalents...........     $   4.1      $   2.3    $   6.4     $ (2.3)(a)      $   4.1    $128.5 (d)   $  62.9
                                                                                              (8.5)(d)
                                                                                              (3.5)(e)
                                                                                             (57.2)(d)
                                                                                              (0.5)(f)
 Accounts receivable,
  net...................        66.2          4.9       71.1        --              71.1       --           71.1
 Inventories............        30.3          2.7       33.0        --              33.0       --           33.0
 Prepaid expenses and
  other.................         4.5          4.2        8.7       (4.2)(a)(b)       3.0       --            3.0
                                                                   (1.5)(a)
 Deferred tax asset.....         5.2          --         5.2        --               5.2       1.4 (e)       7.4
                                                                                               0.8 (g)
                             -------      -------    -------     ------          -------    ------       -------
 Total current assets...       110.3         14.1      124.4       (8.0)           116.4      61.0         177.4
Property, plant and
 equipment, net.........        77.0          9.7       86.7        --              86.7       --           86.7
                                                                                               --
Debt issue costs, net...        11.3          --        11.3        --              11.3       0.5 (f)       9.8
                                                                                              (2.0)(g)
Goodwill and other
 intangibles, net.......       265.2          --       265.2        3.3 (a)        268.5       --          268.5
Other...................         2.9          0.1        3.0        --               3.0       --            3.0
                             -------      -------    -------     ------          -------    ------       -------
 Total assets...........     $ 466.7      $  23.9    $ 490.6     $ (4.7)         $ 485.9    $ 59.5       $ 545.4
                             =======      =======    =======     ======          =======    ======       =======
Liabilities and
 stockholders' equity
 (deficit):
Current liabilities:
 Current maturities of
  long-term debt and
  capital lease
  obligations...........     $  11.2      $   --     $  11.2     $  --           $  11.2       --        $  11.2
 Current portion of
  deferred interest rate
  swap income...........         0.9          --         0.9        --               0.9       --            0.9
 Current maturities of
  deferred notes
  payable...............         1.3          --         1.3        --               1.3       --            1.3
 Revolving credit
  facility..............         0.5          --         0.5       18.3 (a)         18.8       --           18.8
 Accounts payable.......        31.8          0.4       32.2       (0.4)(a)         31.8       --           31.8
 Accrued expenses.......        28.4          --        28.4        0.9 (a)         29.3                    29.3
 Income tax payable.....         1.2          --         1.2        --               1.2       --            1.2
 Liabilities subject to
  compromise under
  reorganization
  proceedings...........         --          95.1       95.1      (95.1)(a)           --       --            --
                             -------      -------    -------     ------          -------    ------       -------
 Total current
  liabilities...........        75.3         95.5      170.8      (76.3)            94.5       --           94.5
Long-term debt and
 capital lease
 obligations............       378.7          --       378.7        --             378.7     (57.2)(d)     321.5
Deferred interest rate
 swap income............         2.6          --         2.6        --               2.6       --            2.6
Deferred notes payable..         1.4          --         1.4        --               1.4       --            1.4
Deferred tax liability..        13.8          0.2       14.0       (0.2)(a)         13.8       --           13.8
Other...................         0.7          --         0.7        --               0.7       --            0.7
                             -------      -------    -------     ------          -------    ------       -------
 Total liabilities......       472.5         95.7      568.2      (76.5)           491.7     (57.2)        434.5
                             -------      -------    -------     ------          -------    ------       -------
Redeemable preferred
stock...................         --          40.1       40.1      (40.1)(c)          --        --            --
Warrants outstanding....         --           0.3        0.3       (0.3)(c)          --        --            --
Stockholders' equity
 (deficit):
 Common stock...........         0.4          1.2        1.6       (1.2)(c)          0.4       --            0.4
 Additional paid-in-
  capital and other.....       345.3         (0.8)     344.5        0.8 (c)        345.3     120.0 (d)     465.3
 Accumulated deficit....      (351.5)      (112.6)    (464.1)     112.6 (c)       (351.5)     (2.1)(e)    (354.8)
                                                                                              (1.2)(g)
                             -------      -------    -------     ------          -------    ------       -------
 Total stockholders'
  equity (deficit)......        (5.8)      (112.2)    (118.0)     112.2             (5.8)    116.7         110.9
                             -------      -------    -------     ------          -------    ------       -------
                             $ 466.7      $  23.9    $ 490.6     $ (4.7)         $ 485.9    $ 59.5       $ 545.4
                             =======      =======    =======     ======          =======    ======       =======

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

                                   DDi CORP.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                        (In millions, except share data)

(a) Under purchase accounting, the total Automata purchase price will be allocated to the acquired assets and assumed liabilities based on their relative fair values as of the closing date of the Automata transaction. We have undertaken a study to determine the allocation of the total purchase price to the various assets acquired and the liabilities assumed. Accordingly, the final allocations could be different from the amounts reflected herein, and such differences may be significant. The purchase price of $19.8 represents the cash consideration and estimated fees and expenses, of which $1.5 was deposited into escrow and recorded as a prepaid expense prior to June 30, 2000. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the Automata acquisition had occurred on June 30, 2000 are as follows:

   Purchase Price:
     Cash consideration................................................ $ 19.5
     Estimated fees and expenses.......................................    0.3
                                                                        ------
                                                                        $ 19.8
                                                                        ======
   Allocation of Purchase Price:
     Automata net liabilities (excluding cash and cash equivalents, amounts due from the U.K. administrative receiver, redeemable preferred stock and warrants outstanding) at June 30, 2000....... $(78.3)
     Excluded liabilities..............................................   95.7
     Assumed liabilities for employee benefits and warranty............   (0.9)
     Estimated goodwill from the Automata acquisition..................    3.3
                                                                        ------
                                                                        $ 19.8
                                                                        ======

(b) Represents the elimination of the amounts due from the administrative receiver of Automata's U.K. subsidiaries. In accordance with the asset purchase agreement, any amounts recovered from the liquidation of the U.K. subsidiaries are excluded assets, as defined.

(c) Reflects the elimination of Automata's historical stockholders' equity balances in connection with purchase accounting.

(d) Reflects our sale of 4,608,121 shares of common stock generating gross proceeds of $128.5 and the use of the net proceeds of $120.0, net of the underwriting discount and the offering expenses totaling $8.5:
 . to repay the DDi Intermediate senior discount notes with an accreted value of $21.8 (including $0.9 of cash remaining as of June 30, 2000 to repay the additional accretion on the notes through October 16, 2000);
 .  to redeem or repurchase a portion of the DDi Capital senior discount notes
   (including $1.3 of cash remaining as of June 30, 2000 to repay the additional accretion on the notes through October 16, 2000);
 . to pay estimated prepayment premiums of $3.5 related to the DDi Intermediate senior discount notes and the senior credit facility amendment fee of $0.5; and
 . $56.6 for general corporate purposes, including potential acquisitions and debt repayment.

   We have assumed for purposes of this presentation that we will repurchase $36.7 of our DDi Capital senior discount notes at the accreted value on October 16, 2000. However, we may not repurchase all of these notes on October 16, 2000 and may not be able to repurchase these notes at the accreted value. See "Use of Proceeds" and "Description of Indebtedness."

(e) Reflects the estimated prepayment premiums of $3.5, before $1.4 of related income tax benefit (at a 40% effective tax rate), on the DDi Intermediate senior discount notes resulting from the repayment of the debt in connection with this offering. Amounts will differ based on the closing date of this offering.

(f) Reflects the $0.5 payment of the senior credit facility amendment fee.

(g) Represents the write-off of $2.0 in capitalized debt issuance costs, before $0.8 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.2 in connection with the paydown of outstanding debt in connection with this offering. Amounts will differ based on the closing date of this offering.

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FISCAL YEAR ENDED DECEMBER 31, 1999
                       (In millions, except share data)

                                                               MCM
                     DDi Year     Initial       DDi Pro    Electronics                 MCM       DDi & MCM   Automata
                      Ended       Public         Forma     Year Ended   DDi & MCM  Electronics  Electronics Year Ended
                   December 31,  Offering     December 31,  March 31,  Electronics Acquisition   Pro Forma  October 2,
                       1999     Adjustments       1999      2000 (a)    Combined   Adjustments   Combined      1999
                   ------------ -----------   ------------ ----------- ----------- -----------  ----------- ----------
Net sales........     $292.5      $   --         $292.5       $59.5      $352.0       $ --        $352.0      $ 83.6
Cost of goods
sold.............      202.4          --          202.4        42.5       244.9         --         244.9        80.6
                      ------      -------        ------       -----      ------       -----       ------      ------
 Gross profit....       90.1          --           90.1        17.0       107.1         --         107.1         3.0
Operating
expenses:
 Sales and
 marketing.......       23.6         (1.1)(b)      22.5         1.7        24.2         --          24.2         4.0
 General and
 administrative..       15.3          --           15.3         8.8        24.1         --          24.1         6.5
 Amortization of
 intangibles.....       22.3          --           22.3         1.6        23.9         1.7 (e)     25.6         0.8
 Restructuring
 and other
 related
 charges.........        7.0          --            7.0         --          7.0         --           7.0        18.4
                      ------      -------        ------       -----      ------       -----       ------      ------
Net income (loss)
from continuing
operations.......       21.9          1.1          23.0         4.9        27.9        (1.7)        26.2       (26.7)
Interest expense
(net)............       46.7        (10.8)(c)      35.9         4.2        40.1        (1.7)(f)     38.4         8.5
                      ------      -------        ------       -----      ------       -----       ------      ------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............      (24.8)        11.9         (12.9)        0.7       (12.2)        --         (12.2)      (35.2)
Income tax
benefit
(expense)........        7.4         (4.8)(d)       2.6        (0.8)        1.8        (0.5)(g)      1.3         0.9
                      ------      -------        ------       -----      ------       -----       ------      ------
Net income (loss)
from continuing
operations before
extraordinary
loss.............     $(17.4)     $   7.1        $(10.3)      $(0.1)     $(10.4)      $(0.5)      $(10.9)     $(34.3)
                      ======      =======        ======       =====      ======       =====       ======      ======
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):
Pro forma weighted average number
of shares of common and common
equivalent stock outstanding (in
thousands) (basic and diluted):
                                                            Post
                                                          Offering
                    Automata          Pro                   Pro
                   Acquisition       Forma    Offering     Forma
                   Adjustments      Combined Adjustments  Combined
                   ---------------- -------- ------------ ---------
Net sales........    $(26.2)(h)      $409.4     $ --      $ 409.4
Cost of goods
sold.............     (25.1)(h)       300.4       --        300.4
                   ---------------- -------- ------------ ---------
 Gross profit....      (1.1)          109.0       --        109.0
Operating
expenses:
 Sales and
 marketing.......      (1.1)(h)        27.1       --         27.1
 General and
 administrative..      (2.9)(h)        27.7       --         27.7
 Amortization of
 intangibles.....      (0.8)(h)        25.8       --         25.8
                        0.2 (i)
 Restructuring
 and other
 related
 charges.........     (15.1)(h)        10.3       --         10.3
                   ---------------- -------- ------------ ---------
Net income (loss)
from continuing
operations.......      18.6            18.1       --         18.1
Interest expense
(net)............      (2.0)(h)(j)     39.8      (5.5)(l)    34.3
                       (5.1)(j)
                   ---------------- -------- ------------ ---------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............      25.7           (21.7)      5.5       (16.2)
Income tax
benefit
(expense)........       0.2 (h)         5.9      (2.2)(m)     3.7
                        3.5 (k)
                   ---------------- -------- ------------ ---------
Net income (loss)
from continuing
operations before
extraordinary
loss.............    $ 29.4          $(15.8)    $ 3.3     $ (12.5)
                   ================ ======== ============ =========
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):                                                  $(0.29)
                                                          =========
Pro forma weighted average number
of shares of common and common
equivalent stock outstanding (in
thousands) (basic and diluted):                            43,516
                                                          =========

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 1999
                       (In millions, except share data)

                                                        MCM
                      DDi                           Electronics                                        Automata
                   Six Months   Initial    DDi Pro   Six Months                  MCM       DDi & MCM  Six Months
                     Ended      Public      Forma    Ended June   DDi & MCM  Electronics  Electronics Ended July  Automata
                    June 30,   Offering    June 30,     30,      Electronics Acquisition   Pro Forma   3, 1999   Acquisition
                      1999    Adjustments    1999   1999 (1) (a)  Combined   Adjustments   Combined      (2)     Adjustments
                   ---------- -----------  -------- ------------ ----------- -----------  ----------- ---------- -----------
Net sales........    $130.9      $--        $130.9     $30.1       $161.0       $ --        $161.0      $ 42.0     $(13.9)(h)
Cost of goods
sold.............      92.4       --          92.4      21.9        114.3         --         114.3        42.0      (13.3)(h)
                     ------      ----       ------     -----       ------       -----       ------      ------     ------
 Gross profit....      38.5       --          38.5       8.2         46.7         --          46.7         --        (0.6)
Operating
expenses:
 Sales and
 marketing.......      10.1      (0.6)(b)      9.5       0.6         10.1         --          10.1         2.4       (0.5)(h)
 General and
 administrative..       7.1       --           7.1       4.0         11.1         --          11.1         3.4       (1.4)(h)
 Amortization of
 intangibles.....      11.8       --          11.8       0.8         12.6         0.9 (e)     13.5         0.4       (0.4)(h)
                                                                                                                      0.1 (i)
 Restructuring
 and other
 related
 charges.........       --        --           --        7.1          7.1         --           7.1         3.6       (0.3)(h)
                     ------      ----       ------     -----       ------       -----       ------      ------     ------
Net income (loss)
from continuing
operations.......       9.5       0.6         10.1      (4.3)         5.8        (0.9)         4.9        (9.8)       1.9
Interest expense
(net)............      23.3      (5.4)(c)     17.9       2.3         20.2        (0.9)(f)     19.3         3.7       (1.1)(h)(j)
                                                                                                                     (1.8)(j)
                     ------      ----       ------     -----       ------       -----       ------      ------     ------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............     (13.8)      6.0         (7.8)     (6.6)       (14.4)        --         (14.4)      (13.5)       4.8
Income tax
benefit
(expense)........       3.6      (2.4)(d)      1.2       1.0          2.2        (0.3)(g)      1.9         0.4        3.1 (k)
                     ------      ----       ------     -----       ------       -----       ------      ------     ------
Net income (loss)
from continuing
operations before
extraordinary
loss.............    $(10.2)     $3.6       $ (6.6)    $(5.6)      $(12.2)      $(0.3)      $(12.5)     $(13.1)    $  7.9
                     ======      ====       ======     =====       ======       =====       ======      ======     ======
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):
Pro forma weighted average number
of shares of common and
common equivalent stock
outstanding (in thousands) (basic
and diluted):
                                           Post
                                         Offering
                     Pro                   Pro
                    Forma    Offering     Forma
                   Combined Adjustments  Combined
                   -------- ------------ ---------
Net sales........   $189.1     $--       $ 189.1
Cost of goods
sold.............    143.0      --         143.0
                   -------- ------------ ---------
 Gross profit....     46.1      --          46.1
Operating
expenses:
 Sales and
 marketing.......     12.0      --          12.0
 General and
 administrative..     13.1      --          13.1
 Amortization of
 intangibles.....     13.6      --          13.6
 Restructuring
 and other
 related
 charges.........     10.4      --          10.4
                   -------- ------------ ---------
Net income (loss)
from continuing
operations.......     (3.0)     --          (3.0)
Interest expense
(net)............     20.1     (2.6)(l)     17.5
                   -------- ------------ ---------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............    (23.1)     2.6        (20.5)
Income tax
benefit
(expense)........      5.4     (1.0)(m)      4.4
                   -------- ------------ ---------
Net income (loss)
from continuing
operations before
extraordinary
loss.............   $(17.7)    $1.6      $ (16.1)
                   ======== ============ =========
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):                                $ (0.37)
                                         =========
Pro forma weighted average number
of shares of common and
common equivalent stock
outstanding (in thousands) (basic
and diluted):                             43,081
                                         =========

----
(1) Represents the period from January 1, 1999 through June 30, 1999. Included in this period is the three-month period beginning April 1, 1999 and ending June 30, 1999 (MCM Electronics first fiscal quarter). This three-month period is also included in MCM Electronic's year ended March 31, 2000 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.
(2) Represents the period from January 1, 1999 through July 3, 1999. This six-month period (Automata's second and third fiscal quarters) is also included in Automata's year ended October 2, 1999 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        SIX MONTHS ENDED JUNE 30, 2000
                       (In millions, except share data)

                                                        MCM                                           Automata
                      DDi                           Electronics                                         Six
                   Six Months   Initial    DDi Pro   January 1,                  MCM       DDi & MCM   Months
                     Ended      Public      Forma   2000 Through  DDi & MCM  Electronics  Electronics  Ended    Automata
                    June 30,   Offering    June 30,  April 14,   Electronics Acquisition   Pro Forma  July 1,  Acquisition
                      2000    Adjustments    2000   2000 (1) (a)  Combined   Adjustments   Combined     2000   Adjustments
                   ---------- -----------  -------- ------------ ----------- -----------  ----------- -------- -----------
Net sales........    $176.8      $--        $176.8     $20.8       $197.6       $ --        $197.6     $30.6      $(4.7)(h)
Cost of goods
sold.............     115.5       --         115.5      15.3        130.8         --         130.8      29.8       (4.3)(h)
                     ------      ----       ------     -----       ------       -----       ------     -----      -----
 Gross profit....      61.3       --          61.3       5.5         66.8         --          66.8       0.8       (0.4)
Operating
expenses:
 Sales and
 marketing.......      14.8       --          14.8       0.3         15.1         --          15.1       2.3       (0.1)(h)
 General and
 administrative..      10.0       --          10.0       2.8         12.8         --          12.8       2.9       (0.6)(h)
 Amortization of
 intangibles.....      10.9       --          10.9       0.5         11.4         0.5 (e)     11.9       --         0.1 (i)
 Restructuring
 and other
 related
 charges.........       --        --           --        --           --          --           --        --         --
                     ------      ----       ------     -----       ------       -----       ------     -----      -----
Net income (loss)
from continuing
operations.......      25.6       --          25.6       1.9         27.5        (0.5)        27.0      (4.4)       0.2
Interest expense
(net)............      22.7      (3.2)(c)     19.5       1.1         20.6        (0.4)(f)     20.2       3.7       (0.2)(h)(j)
                                                                                                                   (2.7)(j)
                     ------      ----       ------     -----       ------       -----       ------     -----      -----
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............       2.9       3.2          6.1       0.8          6.9        (0.1)         6.8      (8.1)       3.1
Income tax
benefit
(expense)........      (2.5)     (1.3)(d)     (3.8)     (0.5)        (4.3)       (0.1)(g)     (4.4)      --         2.0 (k)
                     ------      ----       ------     -----       ------       -----       ------     -----      -----
Net income (loss)
from continuing
operations before
extraordinary
loss.............    $  0.4      $1.9       $  2.3     $ 0.3       $  2.6       $(0.2)      $  2.4     $(8.1)     $ 5.1
                     ======      ====       ======     =====       ======       =====       ======     =====      =====
Pro forma income
per share of
common and common
equivalent stock:
 Basic
 Diluted
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands):
 Basic
 Diluted
                                           Post
                                         Offering
                     Pro                   Pro
                    Forma    Offering     Forma
                   Combined Adjustments  Combined
                   -------- ------------ --------
Net sales........   $223.5     $--        $223.5
Cost of goods
sold.............    156.3      --         156.3
                   -------- ------------ --------
 Gross profit....     67.2      --          67.2
Operating
expenses:
 Sales and
 marketing.......     17.3      --          17.3
 General and
 administrative..     15.1      --          15.1
 Amortization of
 intangibles.....     12.0      --          12.0
 Restructuring
 and other
 related
 charges.........      --       --           --
                   -------- ------------ --------
Net income (loss)
from continuing
operations.......     22.8      --          22.8
Interest expense
(net)............     21.0     (3.2)(l)     17.8
                   -------- ------------ --------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............      1.8      3.2          5.0
Income tax
benefit
(expense)........     (2.4)    (1.3)(m)     (3.7)
                   -------- ------------ --------
Net income (loss)
from continuing
operations before
extraordinary
loss.............   $ (0.6)    $1.9       $  1.3
                   ======== ============ ========
Pro forma income
per share of
common and common
equivalent stock:
 Basic                                   $ 0.03
                                         ========
 Diluted                                 $ 0.03
                                         ========
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands):
 Basic                                    43,648
                                         ========
 Diluted                                  45,299
                                         ========

----
(1) Represents the period from January 1, 2000 through April 14, 2000. Included in this period is the three-month period beginning January 1, 2000 and ending March 31, 2000 (MCM Electronics fourth fiscal quarter). This three-month period is also included in MCM Electronics' year ended March 31, 2000 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    LATEST TWELVE MONTHS ENDED JUNE 30, 2000
                        (In millions, except share data)

                                                       MCM
                     DDi                           Electronics                                      Automata
                    Twelve                           July 1,                                         Twelve
                    Months    Initial       DDi       1999                     MCM       DDi & MCM   Months
                    Ended     Public     Pro Forma   Through    DDi & MCM  Electronics  Electronics  Ended    Automata
                   June 30,  Offering    June 30,   April 14,  Electronics Acquisition   Pro Forma  July 1,  Acquisition
                     2000   Adjustments    2000     2000 (a)    Combined   Adjustments   Combined     2000   Adjustments
                   -------- -----------  --------- ----------- ----------- -----------  ----------- -------- -----------
Net sales........   $338.4     $ --       $338.4      $48.7      $387.1       $ --        $387.1     $ 73.5    $(17.9)(h)
Cost of goods
sold.............    225.5       --        225.5       35.0       260.5         --         260.5       69.4     (16.1)(h)
                    ------     -----      ------      -----      ------       -----       ------     ------    ------
 Gross profit....    112.9       --        112.9       13.7       126.6         --         126.6        4.1      (1.8)
Operating
expenses:
 Sales and
 marketing.......     28.3      (0.5)(b)    27.8        1.3        29.1         --          29.1        4.0      (0.6)(h)
 General and
 administrative..     18.2       --         18.2        6.5        24.7         --          24.7        7.0      (2.7)(h)
 Amortization of
 intangibles.....     21.4       --         21.4        1.3        22.7         1.4 (e)     24.1        0.2      (0.2)(h)
                                                                                                                  0.2 (i)
 Restructuring
 and other
 related
 charges.........      7.0       --          7.0        --          7.0         --           7.0       14.8     (14.8)(h)
                    ------     -----      ------      -----      ------       -----       ------     ------    ------
Net income (loss)
from continuing
operations.......     38.0       0.5        38.5        4.6        43.1        (1.4)        41.7      (21.9)     16.3
Interest expense
(net)............     46.1      (8.6)(c)    37.5        3.0        40.5        (1.2)(f)     39.3        8.8      (1.3)(h)(j)
                                                                                                                 (5.9)(j)
                    ------     -----      ------      -----      ------       -----       ------     ------    ------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............     (8.1)      9.1         1.0        1.6         2.6        (0.2)         2.4      (30.7)     23.5
Income tax
benefit
(expense)........      1.3      (3.7)(d)    (2.4)      (1.0)       (3.4)       (0.4)(g)     (3.8)       0.4       0.2 (h)
                                                                                                                  2.5 (k)
                    ------     -----      ------      -----      ------       -----       ------     ------    ------
Net income (loss)
from continuing
operations before
extraordinary
loss.............   $ (6.8)    $ 5.4      $ (1.4)     $ 0.6      $ (0.8)      $(0.6)      $ (1.4)    $(30.3)   $ 26.2
                    ======     =====      ======      =====      ======       =====       ======     ======    ======
Pro forma loss per share of
common and common
equivalent stock (basic and
diluted):
Pro forma weighted average
number of shares of common
and common equivalent stock
outstanding (in thousands)
(basic and diluted):
                                               Post
                                             Offering
                                               Pro
                    Pro Forma    Offering     Forma
                   Combined (n) Adjustments  Combined
                   ------------ ------------ --------
Net sales........     $442.7       $ --       $442.7
Cost of goods
sold.............      313.8         --        313.8
                   ------------ ------------ --------
 Gross profit....      128.9         --        128.9
Operating
expenses:
 Sales and
 marketing.......       32.5         --         32.5
 General and
 administrative..       29.0         --         29.0
 Amortization of
 intangibles.....       24.3         --         24.3
 Restructuring
 and other
 related
 charges.........        7.0         --          7.0
                   ------------ ------------ --------
Net income (loss)
from continuing
operations.......       36.1         --         36.1
Interest expense
(net)............       40.9        (6.1)(l)    34.8
                   ------------ ------------ --------
Net income (loss)
from continuing
operations before
provision for
income taxes and
extraordinary
loss.............       (4.8)        6.1         1.3
Income tax
benefit
(expense)........       (0.7)       (2.5)(m)    (3.2)
                   ------------ ------------ --------
Net income (loss)
from continuing
operations before
extraordinary
loss.............     $ (5.5)      $ 3.6      $ (1.9)
                   ============ ============ ========
Pro forma loss per share of
common and common
equivalent stock (basic and
diluted):                                     $(0.04)
                                             ========
Pro forma weighted average
number of shares of common
and common equivalent stock
outstanding (in thousands)
(basic and diluted):                          43,383
                                             ========

----
(1) Represents the period from July 1, 1999 through April 14, 2000. Included in this period is the nine-month period beginning on July 1, 1999 and ending March 31, 2000 (MCM Electronics' second, third and fourth quarters). This nine-month period is also included in MCM Electronics' year ended March 31, 2000 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.
(2) Represents the period from July 4, 1999 through July 1, 2000. Included in this period is the three-month period beginning July 4, 1999 and ending October 2, 1999 (Automata's fourth fiscal quarter). This three-month period is also included in Automata's year ended October 2, 1999 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In millions)

(a) Represents historical MCM Electronics financial data for each respective period after the following:

 .  conversion from U.K. GAAP to U.S. GAAP;

 . conversion to U.S. dollars utilizing an average monthly exchange rate of $1.6114 to (Pounds)1.00;

 .  pro forma interest and related tax benefit recorded to reflect MCM
   Electronics' management-led buyout of Symonds Limited as if it had occurred as of January 1, 1999; and

 . pro forma elimination of seller advisory costs related to the management-led buyout of Symonds Limited as if it had occurred as of January 1, 1999.

   MCM Electronics (the successor) completed a management-led buyout on July 5, 1999 of Symonds Limited (the predecessor). The periods ended prior to June 30, 1999 (as a proxy for the period ended July 5, 1999), as presented below, represent the operations as presented by the predecessor. All periods ended post June 30, 1999 represent the operations as presented by the successor.

   The following table reconciles MCM Electronics' net income (loss) in accordance with U.K. GAAP to U.S. GAAP.

                                Predecessor                               Successor                           Combined
                         --------------------------  -----------------------------------------------------  ------------
                         Three Months   Six Months   Nine Months   Three Months    April 1,    January 1,
                            Ended         Ended         Ended          Ended        Through     Through      Year Ended
                           June 30,      June 30,     March 31,      March 31,     April 14,   April 14,     March 31,
                             1999          1999          2000          2000          2000         2000          2000
                         ------------  ------------  ------------  -------------  ----------- ------------  ------------
Net income (loss) in
 accordance with U.K.
 GAAP..................  (Pounds) 0.2  (Pounds)(5.9) (Pounds)(0.8) (Pounds) (0.8) (Pounds)0.1 (Pounds)(0.7) (Pounds)(0.6)
Discontinued
 operations:
 Operating loss from
  discontinued
  operations...........           --            0.8           --             --           --           --            --
Loss on disposal of a
 business..............           --            2.4           --             --           --           --            --
                         ------------  ------------  ------------  -------------  ----------- ------------  ------------
Net income (loss) from
 continuing operations
 in accordance with
 U.K. GAAP.............  (Pounds) 0.2  (Pounds)(2.7) (Pounds)(0.8) (Pounds) (0.8) (Pounds)0.1 (Pounds)(0.7) (Pounds)(0.6)
U.S. GAAP adjustments:
 Amortization of
  goodwill.............          (0.2)         (0.3)          --             --           --           --           (0.2)
 Provision for
  termination
 of a business.........          (0.6)          --            --             --           --           --           (0.6)
 Interest expense......           --            --            1.4            1.1          --           1.1           1.4
 Tax expense...........           0.2           --           (0.3)          (0.2)         --          (0.2)         (0.1)
                         ------------  ------------  ------------  -------------  ----------- ------------  ------------
Net income (loss) from
 continuing operations
 in accordance with
 U.S. GAAP.............  (Pounds)(0.4) (Pounds)(3.0) (Pounds) 0.3  (Pounds)  0.1  (Pounds)0.1 (Pounds) 0.2  (Pounds)(0.1)
Pro forma interest
 related to management
 buyout (net of income
 tax)..................          (0.5)         (1.0)          --             --           --           --           (0.5)
Pro forma elimination
 of seller advisory
 costs related to the
 management-led
 buyout................           0.5           0.5           --             --           --           --            0.5
                         ------------  ------------  ------------  -------------  ----------- ------------  ------------
                         (Pounds)(0.4) (Pounds)(3.5) (Pounds) 0.3  (Pounds)  0.1  (Pounds)0.1 (Pounds) 0.2  (Pounds)(0.1)
Foreign currency
 exchange rate:                1.6114        1.6114        1.6114         1.6114       1.6114       1.6114        1.6114
                         ------------  ------------  ------------  -------------  ----------- ------------  ------------
Net income (loss) from
 continuing operations
 in accordance with
 U.S. GAAP.............  $       (0.6) $       (5.6) $        0.5  $         0.2  $       0.1 $        0.3  $       (0.1)
                         ============  ============  ============  =============  =========== ============  ============

(b) Represents the elimination of management fees incurred in connection with our management agreement with Bain Capital, which was terminated in connection with the initial public offering.

(c) Reflects the decrease in interest expense in connection with the use of net proceeds from our initial public offering to repay outstanding debt as follows:

                                             Six Months Six Months Latest Twelve
                                 Year Ended    Ended      Ended    Months Ended
                                December 31,  June 30,   June 30,    June 30,
                                    1999        1999     2000 (1)    2000 (2)
                                ------------ ---------- ---------- -------------
   DDi historical interest
    expense...................     $ 46.7      $23.3      $22.7        $46.1
   Initial Public Offering:
     Elimination of
      approximately 40% of the
      historical interest on
      the Dynamic Details
      senior credit facility..       (7.6)      (3.7)      (2.2)        (6.1)
     Elimination of
      approximately 50% of the
      historical interest on
      the DDi Intermediate
      senior discount notes...       (2.7)      (1.4)      (0.8)        (2.1)
     Elimination of
      amortization of debt
      issuance costs..........       (0.5)      (0.3)      (0.2)        (0.4)
                                   ------      -----      -----        -----
   Net decrease in historical
    interest expense from the
    initial public offering...      (10.8)      (5.4)      (3.2)        (8.6)
                                   ------      -----      -----        -----
   Pro forma interest expense
    after the initial public
    offering..................     $ 35.9      $17.9      $19.5        $37.5
                                   ======      =====      =====        =====

--------
  (1) Represents pro forma interest expense adjustment for the period from January 1, 2000 through April 14, 2000, the date of our initial public offering.
  (2) Represents pro forma interest expense adjustment for the period from July 1, 1999 through April 14, 2000, the date of our initial public offering.

(d) Represents the income tax adjustment required to result in a pro forma income tax provision based on our historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein at an estimated 40% effective tax rate.

(e) Represents the amortization of the goodwill resulting from the excess of the purchase price over the net book value of MCM Electronics, less the amortization of goodwill originating from the MCM Electronics management-led buyout, calculated as though the MCM Electronics acquisition occurred on January 1, 1999. Goodwill is being amortized over twenty years. Under purchase accounting, the total purchase price will be allocated to the acquired assets and assumed liabilities of MCM Electronics based on their relative fair values as of the closing date of the MCM Electronics acquisition. We are in the process of evaluating MCM Electronics' intangible assets to finalize the allocation of the total purchase price. Accordingly, the final allocations and resulting increases in amortization expense will be different from the amounts reflected herein and such differences may be significant.

(f) Reflects the decrease in interest expense in connection with the use of the initial public offering proceeds to repay the MCM Electronics' investor loans as follows:

                                                 Six Months January 1,  July 1,
                                      Year Ended   Ended     Through    Through
                                      March 31,   June 30,  April 14,  April 14,
                                         2000       1999       2000      2000
                                      ---------- ---------- ---------- ---------
   Pro forma interest expense after
    the initial public offering.....    $35.9      $17.9      $19.5      $37.5
   MCM Electronics' interest expense
    additions:
     MCM Electronics' historical
      interest expense..............      3.1        0.2        1.1        3.0
     MCM Electronics' pro forma
      interest expense related to
      the management buyout.........      1.1        2.1        --         --
                                        -----      -----      -----      -----
                                          4.2        2.3        1.1        3.0
   MCM Electronics' acquisition
    adjustments:
     Elimination of historical
      interest expense on MCM
      Electronics' investor loans...     (1.3)       --        (0.4)      (1.2)
     Elimination of pro forma
      interest expense on the MCM
      Electronics' investor loans...     (0.4)      (0.9)       --         --
                                        -----      -----      -----      -----
                                         (1.7)      (0.9)      (0.4)      (1.2)
                                        -----      -----      -----      -----
   Pro forma interest expense after
    the initial public offering and
    acquisition of MCM Electronics..    $38.4      $19.3      $20.2      $39.3
                                        =====      =====      =====      =====

(g) Represents the income tax adjustment required to result in a pro forma income tax provision based on the MCM Electronics' historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein at an estimated 30% effective tax rate as adjusted to exclude the adjustments to goodwill resulting from the MCM Electronics transaction, which amounts are not deductible for income tax purposes.

(h) On August 4, 2000, we completed the acquisition of substantially all of the U.S. assets of Automata. We purchased these assets in a sale approved by the United States Bankruptcy Court for the District of Delaware following Automata's petition under Chapter 11 filed in June 2000. As part of the asset purchase agreement, the stock of Automata's subsidiaries located in the United Kingdom was excluded from the transaction. The pro forma adjustment represents the exclusion of the revenues and expenses generated by these subsidiaries.

(i) Represents the amortization of the goodwill resulting from the excess of the purchase price over the net book value of Automata. Goodwill is being amortized over twenty years. Under purchase accounting, the total purchase price will be allocated to the acquired assets and assumed liabilities of Automata based on their relative fair values as of the closing date of the Automata acquisition. We are in the process of evaluating its intangible assets to finalize the allocation of the total purchase price. Accordingly, the final allocations and resulting increases in amortization expense could be different from the amounts reflected herein and such differences may be significant.

(j) Reflects the net decrease in interest expense in connection with the acquisition of Automata as follows:


                               Year Ended Six Months Six Months Latest Twelve
                               October 2, Ended July Ended July Months Ended
                                  1999     3, 1999    1, 2000   July 1, 2000
                               ---------- ---------- ---------- -------------
   Pro forma interest expense
    after the initial public
    offering and the MCM
    Electronics' acquisition..   $38.4      $19.3      $20.2        $39.3
   Automata historical
    interest expense, net.....     8.5        3.7        3.7          8.8
   Automata acquisition
    adjustments:
     Elimination of Automata
      historical interest
      expense related to the
      UK operations...........    (2.0)      (1.1)      (0.2)        (1.3)
     Elimination of Automata
      historical interest
      expense related to the
      US operations...........    (6.7)      (2.6)      (3.5)        (7.5)
     Increase in pro forma
      interest related to the
      $18.3 increase in the
      Dynamic Details
      revolving credit
      facility (8.64% annual
      interest) ..............     1.6        0.8        0.8          1.6
                                 -----      -----      -----        -----
   Net decrease in interest
    expense...................    (7.1)      (2.9)      (2.9)        (7.2)
                                 -----      -----      -----        -----
   Pro forma interest expense
    after the initial public
    offering, the MCM
    Electronics' acquisition
    and the Automata
    acquisition...............   $39.8      $20.1      $21.0        $40.9
                                 =====      =====      =====        =====

(k) Represents the income tax adjustment required to result in a pro forma income tax provision based on Automata's historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein to arrive at our estimated 40% effective tax rate.

(l) Reflects the decrease in interest expense in connection with the amendment of the senior credit facility and the use of net proceeds from this offering to repay outstanding debt as follows:

                                            Six Months Six Months
                                Year Ended    Ended      Ended    Latest Twelve
                               December 31,  June 30,   June 30,  Months Ended
                                   1999        1999       2000    June 30, 2000
                               ------------ ---------- ---------- -------------
   Pro forma interest expense
    after the initial public
    offering, the MCM
    Electronics' acquisition,
    and the Automata
    acquisition .............     $39.8       $20.1      $21.0        $40.9
   Increase in pro forma
    interest and amortization
    of debt issuance costs
    related to the amendment
    of the senior credit
    facility.................       0.9         0.4        0.4          0.9
   This offering:
     Elimination of a portion
      of historical interest
      on the DDi Capital
      senior discount notes..      (3.8)       (1.9)      (2.2)        (4.1)
     Elimination of the
      remaining historical
      interest on the DDi
      Intermediate senior
      discount notes.........      (2.5)       (1.1)      (1.4)        (2.8)
     Elimination of
      amortization of debt
      issuance costs.........      (0.1)        --         --          (0.1)
                                  -----       -----      -----        -----
   Net decrease in historical
    interest expense from
    this offering, net of the
    increase resulting from
    the amendment to the
    senior credit facility...      (5.5)       (2.6)      (3.2)        (6.1)
                                  -----       -----      -----        -----
   Pro forma interest expense
    after the initial public
    offering, the MCM
    Electronics' acquisition,
    the Automata acquisition,
    the senior credit
    facility amendment, and
    this offering............     $34.3       $17.5      $17.8        $34.8
                                  =====       =====      =====        =====

   We have assumed for purposes of this presentation that we will repurchase $36.7 of our DDi Capital senior discount notes at the accreted value on October 16, 2000. However, we may not purchase all of these notes on October 16, 2000 and may not be able to repurchase these notes at the accreted value on the open market. See "Use of Proceeds" and "Description of Indebtedness."

(m) Represents the income tax adjustment required to result in a pro forma income tax provision based on our historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein at an estimated 40% effective tax rate.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

   The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the historical consolidated balance sheet data as of December 31, 1998 and 1999 were derived from the historical consolidated financial statements that were audited by PricewaterhouseCoopers LLP, whose report appears elsewhere in this prospectus. The selected historical financial data as of June 30, 2000 and for the six-month periods ended June 30, 1999 and 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for such periods. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

                                                                                        Six Months Ended
                                         Year Ended December 31,                            June 30,
                          ----------------------------------------------------------  ----------------------
                             1995        1996        1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                (in millions, except share data)
Consolidated Statement
 of Operations Data:
Net sales...............  $     59.4  $     67.5  $     78.8  $    174.9  $    292.5  $    130.9  $    176.8
Cost of goods sold......        25.2        30.5        38.7       119.6       202.4        92.4       115.5
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Gross profit............        34.2        37.0        40.1        55.3        90.1        38.5        61.3
Operating expenses:
  Sales and marketing...         5.3         6.0         7.3        12.8        23.6        10.1        14.8
  General and
   administration.......         1.8         1.9         2.1         8.4        15.3         7.1        10.0
  Amortization of
   intangibles..........         --          --          --         10.9        22.3        11.8        10.9
  Restructuring and
   related charges(a)...         --          --          --          --          7.0         --          --
  Stock compensation and
   related bonuses(b)...         --          --         31.3         --          --          --          --
  Compensation to the
   former CEO...........         0.4         1.1         2.1         --          --          --          --
  Write-off of acquired
   in-process research
   and development(c)...         --          --          --         39.0         --          --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................        26.7        28.0        (2.7)      (15.8)       21.9         9.5        25.6
Interest expense, net...         0.3         9.4        25.2        37.4        46.7        23.3        22.7
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 taxes and extraordinary
 loss...................        26.4        18.6       (27.9)      (53.2)      (24.8)      (13.8)        2.9
Income tax benefit
 (expense)..............        (0.4)       (6.2)       10.9         3.5         7.4         3.6        (2.5)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary loss.....        26.0        12.4       (17.0)      (49.7)      (17.4)      (10.2)        0.4
Extraordinary loss......         --          --         (1.6)       (2.4)        --          --         (2.5)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $     26.0  $     12.4  $    (18.6) $    (52.1) $    (17.4) $    (10.2) $     (2.1)
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net loss allocable to
 common stock...........         --          --   $    (19.7) $    (58.4) $    (31.5) $    (17.1) $     (6.5)
Net loss per share of
 common stock (basic and
 diluted)...............         --          --   $    (3.71) $    (7.68) $    (3.21) $    (1.75) $    (0.29)
Weighted average shares
 outstanding (basic and
 diluted)...............         --          --    5,299,600   7,607,024   9,831,042   9,774,179  22,197,156
Net income per common
 share (basic)(d).......  $    1,699  $    1,254         --          --          --          --          --
Net income per common
 share (diluted)(d).....  $    1,699  $    1,228         --          --          --          --          --
Weighted average shares
 outstanding
 (basic)(d).............  15,300,000   9,854,000         --          --          --          --          --
Weighted average shares
 outstanding
 (diluted)(d)...........  15,300,000  10,059,000         --          --          --          --          --
Other Financial Data:
Depreciation............  $      1.1  $      2.0  $      2.6  $      9.2  $     14.4  $      7.1  $      8.5
Amortization of deferred
 financing costs........         --          0.8         1.4         1.8         2.1         1.0         1.0
Capital expenditures....         2.9        10.2         6.6        18.0        18.2         8.1        10.7
Supplemental Data:
Adjusted EBITDA(e)......  $     28.2  $     31.2  $     33.3  $     44.1  $     66.7  $     29.0  $     45.5
Net cash from operating
 activities.............        26.1        12.2         9.1        16.7        24.8        13.4        11.8
Net cash used in
 investing activities...        (2.9)       (3.6)      (44.9)     (194.8)      (18.6)       (8.3)      (12.9)
Net cash from (used in)
 financing activities...       (26.4)       (8.9)       41.1       174.9        (7.7)       (3.6)        5.1

                                              December 31,                  June 30,
                                  ----------------------------------------  --------
                                  1995    1996    1997     1998     1999      2000
Consolidated Balance Sheet Data:  -----  ------  -------  -------  -------  --------
Cash and cash equivalents...      $ 0.5  $  0.2  $   5.4  $   2.1  $   0.6   $  4.1
Working capital.............       (2.3)   (3.5)    23.6     15.3     19.1     35.0
Total assets................       13.1    27.5    108.9    365.0    354.3    466.7
Total debt, including
 current maturities.........        2.0    94.1    273.5    466.9    476.7    390.4
Stockholders' equity
 (deficit)..................        2.5   (72.7)  (191.2)  (169.8)  (187.1)    (5.8)

--------
(a) The 1999 restructuring and related charges represent the charge recorded in December 1999 in connection with our announced consolidation of our Colorado operations into our Texas facility and the closure of our Colorado facility. The charge consists of $4.5 for severance and other exit costs and $2.5 related to the impairment of net property, plant and equipment.
(b) Represents the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
(c) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(d) Given the changes in our capital structure in connection with our recapitalization in 1997, historical earnings per share of common stock for the years ended December 31, 1995 and 1996 are not comparable to subsequent years.
(e) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                                   Six Months
                                             Year Ended               Ended
                                            December 31,            June 30,
                                    ------------------------------ -----------
                                    1995  1996  1997   1998  1999  1999  2000
                                    ----- ----- -----  ----- ----- ----- -----
                                                  (in millions)
   EBITDA.......................... $27.8 $30.1 $(0.1) $43.3 $58.6 $28.4 $45.0
   Former CEO compensation(1) .....   0.4   1.1   2.1    --    --    --    --
   Management fee(2)...............   --    --    --     --    1.1   0.6   --
   Executive severance(3)..........   --    --    --     0.8   --    --    --
   Stock compensation and
    bonuses(4).....................   --    --   31.3    --    --    --    --
   Restructuring and related
    charges(5).....................   --    --    --     --    7.0   --    0.5
                                    ----- ----- -----  ----- ----- ----- -----
   Adjusted EBITDA................. $28.2 $31.2 $33.3  $44.1 $66.7 $29.0 $45.5
                                    ===== ===== =====  ===== ===== ===== =====

  --------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in October 1997.
  (2) Reflects elimination of the Bain management fee incurred under our Bain management agreement, which was terminated in connection with our initial public offering.
  (3) Reflects one-time severance payments to two of our executives who were terminated as a result of redundancies created by the DCI merger.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
  (5) Reflects elimination of the charges recorded for the consolidation and closure of our Colorado facility. See note (a) above. The charge of $0.5 incurred in the six months ended June 30, 2000 was recorded in cost of goods sold.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the "Selected Consolidated Financial and Other Data" section of this prospectus and our Consolidated Financial Statements and notes to those statements included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

   We provide technologically advanced, time-critical electronics design, development and manufacturing services to original equipment manufacturers and other electronics manufacturing service providers. Operating through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, we target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design.

   Time-critical. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales for the year ended December 31, 1999 were generated from services delivered in 10 days or less.

   Technologically advanced. Approximately 50% of our net sales during the same period involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are complex as a result of the incorporation of technologically advanced features.

   Growth rate. Our net sales have grown at a compound annual growth rate of 72% from $34.8 million for the six months ended June 30, 1997 to $176.8 million for the six months ended June 30, 2000, inclusive of the growth attributable to the acquisition of Colorado Springs Circuits, Inc., or NTI, in 1997, the merger with Dynamic Circuits, Inc., or DCI, in 1998 and the acquisition of MCM Electronics in 2000. Prices for our products and services are predominantly a function of delivery time, complexity and overall market demand. In 1999 our average price per printed circuit board panel increased from the levels achieved in 1998 assuming the DCI merger had occurred on January 1, 1998. Since December 31, 1999, our average price per printed circuit board panel has increased by 27%.

   Due to our use of debt to finance recapitalizations, the acquisition of NTI and the merger with DCI, our net interest expense has increased from 1995 to 1999. Our net interest expense decreased slightly due to the repayment of a portion of our indebtedness using the net proceeds of our initial public offering in April 2000. Beginning in 1998, our results of operations have also been impacted by the amortization of intangibles resulting from the NTI acquisition and the DCI merger. In 1999, our net loss of $17.4 million reflected $46.7 million of net interest expense, $22.3 million of amortization of intangibles and a $7.0 million charge related to the Colorado consolidation. For the six months ended June 30, 2000, our income before extraordinary loss of $0.4 million reflected $22.7 million of net interest expense and $10.9 million of amortization of intangibles. See "Unaudited Pro Forma Consolidated Financial Data."

   We recognize revenue upon shipment or, in the case of services, at the time the service is performed. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements.

   From time to time, we engage in discussions concerning prospective acquisitions.

Company History and Significant Transactions

   Our predecessor corporation was organized in 1978. In 1991, we installed new management, headed by Bruce D. McMaster, and began to focus primarily on time-critical electronics manufacturing services.

 Recapitalization

   In October 1997, we were recapitalized by investors led by Bain Capital, Celerity Partners and Chase Capital Partners, which collectively invested $62.4 million. After completing the recapitalization, investment funds associated with these entities owned stock representing approximately 72.5% of our fully-diluted equity; and our management owned stock and options representing approximately 27.5% of our fully-diluted equity.

   In connection with the recapitalization, we incurred the following nonrecurring charges:

  .  fees and interest charges on bridge loans (aggregating $14.5 million);

  . $31.3 million for the accelerated vesting of variable employee stock options and related bonuses;

  . $2.7 million for the early extinguishment of long-term debt, before income taxes; and

  .  $1.2 million for the buyout of our former CEO's employment contract.

 Colorado Facility (formerly NTI)

   In December 1997, we acquired Colorado Springs Circuits, Inc., or NTI, for approximately $38.9 million. NTI manufactured printed circuit boards requiring lead times of twenty days or more for original equipment manufacturers. At that time, the acquisition provided us with additional capacity and access to new customers.

   We accounted for the NTI acquisition under the purchase method of accounting and recorded approximately $27 million in goodwill (which is being amortized over a period of 25 years).

   We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility. By combining our Texas and Colorado operations, we eliminated lower-margin product lines and decreased our overhead costs, and we have gained efficiency through better capacity utilization and streamlined management. We completed the consolidation of the operations on March 31, 2000.

 DCI Merger

   On July 23, 1998, we merged with Dynamic Circuits, Inc., or DCI, for an aggregate consideration paid to DCI stockholders of approximately $250 million. A portion of the consideration was paid in cash, and the balance of the consideration (approximately $73 million) was paid through the issuance of our capital stock.

   DCI provided design and manufacturing services relating to complex printed circuit boards, backpanel assemblies and electromechanical interconnect devices with operations in California, Texas, Georgia and Massachusetts. It was led by Charles D. Dimick, who became our Chairman following the merger. DCI experienced a growth in net sales of more than 67% during 1997, and its net sales for the six months ended June 30, 1998 were more than double its net sales for the six months ended June 30, 1997.

   We accounted for the DCI merger under the purchase method of accounting and recorded approximately $120 million in goodwill (which is being amortized over 20 years), approximately $60 million of identifiable intangible assets (which are being amortized over their estimated useful lives of 10 years, using an accelerated method of amortization, reflecting the relative contribution of each developed technology in periods following the acquisition date), and approximately $21 million and $4 million, respectively, of intangible assets associated with DCI's customer relationships and tradenames and assembled workforce assets (which are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively). We also identified $39 million of acquired in-process research and development investments, which we expensed in the fourth quarter ended December 31, 1998.

   Since the DCI merger we have continued to invest in the development of the various in-process research and development technologies that existed at DCI at the time of the merger. We believe that our research and development efforts are reasonably consistent with DCI's plans at the time of the merger, given the inherent uncertainties involved in estimating the technological hurdles of developing next-generation technologies. Approximately 70% of the $2.1 million planned total cost to complete the projects had been incurred as of December 31, 1999. This investment has enabled us to market products incorporating some of the technologies included in DCI's plan. No significant adjustments have been made in the economic assumptions or expectations on which we based our merger decision.

 Initial Public Offering

   On April 14, 2000, we completed the initial public offering of our common stock. We used net proceeds of approximately $156.6 million to repay a portion of our debt and finance a portion of the MCM Electronics acquisition.

 MCM Electronics Acquisition

   On April 14, 2000, we acquired MCM Electronics Limited, headquartered in the United Kingdom, for total consideration of approximately $84 million in our common stock and cash, including repayment of some of MCM Electronics' debt and the assumption of the remainder of its debt. MCM Electronics, which has been combined with our other European operations and renamed DDi Europe Limited, focuses on the technologically advanced, time-critical segment of the electronics manufacturing industry. See "Unaudited Pro Forma Consolidated Financial Data."

   We accounted for the MCM Electronics acquisition under the purchase method of accounting. The total purchase price will be allocated to the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition. We are in the process of evaluating MCM Electronics' intangible assets to finalize the allocation of the total purchase price. We intend to allocate a portion of the purchase price to acquired in-process research and development, developed technologies, customer relationships/tradenames and assembled workforce. These intangibles will be amortized over their estimated useful lives. The residual value will be allocated to goodwill and will be amortized over its estimated useful life of 20 years.

   Based upon the status of our valuation efforts, a final valuation of the intangible assets has not been reflected in the accompanying consolidated financial statements. The excess of the purchase price over the fair value of MCM Electronics' tangible net assets is currently reflected as goodwill and is being amortized over its estimated useful life of 20 years.

 Automata Acquisition

   On August 4, 2000, we acquired substantially all the U.S. assets of Automata International, Inc., a Virginia-based complex printed circuit boards manufacturer, for approximately $19.5 million in cash, net of fees and expenses. For the twelve months ended July 1, 2000, these assets generated revenues of $55.6 million and an operating loss of $5.4 million. The acquisition provides additional capacity for high density, high layer count printed circuit boards and gives us a significant presence on the east coast. Since completing the acquisition, we have successfully increased average selling prices and have streamlined its operations to increase yields from approximately 50% to almost 90% per panel. In addition, we have shifted products from our other facilities to the 100,000 square foot Virginia facility to increase volume and free up capacity at our other facilities. As a result of the immediate success we have experienced in integrating the operations, we believe that this facility has significant profit potential and expect it to positively contribute to our earnings in the third quarter of 2000.

   Under purchase accounting, the total purchase price will be allocated to the acquired assets on Automata based on their relative fair values as of the closing date. See "Prospectus Summary--Recent Developments" and "Unaudited Pro Forma Consolidated Financial Data."

Acquisition of Golden Manufacturing

   On September 15, 2000, we acquired substantially all of the assets of Golden Manufacturing, Inc., a Texas-based manufacturer of engineered metal enclosures and value-added assembly services to communications and electronics original equipment manufacturers, for approximately $14.9 million in cash, net of fees and expenses. For the twelve months ended December 31, 1999, on an unaudited basis, these assets generated approximately $13.5 million in revenues and an operating profit of $0.4 million. The acquisition, which provides us with over 70,000 square feet of production capacity, will complement our existing Texas facilities by providing metal enclosure assembly capabilities for our customers.

Results of Operations

   The following table sets forth income statement data expressed as a percentage of net sales for the periods indicated:

                                                              Six Months
                              Year Ended December 31,       Ended June 30,
                              ---------------------------   -----------------
                               1997      1998      1999      1999      2000
                              -------   -------   -------   -------   -------
Net sales....................   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %
Cost of goods sold...........    49.1      68.4      69.2      70.6      65.3
                              -------   -------   -------   -------   -------
Gross profit.................    50.9      31.6      30.8      29.4      34.7
Operating expenses:
  Sales and marketing........     9.2       7.3       8.1       7.7       8.4
  General and
   administration............     2.7       4.8       5.2       5.4       5.6
  Amortization of
   intangibles...............     --        6.2       7.6       9.0       6.2
  Restructuring and related
   charges...................     --        --        2.4       --        --
  Stock compensation and
   related bonuses...........    39.7       --        --        --        --
  Compensation to the former
   CEO.......................     2.7       --        --        --        --
  Write-off of acquired in-
   process research and
   development...............     --       22.3       --        --        --
                              -------   -------   -------   -------   -------
Operating income (loss)......    (3.4)     (9.0)      7.5       7.3      14.5
Interest expense (net).......    32.0      21.4      16.0      17.8      12.8
                              -------   -------   -------   -------   -------
Income (loss) before income
 taxes and extraordinary
 loss........................   (35.4)    (30.4)     (8.5)    (10.5)      1.7
Income tax benefit
 (expense)...................    13.8       2.0       2.5       2.7      (1.4)
Extraordinary loss, net of
 income tax benefit..........    (2.0)     (1.4)      --        --       (1.4)
                              -------   -------   -------   -------   -------
Net loss.....................   (23.6)%   (29.8)%    (6.0)%    (7.8)%    (1.1)%
                              =======   =======   =======   =======   =======

Six Months Ended June 30, 2000 Compared to the Six Months Ended June 30, 1999

   Net sales increased $45.9 million (35%) to $176.8 million for the six months ended June 30, 2000, from $130.9 million for the same period in 1999. Of this increase, $31.3 million resulted from the production of more complex and larger panels, which increased the average sales price per panel. The balance resulted from the acquisition of MCM Electronics in April 2000. On a pro forma basis giving effect to the MCM Electronics acquisition as if it had occurred on January 1, 1999, our sales increased $36.6 million (23%) for the six months ended June 30, 2000 from $161.0 million in the same period in 1999.

   Gross profit increased $22.8 million (59%) to $61.3 million for the six months ended June 30, 2000, from $38.5 million for the same period in 1999. The increase resulted from the acquisition of MCM Electronics, which contributed $4.5 million to the increase. The balance resulted from the higher level of sales and an improvement in manufacturing yields in our pre-production operations.

   Sales and marketing expenses increased $4.7 million (47%) to $14.8 million for the six months ended June 30, 2000, from $10.1 million for the same time period in 1999. The increase is due to the inclusion of MCM Electronics' results for part of the period ($0.4 million), the growth in our sales force to accomodate existing and anticipated near-term increases in customer demand and related variable expenses due to our increased sales volume.

   General and administrative expenses increased $2.9 million (41%) to $10.0 million for the six months ended June 30, 2000, from $7.1 million for the same period in 1999. The increase in expenses is attributable to the inclusion of MCM Electronics' expenses ($1.3 million), higher staffing costs and other back-office expenditures to support our growth, offset by the elimination of management fees in connection with the termination of a management agreement at the time of our initial public offering.

   Amortization of intangibles decreased $0.9 million (8%) to $10.9 million for the six months ended June 30, 2000, from $11.8 million for the same period in 1999. The decrease is due to the use of accelerated amortization methods with regard to certain identifiable intangibles ($1.7 million), partially offset by amortization attributable to the acquisition of MCM Electronics ($0.8 million).

   Net interest expense decreased $0.6 million to $22.7 million for the six months ended June 30, 2000, from $23.3 million for the same period in 1999. The decrease is due to the repayment of a portion of our subsidiaries' indebtedness in connection with our initial public offering in April 2000, offset by increased interest expenses due to the assumption of debt in connection with the acquisition of MCM Electronics, the impact of discount accretion on the DDi Capital senior discount notes and an increase in interest rates applicable to the Dynamic Details senior credit facility.

   Income taxes increased $6.1 million to $2.5 million for the sixth months ended June 30, 2000, from a tax benefit of $3.6 million for the same period in 1999. The increase reflects a higher level of taxable income earned in the first half of 2000 and the acquisition of MCM Electronics, which generated $0.8 million in tax expense for the six months ended June 30, 2000. Provisions for income taxes are based upon our expected effective tax rate in the respective fiscal year.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   Net sales increased $117.6 million (67%) to $292.5 million in 1999, from $174.9 million in 1998. Of this increase, $31.0 million resulted from internal sales growth. The balance resulted from the inclusion in 1999 of a full year of DCI sales. Sales growth accelerated in the second half of 1999 as our production of more complex and larger panels increased average sales price per panel. On a pro forma basis giving effect to the DCI merger, net sales increased by over 25% for the six months ended December 31, 1999 as compared to the corresponding six months in 1998.

   Gross profit increased $34.8 million (63%) to $90.1 million in 1999, from $55.3 million in 1998. The increase resulted from the merger with DCI, which contributed $32.8 million to the increase. Partially offsetting this increase was a $0.6 million gross loss in our Colorado facility in 1999 due to a decrease in panel production in that operation, compared to a $1.6 million gross profit in that facility in 1998. We announced our plan to close the Colorado facility in December 1999. See "--Company History and Significant Transactions--Colorado Facility (formerly NTI)." We experienced increased pricing pressure early in the first quarter of 1999, with increased competition following the slowdown in Asian markets in late 1998. Pricing stabilized late in the first quarter of 1999 and has recovered strongly through the remainder of 1999.

   Sales and marketing expenses increased $10.8 million (84%) to $23.6 million in 1999, from $12.8 million in 1998. The increase is due to the inclusion of DCI's results for the full year ended December 31, 1999 (approximately $5.9 million), growth in our sales force to accommodate existing and anticipated near-term increases in customer demand (approximately $3.5 million), and an increase in commissions and other variable expenses relating to our increased sales volume (approximately $1.4 million).

   General and administration expenses increased $6.9 million (82%) to $15.3 million in 1999, from $8.4 million in 1998. The increase is due to the inclusion of DCI's results for the full year ended December 31, 1999 (approximately $4.9 million), an increase in staffing and other back-office expenditures to support growth in our design operations and the company as a whole (approximately $1.7 million) and an increase in fees under the management agreement with an affiliate of Bain Capital, Inc. (approximately $1.1 million). Partially offsetting these increases was a non-recurring charge of approximately $0.8 million recorded in 1998, representing severance-related costs for executives terminated as a result of the DCI merger.

   Amortization of intangibles increased $11.4 million (105%) to $22.3 million in 1999, from $10.9 million in 1998. The merger with DCI accounts for $11.2 million of this increase.

   Restructuring and related charges were $7.0 million in 1999, representing one-time costs incurred in connection with our decision to close our Colorado facility. These charges consist of $4.5 million for severance and other exit costs and $2.5 million of costs related to the impairment of net property, plant and equipment. See Note 15 to our consolidated financial statements for further information about these charges.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge. There was no comparable expense in 1999.

   Net interest expense increased $9.3 million (25%) to $46.7 million, from $37.4 million in 1998. The increase in net interest expense is attributable to the increased level of borrowings in connection with the merger with DCI.

   The income tax benefit was $7.4 million in 1999, as compared to a benefit of $3.5 million in 1998. The difference between the effective tax rate and the statutory federal tax rate of 35% is attributable to the acquired in-process research and development charge recorded in 1998 and goodwill amortization in each period. As these expenses are non-deductible, no related income tax benefit is recorded. Due to the consolidation of our Colorado and Texas operations and the closure of our Colorado facility in December 1999, we believe that a portion of our Colorado net operating loss carryforwards may not be realized. Accordingly, a valuation allowance was established in 1999 for deferred income tax benefits related to these carryforwards. See Note 12 to our consolidated financial statements for a reconciliation of the tax benefit recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to the loss before income taxes and for additional information relating to our Colorado net operating loss carryforwards.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

   Net sales increased $96.1 million (122%) to $174.9 million in 1998 from $78.8 million in 1997. The facilities that we and our predecessors operated achieved internal sales growth of approximately $8 million, caused by a 13% increase in the average panel selling price realized at our Anaheim facility which was driven by a demand for higher layer count and more technologically advanced printed circuit boards; and growth in volume of units shipped attributable to increased demand from contract manufacturing customers. The balance of the sales growth resulted from the acquisition of NTI and the merger with DCI.

   Gross profit increased $15.2 million (38%) to $55.3 million in 1998 from $40.1 million in 1997. The increase resulted from the acquisition of NTI and the merger with DCI, which added $1.6 million and $14.2 million, respectively, to gross profit. Partially offsetting these increases were costs of $0.7 million incurred in 1998 related to our newly formed design centers. The decline in gross profit as a percent of net sales to 32% in 1998 from 51% in 1997 resulted from the acquisition of the pre-production and assembly facilities attributable to the DCI merger and NTI acquisition. NTI historically had lower margins than our other operations.

   Sales and marketing expenses increased $5.5 million (75%) to $12.8 million in 1998, from $7.3 million in 1997. The increase is due to the acquisition of NTI and the merger with DCI, which added $1.4 million and $4.2 million, respectively, to sales and marketing expenses. Such increases reflect the inclusion of NTI's results for the full year ended December 31, 1998 and DCI's results following the date of the DCI merger.

   General and administration expenses increased $6.3 million (300%) to $8.4 million in 1998, from $2.1 million in 1997. The increase is due to the acquisition of NTI and the merger with DCI, which added $1.9 million and $3.9 million, respectively, to general and administration expenses. Included in these increases is approximately $0.8 million accrued in 1998 for severance-related costs for certain employees of these divisions. Such increases reflect the inclusion of NTI's results for the full year ended December 31, 1998 and DCI's results following the date of the DCI merger.

   Amortization of intangibles of $10.9 million in 1998 resulted from the acquisition of NTI in December 1997 and the merger with DCI in July 1998. The amortization of goodwill from the acquisition of NTI in 1997 was immaterial.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge.

   Interest expense (net) increased $12.2 million (48%) to $37.4 million in 1998, from $25.2 million in 1997. The increase in interest expense was due to an increase in the level of borrowings in connection with the recapitalization, the acquisition of NTI and the merger with DCI.

   The income tax benefit was $3.5 million in 1998 as compared to a benefit of $10.9 million in 1997. In 1998, the difference between the effective tax rate and the statutory federal income tax rate of 35% is attributable to the non-deductible acquired in-process research and development charge, for which no income tax benefit is recorded. See Note 12 to our consolidated financial statements for a reconciliation of the tax provision (benefit) recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to income (loss) before income taxes.

   In both 1998 and 1997, we recorded losses on the early extinguishment of debt resulting from the write-off of unamortized debt issue costs. The early extinguishment of debt in 1997 resulted from the recapitalization and the NTI acquisition. The extinguishment in 1998 resulted from the DCI merger. These losses are presented as extraordinary losses, net of related income tax benefit.

Quarterly Financial Information

   The following table presents selected quarterly financial information for each of the ten quarters ended June 30, 2000. This information is unaudited but, in our opinion, reflects all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this information in accordance with generally accepted accounting principles. These quarterly results are not necessarily indicative of future results.

                                                             Three Months Ended
                         -------------------------------------------------------------------------------------------
                         Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30,
                           1998     1998     1998      1998     1999     1999     1999      1999     2000     2000
                         -------- -------- --------- -------- -------- -------- --------- -------- -------- --------
                                                                (in millions)
Net sales...............  $28.3    $26.3     $61.2    $59.1    $59.2    $71.7     $82.9    $78.7    $75.3    $101.5
Cost of goods sold......   16.4     16.1      41.6     45.5     42.0     50.4      57.4     52.6     49.0      66.5
                          -----    -----     -----    -----    -----    -----     -----    -----    -----    ------
Gross profit............  $11.9    $10.2     $19.6    $13.6    $17.2    $21.3     $25.5    $26.1    $26.3    $ 35.0
                          =====    =====     =====    =====    =====    =====     =====    =====    =====    ======

   The quarterly financial information is presented on an actual historical basis, not on a pro forma basis for the DCI merger, which closed on July 23, 1998, or the MCM Electronics acquisition, which closed on April 14, 2000. The decline in net sales and gross profit in the three months ended December 31, 1998 compared with the previous three months is the result of a decrease in average sales price per printed circuit board panel resulting from a decline in international demand caused by the Asian financial crisis in the second half of 1998. The decline in net sales for the three months ended December 31, 1999 compared to the three months ended September 30, 1999 is the result of seasonality and a slowdown in purchase orders related to concerns about the Year 2000 issue. Gross profit in the same period increased due to an increase in the average price per panel.

Liquidity and Capital Resources

   As of June 30, 2000, cash and cash equivalents were $4.1 million, compared to $0.6 million as of December 31, 1999. Our principal sources of liquidity are cash provided by operations and borrowings under various debt agreements. Our principal uses of cash have been to finance mergers and acquisitions, meet debt service requirements, and finance capital expenditures. We anticipate that these uses, including acquisition opportunities currently under review, will continue to be our principal uses of cash in the future.

   Net cash provided by operating activities for the years ended December 31, 1999, 1998 and 1997 was $24.8 million, $16.7 million and $9.1 million, respectively. Net cash provided by operating activities for the six months ended June 30, 2000 and 1999 was $11.8 million and $13.4 million, respectively. Fluctuations in net cash provided by operating activities are attributable to increases and decreases in our net income before non-cash charges and normal fluctuations in working capital. In 1997, however, net cash provided by operating activities was reduced by a $10.0 million cash bonus paid as part of the stock compensation expenses incurred in connection with a recapitalization.

   Net cash used in investing activities for the years ended December 31, 1999, 1998 and 1997 was $18.6 million, $194.8 million and $44.9 million, respectively. Net cash used in investing activities for the six months ended June 30, 2000 and 1999 was $12.9 million and $8.3 million, respectively. These activities consist of capital expenditures in each period and cash of $38.9 million used in the acquisition of NTI in 1987, $178.7 million used in the merger with DCI in 1998 and $2.3 million used in the acquisition of MCM Electronics (see Note 14 to our consolidated financial statements).

   Our capital expenditures were $18.2 million, $18.0 million and $6.6 million in 1999, 1998 and 1997, respectively and $10.7 million and $8.1 million for the six months ended June 30, 2000 and 1999, respectively. Of these amounts, approximately $2.1 million and $0.6 million were incurred in 1998 and 1997, respectively, under capital lease obligations. We anticipate capital expenditures for 2000 will be consistent with 1999 levels.

   Net cash provided by (used in) financing activities for the years ended December 31, 1999, 1998 and 1997 was $(7.7) million, $174.9 million and $41.1 million, respectively. Net cash provided by (used in) financing activities for the six months ended June 30, 2000 and 1999 was $5.1 million and $(3.6) million. Our principal financing activities in 1999 included payments of debt, capital lease and note obligations and the generation of net proceeds from the restructuring of our interest rate exchange agreements (see Note 8 to our consolidated financial statements). Our principal financing activities in 1998 included repayment of existing debt facilities and borrowings on new debt facilities in connection with the merger with DCI. Our principal financing activities in 1997 included increased borrowings, distributions to shareholders and shareholder transactions in connection with a recapitalization.

   As of June 30, 2000, we had long-term borrowings of approximately $378.7 million. Our principal U.S. operating subsidiary, Dynamic Details Incorporated, has a $45.0 million revolving credit facility. As of September 30, 2000, we had borrowings of $9.5 million outstanding under the revolving credit facility and had $0.7 million reserved against the facility for a letter of credit.
The minimum principal payment obligation under the Dynamic Details senior credit facility is $1.9 million for 2000. No other debt instruments require minimum principal repayments during such period. We intend to use the proceeds of this offering to repay some of our debt. An amendment to the terms of the Dynamic Details senior credit facility will become effective upon the closing of this offering in order to permit the use of proceeds of this offering.

   The Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes, the DDi Capital senior discount notes, the DDi Intermediate senior discount notes and the DDi Europe Facilities Agreement are described below in "Description of Indebtedness."

   Based on our current level of operations, we believe that cash generated from operations, available cash and amounts available under our senior credit facility will be adequate to meet the debt service requirements, capital expenditures and working capital needs of our current operations for at least the next twelve months, although no assurance can be given in this regard. We will require additional financing if we decide to consummate additional acquisitions. We are highly leveraged and our future operating performance and ability to service or refinance the Dynamic Details senior subordinated notes and to extend or refinance the Dynamic Details senior credit facility or the DDi Europe Facilities Agreement will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Quantitative and Qualitative Disclosure Relating to Market Risks

 Interest Rate Risk

   The Dynamic Details senior credit facility bears interest at a floating rate; our Dynamic Details senior subordinated notes, DDi Capital senior discount notes and DDi Intermediate senior discount notes bear interest at fixed rates. We reduce our exposure to interest rate risks through swap agreements. In June 1999, we terminated our then existing interest rate swap agreements and entered into replacement agreements. At that time, we realized $5.6 million from the termination of the existing swap agreements (which will be amortized through January 2002 as a reduction to interest expense) and $0.5 million from entering into the new agreements (which will be amortized though April 2005 as a reduction to interest expense). In conjunction with this offering, we intend to evaluate our interest rate exposure from our remaining debt and will modify the terms of our interest rate exchange agreements to ensure they remain an effective cash flow hedge for our variable rate debt.

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest applied to a notional amount equal to the principal balance of the term facility portion of the Dynamic Details senior credit facility for the period June 30, 1999 through December 31, 2001. During this period, our maximum annual rate is 5.65% for a given month through December 31, 2000 and is 5.75% for a given month from January 1, 2001 through December 31, 2001, unless one-month LIBOR for that month equals or exceeds 7.00%, in which case we pay 7.00% for that month. From January 1, 2002 through the scheduled maturity of the senior term facility in 2005, we pay a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the senior term facility during that period. The term loan facility portion of the Dynamic Details senior credit facility bears interest based on one-month LIBOR. As of June 30, 2000, one-month LIBOR was 6.64%. If one-month LIBOR increased by 10% to 7.30%, interest expense related to the term loan facility portion would increase by approximately $1.0 million over the twelve months ending June 30, 2001. Since the increased rate would exceed 7.00%, that increase in interest expense would be offset by approximately $0.4 million in payments we would be entitled to receive under the Dynamic Details swap agreement.

   The Dynamic Details revolving credit facility bears interest at 2.00% per annum plus the applicable LIBOR or 1.25% per annum plus the federal reserve reported overnight funds rate plus 0.5% per annum. An amendment of the terms of the Dynamic Details senior credit facility will become effective upon the closing of this offering. After the completion of this offering, the Dynamic Details revolving credit facility will bear interest at 2.25% per annum plus the applicable LIBOR or 1.25% per annum plus the federal reserve reported overnight funds rate plus 0.5% per annum. As of September 30, 2000, we had an outstanding balance of $9.5 million under our Dynamic Details revolving credit facility. Based upon our anticipated utilization of our revolving credit facility through the year ending December 31, 2000, a 10% change in interest rates as of June 30, 2000 is not expected to materially affect our interest expense to be incurred on this facility.

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest equal to 6.92% applied to fixed amounts of debt under the DDi Europe swap agreement through September 2002. As of June 30, 2000, the swap covers approximately 80% of the outstanding debt under the DDi Europe facilities agreement. If we were to borrow the full amount available on the DDi Europe facilities agreement, the fixed amounts of debt per the swap agreement would cover approximately 70% of the outstanding debt. The DDi Europe facilities agreement bears interest based on three-month LIBOR. As of June 30, 2000, three-month LIBOR was 6.77%. If three-month LIBOR increased by 10% to 7.45%, interest expense related to the term loan facility would increase by approximately $0.2 million. That increase in interest expense, however, would be offset by approximately $0.1 million in payments we would be entitled to receive under the DDi Europe swap agreement.

   A change in interest rates would not have an effect on the interest expense to be incurred on the Dynamic Details senior subordinated notes, DDi Capital senior discount notes or the DDi Intermediate senior discount notes because each of these instruments bears a fixed rate of interest.

 Foreign Currency Exchange Risk

   With our acquisition of MCM Electronics, we now have operations in the United Kingdom. The sales and expenses and financial results of those operations are denominated in British pounds. We have foreign currency translation risk equal to our net investment in those operations. However, since nearly all of our sales are denominated in each operation's local currency, we have relatively little exposure to foreign currency transaction risk with respect to sales made. Therefore, the effect of an immediate 10% change in exchange rates would not have an impact on our operating results over the 12 month period ending June 30, 2001. We do not use forward exchange contracts to hedge exposures to foreign currency denominated transactions and do not utilize any other derivative financial instruments for trading or speculative purposes.

 Impact of Inflation

   We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

 Risks Associated with Intangible Assets

   As of June 30, 2000, our consolidated balance sheet reflected $265.2 million of intangible assets, a substantial portion of our total assets at such date. The intangible assets consist of goodwill and other identifiable intangibles relating to our recent merger and our recent acquisition. The balances of these intangible assets may increase in future periods, principally from the consummation of further acquisitions. Amortization of these additional intangibles would, in turn, have a negative impact on earnings. In addition, we continuously evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets, which could have a material adverse effect on our results during the periods in which such a reduction is recognized. There can be no assurance that we will not be required to write down intangible assets in future periods.

Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required. Through December 31, 1999, we have no elements which give rise to reporting comprehensive income. For the six months ended June 30, 2000, we reported comprehensive loss which consisted of net loss plus foreign currency translation adjustment of $1.2 million.

   In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required unless deemed impractical. This pronouncement has had no significant impact on our reporting practices since its adoption; and until such time that we diversify our operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require us to reflect the fair value of our derivative instruments (see Note 8 to our consolidated financial statements) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"),"Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. We believe that adopting SAB 101 will not have a material impact on our financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of Accounting Principal Board No. 25. This interpretation clarifies:

  . the definition of employee for purposes of applying Opinion 25, which deals with stock compensation issues;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and

  . the accounting for an exchange of stock compensation awards in a business combination

   This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. We believe that the adoption of FIN 44 will not have a material impact on our financial statement position or results of operations.

                                    BUSINESS

Overview

   We provide technologically advanced, time-critical electronics design, development and manufacturing services to original equipment manufacturers and other providers of electronics manufacturing services. Operating through our primary operating subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, we target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design.

   Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment. The technologically advanced, time-critical segment of the electronics manufacturing services industry in which we operate is characterized by rapid growth, high margins and significant customer diversity.

   Our predecessor corporation was established in 1978. In 1991, new management, led by our President and Chief Executive Officer, Bruce D. McMaster, began to focus primarily on the time-critical segment of the electronics manufacturing services industry. In January 1996, we were recapitalized by Chase Manhattan Capital, LLC and its affiliates. In October 1997, we were recapitalized again by investors led by Bain Capital, Inc., Celerity Partners, L.L.C. and Chase Capital Partners.

   In July 1998, we merged with Dynamic Circuits, Inc., or DCI. DCI, led by our current Chairman, Charles D. Dimick, was primarily a manufacturer of complex printed circuit boards and related components based in Silicon Valley and with additional facilities in Texas, Georgia and Massachusetts.

   On April 14, 2000, we closed our initial public offering and acquired MCM Electronics Limited, based in the United Kingdom. MCM Electronics has been combined with our other European operations and does business as DDi Europe Limited. On August 4, 2000, we acquired substantially all of the assets of Automata International, Inc., located in northern Virginia. On September 15, 2000, we acquired substantially all the assets of Golden Manufacturing, Inc., located in Garland, Texas. See "Prospectus Summary--Recent Developments."

Industry Background

   Electronics manufacturing services, or EMS, companies provide a range of services to electronics original equipment manufacturers, or OEMs. The EMS industry is growing rapidly, and industry revenues have increased from approximately $22 billion in 1993 to approximately $73 billion in 1999. Technology Forecasters, Inc. expects industry revenues to grow at approximately 20% annually to approximately $149 billion in 2003. Industry growth is fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. In 1999, approximately 19.5% of the cost of goods sold by electronics OEMs was attributable to components and products outsourced to EMS providers. Technology Forecasters expects this percentage to reach 33% by 2003.

   Electronics manufacturing services were historically labor-intensive functions outsourced by OEMs to obtain additional capacity during periods of high demand and initially consisted mainly of printed circuit board assembly. Early EMS providers acted essentially as subcontractors, providing production capacity on a transactional basis. With advances in process technology, EMS providers developed additional capabilities and were able both to improve quality and to reduce OEMs' costs. Over time, OEMs came to rely on EMS providers to perform a broader array of manufacturing services, including design and development activities. In recent years, EMS providers have expanded their range of services to encompass design, product development, packaging and distribution and overall supply chain management.

   By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service. Outsourcing allows OEMs to take advantage of the manufacturing expertise, advanced technology and capital investment of EMS providers, to achieve overall cost benefits and to enhance their competitive position by:

  .  reducing time to market and time to volume production;

  .  reducing operating costs and invested capital;

  .  improving supply chain management;

  .  focusing their resources on core competencies;

  .  accessing advanced manufacturing capabilities and process technologies;
     and

  .  improving access to global markets.

   We believe the fast-growing communications and networking equipment industries represent large and attractive markets for electronic manufacturing services. These industries are characterized by increasingly rapid product introductions driven by, among other factors, the demand for network infrastructure to handle increased voice and data traffic created by the Internet. Communications equipment manufacturers are at a relatively early stage of the outsourcing trend, and Technology Forecasters, Inc. predicts these manufacturers will increasingly utilize EMS providers, such as ourselves, for design, development and manufacturing services.

The DDi Customer Solution

   We engineer technologically advanced materials for our customers within extremely short turnaround times, which distinguishes us from traditional electronics manufacturing service providers and provides our customers with a competitive advantage in delivering their new products to market quickly. Our customers benefit from the following components of the DDi customer solution:

  . Time-critical Service. Based on industry data, we believe we are one of the largest providers of quick-turn complex printed circuit boards in the United States. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales in 1999 were generated from services delivered in 10 days or less.

  . Advanced Technology. Our focus on time-critical design, development and manufacturing services requires our engineers to remain on the cutting edge of electronics technology, and our customers benefit from the expertise we have developed as they seek to introduce new products. Approximately 50% of our net sales in 1999 involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are complex as a result of the incorporation of other technologically advanced features.

  . Proactive Sales Force. Our knowledgeable and innovative sales force, based in Silicon Valley, enables our current and prospective customers to understand and exploit the wide range of services provided by our facilities across the country. Our salespeople helped us achieve a net increase of approximately 100 customers during the six months ended June 30, 2000.

  . Relationships with Research and Development Personnel. In many cases, we have design engineers stationed on-site in our customers' product development divisions. As a result, we help our customers develop workable technical solutions to their concepts for next generation products.

  . Experienced and Incentivized Management. Our management team, led by Charles D. Dimick and Bruce D. McMaster, collectively has nearly 100 years of experience in the electronics manufacturing services industry. Assuming the over-allotment option is not exercised, our executive officers will beneficially own approximately 9% of our common stock outstanding after this offering.

   We believe that these attributes allow us to consistently meet and exceed our customers' expectations and that, as a result, we will continue to attract leading original equipment manufacturers and other providers of electronics manufacturing services as customers.

Our Strategy

   Our goal is to be the leading provider of technologically advanced, time-critical electronics manufacturing services. To achieve this goal, we will:

   Continue our Focus on the Fast-Growing Communications and Networking Equipment Industries. We focus our marketing efforts on the fast-growing communications and networking equipment industries, and target established original equipment manufacturers, emerging providers of next-generation technology and electronics manufacturing service providers serving these industries. The communications and networking equipment industries represented approximately 59% of our net sales for the six months ended June 30, 2000.

   Capitalize on our Strong Customer Relationships and Design Expertise to Participate in Future Product Introductions and Further Outsourcing
Programs. We have served established original equipment manufacturers for many years, through multiple product generations. We have positioned ourselves as a strategic partner in our customers' new product initiatives by focusing on direct relationships with our customers' research and development personnel. As a result, we have developed expertise and gained knowledge of our customers' new product design programs, all of which position us as a preferred service provider for future product generations.

   Strengthen our Technology and Process Management Leadership in the Time-Critical Segment of the Electronics Manufacturing Services Industry and Continue to Improve Quality and Delivery Times by Incorporating Emerging Technologies and Consistently Refining our Manufacturing Processes. We have consistently been among the earliest users of new developments in printed circuit board design, development and manufacturing and are continuously incorporating new technology into our manufacturing processes in order to further improve quality and reduce delivery times. Because we concentrate on cutting-edge methods, we have the ability to service emerging providers of next-generation technology. This ability allows us to build customer relationships with companies with the potential for significant growth and enables us to provide these cutting-edge methods to customers accustomed to more traditional methods. We have developed process management expertise over time and are continuously enhancing our ability to quickly adapt design and production facilities on demand to serve time-critical customer needs. We believe this expertise and ability position us as an industry leader in providing flexible and responsive technologically advanced, time-critical services.

   Leverage our Leadership in Quick-Turn Design and Manufacturing Services to Further Expand Our Assembly Operations and Other Value-Added Services. As a quick-turn design and manufacturing service provider, we gain early access to our customers' product development processes, giving us the opportunity to leverage the provision of our design services into providing other value-added services including assembly of printed circuit boards and other electronic components and total system assembly and integration of electronics products. We predominantly use these additional capabilities in our customers' new product development programs to enable them to further reduce their time to market and overall cost.

   Expand our International Presence to Better Serve the Needs of Customers Seeking to Outsource Their Worldwide Design and Manufacturing Activities. We serve a growing number of European customers from DDi Europe's four U.K. facilities. We have a European sales office based in London supporting our growing European sales effort. We believe that the European market offers significant growth opportunities as large electronics equipment manufacturers are increasing their global distribution and are seeking electronics manufacturing service providers with the ability to operate in multiple markets. We will continue to serve our Asian customers from our U.S. facilities.

   Pursue Selected Acquisition Opportunities, Including Asset Divestitures by Original Equipment Manufacturers. We have actively pursued acquisitions to enhance our service offerings, expand our geographic presence and increase our production capabilities. An increasing number of original equipment manufacturers are divesting their production capabilities as an integral part of their manufacturing strategy.

We have completed four acquisitions and a merger since 1997, including our recent acquisitions of MCM Electronics, Automata and Golden Manufacturing. We intend to continue to selectively pursue strategic acquisition opportunities, including asset divestitures by original equipment manufacturers, that we believe will complement our internal growth.

Our Services

   We provide a suite of value-added, integrated services, used by our customers predominantly in the development of new products, including:

   On-campus and In-the-field Design of Complex Printed Circuit Boards. We target our design and development engineering services primarily at the earliest stages of the new product development process. We provide design and engineering assistance early in new product development to ensure that both mechanical and electrical considerations are integrated into a cost-effective manufacturing solution. We design and develop printed circuit boards that meet or exceed established operating parameters for new products. In doing so, we often recommend and assist in implementing design changes to reduce manufacturing costs and lead times, increase manufacturing yields and improve the quality of the finished product.

   Printed circuit boards are the basic platforms used to interconnect electronic components and can be found in virtually all electronic products, including consumer electronics, computers and automotive, telecommunications, industrial, medical, military and aerospace equipment. Printed circuit boards used in consumer electronic products are generally less technologically sophisticated, employing lower layer counts and requiring less manufacturing sophistication than printed circuit boards used in high-end commercial equipment. Communications and networking equipment manufacturers require more complex multi-layer interconnections with advanced materials.

   Time-critical Development and Fabrication of Prototype Complex Printed Circuit Boards. Our time-critical, or quick-turn, services are used in the design, test and launch phases of new electronics product development and are generally delivered within 10 to 20 days or in as little as 24 hours. Larger volumes of printed circuit boards are needed as a product progresses past the testing, design and pre-production phases. The advanced design, development and manufacturing technologies we employ facilitate quick-turn production of complex, multi-layered printed circuit boards utilizing technologically-advanced methods. See "Technology, Development and Processes." Our ability to provide these services on a quick-turn and longer lead-time delivery basis involves working closely with customers from the initial design of new products through development and launch.

   Assembly of Printed Circuit Boards, Backpanels and Other Components of Electronics Products. We assemble printed circuit boards, backpanels, card cages and wire harnesses on a low volume, quick-turn basis. Backpanels are large printed circuit boards, and card cages and wire harnesses integrate wires with connectors and terminals to transmit electricity between two or more points. As the electronics industry has worked to increase component speed and performance, the design of these components has become more integrated. We have responded to this trend and provide these additional assembly services to complement our design and development capabilities.

   Assembly and Integration of Our Customers' Complete Systems and Products. We provide full system assembly services, predominantly for products in development by original equipment manufacturers. These services require logistical capabilities and supply chain management to rapidly acquire components, assemble prototype products, perform complex testing and deliver products to the customer.

Our Customers and Markets

   We believe that we have one of the broadest customer bases in the electronics manufacturing services industry. More than 1,400 original equipment manufacturers and electronics manufacturing services customers representing a wide range of end-user markets used our services in 1999. Since January 1, 2000 we have experienced a net increase of approximately 500 customers, including 400 customers added through our acquisition of MCM Electronics. Our customers principally consist of leading communications and networking equipment and computer companies, as well as medical, automotive, industrial and aerospace equipment manufacturers. During the six months ended June 30, 2000, sales to our largest customer, Alcatel, accounted for less than 9% of our net sales, and sales to our ten largest customers accounted for less than 39% of our net sales. We have been successful at retaining customers and have worked with our three largest customers since 1991.

   Approximately 80% of our net sales are made to original equipment manufacturers, and the remainder are to electronics manufacturing service providers. The following table shows, for the periods indicated, the percentage of our sales in each of the principal end-user markets we served for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 2000.

                                                 Year Ended
                                                December 31,      Six Months
                                               ----------------      Ended
End-User Markets                               1997  1998  1999  June 30, 2000
----------------                               ----  ----  ----  -------------
Communications and networking equipment.......  34%   53%   55%        59%
Computer and peripherals......................  45    24    21         25
Medical, automotive, industrial and test
 instruments..................................   6    11     9          4
Aerospace equipment...........................   6     3     2          2
Other.........................................   9     9    13         10
                                               ---   ---   ---        ---
  Total....................................... 100%  100%  100%       100%
                                               ===   ===   ===        ===

   The following table indicates, for the year ended December 31, 1999, our largest original equipment manufacturers, or OEMs, and electronics manufacturing services, or EMS, customers in terms of net sales, in alphabetical order, and the primary end products for which we provided our services.

OEM Customers              End Products
-------------              ------------
Alcatel................... Communications switching and transmission equipment, networking equipment
Ericsson.................. Communications equipment
IBM....................... Network servers
Intel..................... Personal computers
Marconi Communications.... Communications switching and transmission equipment, networking equipment
EMS Customers              End Products
-------------              ------------
Celestica................. Communications and computing equipment
Jabil..................... Communications and computing equipment
Solectron................. Communications and computing equipment

Technology, Development and Processes

   We maintain a strong commitment to research and development and focus our efforts on enhancing existing capabilities as well as developing new technologies. Our close involvement with our customers in the early stages of their product development positions us at the leading edge of technical innovation in the design of quick-turn and complex printed circuit boards. Our staff of approximately 300 experienced engineers, chemists and laboratory technicians works in conjunction with our sales staff to identify specific needs and develop innovative, high performance solutions to customer issues. This method of product development allows customers to augment their own internal development teams while providing us with the opportunity to gain an in-depth understanding of our customers' businesses and enabling us to better anticipate and serve their future needs.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. In recent years, the trend in the electronics equipment industry has been to increase speed and performance of components while at the same time reducing their size. This trend requires increasingly complex printed circuit boards with higher densities. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In the last two and one-half years we have made substantial investments in equipment and technology to meet these needs and maintain our competitive advantage.

   We believe the highly specialized equipment we use is among the most advanced in our industry. We provide a number of advanced technologies, including:

  . Laser Direct Imaging. Laser direct imaging is a new process that allows us to increase board density through the use of increasingly small and accurate laser technology.

  . Microvias. Microvias are small holes, or vias, generally created with lasers employing depth control rather than mechanical drills, through which printed circuit board layers are interconnected. Microvias generally have diameters between .001 and .005 inches.

  . Blind or Buried Vias. Blind or buried vias are small holes which interconnect inner layers of high layer-count printed circuit boards.

  . Ball Grid Arrays. A ball grid array is a method of mounting an integrated circuit or other component to a printed circuit board. Rather than using pins, also called leads, the component is attached with small balls of solder at each contact. This method allows for greater component density and is used in printed circuit boards with higher layer counts.

  . Flip Chips. Flip chips are structures that house circuits which are interconnected without leads. They are utilized to minimize printed circuit board surface area when compact packaging is required.

  . Multichip Module-Laminates. Multichip module-laminates are a type of printed circuit board design that allows for the placement of multiple integrated circuits or other components in a limited surface area.

  . Advanced Substrates. Advanced substrates are a recent generation of printed circuit board materials that enable the use of ball grid arrays, flip chips and multichip module laminates. They are used for products requiring high-frequency transmission and have thermal properties superior to standard materials.

   We are qualified under various industry standards, including Bellcore compliance for communications products and UL (Underwriters Laboratories) approval for electronics products. In addition, all of our production facilities are ISO-9002 certified. These certifications require that we meet standards related to management, production and quality control, among others.

Manufacturing

   We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, card cage and wire harness assemblies and full system assembly and integration that meet increasingly tight tolerances and specifications demanded by original equipment manufacturers. The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conducive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Our advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer-controlled laser drilling and routing, automated plating and process controls and achievement of controlled impedance.

   Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel.

   Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections, called blind or buried vias, between printed circuit board layers and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

   Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting. We have no patents for these proprietary techniques and rely primarily on trade secret protection.

   Accomplishing these operations in time-critical situations, as we do, requires the attention of highly-qualified personnel. Furthermore, our manufacturing systems are managed to maximize flexibility to accommodate widely varying projects for different customers with minimal or no turnover time. We seek to maximize the use of our production and manufacturing capacity through the efficient management of time-critical production schedules.

   We conduct our operations in several buildings that we own or lease. We believe our facilities are currently adequate for our operating needs. Our principal manufacturing facilities are as follows:

 Location                   Function                            Square Feet
 --------                   --------                            -----------
 Anaheim, California        Quick-turn printed circuit boards     125,000
 Milpitas, California       Quick-turn printed circuit boards      45,000
 Tewkesbury, England        Quick-turn printed circuit boards      30,000
 Sterling, Virginia         Quick-turn printed circuit boards     100,000
 Garland, Texas*            Longer lead-time printed circuit       86,000
                            boards
 Tolworth, England          Longer lead-time printed circuit       35,000
                            boards
 Milpitas, California       Design and assembly                    41,000
 Dallas, Texas              Assembly                               49,000
 Marlborough, Massachusetts Assembly                               32,500
 La Grange, Georgia         Assembly                               30,000
 Calne, England             Assembly                               70,000
 Hoddesdon, England         Assembly                               22,000
 Garland, Texas             Assembly                               70,000
                                                                  -------
                                                                  735,500

* We own this facility. All other facilities are leased.

Sales and Marketing

   Our marketing strategy focuses on developing close working relationships with our customers early in the design phase and throughout the lifecycle of the product. Accordingly, our senior management personnel and engineering staff advise customers with respect to applicable technology, manufacturing feasibility of designs and cost implications through on-line computer technical support and direct customer communication. We have focused our marketing efforts on developing long-term relationships with research and development personnel at key customers in high-growth segments of the electronics equipment industry.

   We employ a targeted sales effort to help optimize our market share at the customer level. In order to establish individual salesperson accountability for each client, each customer is assigned one member of our staff for all services across all facilities. We have developed a comprehensive database and allocation process to control our calling and cross-selling effort, and have a global account program for coordinating sales to our top 20 customers. The success of our sales strategy is demonstrated by the net addition of over approximately
150 customers in 1999 and 100 customers since January 1, 2000, excluding the 400 customers added through our acquisition of MCM Electronics.

   We market our design, development and manufacturing services through an internal sales force of approximately 125 individuals and an expansive sales network consisting of 14 organizations comprised of approximately 80 manufacturers' representatives across the United States. Approximately half of our net sales in 1999 were generated through manufacturers' representatives. For many of these manufacturers' representatives, we are the largest revenue source and the exclusive supplier of quick-turn and pre-production printed circuit boards. In 1997, we opened a sales office in London, England. We are integrating the MCM Electronics sales force into our pre-existing European staff, and we plan to continue expanding our international sales efforts.

Our Suppliers

   Our raw materials inventory is small relative to our sales and must be regularly and rapidly replenished. We use just-in-time procurement practices to maintain our raw materials inventory at low levels, and we work closely with our suppliers to incorporate technological advances in the raw materials we purchase. Because we provide primarily lower-volume quick-turn services, this inventory policy does not hamper our ability to complete customer orders. Although we have preferred suppliers for some raw materials, multiple sources exist for all materials. Adequate amounts of all raw materials have been available in the past and we believe this will continue in the foreseeable future.

   The primary raw materials that we use in production are core materials (copperclad layers of fiberglass of varying thickness impregnated with bonding materials) and chemical solutions (copper, gold, etc.) for plating operations, photographic film and carbide drill bits.

Competition

   The electronics manufacturing services industry is highly fragmented and characterized by intense competition. We principally compete in the time-critical segment of the industry against independent, small private companies and integrated subsidiaries of large, broadly based volume producers, as well as the internal capacity of original equipment manufacturers. We believe that competition in the market segment we serve, unlike in the electronics manufacturing services industry generally, is not driven by price. Instead, because customers are willing to pay a premium for a responsive, broad-reaching capability to produce customized complex products in a very short time, we compete primarily on the basis of quick turnaround, product quality and customer service. In addition, we do not compete in the high volume production manufacturing aspect of the industry and as a result are less exposed to competition from low cost manufacturers who compete on price in the commodity segment of this market.

   Competition in the complex and time-critical segment of our industry has increased due to consolidation, resulting in potentially better capitalized competitors. Our basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market.

Backlog

   Although we obtain firm purchase orders from our customers, our customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

Governmental Regulation

   Our operations are subject to certain federal, state and local regulatory requirements relating to environmental compliance and site cleanups, waste management and health and safety matters. In particular, we are subject to regulations promulgated by:

  . the Occupational Safety and Health Administration pertaining to health and safety in the workplace;

  . the Environmental Protection Agency pertaining to the use, storage, discharge and disposal of hazardous chemicals used in the manufacturing processes; and

  .  corresponding state agencies.

   To date the costs of compliance and environmental remediation have not been material to us. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on us, or if conditions requiring remediation were found to exist, we may be required to incur substantial additional expenditures.

Employees

   As of June 30, 2000, we had approximately 2,300 employees, none of whom are represented by unions. Of these employees, approximately 1,950 were involved in manufacturing and engineering, 125 worked in sales and marketing and 225 worked in accounting, systems and other support capacities. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.

Legal Proceedings

   We are a party to various legal actions arising in the ordinary course of our business. We believe that the resolution of these legal actions will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth our directors and executive officers, their ages as of September 15, 2000, and the positions currently held by each person:

Name                                  Age Office
----                                  --- ------
                                          President, Chief Executive Officer and
Bruce D. McMaster....................  38 Director
Charles D. Dimick....................  44 Chairman and Director
                                          Vice President and Chief Financial
Joseph P. Gisch......................  44 Officer
John Peters..........................  46 Vice President, Sales and Marketing
Greg Halvorson.......................  38 Vice President, Operations
Terry L. Wright......................  40 Vice President, Engineering
David Dominik........................  44 Director
Edward W. Conard.....................  43 Director
Stephen G. Pagliuca..................  45 Director
Prescott Ashe........................  33 Director
Stephen M. Zide......................  40 Director
Mark R. Benham.......................  49 Director
Christopher Behrens..................  39 Director

   Bruce D. McMaster joined us in 1985 and has served as our President since 1991 and as a Director and our Chief Executive Officer since 1997. He has over 21 years of experience in the EMS industry. Before becoming our President, Mr. McMaster worked in various management capacities in our engineering and manufacturing departments.

   Charles D. Dimick joined us in 1998 upon our merger with DCI. He is our Chairman, a Director and the President of our subsidiary, Dynamic Details Incorporated, Silicon Valley. He has over 21 years of experience in the EMS industry. Mr. Dimick founded DCI in 1991 and served as its president and chief executive officer until the merger. Previously, he was a senior vice president of sales and marketing at Sigma Circuits.

   Joseph P. Gisch has served as our Chief Financial Officer since 1995 and as a Vice President since 1997. From 1986 to 1995, Mr. Gisch was a partner at the accounting firm of McGladrey & Pullen, LLP where he was responsible for the audit, accounting and information systems for a variety of manufacturing clients. Mr. Gisch was responsible for our general accounting and income tax matters. Mr. Gisch has not been responsible for any of our audit services since 1991.

   John Peters joined us in 1998 upon our merger with DCI. He has been our Vice President, Sales and Marketing, since 1999. He was the senior vice president of sales and marketing of our subsidiary, Dynamic Details Incorporated, Silicon Valley from 1998 to 1999. Mr. Peters served as vice president of sales and marketing of DCI from 1992 to 1998.

   Greg Halvorson joined us in 1998 upon our merger with DCI as our Vice President, Operations, and the Senior Vice President of Operations of our subsidiary, Dynamic Details Incorporated, Silicon Valley. Prior to joining us, Mr. Halvorson served as vice president of operations of DCI from 1995 to 1998. Mr. Halvorson spent six years at Pacific Circuits as plant manager and head of engineering before which he was manager of computer-aided manufacturing at Sigma Circuits.

   Terry L. Wright joined us in 1991 and has served as our Vice President, Engineering since 1995. Prior to joining us, Mr. Wright was a general manager at Applied Circuit Solutions and a quality assurance manager at Sigma Circuits.

   David Dominik has served as a Director since November 1998. Mr. Dominik is a co-founder and managing director of Golden Gate Capital and a special limited partner of Bain Capital, Inc. He was a managing director of Bain Capital, Inc. from 1990 until March 2000. Previously, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies, and assistant to the chairman of Genzyme Corporation, a biotechnology firm. From 1982 to 1984, he worked as a management consultant at Bain & Company. Mr. Dominik was elected as a director of DCI in 1996. Mr. Dominik also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc. and OneSource.

   Edward W. Conard has served as a Director since 1997. He has been a managing director of Bain Capital, Inc. since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Prior to that, he was a vice president at Bain & Company, where he headed the firm's operations practice area. Mr. Conard also serves as a director of Waters Corporation, Cambridge Industries, Alliance Corp., ChipPAC, Inc., Medical Specialties, Inc. and U.S. Synthetic.

   Stephen G. Pagliuca has served as a Director since January 2000. Mr. Pagliuca has been a managing director of Bain Capital, Inc. since May 1993 and a general partner of Bain Venture Capital, Inc. since 1989. Prior to joining Bain Capital, Mr. Pagliuca was a partner at Bain & Company. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. He is also a director of Gartner Group, Epoch Senior Living and Dade Behring Inc.

   Prescott Ashe has served as a Director since 1997. Mr. Ashe is a co-founder and managing director of Golden Gate Capital. He was principal at Bain Capital, Inc. from June 1998 until May 2000 and was an associate at Bain Capital, Inc. from December 1992 to June 1998. Prior to that, he was an analyst at Bain Capital, Inc. and a consultant at Bain & Company. Mr. Ashe also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc., and SMTC Corporation.

   Stephen M. Zide has served as a Director since 1997. Mr. Zide has been a principal at Bain Capital, Inc. since September 2000. Previously he was a managing director at Pacific Equity Partners from 1998 to 2000 and an associate at Bain Capital, Inc. from 1997 to 1998. Prior to that he was a partner at the law firm of Kirkland & Ellis.

   Mark R. Benham has served as a Director since November 1998. Mr. Benham was a co-founder of Celerity Partners, L.L.C. and has been a partner since 1992. Previously he was a senior investment officer of Citicorp Venture Capital, Ltd., and prior to that he was an advisor to Yamaichi UniVen Co., Ltd., the venture capital subsidiary of Yamaichi Securities International. Mr. Benham is a director of SubMicron Systems Corporation, Rapid Design Service, Inc., SMTC Corporation and Starcom Holdings, Inc.

   Christopher Behrens has served as a Director since 1997. He has been a principal of Chase Capital Partners since 1994 and a general partner since January 1999. Prior to joining Chase Capital Partners, Mr. Behrens was a vice president in the Merchant Banking Group of The Chase Manhattan Bank from 1990 to 1994. Mr. Behrens is a director of Patina Oil & Gas, Portola Packaging and a number of other private companies. Mr. Behrens has indicated to us that he is contemplating resigning his directorship in the near future.

Board Composition

   All directors are elected and serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. All members of our board of directors set forth herein were elected by class vote pursuant to our articles of incorporation. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors.

   Our board is divided into three classes with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Ashe, Dimick and Dominik are in the class of directors whose term expires at the 2001 annual meeting of our stockholders. Messrs. Behrens, McMaster and Zide are in the class of directors whose term expires at the 2002 annual meeting of our stockholders. Messrs. Benham, Conard, and Pagliuca are in the class of directors whose term expires at the 2003 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Director Compensation

   We currently pay no compensation to our non-employee directors, and pay no additional remuneration to our employees or executives for their service as directors.

Committees of the Board of Directors

   Our board of directors has two primary committees, the audit committee and the compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

   The audit committee makes recommendations to the board of directors regarding the independent auditors to be approved by the stockholders, reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results with the independent auditors. The audit committee is comprised of Messrs. Behrens, Benham and Dominik. PricewaterhouseCoopers LLP presently serves as our independent auditors.

   The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee administers our stock plans and is comprised of Messrs. Ashe, Benham, Conard and Pagliuca.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee do not receive compensation for their services as directors. See "Related Party Transactions--Management Termination Agreement" and "--Other Related Party Payments."

Executive Compensation

   The following table sets forth information concerning the compensation for the years ended December 31, 1999, 1998 and 1997 for our chief executive officer and our five other most highly compensated executive officers at the end of our last fiscal year. For ease of reference, we collectively refer to these executive officers throughout this section as our "named executive officers."

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation              Long Term Compensation
                                  ----------------------------   ---------------------------------------
                                                     Other       Restricted   Securities
                                                     Annual        Stock      Underlying     All Other
                                  Salary   Bonus  Compensation     Awards      Options      Compensation
Name and Principal Position  Year   ($)     ($)       ($)           ($)          (#)            ($)
---------------------------  ---- ------- ------- ------------   ----------   ----------    ------------
Bruce D. McMaster.......     1999 451,737  42,500        -- (1)       --           --              --
 President and Chief         1998 432,423  69,694        -- (1)       --           --              --
 Executive Officer           1997 379,326 356,188  4,580,153(2)   241,026(7)   135,343(8)    1,088,558(13)
                                                      23,735(3)
                                                       3,808(4)

Charles D. Dimick.......     1999 447,408  42,500      6,000(4)       --           --              --
 Chairman                                              5,197(5)
                                                     464,994(6)
                             1998 190,076  31,281      3,000(4)       --       109,521(9)      387,496(14)
                                                      39,684(5)                  5,972(10)   1,815,690(15)
                                                     816,721(6)                142,725(11)
                             1997     --      --         --           --           --              --

Joseph P. Gisch.........     1999 272,057  20,000        -- (1)       --           --              --
 Chief Financial             1998 269,346  18,967        -- (1)       --        28,077(12)         --
 Officer                     1997 262,847  62,077    651,791(2)    40,171(7)    22,557(8)      155,198(13)
                                                       3,384(3)
                                                       2,195(4)

John Peters.............     1999 329,926  42,500      6,000(4)       --           --              --
 Vice President,                                       1,411(5)
 Sales and Marketing                                 168,439(6)
                             1998 126,539  22,104      3,000(4)       --        39,006(9)      315,778(14)
                                                      10,547(5)                  2,127(10)     650,688(15)
                                                     126,363(6)                 50,831(11)
                             1997     --      --         --           --           --              --

Greg Halvorson..........     1999 271,287  20,000      6,000(4)       --           --              --
 Vice President,                                       5,848(5)
 Operations                                          313,663(6)
                             1998 112,692  22,104      3,000(4)       --       145,849(9)    1,523,861(14)
                                                      48,460(5)                  7,954(10)   1,992,703(15)
                                                     198,975(6)                190,067(11)
                             1997     --      --         --           --           --              --

Lee W. Muse, Jr*........     1999 376,442  42,500        -- (1)       --           --              --
                             1998 355,981  69,694        -- (1)       --           --              --
                             1997 314,769 356,188  3,810,922(2)   187,464(7)   105,267(8)      905,802(13)
                                                      19,750(3)
                                                         891(4)

--------
  * We do not expect Mr. Muse to continue his employment with us after the expiration of his employment contract on October 28, 2000.

 (1) The perquisites and other benefits paid did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such named executive officer.
 (2) Reflects amounts paid to such named executive officers to satisfy tax obligations incurred in connection with the exercise of options to purchase shares of common stock on October 28, 1997 in connection with a recapitalization.
 (3) Reflects the grant of 13,328 shares, 1,900 shares and 11,090 shares of common stock to Mr. McMaster, Mr. Gisch and Mr. Muse, respectively, as compensation for services rendered in their executive capacity.
 (4) Reflects payments made in connection with the use of a personal automobile.
 (5) Represents payments under our cash bonus plan made at the time of the exercise of options to purchase shares of common stock which were issued in connection with the DCI merger.
 (6) Reflects deferred cash distributions made in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of common stock.
 (7) Reflects the grants of rights to purchase 142,124 shares, 23,687 shares and 110,541 shares of restricted common stock by Mr. McMaster, Mr. Gisch and Mr. Muse, respectively, at a purchase price of $1.78 per share in connection with our October 28, 1997 recapitalization. These officers purchased these shares by issuing interest-bearing notes to us. The number of shares reflected in the table has been adjusted to reflect the subsequent repurchase of some of the shares in 1998 in connection with our acquisition of NTI and to reflect the subsequent forfeiture of some of the shares by Mr. McMaster and Mr. Muse and their reissuance to other employees, including Mr. Gisch. The outstanding notes have been adjusted in each case to reflect the adjustment in the number of shares of restricted stock held by these named executive officers. The restricted stock vests in 48 equal monthly installments beginning November 28, 1997. We have the right to repurchase any unvested restricted shares of common stock for the original purchase price if the named executive officer holding the shares ceases to be employed by us.
 (8) The options represent the net number of options to purchase shares of common stock at an exercise price of $21.79 per share issued October 28, 1997, after accounting for the reduction in the number of shares available upon exercise of the options as described below. The options vest in 48 equal monthly installments beginning November 28, 1997. In connection with the NTI acquisition, Mr. McMaster, Mr. Gisch and Mr. Muse agreed to permit us to cancel options to purchase 6,781 shares, 1,130 shares and 5,274 shares of common stock, respectively, at an exercise price of $21.79 per share. Additionally, in 1998 each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 5,335 and 3,650 shares, respectively, of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to certain of our other employees. Additionally, each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 16,004 and 12,073 shares of common stock, respectively, at an exercise price of $21.79 per share, which options were subsequently granted by us to Mr. Gisch.
 (9) The options represent options to purchase shares of common stock at an exercise price equal to $0.56 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
(10) The options represent options to purchase shares of common stock at an exercise price equal to $21.79 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
(11) The options represent options to purchase shares of common stock at an exercise price equal to $12.64 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
(12) The options represent options to purchase shares of common stock at an exercise price of $21.79 issued to Mr. Gisch after each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 16,004 and 12,073 shares of common stock, respectively, at an exercise price of $21.79 per share.
(13) Reflects compensation earned by the named executive officer on October 28, 1997 for services rendered in their executive capacity prior to that date that are payable on October 28, 2000 whether or not such named executive officer is still employed by us.
(14) Reflects deferred cash distributions payable in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of common stock and common stock in connection with the DCI merger. Each amount listed excludes the amounts of deferred compensation actually paid to the named executive officer in 1998 and 1999. See note 6 to this table.
(15) Represents amounts payable under our cash bonus plan in connection with the exercise of outstanding options to purchase shares of common stock issued in connection with the DCI merger. Each amount listed excludes amounts actually paid to the named executive officer under our cash bonus plan in 1998 and 1999. See note 5 to this table.

Option Grants in Last Year

   None of our named executive officers were granted options to purchase shares of our common stock during the year ended December 31, 1999. On April 14, 2000, we granted our named executive officers options to purchase an aggregate of 180,000 shares of common stock at $14.00 per share. On April 25, 2000, we granted our named executive officers options to purchase an aggregate of 165,900 shares of common stock at $12.00 per share.

Option Exercises in Last Year and Year-End Option Values

   The following table sets forth information for the named executive officers concerning stock option exercises during the year ended December 31, 1999 and options outstanding on December 31, 1999.

                      AGGREGATE OPTION EXERCISES IN 1999
                          AND YEAR-END OPTIONS VALUES

                                                           Number of Securities        Value of Unexercised
                                                          Underlying Unexercised      In-The-Money Options At
                         Shares Acquired                Options At Fiscal Year-End        Fiscal Year-End
                           On Exercise   Value Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name                 (#)           ($)(2)                 (#)                       ($)(2)
          ----           --------------- -------------- --------------------------- ---------------------------
Bruce D. McMaster.......        --              --            61,753/52,252(3)                       0/0
                                                                  121,129/0(4)                       0/0
Charles D. Dimick.......      9,280(1)       11,322           13,920/10,916(5)             16,982/13,317
                                                                 31,704/843(6)                       0/0
                                                             128,586/20,155(7)                       0/0
Joseph P. Gisch.........        --              --            27,427/23,207(3)                       0/0
                                                                   17,268/0(4)                       0/0
John Peters.............      2,519(1)        3,073            5,044/12,612(5)              6,153/15,387
                                                                 11,108/688(6)                       0/0
                                                              34,395/16,436(7)                       0/0
Greg Halvorson..........     10,442(1)       12,739           10,326/33,740(5)             12,598/41,163
                                                                6,114/1,840(6)                       0/0
                                                             146,099/43,968(7)                       0/0
Lee W. Muse, Jr.........        --              --            48,503/41,041(3)                       0/0
                                                                  100,792/0(4)                       0/0

--------
 (1) Represents shares of common stock purchased at an exercise price of $0.56 per share.
 (2) Value is based on the difference between the option exercise price and the fair market value as of December 31, 1999. The fair market value of the common stock ($1.78 per share) was determined by the board of directors.
 (3) Represents options to purchase shares of common stock at an exercise price of $21.79 per share. The options vest in 48 equal monthly installments beginning November 28, 1997.
 (4) Represents options to purchase shares of common stock at an exercise price of $2.44 per share. The options to purchase such shares of common stock replaced other options to purchase shares of common stock that were rolled over in connection with the recapitalization as part of the management rollover equity and converted into options to purchase shares of our common stock.

 (5) Represents options to purchase shares of common stock at an exercise price of $0.56 per share. The options to purchase such shares of common stock replaced options to purchase shares of common stock of DCI that were rolled over in connection with the DCI merger and converted into options to purchase shares of common stock. During 1999, Mr. Dimick agreed to permit us to cancel options to purchase 4,550 shares of common stock with an exercise price of $0.56, options to purchase 5,930 shares of common stock with an exercise price of $12.64 and options to purchase 248 shares of common stock with an exercise price of $21.79 which options were subsequently granted to another of our employees.
 (6) Represents options to purchase shares of common stock at an exercise price of $21.79 per share. The unvested options vest in 22 equal monthly installments beginning January 28, 1999. The options to purchase such shares of common stock replaced shares and options to purchase shares of common stock of DCI that were rolled over in connection with the DCI merger and converted into shares and options to purchase shares of common stock.
 (7) Represents options to purchase shares of common stock at an exercise price of $12.64 per share. The options to purchase such shares of common stock replaced options to purchase shares of common stock of DCI that were rolled over in connection with the DCI merger and converted into options to purchase shares of common stock.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

   Mr. McMaster is currently employed as our President and Chief Executive Officer pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. McMaster received an annual base salary of $375,000 in 1997, $425,000 in 1998 and $450,000 in 1999. His
2000 base salary is $475,000. In addition, Mr. McMaster is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 13,328 shares of common stock, on October 28, 1997. Mr. McMaster's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, pursuant to an agreement entered into at the time of our October 1997 recapitalization, Mr. McMaster will be entitled to receive an additional bonus of $1,088,558 in consideration of his services prior to October 28, 1997, which will be payable on October 28, 2000 whether or not he is still employed by us.

   Mr. Dimick is currently employed as our Chairman and as President of Dynamic Details Incorporated, Silicon Valley pursuant to an agreement dated July 23, 1998 which expires in July 2001. Under this agreement, Mr. Dimick received an annual base salary at an annual rate of $420,000 in 1998, subject to increases during the remainder of the contract. His 2000 base salary is $475,000. In addition, Mr. Dimick is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 109,521 Series A cash bonus units valued at $0.5601 per unit and 142,725 Series L cash bonus units valued at $12.6062 per unit, which cash bonus units vest on the same schedule applicable to the vesting of the options to purchase shares of common stock granted in connection with the DCI merger and are payable in accordance with the terms of the cash bonus plan. Mr. Dimick also entered into a non-compete agreement with us which contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement.

   Mr. Gisch is currently employed as a Vice President and our Chief Financial Officer pursuant to an agreement dated September 19, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Gisch received an annual base salary of $252,000 in 1997, $265,000 in 1998 and $275,000 in 1999.
His 2000 base salary is $287,500. In addition, Mr. Gisch is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 1,900 shares of common stock on October 28, 1997. Mr. Gisch's employment agreement contains customary confidentiality provisions. In addition, pursuant to an agreement entered into at the time of our October 1997 recapitalization, Mr. Gisch will be entitled to receive an additional bonus of $155,198 in consideration of his services prior to October 28, 1997, which will be payable on October 28, 2000, whether or not he is still employed by us.

   Mr. Peters is currently employed as Vice President, Sales and Marketing, and as the Senior Vice President of Sales of Dynamic Details Incorporated, Silicon Valley pursuant to an agreement dated July 23, 1998 which expires on October 28, 2000. Under this agreement, Mr. Peters received an annual base salary at an annual rate of $280,000 in 1998, subject to increases during the remainder of the contract. In addition, Mr. Peters is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 39,006 Series A cash bonus units valued at $0.5601 per unit and 50,832 Series L cash bonus units valued at $12.6062 per unit, which cash bonus units vest on the same schedule applicable to the vesting of the options to purchase shares of common stock granted in connection with the DCI merger and are payable in accordance with the terms of the cash bonus plan. Mr. Peters also entered into a non-compete agreement with us which contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement.

   Mr. Halvorson is currently employed as Vice President, Operations and as Senior Vice President of Operations of Dynamic Details Incorporated, Silicon Valley pursuant to an agreement dated July 23, 1998 which expires on October 28, 2000. Under this agreement, Mr. Halvorson received an annual base salary at an annual rate of $250,000 in 1998, subject to increases during the remainer of the contract. In addition, Mr. Halvorson is eligible for an annual bonus based upon achievement of EBITDA targets and received an award, pursuant to the agreement, of 103,594 Tranche A Series A cash bonus units valued at $0.5601 per unit, 42,255 Tranche B Series A cash bonus units valued at $0.2195 per unit, 135,002 Tranche A Series L cash bonus units valued at $12.6062 per unit and 55,066 Tranche B Series L cash bonus units valued at $4.3162 per unit, which cash bonus units vest on the same schedule applicable to the vesting of the options to purchase shares of common stock granted in connection with the DCI merger and are payable in accordance with the terms of the cash bonus plan. Mr. Halvorson also entered into a non-compete agreement with us which contains customary confidentiality and a non-compete clause effective for the duration of the term of the agreement.

   Mr. Muse is currently employed as a Vice President pursuant to an agreement dated September 1, 1995, as amended, effective until October 28, 2000. Under this agreement, Mr. Muse received an annual base salary of $300,000 in 1997, $350,000 in 1998 and $375,000 in 1999. In addition, Mr. Muse is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 11,090 shares of common stock on October 28, 1997. Mr. Muse's employment agreement contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement. In addition, pursuant to an agreement entered into at the time of our October 1997 recapitalization, Mr. Muse will be entitled to receive an additional bonus of $905,802 in consideration of his services prior to October 28, 1997, which will be payable on October 28, 2000, whether or not he is still employed by us.

Stock Plans and Related Transactions

   On October 28, 1997, the board of directors adopted, and our stockholders approved, our 1997 Details, Inc. Equity Incentive Plan, or the 1997 Plan, which authorized the granting of stock options and the sale of common stock to our current or future employees, directors, consultants or advisors. Our board of directors is authorized to sell or otherwise issue common stock at any time prior to the termination of the 1997 Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 659,786 shares of common stock, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Currently there are no shares of common stock available for grant under the 1997 Plan.

   In connection with the DCI merger, the board of directors adopted, and our stockholders approved, the Details Holdings Corp.-Dynamic Circuits 1996 Stock Option Plan and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (together the "DCI Stock Option Plans"), which authorized the granting of stock options and the sale of common stock in connection with the DCI merger. The terms applicable to options issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediate prior to the DCI acquisition. These terms include vesting from the date of acquisition through 2002. An optionholder's scheduled vesting is dependent upon continued employment with us. Upon termination of employment, any unvested options as of the termination date are forfeited.

   In connection with the DCI merger, we converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of common stock. The options granted bear exercise prices of either $0.56, $12.64 or $21.79. Our board of directors is authorized to sell or otherwise issue common stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 1,440,425 shares of common stock, in the case of the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan, and 297,715 shares of common stock in the case of the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (in each case, subject to adjustment to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of specified events).

   On July 23, 1998, in connection with the DCI merger, we adopted the Details Holdings Corp. Bonus Plan. Under this plan, awards of "Cash Bonus Units" were granted to selected former DCI employees, which have the effect of reducing the net amount payable by such employees upon exercise of options. Our board of directors determined the terms of the grants. Payments of the awards are made in connection with the exercise of options and are subject to the participant's continued employment with us. Our board of directors or the compensation committee may suspend or terminate the plan or any portion of the plan at any time and may amend the plan with stockholder approval. Unless sooner terminated, the plan will continue in effect until July 23, 2008.

   In 1998, each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 21,338 and 15,723 shares, respectively, of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to another of our other employees. In 1999, Mr. Dimick agreed to permit us to cancel options to purchase 4,550 shares of common stock at an exercise price of $0.56 per share, 5,930 shares of common stock at an exercise price of $12.64 per share and 248 shares of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to another of our employees.

 2000 Equity Incentive Plan

   The 2000 Equity Incentive Plan, or the "2000 Plan," was adopted by our board of directors and approved by stockholder vote on April 6, 2000. Since the closing of our initial public offering on April 14, 2000, we have granted to some of our executive officers and employees options to purchase a total of approximately 1,923,580 shares of our common stock with an exercise price equal to the market price on the date of grant. No future grants will be made under any plan existing before April 6, 2000.

   The 2000 Plan provides for the grant of incentive stock options to our U.S. employees (including officers and employee directors) and for the grant of nonstatutory stock options to our employees, directors and consultants. A nonstatutory stock option is a stock option that is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. The holder of a nonstatutory stock option generally is taxed on the difference between the exercise price and the fair market value when exercised. The 2000 Plan also provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and securities (other than stock options) which are convertible into or exchangeable for common stock on such terms and conditions as our board determines.

   A total of (1) 4,100,000 shares of common stock, (2) any shares returned to existing plans as a result of termination of options and (3) annual increases of 1.0% of our outstanding common stock to be added on the date of each annual meeting of our stockholders commencing in 2001, or such lesser amounts as may be determined by the board of directors, are reserved for issuance pursuant to the 2000 Plan. For purposes of the preceding sentence, the following will not be considered to have been delivered under the 2000 Plan:

  . shares remaining under an award that terminates without having been exercised in full;

  . shares subject to an award, where cash is delivered to a participant in lieu of such shares;

  . shares of restricted stock that have been forfeited in accordance with the terms of the applicable award; and

  . shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an award.

   The number of shares of stock delivered under an award shall be determined net of any previously acquired shares tendered by the participant in payment of the exercise price or of withholding taxes. The maximum number of incentive stock options that may be issued pursuant to the 2000 Plan is 6,600,000.

   The administrator of the 2000 Plan has the power to determine the terms of the options granted, including the exercise price of the option, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 Plan. Cash performance grants, intended to qualify as "performance-based compensation," may be issued under the plan, subject to shareholder approval as required by Section 162(m) of the Internal Revenue Code.

   Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee and only by such optionee. Options granted under the 2000 Plan must generally be exercised within 3 months after the end of an optionee's status as an employee, director or consultant of DDi, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

   The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Plan shall be determined by the administrator.

   The 2000 Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. This may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to gain control of us because our employees might have a reduced incentive to remain with us following a merger or sale. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of fifteen days from the date of such notice, and the option will terminate upon the expiration of such period.

 Employee Stock Purchase Plans

   Our Employee Stock Purchase Plan, or ESPP, was adopted by our board of directors and approved by our stockholders on April 6, 2000. The ESPP was established to give eligible employees a convenient means of purchasing shares of common stock through payroll deductions at a discounted price. We believe ownership of stock by employees fosters greater employee interest in our success, growth and development. Our board of directors approved on September 11, 2000 a plan offering equivalent rights to employees of non-U.S. subsidiaries. Employees of Dynamic Details, Incorporated, Virginia, our subsidiary that purchased substantially all the U.S. assets of Automata, will be eligible to participate in the plan beginning January 1, 2001.

   A total of 1,450,000 shares of our common stock are reserved for issuance under the ESPP and the non-U.S. ESPP, which is intended to qualify under
Section 423 of the Internal Revenue Code, and the non-U.S. plan. The plans allow for purchases in a series of offering periods, each six months in duration, with new offering periods (other than the initial offering period) commencing on January 1 and July 1 of each year. The plans are administered by our board of directors or by the compensation committee.

   Our employees, including officers and employee directors, and the employees of any majority-owned subsidiary designated by our board of directors, are eligible to participate in the plans if they have completed at least three months of employment and are employed by us or any such designated subsidiary for at least 20 hours per week and more than five months per year. The plans permit eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the lower of the fair market value of our common stock at the beginning or at the end of each applicable purchase period. In the event of specified changes in capitalization described in the plans, the purchase price may be adjusted during an offering period. Employees may end their participation in the offering at any time during the offering period, and participation in the plans ends automatically upon termination of employment with us. Unless terminated earlier by our board of directors, the plans will have a term of ten years.

 Registration of Employee Plans

   On May 18, 2000, we filed a registration statement on Form S-8 with the Securities and Exchange Commission registering a total of 7,598,588 shares issuable under our stock option plans and our ESPP.

                           RELATED PARTY TRANSACTIONS

   The following summaries of the Stockholders Agreement and the Management Termination Agreement are descriptions of the material provisions of those agreements and are subject to, and qualified in their entirety by reference to, those agreements, each of which has been previously filed with the Securities and Exchange Commission.

Stockholders Agreement

   All persons who were stockholders and optionholders prior to April 11, 2000 are parties to a stockholders agreement dated March 31, 2000, as amended from time to time, that, among other things, provides for registration rights.

Management Termination Agreement

   In connection with our initial public offering on April 14, 2000, a management agreement among Bain Capital Partners V, L.P. ("Bain"), us and our operating subsidiary was terminated by mutual consent of the parties. In addition, Bain was paid a fee of approximately $3 million in connection with the MCM Electronics acquisition and related matters. Investment funds associated with Bain are our largest stockholders.

Loans and Payments to Named Executive Officers

   In connection with the exercise of certain options and the purchase of certain shares of restricted stock in 1997 and in connection with the exercise of certain options in 2000, we accepted as payment from each named executive officer purchasing such shares a note bearing interest at 5.57% per annum. Mr. McMaster, Mr. Gisch, Mr. Muse, Mr. Halvorson and Mr. Wright had outstanding loan balances, excluding accrued interest, at June 30, 2000 of approximately $197,615, $88,905, $155,412, $100,000 and $65,976, respectively. We have agreed to permit these executive officers to repay their respective loan obligations with proceeds received from the sale of stock.

Other Related Party Payments

   Sankaty High Yield Asset Partners, L.P., an affiliate of the Bain Capital funds, will receive a portion of the net proceeds from this offering from the redemption of the DDi Intermediate senior discount notes and the repayment of some of our indebtedness under the Dynamic Details senior credit facility. See "Use of Proceeds." Sankaty also received a portion of the net proceeds from our initial public offering due to the redemption of some of the DDi Intermediate senior discount notes.

   Chase Manhattan Capital, LLC, one of our principal stockholders, is an affiliate of The Chase Manhattan Bank, which serves as the administrative agent and participates as a lender under the Dynamic Details senior credit facility and is a counterparty to one of our interest rate exchange agreements, under terms similar to those of the other participants and counterparties.

   Chase Manhattan Bank and Sankaty will receive an amendment fee of 25 basis points of their lending commitment under the Dynamic Details senior credit facility in connection with the amendment of the facility prior to this offering. See "Description of Indebtedness."

   Celerity Partners, Inc., an affiliate of Celerity Funds, will receive a fee of $199,000 in connection with Golden Manufacturing acquisition.

Directors' Relationships with Principal Stockholders

   All of our directors are affiliated with our principal stockholders. Charles
D. Dimick and Bruce D. McMaster are executive officers, stockholders and directors. David Dominik, Edward W. Conard, Stephen G. Pagliuca, Stephen M. Zide and Prescott Ashe are affiliated with the Bain Capital funds. Mark R. Benham is a partner in Celerity Partners, L.L.C. Christopher Behrens is a general partner of Chase Capital Partners, an affiliate of The Chase Manhattan Bank.

Sales to Affiliate of Major Stockholders

   Investment funds associated with Bain Capital, Inc. and Celerity Partners, L.L.C. are also stockholders of SMTC Corporation, one of our customers. Our sales to SMTC Corporation, which totaled approximately $1.9 million or approximately 1% of our net sales during the six months ended June 30, 2000, are on terms equivalent to those made available to our other customers.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth, as of September 30, 2000, information regarding beneficial ownership of our common stock. The table sets forth the number of shares beneficially owned and the percentage ownership before the offering, the number of shares, if any, offered under this prospectus, and the number of shares beneficially owned, the percentage ownership after the completion of the offering, and the number of shares, if any, offered if the underwriters exercise their over-allotment option for:

  . each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

  . each executive officer named in our summary compensation table and each director;

  .  all executive officers and directors as a group; and

  .  all selling stockholders.

   As of September 30, 2000, our outstanding equity securities consisted of 39,320,390 shares of common stock.

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o DDi Corp., 1220 Simon Circle, Anaheim, California 92806.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 30, 2000 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                           Shares Beneficially                  Shares Beneficially
                              Owned Before                          Owned After
                              Offering(**)                         Offering (**)
                          ---------------------                ---------------------
                                                                                       Over-
                                                                                     allotment
    Name and Address        Number   Percentage Shares Offered   Number   Percentage  Shares
    ----------------      ---------- ---------- -------------- ---------- ---------- ---------
Principal Stockholders:
Bain Capital Funds (1)
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts
 02116..................  10,220,438   25.96%      502,778      9,717,660   22.10%    448,285
Celerity Partners,
 L.L.C. (2)
 11111 Santa Monica
 Boulevard
 Suite 1111
 Los Angeles, California
 90025..................   2,037,612    5.18%      115,000      1,922,612    4.37%        --
Chase Manhattan Entities
 (3)
 c/o Chase Manhattan
 Capital, LLC
 1221 Avenue of the
 Americas
 40th Floor
 New York, New York
 10020..................   3,328,351    8.46%      188,491      3,139,860    7.15%    144,844
Directors and Executive
 Officers:
Bruce D. McMaster (4)...   1,293,820    3.27%          --       1,293,820    2.93%        --
Charles D. Dimick (5)...   1,513,702    3.83%       84,881      1,428,821    3.24%     15,119
Joseph P. Gisch (6).....     240,404       *        10,760        229,644       *       8,268
John Peters (7).........     556,845    1.41%       31,484        525,361    1.19%     24,194
Gregory Halvorson (8)...     375,795       *        20,000        355,795       *         --
Lee W. Muse, Jr. (9) ...     920,847    2.33%          --         920,847    2.09%        --
Christopher Behrens
 (10)...................   3,043,819    7.74%      172,378      2,871,441    6.54%    132,462
Edward W. Conard (11)...   2,707,131    6.88%      153,310      2,553,821    5.81%    117,810
David Dominik (11)......   2,707,131    6.88%      153,310      2,553,821    5.81%    117,810
Stephen G. Pagliuca
 (11)...................   2,707,131    6.88%      153,310      2,553,821    5.81%    117,810
Prescott Ashe (12)......   2,707,131    6.88%      153,310      2,553,821    5.81%    117,810
Stephen M. Zide (12)....   2,707,131    6.88%      153,310      2,553,821    5.81%    117,810
Mark R. Benham (13).....   2,037,612    5.18%      115,000      1,922,612    4.37%        --

All Directors and
 Executive Officers as a
 group
 (13 persons)...........  12,689,975   30.65%      587,813     12,102,162   26.17%    297,853
Other Selling
 Stockholders:
Henry Banks.............       1,716       *            97          1,619       *         --
Olive Banks.............       1,716       *            97          1,619       *         --
Bridgepoint Capital
 Nominees Ltd...........   1,502,495    3.82%       85,089      1,417,406    3.23%     65,386
Mark Campbell...........       7,801       *           442          7,359       *         --
Brian Chappell..........       1,606       *            91          1,515       *         --
Churchill ESOP
 Capital Partners (14)..   1,022,957    2.60%       56,728        966,229    2.20%     43,592
Church of Jesus Christ
 of Latter-day Saints...      27,016       *        27,016            --        *         --
Combined Jewish
 Philanthropies.........      26,553       *        26,553            --        *         --
Diarmuid Cullinane......       2,262       *           128          2,134       *         --
Fidelity Charitable
 Gifts Fund.............      25,602       *        25,602            --        *         --
Richard Galatian........      18,728       *         1,061         17,667       *         815
Bryonie Glanfield.......      21,844       *         1,237         20,607       *         --
Jeanne Glanfield........       3,354       *           190          3,164       *         --
Leslie Glanfield........       3,354       *           190          3,164       *         --
Martin Glanfield (15)...     150,048       *         8,498        141,550       *       6,530
Indosuez DCI Partners
 (16)...................     473,110    1.20%       26,236        446,874    1.02%     20,161
Phillip Jackson.........      41,607       *         2,265         39,342       *       1,741

                         Shares Beneficially                 Shares Beneficially
                             Owned Before                        Owned After
                             Offering(**)                       Offering (**)
                         --------------------                --------------------
                                                                                  Shares in
                                                                                    Over-
          Name            Number   Percentage Shares Offered  Number   Percentage allotment
          ----           --------- ---------- -------------- --------- ---------- ---------
KB Mezzanine Fund II
 (17)................... 1,496,067    3.80%       82,964     1,413,103    3.21%    63,753
James Marcelli..........   264,634       *        14,987       249,647       *     11,516
Larry Peiper (18).......   318,170       *        10,000       308,170       *        --
PMI Mezzanine Fund LP...   462,987    1.18%       26,220       436,767       *     20,149
Bonafacio Ramirez, Jr.
 (19)...................   159,963       *         7,998       151,965       *        --
RGIP, L.L.C.............    66,318       *         3,756        62,562       *      2,886
Jeffrey Ryno (20).......    54,101       *         3,064        51,037       *      2,354
Ronald Ryno (21)........    78,913       *         4,115        74,798       *      3,162
Gary Sullivan (22)......   296,287       *        16,779       279,508       *     12,894
The Webster Charitable
 Trust..................     1,419       *         1,419           --        *        --
Terry Wright (23).......   243,588       *         5,663       237,925       *      4,351

--------
 * Indicates beneficial ownership of less than 1% of the issued and outstanding common stock.
** The number of shares of common stock deemed beneficially owned on September 30, 2000, includes (a) shares of common stock issued and outstanding on such date and (b) all options or warrants that are currently exercisable or will become exercisable within 60 days of September 30, 2000 by the person or group in question.
(1) Beneficial ownership includes 10,171,276 shares of common stock, and warrants to purchase 49,162 shares of common stock, owned by Bain Capital Fund V, L.P.; Bain Capital Fund V-B, L.P.; BCIP Associates; and BCIP Trust Associates, L.P.
(2) Beneficial ownership consists of 2,010,771 shares of common stock, and warrants to purchase 26,841 shares of common stock, owned by Celerity Dynamo, L.L.C., Celerity Details, L.L.C. and Celerity Liquids, L.L.C. Celerity Partners, L.L.C. and its managing members who control each of such entities, each of which disclaim beneficial ownership of any such shares in which it does not have a pecuniary interest.
(3) Beneficial ownership consists of shares owned by Chase Manhattan Capital, L.P., Chase Securities Inc. and DI Investors, LLC., all of which are affiliates of The Chase Manhattan Bank. Chase Manhattan Capital, LLC. is the managing member of DI Investors, LLC and owns a majority of the interests therein. Accordingly, Chase Manhattan Capital, LLC. may be deemed to beneficially own shares owned by DI Investors, LLC. Each of Chase Manhattan Capital, LLC, DI Investors, LLC and Chase Securities Inc. disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.
(4) Beneficial ownership includes options to purchase 201,880 shares of common stock.
(5) Beneficial ownership and shares offered include options to purchase 152,950 shares of common stock, a warrant to purchase 26,575 shares of common stock and 11,230 shares of common stock held by Mr. Dimick's minor child.
(6) Beneficial ownership includes options to purchase 53,134 shares of common stock.
(7) Beneficial ownership includes options to purchase 59,830 shares of common stock, a warrant to purchase 9,668 shares of common stock and 900 shares of common stock held by Mr. Peters's minor child.
(8) Beneficial ownership includes options to purchase 145,371 shares of common stock.
(9) Beneficial ownership includes options to purchase 164,217 shares of common stock.
(10) Mr. Behrens is a general partner of Chase Capital Partners, which is a non-managing member of Chase Manhattan Capital, LLC and which manages the investments of Chase Manhattan Capital, LLC and, accordingly, may be deemed to beneficially own shares owned by Chase Manhattan Capital, L.P. and DI Investors, LLC. Mr. Behrens disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Mr. Behrens is c/o Chase Capital Partners, 1221 Avenue of the Americas, 40th Floor, New York, New York 10020.
(11) The shares of common stock, options and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P. Messrs. Conard and Pagliuca are each Managing Directors of Bain Capital, Inc. and general partners of BCIP Associates and BCIP Trust Associates, L.P., and Mr. Dominik is a former Managing Director of Bain Capital, Inc. and a general partner of BCIP Associates and BCIP Trust Associates, L.P. Accordingly, each of Messrs. Conard, Pagliuca and Dominik may be deemed to beneficially own shares, options and warrants owned by such entities. Each of Messr. Conard, Pagliuca and Dominik disclaims beneficial ownership of any such shares, options and warrants in which they do not have a pecuniary interest.
(12) The shares of common stock, options and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P. Mr. Zide and Mr. Ashe are each a partner of BCIP Associates and BCIP Trust Associates, L.P. and, accordingly, may be deemed to beneficially own shares owned by such entities. Each of Messrs. Zide and Ashe disclaims beneficial ownership of any such shares, options and warrants in which he does not have a pecuniary interest.
(13) Mr. Benham is a managing member of Celerity Partners, L.L.C., which controls each of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. and, accordingly, may be deemed to beneficially own shares, options and warrants owned by Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. Mr. Benham disclaims beneficial ownership of any such shares, options and warrants in which he does not have a pecuniary interest. The address of Mr. Benham is c/o Celerity Partners, 11111 Santa Monica Boulevard, Suite 1127, Los Angeles, California 90025.

(14) Beneficial ownership includes warrants to purchase 21,260 shares of common stock.
(15)  Mr. Glanfield is Senior Vice President, Finance, DDi Europe.
(16) Beneficial ownership includes warrants to purchase 9,832 shares of common stock.
(17) Beneficial ownership includes warrants to purchase 31,092 shares of common stock.
(18) Beneficial ownership includes options to purchase 59,830 shares of common stock, and a warrant to purchase 4,820 shares of common stock.
(19) Beneficial ownership includes options to purchase 99,239 shares of common stock.
(20)  Mr. Jeffrey Ryno is Vice President, Dynamic Details Incorporated, Texas.
(21)  Mr. Ronald Ryno is President, Dynamic Details Incorporated, Texas.
(22) Beneficial ownership includes options to purchase 41,878 shares of common stock, and a warrant to purchase 4,903 shares of common stock.
(23) Beneficial ownership includes options to purchase 52,751 shares of common stock. Mr. Wright is our Vice President, Engineering.

                          DESCRIPTION OF INDEBTEDNESS

   After giving effect to this offering, we and our subsidiaries will have outstanding debt under the DDi Europe facilities agreement, the Dynamic Details senior credit facility and the Dynamic Details senior subordinated notes. We intend to use some of the proceeds we receive from this offering to repurchase some of the DDi Capital senior discount notes and to redeem all of the DDi Intermediate senior discount notes.

   We own 100% of the capital stock of DDi Intermediate Holdings Corp., which in turn owns 100% ofthe capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details, Incorporated, one of our primary operating subsidiaries. We own 100% of the capital stock of DDi Europe Limited, our other primary operating subsidiary.

Dynamic Details Senior Credit Facility

   Our subsidiary, Dynamic Details, Incorporated, has entered into a credit agreement, for which The Chase Manhattan Bank is the collateral, co-syndication and administrative agent and for which Bankers Trust Company is the documentation and co-syndication agent. An amendment to the terms of the Dynamic Details senior credit facility will become effective upon the closing of this offering. The lenders are a syndicate comprised of various banks, financial institutions or other entities which hold transferable interests in the Dynamic Details senior credit facility. The Dynamic Details senior credit facility, as of June 30, 2000 consists of:

  .  Tranche A term facility of up to approximately $60.4 million;

  .  Tranche B term facility of up to $89.3 million; and

  . a revolving line of credit of up to $45.0 million, including revolving credit loans, letters of credit and swing line loans.

   The Dynamic Details senior credit facility is jointly and severally guaranteed by DDi Capital and its subsidiaries and secured by the assets of all of our domestic subsidiaries, and future domestic subsidiaries of Dynamic Details will guarantee the senior credit facility and secure that guarantee with their assets. The senior credit facility requires Dynamic Details to meet financial ratios and benchmarks and to comply with other restrictive covenants.

   The Tranche A term facility amortizes in quarterly installments from June 1999 until July 2004. The Tranche B term facility amortizes in quarterly installments from June 1999 until September 2004 at which time the remaining outstanding loans under the Tranche B term facility becomes repayable in two equal quarterly installments with a final payment in April 2005. The revolving line of credit terminates in July 2004.

   Following the closing of this offering, our borrowings under the Dynamic Details senior credit facility will bear interest at varying rates based, at our option, on either LIBOR plus 225 basis points or the bank rate plus 125 basis points (in the case of Tranche A and the revolving credit facility), LIBOR plus 300 basis points or the bank rate plus 200 basis points (in the case of Tranche B). The overall effective interest rate at June 30, 2000 was 8.9%. Dynamic Details is required to pay to the lenders under the senior credit facility a commitment on the average unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We may be able to extend the revolving credit facility by $30 million in the future. It must apply proceeds of sales of debt, equity or material assets to prepayment on its senior credit facility, subject to some exceptions, and must also, in some circumstances, pay excess cash flow to the lenders under its senior credit facility. We are paying our lenders a fee equal to 25 basis points of each lenders commitment in connection with the amendment.

   This summary of the material provisions of the Dynamic Details senior credit facility, as amended, is qualified in its entirety by reference to all of its provisions, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

Dynamic Details Senior Subordinated Notes

   The Dynamic Details senior subordinated notes were issued in an aggregate principal amount of $100,000,000 and will mature on November 15, 2005. The senior subordinated notes were issued under an indenture dated as of November 18, 1997 between Dynamic Details, Incorporated, as issuer, and State Street Bank and Trust Company, as trustee, and are senior subordinated unsecured obligations of Dynamic Details, Incorporated. Cash interest on the senior subordinated notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on each May 15 and November 15 of each year.

   On or after November 15, 2001, the Dynamic Details senior subordinated notes may be redeemed at the option of Dynamic Details, Incorporated, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. Additionally, at any time on or prior to November 15, 2000, Dynamic Details, Incorporated may use the net proceeds of one or more equity offerings to redeem up to 40% of the senior subordinated notes at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, subject to some restrictions.

   This summary of the material provisions of the Dynamic Details senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Capital Senior Discount Notes

   The DDi Capital senior discount notes were issued in an aggregate principal amount at maturity of $110,000,000 and will mature on November 15, 2007. The senior discount notes were issued under an indenture dated as of November 18, 1997 between us, as issuer, and State Street Bank and Trust Company, as trustee, as supplemented by the supplemental indenture dated as of February 10, 1998 between our subsidiary, DDi Capital Corp., and the trustee. The senior discount notes are senior unsecured obligations of DDi Capital Corp. The senior discount notes were issued at a discount to their aggregate principal amount at maturity and will accrete in value until November 15, 2002 at a rate per annum equal to 12.5%, compounded semi-annually. Cash interest on the senior discount notes will not accrue prior to November 15, 2002. Thereafter, interest will accrue at the rate of 12.5% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year commencing May 15, 2003 to the holders of record on the immediately preceding May 1 and November 1, respectively.

   On or after November 15, 2002, the DDi Capital senior discount notes may be redeemed at the option of DDi Capital, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. Additionally, if we provide notice to holders any time on or prior to October 16, 2000, DDi Capital may use the net proceeds of one or more of our equity offerings to redeem up to 40% of the senior discount notes at a redemption price (expressed as a percentage of the accreted value thereof) equal to 112.5%, subject to some restrictions. We intend to use some of the proceeds of this offering to repurchase a portion of these notes. See "Use of Proceeds."

   This summary of the material provisions of the DDi Capital senior discount notes is qualified in its entirety by reference to all of the provisions of the indenture governing the DDi Capital senior discount notes, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Intermediate Senior Discount Notes

   In July 1998, DDi Intermediate issued senior discount notes due 2008. The DDi Intermediate senior discount notes have a stated maturity of June 30, 2008, an interest rate of 13.5% per annum, compounded semiannually, and an original stated principal amount at maturity of approximately $67 million. In connection with our initial public offering, we repaid approximately 50% of the current accreted balance of these senior discount notes. Approximately 50% of the original stated principal amount of the debt is due December 2003. The debt is redeemable at DDi Intermediate's option at specified redemption prices. As of June 30, 2000, the outstanding accreted value of these senior discount notes was $21.8 million. The DDi Intermediate senior discount notes impose restrictions on the incurrence of indebtedness by DDi Intermediate, DDi Capital and Dynamic Details, Incorporated. The note purchase agreement contains covenants limiting, among other things, dividends, asset sales, and transactions with affiliates. These restrictions apply to DDi Intermediate, DDi Capital and Dynamic Details, Incorporated.

   Under the terms of the indenture relating to the DDi Intermediate senior discount notes, we may use the net proceeds of equity offerings to redeem a portion of the DDi Intermediate senior discount notes outstanding at a price that would provide the noteholders with a 20% per annum return on the price at which the notes were issued, plus accrued and unpaid interest thereon. We used a portion of the net proceeds of our initial public offering to redeem some of these notes. Approximately 50% of the Intermediate senior discount notes are held by investment funds advised by Sankaty Advisors, Inc., an affiliate of Bain Capital. We intend to use some of the proceeds of this offering to redeem the remainder of these notes.

   This summary of the material provisions of the DDi Intermediate senior discount notes is qualified in its entirety by reference to all of the provisions of the indenture governing the DDi Intermediate senior discount notes, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Europe Facilities Agreement

   In connection with our acquisition of MCM Electronics, we assumed MCM Electronics' debt obligations under a facilities agreement dated May 27, 1999 between MCM Electronics and the Governor of the Bank of Scotland, as arranger, agent, security trustee, term loan bank and working capital bank. MCM Electronics has been combined with our other European operations to form DDi Europe Limited. This facility consists of:

  . Tranche A term loan facility of up to an aggregate principal amount of (Pounds)17.25 million;

  . Tranche B term loan facility of up to an aggregate principal amount of (Pounds)2.5 million;

  . Tranche C term loan facility of up to an aggregate principal amount of (Pounds)3.0 million; and

  . working capital facilities of an aggregate maximum principal amount of (Pounds)4.0 million.

   The term loan facilities require DDi Europe to meet financial ratios and to comply with other restrictive covenants.

   As of June 30, 2000, an aggregate of (Pounds)19.2 million, or $29.1 million, was outstanding under the facilities.

   The Tranche A term loan facility is repayable in increasing quarterly installments beginning in June 2000 with the final payment payable in September 2006. The Tranche B term loan facility is repayable in full in June 2007. The Tranche C term loan facility is repayable in annual installments between March 2001 and March 2006. The working capital facility is available until July 2002.

   Borrowings under the facilities bear interest at varying rates, comprising LIBOR at the dates of commencement of the relevant quarterly interest period plus a margin of 200 basis points in the case of Tranche A, 350 basis points in the case of Tranche B, 200 basis points in the case of Tranche C and 200 basis points in the case of the working capital facility. The agreement requires DDi Europe to make interest hedging arrangements and consequently DDi Europe has entered into an interest rate swap agreement covering approximately 80% of its borrowings under these facilities.

   DDi Europe is required to pay non-utilization fees on the average unused portion of each of the facilities.

   This summary of the material provisions of the DDi Europe facilities agreement is qualified in its entirety by reference to all of the provisions of the agreement, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

                          DESCRIPTION OF CAPITAL STOCK

General Matters

   As of the date of this offering, the total amount of our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of one or more series of preferred stock.

   Based on shares outstanding as of June 30, 2000, after giving effect to this offering, we will have 43,928,511 shares of common stock and no shares of preferred stock outstanding. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

   The certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

   The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. Please see "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

   Our common stock is quoted on The Nasdaq National Market under the symbol "DDIC."

Preferred Stock

   Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

   There are no shares of preferred stock outstanding, and we have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Registration Rights

   As a result of the stockholders agreement dated March 31, 2000 between us and some of our stockholders, some of our stockholders are entitled to rights with respect to the registration of some or all of their shares of common stock under the Securities Act as described below.

   Bain Capital Demand Registration Rights. At any time between October 11, 2000 and April 11, 2005, subject to the lock-up agreements described in "Shares Available for Future Sale," the holders of at least 25% of the aggregate number of shares of common stock held by Bain Capital funds and their affiliates can request that we register all or a portion of their shares. We will be required to file registration statements in response to their demand registration rights. We may postpone the filing of a registration statement for up to 60 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

   Other Demand Registration Rights. At any time between April 6, 2001 and April 11, 2005, DI Investors, LLC, or any of its affiliates that hold at least 50% of the shares of common stock originally issued to DI Investors, LLC, can request that we register all or a portion of their shares. We will only be required to file two registration statements in response to their demand registration rights. We will not be required to file a registration statement in response to their demand registration rights within 180 days following the effective date of any registration statement made by us for our own account. We may postpone the filing of a registration statement for up to 60 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders. Additionally, between October 11, 2000 and April 11, 2001, subject to the lock-up agreements described in "Shares Available for Future Sale," some of the former shareholders of MCM Electronics may demand to register up to one-half of their shares of our common stock in a non-underwritten offering.

   Piggyback Registration Rights. If we register any securities for public sale, some of our executive officers and other holders of shares of our common stock will have the right to include their shares of common stock in the registration statement. This right is triggered by this offering, and the holders of our common stock who are party to our stockholders agreement are being given an opportunity to participate in this offering subject to the terms of the agreement. This right does not apply to a registration statement relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders due to marketing reasons.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

Other Provisions of Our Certificate of Incorporation and By-laws

   Our certificate of incorporation provides for the board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. See "Management--Board Composition." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

   Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require the board to call a special meeting.

   The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

   The certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by a majority of those directors who are not affiliated or associated with any person or entity holding 10% or more of the voting power of our outstanding capital stock other than those directors who are affiliated or associated with the Bain Capital funds. This requirement of a super-majority vote to approve amendments to the certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Provisions of Delaware Law Governing Business Combinations

   Following the consummation of this offering, we are subject to the "business combination" provisions of the Delaware General Corporation Law. In general such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder" unless:

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

   A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates or associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. However, our certificate of incorporation provides that a stockholder affiliated or associated with the Bain Capital funds will not be considered an "interested stockholder," notwithstanding that stockholder's percentage ownership of our voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because no shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Based on shares outstanding as of June 30, 2000, upon completion of this offering, we will have outstanding an aggregate of 43,928,511 shares of our common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering and our initial public offering and issued pursuant to exercises of options after May 18, 2000 or pursuant to our ESPP may be freely traded without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

   Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144 and Rule 701, restricted shares totaling 24,750,000 will be available for sale in the public market 90 days after the date of this prospectus. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules.

Lock-up Agreements

   We, our directors and executive officers, the holders of substantially all of the shares of our common stock not issued in connection with our initial public offering, other than shares of common stock offered for sale pursuant to this prospectus by the selling stockholders will enter into lock-up agreements with the underwriters prior to the effectiveness of this registration statement. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without notice, Credit Suisse First Boston Corporation may, in its sole discretion, release all or some of the securities from these lock-up agreements. Transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up:

  .  with the prior written consent of Credit Suisse First Boston
     Corporation;

  .  as a bona fide gift;

  .  to a family member or affiliate; or

  .  to any trust.

Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 439,285 shares of common stock immediately after this offering; or

  . the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

   The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

   No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

   We have filed a registration statement under the Securities Act covering 7,598,588 shares of common stock both reserved for issuance under our 2000 Equity Incentive Plan, our Employee Stock Purchase Plan and pursuant to all previous option grants.

   All options to purchase shares outstanding under our 2000 Equity Incentive Plan will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

Registration Rights under Stockholders Agreement

   Following this offering, some of our stockholders will, under some circumstances, have the right to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated October 11, 2000, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective numbers of shares of common stock:

                                                                        Number
       Underwriter                                                     of Shares
       -----------                                                     ---------
  Credit Suisse First Boston Corporation.............................. 2,700,000
  Robertson Stephens, Inc............................................. 1,650,000
  Chase Securities Inc................................................   900,000
  Lehman Brothers Inc.................................................   375,000
  Thomas Weisel Partners LLC..........................................   375,000
                                                                       ---------

      Total........................................................... 6,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   The selling stockholders have granted to the underwriters a 30-day option to purchase up to an aggregate of 900,000 additional shares from the selling stockholders at the offering price less the underwriting discounts and commissions. See "Principal and Selling Stockholders." The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.84 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the offering, the public offering price and concession and discount to broker/dealers may be changed by the representative.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay. We are paying all expenses associated with this offering other than underwriting discounts and commissions of the selling stockholders.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid by
 us.....................      $1.40          $1.40        $6,451,370     $6,451,370
Expenses payable by us..      $0.43          $0.43        $2,000,000     $2,000,000
Underwriting Discounts
 and Commissions paid by
 selling stockholders...      $1.40          $1.40        $1,948,630     $3,208,630

   Chase Securities Inc., one of the underwriters, may be deemed to be our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston

Corporation for a period of 90 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers and directors, the holders of substantially all of our common stock not issued in connection with our initial public offering, except for shares offered for sale by this prospectus, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus.

   We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   In connection with a recapitalization in October 1997, affiliates of Chase Securities Inc. that, in the aggregate, beneficially own 8.46% of our shares of common stock prior to this offering, and Chase Securities Inc. were paid fees aggregating approximately $16 million and received common stock warrants valued at approximately $3.4 million.

   Also, The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is a lender and the agent for the other lending banks under the Dynamic Details senior credit facility, and is a counterparty to one of our interest rate exchange agreements. In its role as collateral, co-syndication and administrative agent with regard to the establishment of the Dynamic Details senior credit facility, The Chase Manhattan Bank received $2.4 million in fees and additional fees when we amended the terms of the Dynamic Details senior credit facility on March 22, 2000. Further, Chase Securities Inc. acted as the initial purchaser (underwriter) for the sale of the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes. Banking affiliates of Robertson Stephens, Inc. are also lenders under the Dynamic Details senior credit facility and counterparties to some of our interest rate exchange agreements. Each lender under the Dynamic Details senior credit facility will receive a fee of 25 basis points of the lender's commitment in connection with the amendment to this facility, which will become effective upon the closing of this offering.

   We intend to use a portion of the net proceeds from the sale of common stock to repay indebtedness, including some of the DDi Capital senior discount notes. Chase affiliates hold some of these notes.

   We are currently in material compliance with the terms of our Dynamic Details senior credit facility and the DDi Capital Senior discount notes. The decision of Chase Securities Inc. to participate in the offering was made independent of its affiliates that hold our securities and of The Chase Manhattan Bank. The decision of Robertson Stephens, Inc. to participate in the offering was made independent of its banking affiliates. These affiliates had no involvement in determining whether or when to distribute our common stock under this offering or the terms of this offering. Chase Securities Inc. and Robertson Stephens, Inc. will not receive, exclusive of their affiliates that may receive proceeds from this offering as described herein, any benefit from this offering other than their portion of the underwriting commissions as paid by us.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealer from whom such purchase confirmation is received that

(i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock to be issued in this offering will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Some partners of Ropes & Gray are members in RGIP, L.L.C., which owned 66,318 shares of common stock as of June 30, 2000. RGIP, L.L.C. is also an investor in the Bain Capital funds. RGIP, L.L.C. is a selling stockholder participating in this offering. Legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Some partners of Skadden, Arps, Slate, Meagher & Flom LLP, through their investment in Project Capital 1995 LLC, have a limited partnership interest in Bain Capital Fund V, L.P. Such partners do not have the power to vote or dispose of the shares owned by such fund. Ropes & Gray has, from time to time, represented, and may continue to represent, some of the underwriters in connection with various legal matters and the Bain Capital funds and some of their affiliates, including us, in connection with various legal matters.

                                    EXPERTS

   The consolidated financial statements of DDi Corp. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Dynamic Circuits, Inc., for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of MCM Electronics Limited as of 31 March 2000 and for the nine months then ended and the consolidated financial statements of Symonds Limited for the three months ended 30 June 1999 included in this prospectus have been so included in reliance on the report of KPMG Audit Plc, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Automata International, Inc. and subsidiaries as of September 30, 1998 and for each of the two years in the period ended September 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The consolidated financial statements of Automata International, Inc. and subsidiaries as of October 2, 1999 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the October 2, 1999 financial statements contains an explanatory paragraph that states that Automata filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the Bankruptcy process raised substantial doubt about Automata's ability to continue as a going concern. The Automata consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at http://www.sec.gov.

   We and our subsidiaries DDi Capital Corp. and Dynamic Details, Incorporated have filed annual, quarterly and current reports and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                                   DDi CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           -----
DDi Corp.:
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets as of December 31, 1999 and 1998 and as of
 June 30, 2000 (unaudited)...............................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997 and the Six Months Ended June 30, 2000 and 1999
 (unaudited) ............................................................  F-4
Consolidated Statements of Comprehensive Loss for the Years Ended
 December 31, 1999, 1998 and 1997 and the Six Months Ended June 30, 2000
 and 1999 (unaudited)....................................................  F-5
Consolidated Statements of Stockholders' Deficit for the Years Ended
 December 31, 1999, 1998 and 1997 and the Six Months Ended June 30, 2000
 (unaudited).............................................................  F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997 and the Six Months Ended June 30, 2000 and 1999
 (unaudited).............................................................  F-8
Notes to Consolidated Financial Statements...............................  F-9

Dynamic Circuits Inc.:
Report of Independent Accountants........................................  F-38
Consolidated Statements of Income for the Year Ended December 31, 1997
 and for the Six Months Ended June 30, 1998 and 1997 (unaudited).........  F-39
Consolidated Statements of Shareholders' Deficit for the Year Ended
 December 31, 1997 and the Six Months Ended June 30, 1998 (unaudited)....  F-40
Consolidated Statements of Cash Flows for the Year Ended December 31,
 1997 and the Six Months Ended June 30, 1998 and 1997 (unaudited)........  F-41
Notes to Consolidated Financial Statements...............................  F-42
MCM Electronics Limited/Symonds Limited:
Report of Independent Public Accountants.................................  F-52
Consolidated profit and loss accounts....................................  F-53
Reconciliations of movements in consolidated shareholders' funds.........  F-54
Consolidated balance sheets..............................................  F-55
Consolidated cash flow statements........................................  F-56
Accounting policies......................................................  F-57
Notes to the financial statements........................................  F-60
Automata International, Inc. and Subsidiaries
Independent Auditors' Report.............................................  F-81
Report of Independent Public Accountants.................................  F-82
Consolidated Balance Sheets as of October 2, 1999 and September 30, 1998
 ........................................................................  F-83
Consolidated Statements of Operations and Comprehensive Income (loss) for the Years Ended October 2, 1999, and September 30, 1998 and 1997 .......  F-84
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the Years Ended October 2, 1999, and September 30, 1998 and 1997 .......  F-85
Consolidated Statements of Cash Flows for the Years Ended October 2,
 1999, and September 30, 1998 and 1997 ..................................  F-86
Notes to Consolidated Financial Statements...............................  F-87

Consolidated Balance Sheets as of July 1, 2000 (unaudited) and October 2,
 1999....................................................................  F-105
Consolidated Statements of Operations and for the nine months ended July
 1, 2000 and July 3, 1999 (unaudited)....................................  F-106
Consolidated Statements of Cash Flows for the nine months ended July 1,
 2000 and July 3, 1999 (unaudited).......................................  F-107
Notes to Unaudited Consolidated Financial Statements.....................  F-108

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
DDi Corp.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of DDi Corp. ("Holdings") and its subsidiaries (collectively, the "Company") at December 31, 1999 and 1998, and the results of their operations, changes in stockholders' deficit and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

Orange County, California
February 14, 2000, except for the sixth paragraph of Note 1 as to which the date is April 14, 2000

                                   DDi CORP.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                 December 31,        June 30,
                                              --------------------  -----------
                                                1998       1999        2000
                                              ---------  ---------  -----------
                                                                    (unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents.................. $   2,109  $     648   $   4,081
  Accounts receivable, net...................    34,764     42,774      66,178
  Income tax receivable......................     3,793        --          --
  Inventories................................    12,615     20,209      30,306
  Prepaid expenses and other.................     3,110      2,499       4,480
  Deferred tax asset.........................     4,816      5,215       5,215
                                              ---------  ---------   ---------
    Total current assets.....................    61,207     71,345     110,260
                                              ---------  ---------   ---------
Property, plant and equipment, net...........    61,018     63,209      77,043
Debt issue costs, net........................    15,929     13,833      11,264
Goodwill and other intangibles, net..........   226,286    205,462     265,179
Other........................................       566        486       2,905
                                              ---------  ---------   ---------
                                              $ 365,006  $354,335    $ 466,651
                                              =========  =========   =========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term debt and
   capital lease obligations................. $   4,390  $   7,035   $  11,203
  Current portion of deferred interest rate
   swap income...............................       --       1,458         881
  Current maturities of deferred notes
   payable...................................     2,788      2,514       1,337
  Revolving credit facility..................     7,000        --          500
  Accounts payable...........................    14,612     18,055      31,845
  Accrued expenses ..........................    17,151     22,311      28,394
  Income tax payable.........................       --         894       1,159
                                              ---------  ---------   ---------
    Total current liabilities................    45,941     52,267      75,319
                                              ---------  ---------   ---------
Long-term debt and capital lease obliga-
 tions.......................................   462,498    469,703     378,748
Deferred interest rate swap income...........       --       3,881       2,636
Deferred notes payable.......................     3,743      1,448       1,342
Deferred tax liability.......................    21,913     13,420      13,722
Other........................................       686        731         713
                                              ---------  ---------   ---------
    Total liabilities........................   534,781    541,450     472,480
                                              ---------  ---------   ---------
Commitments and contingencies (Note 13)

Stockholders' deficit:
  Common stock, $0.01 par value, 75,000,000
   shares authorized, 24,182,636 and
   24,302,831 shares issued and outstanding
   at December 31, 1998 and 1999,
   respectively and 39,320,390 shares issued
   and outstanding at June 30, 2000..........       242        243         393
  Additional paid in capital.................   162,552    162,662     347,099
  Accumulated other comprehensive income.....       --         --       (1,166)
  Stockholder receivables....................      (648)      (666)       (701)
  Accumulated deficit........................  (331,921)  (349,354)   (351,454)
                                              ---------  ---------   ---------
    Total stockholders' deficit..............  (169,775)  (187,115)     (5,829)
                                              ---------  ---------   ---------
                                              $ 365,006  $354,335    $ 466,651
                                              =========  =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)

                                                          Six Months Ended
                            Year Ended December 31,           June 30,
                           ----------------------------  --------------------
                             1997      1998      1999      1999       2000
                           --------  --------  --------  --------  ----------
                                                             (unaudited)
Net sales................. $ 78,756  $174,853  $292,493  $130,919  $  176,818
Cost of goods sold........   38,675   119,559   202,387    92,445     115,488
                           --------  --------  --------  --------  ----------
  Gross profit............   40,081    55,294    90,106    38,474      61,330
Operating expenses:
  Sales and marketing.....    7,278    12,801    23,613    10,070      14,805
  General and
   administration.........    2,057     8,442    15,362     7,073       9,965
  Amortization of
   intangibles............      --     10,899    22,262    11,826      10,925
  Restructuring and other
   related charges........      --        --      7,000       --          --
  Stock compensation and
   related bonuses........   31,271       --        --        --          --
  Compensation to former
   CEO....................    2,149       --        --        --          --
  Write-off of acquired
   in-process research and
   development............      --     39,000       --        --          --
                           --------  --------  --------  --------  ----------
  Operating income
   (loss).................   (2,674)  (15,848)   21,869     9,505      25,635
Interest expense (net),
 including interest paid
 to former stockholder of
 $756, $781 and $723 in
 1997, 1998 and 1999,
 respectively, and $370
 and $355 during the six
 months ended June 30,
 1999 and 2000,
 respectively.............   25,196    37,416    46,717    23,301      22,689
                           --------  --------  --------  --------  ----------
  Income (loss) before
   income taxes and
   extraordinary loss.....  (27,870)  (53,264)  (24,848)  (13,796)      2,946
Income tax benefit
 (expense)................   10,858     3,566     7,415     3,576      (2,495)
                           --------  --------  --------  --------  ----------
Income (loss) before
 extraordinary loss.......  (17,012)  (49,698)  (17,433)  (10,220)        451
Extraordinary loss--early
 extinguishment of debt,
 net of income tax benefit
 of $1,104 and $1,480 in
 1997 and 1998,
 respectively and $1,631
 during the six months
 ended June 30, 2000......   (1,588)   (2,414)      --        --       (2,551)
                           --------  --------  --------  --------  ----------
Net loss..................  (18,600)  (52,112)  (17,433)  (10,220)     (2,100)
Priority distribution due
 shares of Class L common
 stock....................   (1,075)   (6,272)  (14,112)   (6,816)     (4,356)
                           --------  --------  --------  --------  ----------
Net loss allocable to
 common stock............. $(19,675) $(58,384) $(31,545) $(17,106) $   (6,456)
                           ========  ========  ========  ========  ==========
Income (loss) per share
 (basic and diluted):
  Before extraordinary
   item................... $  (3.41) $  (7.36) $  (3.21) $  (1.75) $    (0.18)
  Extraordinary item...... $  (0.30) $  (0.32) $    --   $    --   $    (0.11)
  Net loss................ $  (3.71) $  (7.68) $  (3.21) $  (1.75) $    (0.29)
Supplemental pro forma net loss per share--
 basic and diluted (unaudited)..............                       $    (0.01)
                                                                   ==========
Supplemental pro forma weighted average
 shares outstanding--basic and diluted
 (unaudited)................................                       24,251,613
                                                                   ==========

--------

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (In thousands)

                                                             Six Months Ended
                               Year Ended December 31,           June 30,
                              ----------------------------  -------------------
                                1997      1998      1999      1999       2000
                              --------  --------  --------  ---------  --------
                                                               (unaudited)
Net loss..................... $(18,600) $(52,112) $(17,433) $ (10,220) $ (2,100)
Other comprehensive loss:
  Foreign currency
   translation adjustments...      --        --        --         --     (1,166)
                              ========  --------  --------  ---------  --------
Comprehensive loss........... $(18,600) $(52,112) $(17,433) $ (10,220) $ (3,266)
                              ========  ========  ========  =========  ========



  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              (In thousands, except share and per share amounts)

                                Convertible       Old Common
                              Preferred Stock       Stock          Common Stock    Additional
                              ----------------  ---------------  -----------------  Paid-In   Stockholder Accumulated
                              Shares   Amount   Shares  Amount     Shares   Amount  Capital   Receivables   Deficit
                              ------  --------  ------  -------  ---------- ------ ---------- ----------- -----------
Balance, December
31, 1996.........              6,601  $ 13,532   2,758  $ 5,301             $ --    $   --       $ --     $ (133,612)
 Accretion of
 temporary equity
 to fair value...                --        --      --       --          --    --        --         --        (41,244)
 Compensation
 expense on
 vesting of
 options.........                --        --      --       --          --    --     21,220        --            --
 Equity
 exchanges,
 cancellations
 and
 distributions to
 stockholders
 (net of fees of
 $3,499).........             (6,601)  (13,532) (2,758)  (5,301)        --    --    (21,220)       --        (86,353)
 Recapitalization
 (net of fees of
 $1,130).........                --        --      --       --   13,122,407   131    78,887       (634)          --
 Issuance of
 common stock in
 NTI
 acquisition.....                --        --      --       --    1,505,498    15    10,185        --            --
 Net loss........                --        --      --       --          --    --        --         --        (18,600)
                              ------  --------  ------  -------  ---------- -----   -------      -----    ----------
Balance, December
31, 1997.........                --        --      --       --   14,627,905   146    89,072       (634)     (279,809)
 Issuance of common stock in
 DCI merger......                --        --      --       --    9,188,221    92    73,154        --            --
 Issuance of
 common stock
 upon exercise of
 stock options...                --        --      --       --      328,357     3       111        --            --
 Issuance of
 common stock....                --        --      --       --       38,153     1       215        --            --
 Accrued interest
 on stockholder
 receivables.....                --        --      --       --          --    --        --         (41)          --
 Repayment of
 stockholder
 receivables ....                --        --      --       --          --    --        --          27           --
 Net loss .......                --        --      --       --          --    --        --         --        (52,112)
                              ------  --------  ------  -------  ---------- -----   -------      -----    ----------
                                                         Temporary Stockholders'
                                                                  Equity
                               Accumulated             ------------------------------
                                  Other                Redeemable  Common
                              Comprehensive              Common    Stock
                                  Loss        Total      Stock    Warrants   Total
                              ------------- ---------- ---------- --------- ---------
Balance, December
31, 1996.........                 $ --      $(114,779)  $ 38,906  $ 3,200   $ 42,106
 Accretion of
 temporary equity
 to fair value...                   --        (41,244)    38,094    3,150     41,244
 Compensation
 expense on
 vesting of
 options.........                   --         21,220        --       --         --
 Equity
 exchanges,
 cancellations
 and
 distributions to
 stockholders
 (net of fees of
 $3,499).........                   --       (126,406)   (77,000)  (6,350)   (83,350)
 Recapitalization
 (net of fees of
 $1,130).........                   --         78,384        --       --         --
 Issuance of
 common stock in
 NTI
 acquisition.....                   --         10,200        --       --         --
 Net loss........                   --        (18,600)       --       --         --
                              ------------- ---------- ---------- --------- ---------
Balance, December
31, 1997.........                   --       (191,225)       --       --         --
 Issuance of common stock in
 DCI merger......                   --         73,246        --       --         --
 Issuance of
 common stock
 upon exercise of
 stock options...                   --            114        --       --         --
 Issuance of
 common stock....                   --            216        --       --         --
 Accrued interest
 on stockholder
 receivables.....                   --            (41)       --       --         --
 Repayment of
 stockholder
 receivables ....                   --             27        --       --         --
 Net loss .......                   --        (52,112)       --       --         --
                              ------------- ---------- ---------- --------- ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              (In thousands, except share and per share amounts)

                    Convertible
                     Preferred    Old Common                                                         Accumulated
                       Stock         Stock       Common Stock    Additional                             Other
                   ------------- ------------- -----------------  Paid-In   Stockholder Accumulated Comprehensive
                   Shares Amount Shares Amount   Shares   Amount  Capital   Receivables   Deficit       Loss        Total
                   ------ ------ ------ ------ ---------- ------ ---------- ----------- ----------- ------------- ---------
Balance, December
31, 1998.........   --      --    --      --   24,182,636   242    162,552      (648)     (331,921)        --      (169,775)
 Issuance of
 common stock
 upon exercise of
 stock options...   --      --    --      --      110,774     1         44       --            --          --            45
 Issuance of
 common stock....   --      --    --      --        9,421   --          66       --            --          --            66
 Accrued interest
 on stockholder
 receivables.....   --      --    --      --          --    --         --        (34)          --          --           (34)
 Repayment of
 stockholder
 receivables.....   --      --    --      --          --    --         --         16           --          --            16
 Net loss........   --      --    --      --          --    --         --        --        (17,433)        --       (17,433)
                    ---    ----   ---    ----  ----------  ----   --------     -----     ---------     -------    ---------
Balance, December
31, 1999.........   --      --    --      --   24,302,831   243    162,662      (666)     (349,354)        --      (187,115)
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).       --      --    --      --      309,325     3        599       --            --          --           602
 Issuance of
 common stock in
 initial public
 offering, net of
 offering costs
 of $15,607
 (unaudited).....   --      --    --      --   12,000,000   120    152,273       --            --          --       152,393
 Issuance of
 common stock in
 MCM acquisition
 (unaudited).....   --      --    --      --    2,230,619    22     31,206       --            --          --        31,228
 Issuance of
 common stock
 upon exercise of
 warrants
 (unaudited).....   --      --    --      --      447,123     5        --        --            --          --             5
 Issuance of
 common stock
 through Employee
 Stock Purchase
 Plan
 (unaudited).....   --      --    --      --       30,492   --         359       --            --          --           359
 Foreign currency
 translation
 adjustment
 (unaudited).....   --      --    --      --          --    --         --        --            --       (1,166)      (1,166)
 Accrued interest
 on stockholder
 receivables
 (unaudited).....   --      --    --      --          --    --         --        (18)          --          --           (18)
 Repayment
 (borrowings) of
 stockholder
 receivables
 (unaudited).....   --      --    --      --          --    --         --        (17)          --          --           (17)
 Net loss
 (unaudited).....   --      --    --      --          --    --         --        --         (2,100)        --        (2,100)
                    ---    ----   ---    ----  ----------  ----   --------     -----     ---------     -------    ---------
Balance, June 30,
2000
(unaudited)......   --     $--    --     $--   39,320,390  $393   $347,099     $(701)    $(351,454)    $(1,166)   $  (5,829)
                    ===    ====   ===    ====  ==========  ====   ========     =====     =========     =======    =========
                   Temporary Stockholders' Equity
                   --------------------------------------
                                   Common
                    Redeemable     Stock
                   Common Stock   Warrants     Total
                   ------------- ------------ -----------
Balance, December
31, 1998.........            --           --         --
 Issuance of
 common stock
 upon exercise of
 stock options...            --           --         --
 Issuance of
 common stock....            --           --         --
 Accrued interest
 on stockholder
 receivables.....            --           --         --
 Repayment of
 stockholder
 receivables.....            --           --         --
 Net loss........            --           --         --
                   ------------- ------------ -----------
Balance, December
31, 1999.........            --           --         --
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).                --           --         --
 Issuance of
 common stock in
 initial public
 offering, net of
 offering costs
 of $15,607
 (unaudited).....            --           --         --
 Issuance of
 common stock in
 MCM acquisition
 (unaudited).....            --           --         --
 Issuance of
 common stock
 upon exercise of
 warrants
 (unaudited).....            --           --         --
 Issuance of
 common stock
 through Employee
 Stock Purchase
 Plan
 (unaudited).....            --           --         --
 Foreign currency
 translation
 adjustment
 (unaudited).....            --           --         --
 Accrued interest
 on stockholder
 receivables
 (unaudited).....            --           --         --
 Repayment
 (borrowings) of
 stockholder
 receivables
 (unaudited).....            --           --         --
 Net loss
 (unaudited).....            --           --         --
                   ------------- ------------ -----------
Balance, June 30,
2000
(unaudited)......     $      --    $      --  $      --
                   ============= ============ ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Six Months
                             Year Ended December 31,         Ended June 30,
                           ------------------------------  -------------------
                             1997       1998       1999      1999      2000
                           ---------  ---------  --------  --------  ---------
                                                              (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss................  $ (18,600) $ (52,112) $(17,433) $(10,220) $  (2,100)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
   Write-off of acquired
    in-process research
    and development......        --      39,000       --        --         --
   Restructuring and
    other related
    charges..............        --         --      7,000       --         --
   Depreciation..........      2,568      9,212    14,413     7,046      8,469
   Amortization of debt
    issuance costs and
    discount.............     13,972     15,678    16,226     7,872     10,492
   Amortization of
    goodwill and
    intangible assets....        --      10,899    22,262    11,826     10,925
   Amortization of
    deferred interest
    rate swap income.....        --         --       (724)      --      (1,820)
   Deferred income
    taxes................     (3,834)    (4,478)   (8,892)   (3,617)       --
   Interest income on
    stockholder
    receivables..........        --         (41)      (34)      (18)       (18)
   Stock compensation
    expense..............     21,271        --        --        --         --
 Change in operating
  assets and
  liabilities, net of
  acquisitions:
   (Increase) decrease in
    accounts receivable..     (2,249)       196    (7,703)   (9,211)   (11,053)
   (Increase) decrease in
    inventories..........       (397)         5    (9,813)   (6,892)    (5,587)
   (Increase) decrease in
    prepaid expenses and
    other................       (905)     2,422    (1,066)     (919)    (2,867)
   Increase (decrease) in
    current income
    taxes................     (8,757)     4,744     4,687     4,568     (1,699)
   Increase (decrease) in
    accounts payable.....      1,106     (3,943)    3,227    11,025      4,399
   Increase (decrease) in
    accrued expenses.....      4,924     (4,887)    2,662     1,899      2,708
                           ---------  ---------  --------  --------  ---------
     Net cash provided by
      operating
      activities.........      9,099     16,695    24,812    13,359     11,849
                           ---------  ---------  --------  --------  ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of equipment
  and leasehold
  improvements...........     (6,000)   (15,925)  (18,225)   (8,064)   (10,664)
 Acquisition of NTI,
  less cash acquired.....    (38,948)       --        --        --         --
 NTI acquisition-related
  expenditures...........        --        (218)      --        --         --
 Merger with DCI, less
  cash acquired..........        --    (178,670)      --        --         --
 DCI merger-related
  expenditures...........        --         --       (323)     (212)       --
 Costs incurred in
  connection with the
  acquisition of MCM,
  net of cash acquired
  of $7,794..............        --         --        --        --      (2,263)
                           ---------  ---------  --------  --------  ---------
     Net cash used in
      investing
      activities.........    (44,948)  (194,813)  (18,548)   (8,276)   (12,927)
                           ---------  ---------  --------  --------  ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from the
  issuance of Bridge
  Loans..................    140,000        --        --        --         --
 Repayment of Bridge
  Loans..................   (140,000)       --        --        --         --
 Proceeds from issuance
  of long-term debt......    276,455    288,425       --        --         --
 Payments on long-term
  debt...................    (99,300)  (106,089)   (3,263)   (1,088)  (144,772)
 Net borrowings
  (repayments) on the
  revolving credit
  facility...............        --       7,000    (7,000)   (7,000)       500
 Payments of debt
  issuance and capital
  costs..................    (19,469)    (8,324)      --        --         --
 Payments of deferred
  note payable...........        --      (1,611)   (2,569)   (1,138)    (1,284)
 Principal payments on
  capital lease
  obligations............       (459)      (809)   (1,016)     (484)      (674)
 Cash dividends paid.....       (128)       --        --        --         --
 Redemption of Old
  Common Stock...........   (188,143)       --        --        --         --
 Issuance of common
  stock..................     72,101        217       --        --         --
 Payments of escrow
  payable to redeemed
  stockholders...........        --      (4,100)      --        --      (1,267)
 Repayment (borrowings)
  of stockholder
  receivables............        --          27        16        16        (17)
 Proceeds from interest
  rate swaps.............        --         --      6,062     6,062        --
 Payments of loan
  financing fees.........        --         --        --        --        (742)
 Proceeds from issuance
  of common stock
  through initial public
  offering...............        --         --        --        --     156,660
 Costs incurred in
  connection with the
  issuance of common
  stock through initial
  public offering........        --         --        --        --      (4,267)
 Issuance of common
  stock through Employee
  Stock Purchase Plan....        --         --        --        --         359
 Proceeds from exercise
  of stock options.......        --         114        45        35        602
                           ---------  ---------  --------  --------  ---------
     Net cash provided by
      (used in) financing
      activities.........     41,057    174,850    (7,725)   (3,597)     5,098
                           ---------  ---------  --------  --------  ---------
 Effect of exchange rate
  changes on cash........        --         --        --        --        (587)
                           ---------  ---------  --------  --------  ---------
     Net increase
      (decrease) in cash
      and cash
      equivalents........      5,208     (3,268)   (1,461)    1,486      3,433
                           ---------  ---------  --------  --------  ---------
Cash and cash
 equivalents, beginning
 of period...............        169      5,377     2,109     2,109        648
                           ---------  ---------  --------  --------  ---------
Cash and cash
 equivalents, end of year
 period..................  $   5,377  $   2,109  $    648  $  3,595  $   4,081
                           =========  =========  ========  ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except share and per share amounts)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

   The consolidated financial statements include the accounts of DDi Corp. ("Holdings" or "Parent") and subsidiaries. As used herein, the "Company" means Holdings and its subsidiaries.

   In connection with the Recapitalization (as defined below), Holdings changed its name to Details Holdings Corp., incorporated Details, Inc. (now Dynamic Details, Incorporated ("Dynamic Details")) as a wholly-owned subsidiary and contributed substantially all of its assets, subject to certain liabilities, to Dynamic Details. In November 1997, Holdings organized Details Capital Corp. (now DDi Capital Corp.) ("DDi Capital") as a wholly-owned subsidiary and, in February 1998, contributed substantially all its assets (including the shares of common stock of Dynamic Details), subject to certain liabilities, including discount notes (as described in Note 6, the "Capital Senior Discount Notes"), to Details Capital. In July 1998, Holdings organized Details Intermediate Holdings Corp. (now DDi Intermediate Holdings Corp.) ("Intermediate") as a wholly-owned subsidiary and contributed all of the shares of common stock of Details Capital to Intermediate. In April 2000, Holdings acquired MCM Electronics Limited ("MCM"), (see Note 14) and has subsequently combined MCM with its other European operations to form DDi Europe Limited ("DDi Europe"). DDi Europe, Dynamic Details and Dynamic Details Design, LLC, a wholly-owned subsidiary of Intermediate formed in 1998, represent the operating divisions of Holdings.

   The consolidated financial statements include the accounts of Holdings' wholly-owned subsidiaries Colorado Springs Circuits Inc. ("NTI") (d/b/a Dynamic Details, Inc.-Colorado Springs) commencing on December 22, 1997 (date of acquisition), Dynamic Circuits, Inc. ("DCI") (d/b/a Dynamic Details, Inc.- Silicon Valley) commencing on July 23, 1998 (date of merger) and DDi Europe commencing on April 14, 2000 (date of acquisition of MCM). All intercompany transactions have been eliminated in consolidation.

   The financial information presented as of and for the periods ending June 30, 2000 and 1999 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to consolidated financial statement related to the interim period is also unaudited.

   Recapitalization--On October 28, 1997, the Recapitalization of Holdings took place as follows: (i) DI Acquisition Corp. ("DIA"), a transitory merger corporation, was capitalized with a $62.4 million investment from (a) investment funds associated with Bain Capital, Inc. ($46.3 million), (b) Chase Manhattan Capital, L.P. and its affiliates ("CMC") ($11.2 million) and
(c) other investors ($4.9 million); (ii) DIA, which had no operations and was formed solely for the purpose of effecting the Recapitalization, merged with and into Holdings with Holdings surviving the merger; (iii) certain stockholders and option holders of Holdings received an aggregate amount of cash equal to approximately $184.3 million (plus future escrow payments of approximately $8.6 million); (iv) CMC retained approximately 7.7% of the fully-diluted equity of Holdings, and certain other stockholders of Holdings retained approximately 2.8% of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions); (v) management retained approximately 17.1% (including certain options to acquire shares of common stock of Holdings) of the fully-diluted equity of Holdings and acquired additional shares and options to acquire additional shares representing 10.4% of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions); (vi) the Company obtained $140 million of bridge loans; and (vii) the Company obtained borrowings under the Dynamic Details senior term facility (as described in Note 6, the "Senior Term Facility") of $91.4 million. The existing shareholders prior to the Recapitalization retained in excess of 20% of

                                   DDi CORP.

               (In thousands, except share and per share amounts)

the fully diluted common stock of Holdings after the Recapitalization and, accordingly, push-down accounting was not reflected in the accompanying consolidated financial statements as permitted by Staff Accounting Bulletin
No. 54 of the Securities and Exchange Commission. The merger of DIA referred to above was reflected in the accompanying consolidated financial statements as a Recapitalization and, accordingly, the historical bases of the Company's assets and liabilities were not affected.

   Initial Public Offering--Concurrent with the closing of DDi Corp.'s initial public offering on April 14, 2000 (see Note 18), each share of Class L common stock was reclassified into one share of Class A common stock plus an additional number of shares of Class A common stock (determined by dividing the preference amount of such per share by the initial public offering price of $14.00 per share). Class A and Class L common stock share ratably in the net income (loss) remaining after giving effect to the 12% yield on the Class L common stock. Each share of Class A common stock was then converted into 2.8076 shares of new common stock ("Common Stock") when DDi Corp. reincorporated in the state of Delaware. All periods presented have been retroactively adjusted for the effect of the reclassification and stock split.

Nature of Business

   The Company is a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and other electronics manufacturing service providers. The Company serves over 1,900 customers primarily in the telecommunications, computer and networking industries.

2. SIGNIFICANT ACCOUNTING POLICIES

   Cash and cash equivalents--Management defines cash and cash equivalents as highly liquid deposits with a remaining maturity of 90 days or less. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

   Inventories--Inventories include freight-in, materials, labor and manufacturing overhead costs and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

   Property, plant and equipment--Property, plant and equipment are stated at cost or in the case of property, plant and equipment acquired through business combinations, at fair value based upon allocated purchase price at the acquisition date. Depreciation is provided over the estimated useful lives of the assets using both the straight-line and accelerated methods. For leasehold improvements, amortization is provided over the shorter of the estimated useful lives of the assets or the lease term and included in the caption depreciation expense. See Note 5 for additional information.

   Debt issue costs and debt discounts--The Company deferred certain debt issue costs relating to the establishment of its various debt facilities and the issuance of its debt instruments (see Note 6). These costs are capitalized and amortized over the expected term of the related indebtedness using the effective interest method.

   The Company issued both the Capital Senior Discount Notes and the Intermediate Senior Discount Notes (both as defined in Note 6) at a discount. Discounts are reflected in the accompanying balance sheets as a reduction of face value and are amortized over the expected term of the related indebtedness using the effective

                                   DDi CORP.

               (In thousands, except share and per share amounts)

interest method. Amortization included as interest expense amounted to approximately $0.9 million, $9.9 million and $14.1 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   Goodwill and identifiable intangibles--The Company amortizes the goodwill recorded as a result of the acquisition of NTI and the merger with DCI (see
Note 14) on a straight-line basis over 25 years and 20 years, respectively, from the date of each transaction. Management believes that the estimated useful lives established at the dates of each transaction were reasonable based on the economic factors applicable to each of the businesses. Identifiable intangibles represent assets acquired through business combinations, and are stated at their fair values based upon purchase price allocations as of the transaction date. At December 31, 1998 and 1999, these assets are primarily comprised of developed technologies, customer relationships/tradenames, and assembled workforce. The developed technology assets are being charged to income over their estimated useful lives of 10 years, using an accelerated method of amortization, reflective of the relative contribution of each developed technology in periods following the transaction date. The customer relationships/tradenames and assembled workforce assets are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively. As of December 31, 1998 and 1999, the accumulated amortization related to goodwill and identifiable intangibles was approximately $10.9 million and $33.1 million, respectively.

   Revenue recognition--The Company recognizes revenue from the sale of its products upon shipment to its customers. The Company provides a normal warranty on its products and accrues an estimated amount for this expense at the time of the sale.

   Concentration of credit risk--Financial instruments which potentially expose the Company to concentration of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition and maintains reserves; the Company, however, generally does not require collateral. In 1999, no individual customer accounted for 10% or more of the Company's net sales. As of December 31, 1999, one individual customer accounted for 10% of the Company's total receivables. On a pro forma basis (assuming the merger with DCI occurred at the beginning of 1998) for the year ended December 31, 1998, no individual customer accounted for 10% or more of the Company's net sales; and as of December 31, 1998, no individual customer accounted for 10% or more of the Company's total accounts receivable. In 1997, a significant portion of the Company's sales were made to two customers. One of these customers accounted for 13% of the Company's total sales in 1997, with the second customer accounting for 10%.

   Environmental matters--The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. To date, such costs have not been material (see Note 13).

   Income taxes--The Company records on its balance sheet deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in different periods for financial statement purposes versus tax return purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered through future operations (see Note 12).

   Long-lived assets--The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever

                                   DDi CORP.

               (In thousands, except share and per share amounts)

events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

   Foreign currency translation--The Company has designated local currency as the functional currency for its foreign subsidiaries. Accordingly, the assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. The income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resulting translation gains and losses are included as a component of stockholders' equity on the consolidated balance sheet. The impact of these translation gains and losses on comprehensive income are included on the consolidated statement of comprehensive income.

   Derivative financial instruments--The Company has only limited involvement with derivative financial instruments. As of December 31, 1998, the Company had entered into interest rate exchange agreements ("Swap Agreements") to reduce the risk of fluctuations in interest rates applicable to its Senior Term Facility (see Note 6). In January 1999, the Company elected to modify the terms of its Swap Agreements, resulting in no gain or loss. In June 1999, the Company elected to terminate and concurrently replace its Swap Agreements (as modified). The gain recognized from the termination of the Swap Agreements, along with the proceeds received from the execution of the new interest rate exchange agreements ("New Swap Agreements") will be amortized over the term of the respective Swap Agreements using the effective interest method. Amounts to be paid to/(received from) counterparties under its interest rate exchange agreements are reflected as increases/(decreases) to periodic interest expense (see Note 8).

  Stock options--The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation cost related to stock option plans and other forms of stock-based compensation plans. The Company has elected to provide the pro forma disclosures as if the fair value based method had been applied. In accordance with SFAS No. 123, the Company applies the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"), and accordingly, does not recognize compensation expense for its plans to the extent employee options are issued at exercise prices equal to or greater than the fair market value at the date of grant.

   Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Basic and diluted earnings per share--The Company has adopted the provisions of SFAS No. 128 "Earnings Per Share," which requires the Company to report both basic net income (loss) per share, which is based on the weighted average number of common shares outstanding, excluding contingently issuable shares such as the Class L common stock that were contingently convertible into common stock upon certain events, and diluted net income (loss) per share, which is based on the weighted average number of common shares outstanding and dilutive potential common shares outstanding.

   Prior to the initial public offering (see Note 1 and Note 18), the Company had two classes of common stock, Class A common stock ("Class A common") and Class L common stock ("Class L common"). Class L common was identical to Class A common, except that each share of Class L common was entitled to a preferential payment upon any distribution by the Company equal to the original cost of such share ($364.09) plus an amount which accrues from the original issuance date on a daily basis at 12% per annum, compounded

                                   DDi CORP.

               (In thousands, except share and per share amounts)

quarterly. After payment of this preference amount, each share of Class A common and Class L common would then share equally in all distributions.

   There were 233,594, 396,153 and 396,330 Class L common shares issued and outstanding at December 31, 1997, 1998 and 1999, respectively, and 396,153 (unaudited) shares issued and outstanding at June 30, 1999. The stated values for Class L common was $76,146, $147,157 and $147,216 at December 31, 1997,
1998 and 1999, respectively, and $147,157 (unaudited) at June 30, 1999. The Class L common liquidation preference was $159,024 and $179,996 at December 31, 1998 and 1999, respectively.

                                                             Six Months Ended June
                              Year Ended December 31                  30,
                         ----------------------------------  -----------------------
                            1997        1998        1999        1999        2000
                         ----------  ----------  ----------  ----------  -----------
                                                                  (unaudited)         ---
Numerator:
Income (loss) before
 extraordinary item..... $  (17,012) $  (49,698) $  (17,433) $  (10,220) $       451
Priority distribution
 due shares of Class L
 common stock...........     (1,075)     (6,272)    (14,112)     (6,886)      (4,356)
                         ----------  ----------  ----------  ----------  -----------
Income (loss) allocable
 to common stock........    (18,087)    (55,970)    (31,545)    (17,106)      (3,905)
Extraordinary item......     (1,588)     (2,414)        --          --        (2,551)
                         ----------  ----------  ----------  ----------  -----------
Net loss allocable to
 common stock........... $  (19,675) $  (58,384) $  (31,545) $  (17,106) $    (6,456)
                         ==========  ==========  ==========  ==========  ===========
Denominator:
Weighted average shares
 of common stock
 outstanding............  5,299,600   7,607,024   9,831,042   9,774,179   22,197,156
                         ==========  ==========  ==========  ==========  ===========

   As a result of the loss before extraordinary item, after deducting priority distributions of Class L common stock, incurred during the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000 and 1999, all potential common shares were anti-dilutive and excluded from the diluted net loss per share calculation for those periods.

   Unaudited supplemental pro forma loss per share--Some of the net proceeds to the Company from an anticipated public offering of common stock (at an estimated offering price of $27.88 per share) will be used to retire indebtedness under its Intermediate Senior Discount Notes and Capital Senior Discount Notes (see Note 6). Accordingly, the supplemental pro forma net loss assumes these retirements had taken place at the beginning of the period, and the amount of interest expense eliminated, net of income tax, is $1,913 for the six months ended June 30, 2000. The pro forma weighted average shares outstanding assumes that the proceeds of the sale of 2,054,457 shares of common stock were used to retire debt.

   Reclassifications--Certain prior year amounts have been reclassified to conform with the 1999 presentation. Certain amounts for the six months ended June 30, 2000 have been reclassified to conform with the six months ended June 30, 1999 presentation.

   Recently issued accounting standards-- In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for the Company's fiscal year ending December 31, 1998. For 1998 and 1999, the Company has no elements which give rise to reporting comprehensive income. For the six months ended June 30, 2000, the Company reported comprehensive loss which consisted of net loss plus foreign currency translation adjustment of $(1,166).

   In June 1997, the FASB also issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

This statement became effective for the Company's fiscal year ending December 31, 1998. This pronouncement currently has had no significant impact on the reporting practices of the Company since its adoption. Until such time as the Company diversifies its operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require the Company to reflect the fair value of its derivative instruments (see Note 8) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Company believes that adopting SAB 101 will not have a material impact on its financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of Accounting Principal Board No. 25 This interpretation clarifies:

  . the definition of employee for purposes of applying Opinion 25, which deals with stock compensation issues;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and

  . the accounting for an exchange of stock compensation awards in a business combination.

   This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The Company believes that the adoption of FIN 44 will not have a material impact on its financial position or results of operations.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


3. ACCOUNTS RECEIVABLE

   Accounts receivable, net consist of the following:

                                                    December 31,      June 30,
                                                   ----------------  -----------
                                                    1998     1999       2000
                                                   -------  -------  -----------
                                                                     (unaudited)
     Accounts receivable.......................... $36,192  $44,358    $69,012
     Less: Allowance for doubtful accounts........  (1,428)  (1,584)    (2,834)
                                                   -------  -------    -------
                                                   $34,764  $42,774    $66,178
                                                   =======  =======    =======

4. INVENTORIES

   Inventories consist of the following:

                                                      December 31,    June 30,
                                                     --------------- -----------
                                                      1998    1999      2000
                                                     ------- ------- -----------
                                                                     (unaudited)
     Raw materials.................................. $ 6,628 $11,828   $14,491
     Work-in-process................................   4,406   5,601    11,263
     Finished goods.................................   1,581   2,780     4,552
                                                     ------- -------   -------
                                                     $12,615 $20,209   $30,306
                                                     ======= =======   =======

5. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment, net consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
     Buildings and leasehold improvements................... $ 17,255  $ 18,245
     Machinery and equipment................................   61,441    73,092
     Office furniture and equipment.........................    8,352    11,538
     Vehicles...............................................      240       250
     Land...................................................    2,235     2,235
     Deposits on equipment..................................    2,712     3,902
                                                             --------  --------
                                                               92,235   109,262
     Less: Accumulated depreciation.........................  (31,217)  (46,053)
                                                             --------  --------
                                                             $ 61,018  $ 63,209
                                                             ========  ========

   The depreciable lives assigned to buildings are 30-40 years. Existing leaseholds are depreciated over 7-15 years. Machinery, office furniture, equipment and vehicles are each depreciated over 3-7 years. Deposits are not depreciated as the related asset has not been placed into service.

   Buildings and leasehold improvements include capital leases of approximately $5.1 million with related accumulated depreciation of approximately $1.5 million and $2.0 million at December 31, 1998 and 1999, respectively. Machinery and equipment includes capital leases of approximately $4.2 million with related accumulated depreciation of approximately $1.1 million and $1.6 million at December 31, 1998 and 1999, respectively.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

   Long-term debt and capital lease obligations consist of the following:

                                               December 31,         June 30,
                                             ------------------  ---------------
                                               1998      1999       2000
                                             --------  --------  -----------
                                                                 (unaudited)
   Senior Term Facility....................  $255,000  $251,738   $149,681
   10.0% Senior Subordinated Notes.........   100,000   100,000    100,000
   12.5% Capital Senior Discount Notes,
    face amount $110,000 net of unamortized
    discount of $41,195 and $32,283 at
    December 31, 1998 and 1999,
    respectively and $27,381 at
    June 30, 2000 (unaudited)..............    68,805    77,717     82,619
   13.5% Intermediate Senior Discount
    Notes, face amount $66,810 net of
    unamortized discount of $31,267 and
    $26,051 at December 31, 1998 and 1999,
    respectively and face amount $33,405
    net of unamortized discount of $11,581
    at June 30, 2000 (unaudited)...........    35,543    40,759     21,824
   MCM Facilities Agreement................       --        --      29,112
   Capital lease obligations...............     7,540     6,524      6,715
                                             --------  --------   --------
                                              466,888   476,738    389,951
   Less: current maturities................    (4,390)   (7,035)   (11,203)
                                             --------  --------   --------
                                             $462,498  $469,703   $378,748
                                             ========  ========   ========

Senior Credit Facility

   In connection with the merger with DCI (see Note 14), Dynamic Details entered into an agreement with a co-syndication of banks, including Chase Manhattan Bank, N.A. and Bankers Trust Company. Borrowings under this agreement consist of the Senior Term Facility and the Revolving Credit Facility (collectively, the "Senior Credit Facility"). Under the terms of this agreement, Dynamic Details must comply with certain restrictive covenants, which include the requirement that Dynamic Details meet certain financial tests. In addition, Dynamic Details is restricted from making certain payments, including dividend payments to its stockholders. The Senior Credit Facility is jointly and severally guaranteed by Intermediate and DDi Capital, and is collateralized by a pledge of substantially all of the capital stock of Dynamic Details and certain of its subsidiaries. The Senior Credit Facility expires in April 2005.

Senior Term Facility

   Under the Senior Term Facility, $255 million ($105 million under Tranche A and $150 million under Tranche B) was advanced to Dynamic Details in connection with the merger with DCI (see Note 14) on July 23, 1998. Scheduled principal and interest payments are due quarterly beginning June 30, 1999 (other than with respect to the last installment, which is due on July 22, 2004 and April 22, 2005 for Tranche A and Tranche B, respectively). Borrowings under the Senior Term Facility bear interest at a floating rate at Dynamic Details's option at a rate equal to either (1) 2.25%, for Tranche A, and 2.50%, for Tranche B, per annum plus the applicable LIBOR rate or (2) 1.25%, for Tranche A, and 1.50%, for Tranche B, per annum plus the higher of (a) the applicable prime lending rate of The Chase Manhattan Bank (8.5% at December 31, 1999) or
(b) the federal reserve reported overnight funds rate plus 1/2 of 1% per annum (the "Index Rate"). The applicable margin of 2.25% for Tranche A is subject to reduction in accordance with an agreed upon pricing grid based on decreases in the Company's consolidated leverage ratio, defined as consolidated total debt to consolidated EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and extraordinary or

                                   DDi CORP.

               (In thousands, except share and per share amounts)

non-recurring expenses). As of December 31, 1999, the Company elected the LIBOR rate (6.5% at December 31, 1999), reset monthly.

Revolving Credit Facility

   Dynamic Details also has a $45.0 million Revolving Credit Facility for revolving credit loans, letters of credit and swing line loans which expires on July 22, 2004. Advances under the Revolving Credit Facility bear interest at Dynamic Details's option at a rate equal to either (1) 2.25% per annum plus the applicable LIBOR rate or (2) 1.25% per annum plus the Index Rate. In addition, Dynamic Details is required to pay a fee of 1/2 of 1% per annum on the average unused commitment under the Revolving Credit Facility. At December 31, 1998, Dynamic Details had borrowings outstanding of $7.0 million on this Revolving Credit Facility. At December 31, 1999, Dynamic Details had no borrowings outstanding on this Revolving Credit Facility and had $0.7 million reserved against the Revolving Credit Facility for a letter of credit. The Company intends to paydown the balance from time-to-time, therefore it is classified as current in the accompanying consolidated balance sheets. As of December 31, 1999, the Company elected the LIBOR rate (6.5% at December 31, 1999), reset monthly.

Senior Subordinated Notes

   Subsequent to the Recapitalization, on November 18, 1997, DDi issued $100 million of Senior Subordinated Notes. The Senior Subordinated Notes bear interest at 10% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year, through the maturity date on November 15, 2005.

   Except as described below, Dynamic Details may not redeem the Senior Subordinated Notes prior to November 15, 2001. Prior to November 15, 2000, however, up to 40% of the Senior Subordinated Notes, at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, may be redeemed at Dynamic Details's option with the net proceeds of the sale in public offerings of common stock of Holdings (provided that at least 60% of the original principal amount of the Subordinated Notes remains outstanding immediately after such redemption). On or after November 15, 2001, the Senior Subordinated Notes may be redeemed at the option of Dynamic Details, in whole or in part from time to time, at redemption prices ranging from 105% of principal amount in the year ended November 15, 2001 to 100% of principal amount subsequent to November 15, 2004, plus accrued and unpaid interest.

   The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, jointly and severally, by DDi Capital and its wholly-owned subsidiaries (the "Guarantors"). The Senior Subordinated Note indenture also contains covenants that restrict the Guarantors from incurring additional indebtedness and from making certain payments, including dividend payments to its stockholders.

Capital Senior Discount Notes

   In 1997, subsequent to the Recapitalization, Holdings issued $110 million face amount at maturity (net proceeds of $60.1 million) of senior discount notes ("Capital Senior Discount Notes"), and DDi Capital later succeeded to Holdings obligations under the Capital Senior Discount Notes. The Capital Senior Discount Notes are unsecured, senior obligations and will be effectively subordinated to all future indebtedness and liabilities of DDi Capital's subsidiaries. The Capital Senior Discount Notes begin bearing cash interest of 12.5% at November 15, 2002, payable each May 15 and November 15 in arrears, through the maturity date of November 15, 2007.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   Except as described below, DDi Capital may not redeem the Capital Senior Discount Notes prior to November 15, 2002. Prior to November 15, 2000, however, up to 40% of the Capital Senior Discount Notes, at a redemption price of 112.5% of the accreted principal amount thereof, plus accrued and unpaid interest, may be redeemed at DDi Capital's option with the net proceeds of the sale in public offerings of common stock of Holdings (provided that at least 60% of the original principal amount of the Capital Senior Discount Notes remains outstanding immediately after such redemption). On or after November 15, 2002, the Capital Senior Discount Notes may be redeemed at the option of DDi Capital, in whole or in part from time to time, at redemption prices ranging from 106.25% of accreted principal amount in the year ended November 15, 2002 to 100% of accreted principal amount subsequent to November 15, 2005, plus accrued and unpaid interest.

   The Capital Senior Discount Note indenture also contains covenants that restrict the Company from incurring additional indebtedness and from making certain payments, including dividend payments to its stockholders.

Intermediate Senior Discount Notes

   In July 1998, Intermediate issued senior discount notes ("Intermediate Senior Discount Notes") in conjunction with the merger with DCI (see Note 14), the proceeds of which amounted to approximately $33 million. The Intermediate Senior Discount Notes are unsecured, senior obligations and will be effectively subordinated to all future indebtedness and liabilities of Intermediate's subsidiaries. These notes accrete in value at a rate of 13.5%, compounded semi-annually and have a stated maturity of June 30, 2008. These notes have a stated principal at maturity of approximately $67 million, although approximately 43% of the stated principal amount of the debt is due December 2003. Cash interest begins accruing as of June 30, 2003 and will be payable each June 30 and December 31, in arrears, commencing December 31, 2003 through the maturity date. This debt is redeemable at Intermediate's option, in whole or in part, at any time, at redemption prices which decrease throughout the life of the debt. Prior to June 30, 2003, the redemption price is an amount sufficient to generate, to the holders of this debt, an internal rate of return per annum on the initial offering price ranging from 18% to 20%. Subsequent to June 30, 2003, the redemption prices range from 106.75% of accreted principal, decreasing 2.25% per annum to 100% of accreted principal subsequent to June 30, 2006, plus accrued but unpaid interest.

   The Intermediate Senior Discount Note indenture also contains covenants limiting, among other things, dividends, asset sales, and transactions with affiliates. These restrictions apply both to Intermediate and its subsidiaries.

MCM Facilities Agreement (Unaudited)

   In connection with the acquisition of MCM (see Note 14), the Company assumed MCM's remaining outstanding indebtedness under a facilities agreement dated May 27, 1999 between MCM and the Governor of the Bank of Scotland as arranger, agent, security trustee, term loan bank and working capital bank ("the MCM Facilities Agreement"). The MCM Facilities Agreement consists of (1) a Tranche A term loan facility of approximately $26 million; (2) a Tranche B term loan facility of approximately $4 million; (3) a Tranche C term loan facility of up to an aggregate principal amount of approximately $5 million; and (4) a working capital facility of up an aggregate maximum principal amount of approximately $6 million.

   The MCM Facilities Agreement expires in June 30, 2007 and requires MCM to meet financial ratios and to comply with other restrictive covenants.

   The Tranche A term loan facility is repayable in increasing quarterly installments beginning in June 2000 with the final payment payable in September 2006. The Tranche B term loan facility is repayable in full in June 2007. The Tranche C term loan facility is repayable in annual installments between March 2001 and March 2006. The working capital facility is available until July 2002.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   Borrowings under the facilities bear interest at varying rates, comprising LIBOR at the dates of commencement of the relevant quarterly interest period plus a margin of 2.06% for Tranche A, 3.56% for Tranche B, and 2.06% for Tranche C and 2.06% for the working capital facility. Interest payments are due quarterly.

   The MCM Facilities Agreement requires payments of non-utilization fees on the average unused portion of each of the facilities.

Debt Issue Costs

   In connection with establishing its various debt facilities and the issuance of its debt instruments, the Company incurred approximately $17.3 million in fees which have been capitalized as debt issue costs. Accumulated amortization as of December 31, 1998 and 1999 was approximately $1.4 million and $3.5 million, respectively. During 1997, certain debt was retired and the net carrying amount of the related debt issue costs was written off, resulting in an extraordinary loss of $1.6 million, net of related income tax of $1.1 million. During 1998, certain debt was retired and the net carrying amount of the related debt issue costs was written off, resulting in an extraordinary loss of $2.4 million, net of related income taxes of $1.5 million.

Change of Control

   Upon a change in control, as defined in the Senior Subordinated Note and the Capital Senior Discount Note indentures, Dynamic Details or DDi Capital may redeem the Senior Subordinated Notes or the Capital Senior Discount Notes, respectively, in whole, but not in part, before November 15, 2002 at 100% of principal in the case of the Senior Subordinated Notes, or 100% of the accreted value in the case of the Capital Senior Discount Notes, plus the applicable premium, as defined in the Senior Subordinated Note and the Capital Senior Discount Note indentures, and accrued and unpaid interest as of the date of redemption. In the event the Company does not elect to redeem the notes prior to such date, each holder of the Subordinated Notes and Capital Senior Discount Notes may require Dynamic Details or DDi Capital, respectively, to repurchase all or a portion of such holder's notes at a cash purchase price equal to 101% of the principal amount or the accreted value, plus accrued and unpaid interest if any, to the date of repurchase. The Intermediate Senior Discount Note indenture provides that in the event of such a change in control, each holder of the Intermediate Senior Discount Notes will have the right to have Intermediate redeem all or any part of the portion of the Intermediate Senior Discount Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest (or accreted value), if any to the date of purchase. The Senior Credit Facility provides that the occurrence of such a change in control constitutes an event of default, which could require the immediate repayment of the Senior Credit Facility.

Exchange Offer

   On March 24, 1998, the Company consummated exchange offers of previously unregistered Capital Senior Discount Notes and Senior Subordinated Notes for registered notes (with terms identical in all material respects) on Form S-4 under the Securities Act of 1933, as amended.

Related Party Transactions

   In connection with the Recapitalization and related transactions subsequent thereto, CMC, a shareholder, and its affiliates The Chase Manhattan Bank, N.A. ("Chase") and Chase Securities Inc. were paid fees and expenses aggregating approximately $16 million and CMC and Chase received common stock warrants valued at approximately $3.4 million (see Note 11).

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   In conjunction with the merger with DCI in 1998 (see Note 14), Chase acted as collateral, co-syndication, and administrative agent with regard to the establishment of the Senior Credit Facility. In this capacity, Chase received $2.4 million in fees. Chase also participates as a lender in the syndication, and is a counterparty to one of the Company's interest rate exchange agreements, under terms similar to those of the other participants and counterparties.

   The Company has a management agreement with Bain Capital Partners V, L.P. ("Bain"), an affiliate of Bain Capital Funds, the controlling shareholders, under which Bain is entitled to management fees (see Note 13).

   Pursuant to the management agreement with Bain, and in connection with the MCM transaction (see Note 14) and related matters, Bain was paid a fee of approximately $3 million (unaudited). The management agreement with Bain was terminated by mutual consent of the parties in connection with the Company's initial public offering which closed on April 14, 2000 (see Note 18).

Future Payments

  As of December 31, 1999, the scheduled future annual principal payments of long-term debt are as follows:

     Year Ending December 31,
       2000............................................................ $  5,925
       2001............................................................   19,838
       2002............................................................   25,875
       2003............................................................   60,713
       2004............................................................   72,225
       Thereafter......................................................  343,972
                                                                        --------
                                                                        $528,548
                                                                        ========

7. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
     Accrued salaries and related benefits..................... $ 4,253 $ 7,347
     Accrued interest payable..................................   1,438   1,307
     Accrued restructuring charges.............................     --    2,600
     Other accrued expenses....................................   7,560   7,157
     Escrow payable to redeemed stockholders...................   3,900   3,900
                                                                ------- -------
                                                                $17,151 $22,311
                                                                ======= =======

8. DERIVATIVES

   Pursuant to its interest rate risk management strategy and to certain requirements imposed by the Company's Senior Credit Facility (see Note 6), the Company entered into two interest rate exchange agreements ("Swap Agreements"), effective October 1, 1998. Together these agreements represented an effective cash flow hedge of the variable rate of interest (1-month LIBOR) paid under the Senior Term Facility, minimizing exposure to increases in interest rates related to this debt over its scheduled term. Under the Swap

                                   DDi CORP.

               (In thousands, except share and per share amounts)

Agreements, the Company received a variable rate of interest (1-month LIBOR) and paid a fixed rate of interest (blended annual rate of 5.27%). These rates were applied to a notional amount ($255 million from October 1 through December 31, 1998) which decreases at such times, and in such amounts, as to conform with the principle outstanding under the Senior Term Facility through its scheduled maturity in 2005. In January 1999, the Company and each counterparty agreed to modify certain features of the Swap Agreements. In return for a reduction in the blended fixed rate of interest paid by the Company (to 4.96% per annum), the counterparties were granted the option to terminate their respective agreements on January 31, 2002.

   In June 1999, the Company elected to terminate and concurrently replace the Swap Agreements. The Company received cash proceeds of approximately $6.1 million from these transactions which will be recognized as a reduction to interest expense. Of this amount, approximately $5.6 million represents the gain from the termination of the Swap Agreements and will therefore be amortized using the effective interest method through January 2002, the original scheduled maturity of the Swap Agreements. The remaining $0.5 million represents proceeds from the execution of the new interest rate exchange agreements ("New Swap Agreements") and will be amortized into interest expense using the effective interest method through April 2005, over the term of the New Swap Agreements. It is anticipated that the impact of this amortization will not materially affect interest expense in any period.

   The New Swap Agreements represent an effective cash flow hedge, consistent with the nature of the Swap Agreements. Under the terms of the New Swap Agreements, the Company pays a maximum annual rate of interest applied to a notional amount equal to the principal balance of the Senior Term Facility for the period June 30, 1999 through August 31, 2001. During this period, the Company's maximum annual rate is 5.65% for a given month, unless 1-month LIBOR for that month equals or exceeds 7.00%, in which case the Company pays 7.00% for that month. From September 1, 2001 through the scheduled maturity of the Senior Term Facility in 2005, the Company pays a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the Senior Term Facility during that period.

   Unaudited -- In April 2000, due to the repayment of a portion of the principal of the Senior Term Facility funded from the proceeds of the initial public offering (see Note 18), the Company modified the New Swap Agreements. Under the terms of the modified New Swap Agreements, the application of the interest rate caps of 5.65% and 7.00% has been extended until December 31, 2001 (from August 31, 2001) and the notional amount of the swap through December 31, 2001 was reduced in proportion to the reduction in Senior Term Facility principal. The interest rate cap of 5.65%, however, is now only effective through December 31, 2000 when it becomes 5.75% which is effective from January 1, 2001 through the end of the swap term on December 31, 2001. In addition, the application of the fixed annual rate of 7.35% has been deferred until January 1, 2002 (from September 1, 2001).

   Counterparty risk is limited to amounts to be reflected in the Company's consolidated balance sheet. This risk is minimized and is expected to be immaterial to the Company's consolidated results of operations as the New Swap Agreements provide for monthly settlement of the net interest owing. Further, each counterparty to the New Swap Agreements carries at least a "single-A" credit rating. The impact of the interest rate exchange agreements on the Company's interest expense was not material.

   Unaudited -- MCM entered into an interest rate swap agreement effective January 12, 2000 which represents an effective cash flow hedge of the variable rate of interest (3-month LIBOR) paid under the MCM facilities agreement, minimizing exposure to increases in interest rates related to this debt over the scheduled term of the swap through September 2002. Under the swap terms, MCM pays a fixed rate of interest, an annual rate of 6.92%. This rate is applied to fixed amounts of debt per the agreement, which approximate 80% of the outstanding balance at June 30, 2000.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and variable rate debt approximate book value as of December 31, 1998 and 1999. The carrying value for the fixed rate Intermediate Senior Discount Notes was established based upon market conditions at the time the debt was issued and through December 31, 1998, such market conditions had not changed significantly. As of December 31, 1999, the fair value of the Intermediate Senior Discount Notes is based on the calculated premium to redeem the debt in accordance with the Intermediate Senior Discount Notes indenture. Use of this basis reflects the Company's anticipated redemption of the Intermediate Senior Discount Notes in connection with the initial public offering of the Company's common stock during 2000. As of December 31, 1998 and 1999, the fair value of the Company's Senior Subordinated Notes, Capital Senior Discount Notes and Swap Agreements were different from their carrying values. The fair values of the Company's Senior Subordinated Notes and Capital Senior Discount Notes are estimated based on their quoted market prices. The fair value of the Company's Swap Agreements as of December 31, 1998 and 1999 is based on the difference between the Company's interest rate as determined by the Swap Agreements and the market interest rate for swaps with the same contractual terms as of December 31, 1998 and 1999, respectively.

   The estimated fair values of the Company's financial instruments are as follows:

                                            December 31, 1998  December 31, 1999
                                            -----------------  -----------------
                                            Carrying   Fair    Carrying   Fair
                                             Amount   Value     Amount   Value
                                            -------- --------  -------- --------
Variable rate debt:
  Revolving Credit Facility................ $  7,000 $  7,000  $    --  $    --
  Senior Term Facility..................... $255,000 $255,000  $251,738 $251,738
Fixed rate debt:
  10% Senior Subordinated Notes............ $100,000 $ 96,000  $100,000 $ 92,500
  Capital Senior Discount Notes............ $ 68,805 $ 61,600  $ 77,717 $ 57,200
  Intermediate Senior Discount Notes....... $ 35,544 $ 35,544  $ 40,759 $ 43,408
  Swap Agreements.......................... $    --  $ (1,081) $    --  $  1,346

10. CAPITAL LEASE OBLIGATIONS

   The Company leases certain facilities and equipment under capital lease obligations bearing implicit interest rates ranging from 8% to 12%. The terms of the lease require monthly payments of approximately $152 including interest at December 31, 1999. Certain leases contain an option for the Company to renew for an additional term at the end of the initial term and an option to purchase the facilities and equipment at their fair values at the end of the initial term and at the end of the second term.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


Future Payments

   Aggregate annual maturities of capital lease obligations (for periods subsequent to December 31, 1999) are as follows:

                                                                     Present
                                           Total     Less Amount  Value of Net
                                       Minimum Lease Representing Minimum Lease
                                         Payments      Interest     Payments
                                       ------------- ------------ -------------
    Year Ending December 31,
    2000..............................    $1,835        $  726       $1,109
    2001..............................     1,831           606        1,225
    2002..............................     1,522           481        1,041
    2003..............................     1,298           371          927
    2004..............................     1,298           253        1,045
    Thereafter........................     1,298           121        1,177
                                          ------        ------       ------
                                          $9,082        $2,558       $6,524
                                          ======        ======       ======

11. STOCKHOLDERS' EQUITY

Old Common Stock, Preferred Stock and Additional Paid-in Capital

   At December 31, 1996 and immediately prior to the Recapitalization, the Company's stockholders' equity consisted of the following: (i) 100,000 authorized shares of no par value common stock ("Old Common") with approximately 9,717 shares outstanding; (ii) 100,000 authorized shares of no par value convertible preferred stock with approximately 6,601 shares outstanding. Due to the existence of a put option for 6,959 common shares, the estimated fair value of these shares was accreted to estimated fair value and was classified as temporary stockholders' equity. The estimated fair value of the Old Common at December 31, 1996 was approximately $5,590 per share and at the date of the Recapitalization was approximately $11,308. The Old Common, preferred stock and common stock purchase warrants were canceled as part of the Recapitalization.

Recapitalization

   In connection with the Recapitalization, the Company accelerated the vesting of all outstanding options to purchase shares of its Old Common and made such options immediately exercisable. Certain members of management then exercised approximately 1,374 options granted under the Company's 1996 Performance Stock Option Plan (the "1996 Stock Option Plan"), to purchase an equal number of shares of Old Common. In addition, the convertible preferred stock and the Old Common purchase warrants were converted into 565 shares of Old Common. Holdings then: (i) redeemed and canceled approximately 16,232 shares of Old Common and options to purchase 64 shares of Old Common options granted under the Company's 1996 Employee Stock Option Plan (the "1996 Employee Plan") at a redemption price of approximately $11,308 per share, plus future escrow payments estimated at $508 per share or $8.6 million in the aggregate at December 31, 1997, payable by March 31, 1999; (ii) canceled all remaining options authorized but ungranted under the 1996 option plans; (iii) converted the remaining approximately 1,938 shares of Old Common into approximately 3,267,726 shares of Common Stock and (iv) converted the remaining approximately 513 unexercised options to purchase shares of Old Common into options to purchase approximately 739,810 shares of Common Stock. The escrow payment described above represents the distribution by the Company to all shareholders of record as of the Recapitalization date, of the income tax benefit received by the Company as a result of the compensation expense recorded for the accelerated vesting of options to purchase shares of Old

                                   DDi CORP.

               (In thousands, except share and per share amounts)

Common. At December 31, 1999, approximately 117,405 options to purchase shares of Common Stock at $0.34 per share and approximately 413,685 options to purchase shares of Common Stock at $2.44 per share remain outstanding and fully vested.

Common Stock Warrants

   As part of the financing associated with the Recapitalization, warrants were granted to affiliates of The Chase Manhattan Bank (Note 6) to purchase 447,174 shares of Common Stock. In connection with the initial public offering (see
Note 18), these affiliates of The Chase Manhattan Bank received 447,123 (unaudited) shares of Common Stock through a cashless exercise of their outstanding warrants. A fair value of $3,420 was ascribed to the warrants and recorded as a debt discount. In connection with the initial public offering, these warrants were exercised.

   In connection with the DCI merger (Note 14), warrants were granted to purchase 195,406 shares of Common Stock at $21.79 per share. Such warrants are exercisable through July 22, 2008.

Common Stock

   The Company has one authorized class of Common Stock with a par value of $0.01.

Stock Options

   Prior to the Recapitalization, the Company had two stock option plans, the 1996 Stock Option Plan and the 1996 Employee Plan together the "1996 Option Plans." The term of the options under these plans is ten years from the date of grant. Under the 1996 Option Plans, the Board granted options to acquire approximately 1,950 shares of Old Common, at an exercise price of approximately $2,179 per share. Immediately prior to the Recapitalization, the Company accelerated the vesting of all outstanding options (totaling approximately 1,950 shares) to purchase shares of its Old Common making all such options immediately exercisable. In connection therewith, the Company recorded $21.3 million of compensation expense in 1997 based on the difference between the estimated fair value of underlying Old Common and the option exercise price and $10 million of compensation expense for bonuses payable to employees to cover the employees' taxes upon the exercise of these options in conjunction with the Recapitalization.

   During 1997, 1998 and 1999 there were no grants, exercises, forfeitures, or expirations of options under either the 1996 Stock Option Plan or the 1996 Employee Plan. As of December 31, 1999, the options outstanding under both of these plans had remaining weighted-average contractual terms of approximately seven years.

   In 1997, Holdings adopted its 1997 Details, Inc. Equity Incentive Plan (the "1997 Employee Stock Option Plan"), authorizing the grant of options to certain management of the Company to purchase 659,786 shares of Common Stock. The term of the options under this plan is ten years from the date of grant. Options granted under this plan vest in equal monthly amounts over four years, with immediate vesting upon a change in control or sale of all of the assets of the Company. Of the total shares authorized under the plan, options to purchase half of the shares (329,893) have an exercise price of $1.78 ("$1.78 Options"), with the other half having an exercise price of $21.79 ("$21.79 Options"). For all options granted under this plan, the exercise prices approximated the estimated fair value at the date of grant, resulting in no compensation expense. As of December 31, 1999, the options outstanding under this plan had a remaining weighted-average contractual term of approximately eight years.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

   Stock option activity under the 1997 Employee Stock Option Plan is:

                                             $1.78 Options     $21.79 Options
                                           -----------------  ----------------
                                                     Number            Number
                                           Exercise    of     Exercise   of
                                            Price    Shares    Price   Shares
                                           -------- --------  -------- -------
   Granted...............................   $1.78    326,089   $21.79  326,089
   Exercised.............................   $1.78   (326,089)     --       --
   Forfeited.............................     --         --       --       --
                                                    --------           -------
   Balance at December 31, 1997..........     --         --    $21.79  326,089
   Granted...............................     --         --       --       --
   Exercised.............................     --         --       --       --
   Forfeited.............................     --         --       --       --
                                                    --------           -------
   Balance at December 31, 1998..........     --         --    $21.79  326,089
   Granted...............................   $1.78     27,444   $21.79   33,778
   Exercised.............................     --         --       --       --
   Forfeited.............................     --         --    $21.79  (25,333)
                                                    --------           -------
   Balance at December 31, 1999..........   $1.78     27,444   $21.79  334,534
   Granted (unaudited)...................     --         --       --       --
   Exercised (unaudited).................   $1.78     (1,520)     --       --
   Forfeited (unaudited).................   $1.78     (4,093)  $21.79   (5,615)
                                                    --------           -------
   Balance at June 30, 2000 (unaudited)..   $1.78     21,831   $21.79  328,919
                                                    ========           =======
   Exercisable at December 31, 1999......              4,562           158,043
                                                    ========           =======
   Exercisable at June 30, 2000
    (unaudited)..........................              6,462           194,517
                                                    ========           =======

   Had compensation costs for the stock options issued under the 1996 Stock Option Plan, 1996 Employee Plan and the 1997 Employee Stock Option Plan been determined based on the grant date fair values as required by SFAS No. 123, there would have been no significant effect on the Company's reported net loss for the periods presented. Fair value was estimated using the minimum-value method, a risk-free interest rate of 6.5% and 6.0% for 1997 and 1999, respectively, and an expected life of five years for the grants in 1997 and 3 months for the grants in 1999. No dividends were assumed to be declared. The weighted average fair value per option (computed using the minimum-value method as the Company was a non-public entity when the options were granted) of the stock options granted in 1997 and 1999 was nil.

   In connection with the DCI merger (see Note 14), the Board of Directors adopted, and the stockholders of Holdings approved, the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan ("DCI 1996 Plan") and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan ("DCI 1997 Plan"), together the "DCI Stock Option Plans", which authorized the granting of stock options and the sale of Common Stock in connection with the merger with DCI. The terms applicable to options issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediately prior to the merger with DCI. These terms include vesting from the date of merger through 2002 for those options outstanding as of the date of the merger with DCI. Options granted under these plans subsequent to the merger will typically vest in equal monthly amounts over four years. An optionholder's scheduled vesting is dependent upon continued employment with the Company. Upon termination of employment, any unvested options as of the termination date are forfeited.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

   In connection with the DCI merger, the Company converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of Common Stock. The options granted in 1998 bear exercise prices of either $0.56 ("$0.56 Options"), $21.79 ("$21.79 Options") or $12.64 ("$12.64
Options"). During 1999, options to purchase shares of Common Stock were also granted with an exercise price of $1.78. The Board is authorized to sell or otherwise issue Common Stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board up to an aggregate of 1,440,412 shares of Common Stock, in the case of the DCI 1996 Plan, and 297,712 shares of Common Stock, in the case of the DCI 1997 Plan (in each case, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events). As of December 31, 1999, there are options to purchase 105,948 shares of Common Stock and available for grant under the DCI Stock Option Plans. The maximum term of the options under the DCI 1996 Plan is August 2006 and under the DCI 1997 Plan is March 2008. As of December 31, 1999, all options outstanding under the DCI Stock Option Plans had weighted average remaining contractual lives of approximately seven years.

   Stock option activity since July 23, 1998 (date of DCI merger) is as follows:

                            $0.56 Options       $21.79 Options     $1.78 Options      $12.64 Options
                          ------------------  ------------------ ------------------ ------------------
                          Exercise Number of  Exercise Number of Exercise Number of Exercise Number of
                           Price    Shares     Price    Shares    Price    Shares    Price    Shares
                          -------- ---------  -------- --------- -------- --------- -------- ---------
Balance at July 23,
 1998...................   $0.56    718,122    $21.79   39,160      --        --     $12.64   935,855
Granted.................     --         --        --       --       --        --        --        --
Exercised...............   $0.56   (328,357)      --       --       --        --        --        --
Forfeited...............   $0.56     (9,316)   $21.79     (533)     --        --     $12.64   (12,736)
                           -----   --------    ------   ------    -----    ------    ------  --------
Balance at December 31,
 1998...................   $0.56    380,449    $21.79   38,627      --        --     $12.64   923,119
Granted.................   $0.56      4,551    $21.79      247    $1.78    25,268    $12.64     5,936
Exercised...............   $0.56   (110,774)      --       --       --        --        --        --
Forfeited...............   $0.56    (31,355)   $21.79   (1,727)     --        --     $12.64   (41,291)
                           -----   --------    ------   ------    -----    ------    ------  --------
Balance at December 31,
 1999...................   $0.56    242,871    $21.79   37,147    $1.78    25,268    $12.64   887,764
Granted (unaudited).....     --         --        --       --       --        --        --        --
Exercised (unaudited)...   $0.56    (86,788)      --       --     $1.78      (962)   $12.64  (220,055)
Forfeited (unaudited)...   $0.56       (792)   $21.79     (109)   $1.78    (3,597)   $12.64    (2,651)
                           -----   --------    ------   ------    -----    ------    ------  --------
Balance at June 30, 2000
 (unaudited)............   $0.56    155,291    $21.79   37,038    $1.78    20,709    $12.64   665,058
                           =====   ========    ======   ======    =====    ======    ======  ========
Exercisable at
 December 31, 1999......             68,446             27,658              1,581             660,938
                                   ========             ======             ======            ========
Exercisable at June 30,
 2000 (unaudited).......             33,183             29,741              3,597             532,485
                                   ========             ======             ======            ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   For all options granted under the DCI Stock Option Plans in 1998 and 1999, the exercise prices approximated the estimated fair value at the date of grant, resulting in no compensation expense. Pro forma information regarding net loss has been determined for the Company as if compensation costs for the stock options issued under the DCI Stock Option Plans had been determined based upon the grant date fair values. Fair value was estimated using the minimum-value method as the Company was a non-public entity when the options were granted, a risk-free interest rate of 5.6% for 1998 and 6.0% for 1999 and an expected life of 3 months for both $0.56 Options and $1.78 Options or two years for both $21.79 Options and $12.64 Options. No dividends were assumed to be declared. The weighted-average fair value per option of the stock options granted under the DCI Stock Option Plans in 1998 and 1999 were as follows:

                                                                      Value per
                                                                       Option
                                                                     -----------
       Option category                                               1998  1999
       ---------------                                               ----- -----
       $0.56 Options................................................   Nil   Nil
       $1.78 Options................................................   --  $0.04
       $21.79 Options...............................................   Nil   Nil
       $12.64 Options............................................... $1.35 $1.42

   The Company's 1998 and 1999 pro forma loss before extraordinary items is as follows (amounts in millions):

                                                                  1998    1999
                                                                 ------  ------
       As reported.............................................. $(49.7) $(17.4)
       Pro forma................................................ $(50.1) $(17.5)

   Unaudited -- During 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Plan"). No future grants will be made under existing plans as of the effective date of the 2000 Plan. A total of (a) 4,100,000 shares of Common Stock, (b) any shares returned to existing plans as a result of termination of options and (c) annual increases of 1.0% of outstanding Common Stock to be added on the date of each annual meeting of the Company's stockholders commencing in 2001, or such lesser amounts as may be determined by the Company, will be reserved for issuance pursuant to the 2000 Plan. The 2000 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options to employees, directors and consultants. The 2000 Plan also provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and securities (other than stock options) which are convertible into or exchangeable for common stock on such terms and conditions as the Company determines. The Company has granted 1,923,580 options with a weighted average exercise price of $13.18 to purchase shares of Common Stock under the 2000 Plan. These options have an average life of 4 years and vest in yearly installments for the first 2 years and quarterly installments thereafter. As of June 30, 2000, 32,270 options had been forfeited, leaving 1,891,210 options to purchase shares of Common Stock outstanding as of that date.

   Unaudited -- During 2000, the Company's Board of Directors adopted the Employee Stock Purchase Plan ("ESPP") and the non-U.S. Employee Stock Purchase Plan ("non-U.S. ESPP") (collectively the "Plans"). The Plans allow eligible employees to purchase shares of Common Stock through payroll deductions at a discounted price. A total of 1,450,000 shares of Common Stock are reserved for issuance under the Plans, 1,250,000 shares under the ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code and 200,000 shares under the non-U.S. ESPP. The Plans allow for purchases in a series of offering periods, each six months in duration, with new offering periods (other than the initial offering period) commencing on January 1 and July 1 of each year. The initial offering period commenced on April 14, 2000, the date of the initial public offering. Unless terminated earlier by the Company's Board of Directors, the plans have a term of ten years. As of June 30, 2000, 30,492 shares of Common Stock were purchased through the ESPP.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


12. INCOME TAX

   The provision (benefit) for income taxes in 1997, 1998 and 1999 consists of the following:

                                          December 31, December 31, December 31,
                                              1997         1998         1999
                                          ------------ ------------ ------------
   Current:
     Federal.............................   $ (5,224)    $   --       $ 1,302
     State...............................        --          666          158
     Foreign.............................        150         --            17
                                            --------     -------      -------
                                              (5,074)        666        1,477
                                            --------     -------      -------
   Deferred:
     Federal.............................     (3,657)     (3,288)      (7,391)
     State...............................     (2,127)       (944)      (1,501)
     Foreign.............................        --          --           --
                                            --------     -------      -------
                                              (5,784)     (4,232)      (8,892)
                                            --------     -------      -------
                                            $(10,858)    $(3,566)     $(7,415)
                                            ========     =======      =======

   In connection with the acquisition of NTI and the merger with DCI, the Company acquired certain net deferred tax assets of approximately $1.2 and $1.3 million, respectively.

   Deferred income tax assets and liabilities consist of the following:

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
   Deferred tax assets:
     Net operating loss carryforwards.................   $  5,243     $  1,098
     Trade receivables................................      1,930        1,859
     Deferred compensation............................      5,485        4,867
     Tax credits......................................        327          956
     Accrued liabilities..............................      6,347        9,628
     Amortization.....................................         27        1,726
     Other............................................        174          101
                                                         --------     --------
                                                           19,533       20,235
   Deferred tax liabilities:
     Property, plant and equipment....................     (2,289)      (1,027)
     Intangible assets................................    (34,341)     (26,639)
                                                         --------     --------
                                                          (36,630)     (27,666)
   Valuation allowance................................        --          (774)
                                                         --------     --------
       Net deferred tax liabilities...................   $(17,097)    $ (8,205)
                                                         ========     ========

   The tax effect related to the extraordinary item (see Notes 6 and 14) is deferred U.S. and state taxes.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The income tax benefit differs from the amount of income tax determined by applying the U.S. Federal statutory income tax rate to loss before income taxes due to the following:

                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
   Computed "expected" tax benefit.....   $ (9,476)    $(18,639)    $(8,697)
   Increase (decrease) in income taxes
    resulting from:
     State taxes, net of credits and
      federal tax benefit..............     (1,591)        (181)     (1,343)
     Goodwill amortization.............        --         1,320       2,456
     In-process research and
      development write-off............        --        13,650         --
     Other.............................        209          284         169
                                          --------     --------     -------
                                          $(10,858)    $ (3,566)    $(7,415)
                                          ========     ========     =======

   The Company has Federal, California and Colorado net operating loss ("NOL") carryforwards of approximately $0.2 million, $6 million and $12 million, respectively, at December 31, 1999. The Federal NOL carryforwards begin to expire in 2012, the California NOL carryforwards begin to expire in 2002, and the Colorado NOL carryforwards begin to expire in 2012. A valuation allowance has been established for deferred income tax benefits related to the Colorado NOL carryforwards. Management believes it is more likely than not that these NOL carryforwards may not be realized as a result of the closure of the Colorado facility in December 1999 (see Note 15).

   If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which can be utilized.

13. COMMITMENTS AND CONTINGENCIES

   Environmental matters--The Company's operations are regulated under a number of federal, state, and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all printed circuit board manufacturers because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future new or more stringent requirements could be imposed. Management believes it has complied with all applicable environmental laws and regulations. There have been no claims asserted nor is management aware of any unasserted claims for environmental matters.

   Employment agreements--Pursuant to certain employment agreements dated September 1, 1995, as amended, effective until October 28, 2000, certain members of senior management received base salaries in the aggregate amount of $1.3 million in 1999. The base salaries on or after January 1, 2000 will be established by the Company at a level that equals or exceeds base salaries for 1999. These employees are eligible for annual bonuses based upon the achievement of EBITDA targets. These employees also received an aggregate of 10,367 shares of Class A common stock on the Recapitalization closing date. In connection with this stock bonus, the Company recorded compensation expense of approximately $52 based upon a fair market value per share of Class A common stock of $5 per share. In addition, these employees will be entitled to receive an

                                   DDi CORP.

               (In thousands, except share and per share amounts)

additional bonus in the aggregate amounts of $2.4 million in consideration of prior services which will be payable in October 2000, whether or not such employees are still employed by the Company. The Company accrued these bonuses at their present value and the charge was included in the results of operations during the year ended December 31, 1997.

   In addition, pursuant to an employment agreement dated July 23, 1998, a certain key employee received a base salary of approximately $445 in 1999. In addition, this key employee is eligible to receive an annual bonus based upon achievement of EBITDA targets. During 1998, this key employee received an award, pursuant to the agreement, of 39,008 Class A Cash Bonus units valued at $1.5725 per unit and 4,953.3 Class L Cash Bonus units valued at $363.2381 per unit. As this award was made to an employee of DCI for services rendered prior to the merger with DCI (see Note 14), the obligation existed as of the merger date and was treated as an acquired liability in accordance with purchase accounting. Post-merger salary and other compensation are recorded as period costs.

   Management agreement--Pursuant to a management agreement between Bain Capital Partners V, L.P. ("Bain") and the Company (the "Management Agreement"), Bain is entitled to a management fee when, and if, it provides advisory services to the Company in connection with potential business acquisitions. Beginning on the first anniversary of the Recapitalization, Bain may, upon the request of the Company, perform certain management consulting services at Bain's customary rates plus reimbursement for reasonable out-of-pocket expenditures. In addition, Bain is entitled to receive a fee equal to approximately 1% of the gross purchase price of any senior financing transaction in connection with an acquisition, recapitalization or refinancing transaction (including assumed debt). In connection with the Recapitalization, NTI acquisition and DCI merger, Bain was paid fees of approximately $3.1 million, approximately $0.4 million, and approximately $2.7 million, respectively. In 2000, Bain was paid a fee of approximately $3 million (unaudited) in connection with the MCM transaction and related matters. In 1999, Bain was paid fees of approximately $1.1 million for advisory services. This Management Agreement was terminated by mutual consent of the parties in connection with the closing of the intial public offering on April 14, 2000.

   Operating leases--The Company has entered into various operating leases principally for office space and equipment that expire at various dates through 2006. Future annual minimum lease payments under all non-cancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1999:

     Year Ending December 31,
       2000............................................................. $2,109
       2001.............................................................  1,808
       2002.............................................................  1,084
       2003.............................................................    452
       2004.............................................................    321
       Thereafter.......................................................    389
                                                                         ------
     Future minimum lease payments...................................... $6,163
                                                                         ======

   Rent expense for 1998 and 1999 was approximately $1.5 million and $3.0 million, respectively, and was not significant in 1997.

   Litigation--The Company is a party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   Retirement plans--The Company has adopted a 401(k) plan which became effective January 1997. All employees of the Company over the age of 21 and having at least one year of service, are eligible to participate in the plan. The eligible employees may contribute 1% to 15% of their annual compensation. In 1997, no employer matching contributions were required to be made by the Company. In 1998, the Company amended the plan to match employee contributions at $0.25 per $1.00 contributed, subject to a maximum per employee participant. For plan year ended December 31, 1998 and 1999, employer contributions totaled $145 and $394, respectively.

14. MERGERS AND ACQUISITIONS

   On December 22, 1997, the Company acquired all of the outstanding shares of common stock of NTI and on July 23, 1998, pursuant to a Stock Contribution and Merger Agreement, the Company consummated the merger with DCI ("DCI Merger"). Both transactions were accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16 and accordingly, the results of operations since the dates of acquisition are included in the accompanying consolidated financial statements.

NTI

   NTI was purchased for approximately $38.9 million including the assumption of approximately $7.4 million of NTI's debt. The acquisition was funded, in part, through the issuance of additional equity in the aggregate amount of $10.2 million to certain existing investors in Holdings as well as three new investors, including an existing investor in NTI. The remainder of the purchase price was funded with cash and the $25 million Senior Acquisition Facility borrowing under the Senior Term Facility in place at that time. The outstanding borrowing under this facility was retired in connection with the DCI Merger. The NTI purchase price was allocated to assets acquired and liabilities assumed and the excess purchase price of approximately $27 million was allocated to goodwill. Accumulated amortization as of December 31, 1998 and 1999 was $1.1 million and $2.2 million, respectively.

DCI

   The DCI Merger was completed for aggregate consideration of approximately $250 million, including the assumption of approximately $72.3 million of DCI's debt, and consisted of a partial redemption, by way of a merger, of DCI's outstanding capital stock for cash with the remaining capital stock being contributed to Holdings in exchange for shares, options and warrants to purchase shares of the voting common stock (estimated value of approximately $73 million). The DCI Merger was financed with a new $300 million senior bank facility (Senior Credit Facility) and by $33 million of newly issued Intermediate Senior Discount Notes. In connection with the new financing, the Company used $106 million of the proceeds to retire all of its existing senior term debt, which resulted in an extraordinary loss of $2.4 million, net of related income taxes of $1.5 million.

   The DCI merger consideration was allocated to tangible assets (aggregating approximately $65 million) acquired and liabilities assumed (aggregating approximately $30 million), with the remaining merger consideration consisting primarily of goodwill, identifiable intangible assets, and acquired in-process research and development ("in-process R&D").

   Significant portions of the DCI merger consideration were identified as intangible assets. Valuation techniques were employed which reflect recent guidance from the Securities and Exchange Commission on

                                   DDi CORP.

               (In thousands, except share and per share amounts)

approaches and procedures to be followed in developing allocations to in-process R&D. At the date of the merger, technological feasibility of the in-process R&D projects had not been reached and the technology had no alternative future uses. Accordingly, the Company expensed the portion of the purchase price allocated to in-process R&D of $39 million, in accordance with generally accepted accounting principles, in the year ended December 31, 1998.

   The in-process R&D is comprised of a number individual technological development efforts, focusing on the discovery of new, technologically advanced knowledge and more complete solutions to customer needs, the conceptual formulation and design of possible alternatives, as well as the testing of process and product cost improvements. Specifically, these technologies include efforts to: increase maximum printed circuit board layer count, reduce line and space tolerances, develop specialty surface finishes and materials, use new and innovative applications of micro blind vias, embedded circuitry, and flexible circuit applications, develop "intelligent" (active) backpanels, and develop automation to integrate and automate the entire workflow process.

   The amount of the merger consideration allocated to in-process R&D was determined by estimating the stage of completion of each in-process R&D project at the date of the merger, estimating cash flows resulting from the future release of products employing these technologies, and discounting the net cash flows back to their present values.

   The weighted average stage of completion for all projects, in aggregate, was approximately 75% as of the merger date. As of that date, the estimated remaining costs to bring the projects under development to technological feasibility were over $2 million. The cash flow estimates from sales of products incorporating those technologies commence in the year 1999, with revenues increasing for several years following the merger, followed by declines in subsequent periods as other new products are expected to be introduced and represent a larger proportion of the total product offering. Revenues forecasted in each period are reduced by related expenses, capital expenditures, the cost of working capital, and an assigned contribution to the core technologies serving as a foundation for the research and development. The discount rates applied to the individual technology's net cash flows ranged from 18% to 24%, depending on the level of risk associated with a particular technology and the current return on investment requirements of the market. These discount rates reflect "risk premiums" of 20% to 60% over the estimated weighted average cost of capital of 15% computed for DCI.

   As discussed above, a portion of the DCI merger consideration premium was allocated to identifiable intangibles and goodwill. The identifiable intangibles consist primarily of developed technologies, customer relationships/tradenames, and assembled workforce. The fair value of the developed technology assets at the date of acquisition was $60 million and represents the aggregate fair value of individually identified technologies that were fully developed at the time of the merger. As with the in-process R&D, the developed technologies were valued using a future income approach, in context of the business enterprise value of DCI. The customer relationships/tradenames and assembled workforce assets were assigned values as of the acquisition date of approximately $21 million and $4 million, respectively.

   Goodwill generated in the merger with DCI has an assigned value of approximately $120 million. As of December 31, 1998 and 1999, the accumulated amortization related to this goodwill and identifiable intangibles acquired in the merger with DCI was approximately $9.8 million and $32.9 million, respectively.

   Certain investment funds associated with Bain Capital Funds, the controlling shareholders, were shareholders of DCI prior to the Company's July 1998 merger with of DCI. In conjunction with the merger, the Bain Capital Funds received $22.9 million for the redemption of the DCI common stock they held prior to consummation of the merger.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   In connection with the DCI Merger and related transactions, Celerity Partners, L.L.C. and its affiliates were paid fees and expenses aggregating approximately $1.7 million. Celerity Partners, L.L.C. is the general partner of Celerity Partners I, L.P., which is the managing member of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Circuits, L.L.C., which are each stockholders of the Company.

   The accompanying unaudited condensed consolidated statements of operations include: (a) the accounts of NTI which was acquired in December 1997, and the effects of the Recapitalization for the year ended December 31, 1997 and (b) the accounts of DCI for the period July 24, 1998 through December 31, 1998. The following unaudited pro forma information for the years ended December 31, 1998 and 1997 presents net sales and net loss before extraordinary item for each of these periods as if these transactions were consummated at the beginning of each period. In addition, the actual results of operations for the year ended December 31, 1998 include a $39 million write-off of acquired in-process research and development related to the merger with DCI. This one-time charge has been excluded from the unaudited pro forma results.

                                                        Pro Forma    Pro Forma
                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
                                                              (unaudited)
   Net Sales..........................................   $261,000     $254,000
   Loss Before Extraordinary Item.....................   $(16,000)    $(14,000)

   The unaudited pro forma results are not necessarily indicative of the actual results which have been realized had the transactions actually occurred at the beginning of each respective periods.

MCM (unaudited)

   On April 14, 2000, DDi Corp. completed the acquisition of MCM Electronics ("MCM"), a time-critical electronics manufacturing service provider based in the United Kingdom, for a total purchase price of approximately $84 million, excluding acquisition expenses of approximately $4 million, paid in a combination of cash of approximately $10 million, the issuance of 2,230,619 shares of DDi Corp. common stock valued at approximately $31 million, the repayment of outstanding indebtedness of MCM of approximately $24 million, and the assumption of approximately $23 million of MCM's remaining outstanding indebtedness (net of cash acquired of approximately $8 million).

   The acquisition of MCM was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, and accordingly, the results of operations of MCM since the date of acquisition are included in the accompanying consolidated financial statements of DDi Corp. The total purchase price has been allocated to the underlying assets and liabilities based upon their estimated respective fair values at the date of acquisition. The Company is in the process of evaluating its intangible assets to finalize the allocation of the total purchase price. The Company intends to allocate a portion of the purchase price to acquired in-process research and development ("in-process R&D"), developed technologies, customer relationships/tradenames and assembled workforce. These intangibles will be amortized over their estimated useful lives. The residual value will be allocated to goodwill and will be amortized over its estimated useful life of 20 years.

   Based upon the status of the Company's valuation efforts as of the date of this filing, a final valuation of the intangible assets has not been reflected in the accompanying consolidated financial statements. The excess of the purchase price over the fair value of MCM's tangible net assets is currently reflected as goodwill and is being amortized over its estimated useful life of 20 years.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The accompanying consolidated statements of operations include the accounts of MCM for the period April 14, 2000 through June 30, 2000. The following pro forma information for the six months ended June 30, 2000 and 1999 presents net sales, income (loss) before extraordinary item and net loss for each of these periods as if this transaction was consummated at the beginning of each period. Management is assessing purchase price allocation adjustments to assets acquired (including identifiable intangibles and in-process research and development efforts) and to liabilities assumed in the MCM acquisition based on fair values. The following pro forma information does not reflect final purchase price allocation results. These results may have a material effect on the reported results of operations.

                                                      Pro Forma    Pro Forma
                                                    June 30, 2000 June 30, 1999
                                                    ------------- -------------
                                                     (unaudited)   (unaudited)
  Net Sales........................................   $197,600      $161,000
  Income (Loss) Before Extraordinary Item..........   $    500      $(16,100)
  Net Loss.........................................   $ (2,000)     $(16,100)
  Net loss per share of common stock--basic and
     diluted.......................................   $  (0.09)     $  (1.65)

15. RESTRUCTURING AND OTHER RELATED CHARGES

   In December 1999, management and the Company's Board of Directors approved a plan to consolidate its Colorado operations into its Texas facility, resulting in the closure of the Colorado facility. By combining its Colorado and Texas operations, the Company anticipates eliminating its lower-margin product lines and decreasing its overhead costs, gaining efficiency through better capital utilization and streamlining management. Accordingly, such decision is not anticipated to adversely impact the Company's results of operations in future periods. The Company anticipates substantial completion of this consolidation plan by March 2000. Revenues and EBITDA (earnings before income taxes, depreciation, amortization and net interest expense) for the Colorado facility were approximately $30 million and $(1.7) million, respectively, for the year ended December 31, 1999. Net income/(loss) for this facility is not readily determinable.

   In conjunction with the planned closure of the Colorado facility, the Company recorded charges in the fourth quarter of 1999 totaling $7.0 million, consisting of $4.5 million for severance and other exit costs and $2.5 million related to the impairment of net property, plant and equipment. Both the exit costs and asset impairment costs are classified as "Restructuring and other related charges" in the 1999 Consolidated Statement of Operations.

   Of the $4.5 million recorded as restructuring costs, approximately $2.0 million relates to severance and related expenses associated with the involuntary termination of the 275 staff and management employees of this plant. The remaining charges are comprised of $1.9 million of inventory-related losses and $0.6 million in expenses principally related to minimum lease payments through the scheduled maturities of the real property operating leases. No amounts related to the accrual for either the $2.0 million in severance and related expenses or the $0.6 million related to the operating leases were expended as of December 31, 1999. The closure of the facility was effectively complete as of March 31, 2000. The accrued exit costs remaining as of June 30, 2000 are approximately $0.2 million, representing expenses related to net rental payments through scheduled maturities of real property operating leases.

   The inventory losses are due entirely to the plan to consolidate the Colorado facility into the Texas facility. Such losses arose from management's decision to cease all production operations in Colorado immediately following the notification to employees of the plant closure in late December 1999. This decision

                                   DDi CORP.

               (In thousands, except share and per share amounts)

was primarily made to ensure that the Company's quality standards were met with respect to work in-process at the Colorado facility. To expedite the transfer of production from the Colorado facility to the Company's other facilities, nearly all work in-process was scrapped, as were certain production materials that could not be utilized in the Company's other operations. All inventory to be retained and utilized by the Company is reflected at its lower of cost or market, in accordance with the Company's accounting policies (See Note 2).

   The calculated impairment of net property, plant and equipment was determined in accordance with SFAS No. 121, based upon a detailed review of the individual long-lived assets in the Colorado facility. Management determined that most of these assets would be utilized by the Company's other operations and are not impaired. Other assets, however, are anticipated to be transferred to the Company's other operations, from where they will be sold or otherwise disposed, as in the case of obsolete or redundant equipment. The carrying amount of such assets was reduced to estimated fair value, less estimated selling costs. Some assets are neither to be utilized in the Company's other operations, nor are they saleable. Accordingly, these assets were written-down to zero value. The impairment to assets to be sold or otherwise disposed comprises approximately $1.7 million of the total write-down of net property, plant and equipment. The remaining $0.8 million charge represents the loss on assets possessing no remaining value. The sale or other disposition of impaired assets has occurred by June 30, 2000. The impact of suspending depreciation on the assets to be sold or otherwise disposed through their expected disposition dates is not anticipated to be significant to the Company's results of operations.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                            December 31,
                                                       -----------------------
                                                        1997    1998    1999
                                                       ------- ------- -------
   CASH PAYMENTS FOR:
     Income taxes..................................... $   --  $ 1,743 $ 1,141
                                                       ======= ======= =======
     Interest......................................... $11,552 $25,773 $30,603
                                                       ======= ======= =======
   SUPPLEMENTAL SCHEDULE OF INVESTING AND FINANCING
    ACTIVITIES:
     Capital lease obligations incurred for acquisi-
      tion of property and equipment.................. $   646 $ 1,864 $   --
                                                       ------- ------- -------
     Value of warrants issued in connection with debt
      financing....................................... $ 3,420 $   --  $   --
                                                       ------- ------- -------
     Equity issued in mergers and acquisitions (see
      Note 14)........................................ $10,200 $73,246 $   --
                                                       ------- ------- -------

Recapitalization--As part of the Recapitalization (see Notes 1, 6 and 11): (i) the existing shareholders of the Pre-Recapitalization Company exchanged their shares of Old Common (recorded value of $8.0 million) for Class A and L common stock (aggregate fair value of $21.9 million), and (ii) certain executives of the Pre-Recapitalization Company exchanged their options to purchase shares of Old Common (recorded value of $5.0 million) for replacement options to purchase Class A and L common stock (aggregate fair value of $5.0 million).

17. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATED FINANCIAL DATA

   Subsequent to the Recapitalization, on November 15, 1997, Dynamic Details, issued $100 million aggregate principal amount of 10% Senior Subordinated Notes due in 2005 (see Note 6). The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and

                                   DDi CORP.

               (In thousands, except share and per share amounts)

severally, by Dynamic Details (the "Issuer") and all of its wholly-owned subsidiaries (the "Subsidiary Guarantors"). As the Issuer is a wholly-owned subsidiary of Holdings, the accounts of the Issuer are included in the consolidated financial statements of Holdings.

   The condensed financial data of the Issuer is presented below. Separate financial data of the Subsidiary Guarantors are not presented because (i) the Guarantors are wholly-owned and have fully and unconditionally guaranteed the Notes on a joint and several basis and (ii) the Company's management has determined such separate financial data are not material to investors and believes the condensed financial data of the Issuer presented is more meaningful in understanding the financial position of the Company.

      SUPPLEMENTAL DYNAMIC DETAILS, INCORPORATED CONDENSED FINANCIAL DATA

                            CONDENSED BALANCE SHEETS

                                                     December 31,      June 30,
                                                   ------------------  --------
                                                     1998      1999      2000
                                                   --------  --------  --------
Current assets.................................... $ 20,755  $ 22,472  $ 32,721
Non-current assets................................  287,619   329,490   306,845
                                                   --------  --------  --------
  Total assets.................................... $308,374  $351,962  $339,566
                                                   ========  ========  ========
Current liabilities............................... $ 37,372  $ 29,089  $ 27,465
Non-current liabilities...........................  348,950   354,397   243,942
                                                   --------  --------  --------
  Total liabilities............................... $386,322  $383,486  $271,407
                                                   --------  --------  --------
  Total stockholders' equity (deficit)............ $(77,948) $(31,524) $ 68,159
                                                   --------  --------  --------
  Total liabilities and stockholders' equity
   (deficit)...................................... $308,374  $351,962  $339,566
                                                   ========  ========  ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)


                       CONDENSED STATEMENTS OF OPERATIONS

                                                                Six Months
                                 Year Ended December 31,      Ended June 30,
                                ----------------------------  ----------------
                                  1997      1998      1999     1999     2000
                                --------  --------  --------  -------  -------
Net sales.....................  $ 77,988  $ 83,560  $ 96,441  $42,913  $64,131
Cost of sales.................    37,929    43,759    50,879   23,085   34,401
                                --------  --------  --------  -------  -------
Gross profit..................    40,059    39,801    45,562   19,828   29,730
Operating expenses............    42,770     9,682    16,250    5,119    9,213
                                --------  --------  --------  -------  -------
Income (loss) from
 operations...................    (2,711)   30,119    29,312   14,709   20,517
Interest expense, net.........   (17,738)  (27,216)  (32,414) (16,809) (14,752)
                                --------  --------  --------  -------  -------
Income (loss) before taxes and
 extraordinary loss...........   (20,449)    2,903    (3,102)  (2,100)   5,765
Income tax benefit (expense)..     8,030       280     1,260      757     (861)
                                --------  --------  --------  -------  -------
Income (loss) before
 extraordinary loss...........   (12,419)    3,183    (1,842)  (1,343)   4,904
Extraordinary loss, net of
 income tax benefit...........    (1,588)   (2,414)      --       --      (670)
Equity in loss of
 subsidiaries.................       (77)  (46,714)   (6,637)  (4,649)    (586)
                                --------  --------  --------  -------  -------
  Net income (loss)...........  $(14,084) $(45,945) $ (8,479) $(5,992) $ 3,648
                                ========  ========  ========  =======  =======

18. INITIAL PUBLIC OFFERING (UNAUDITED)

   On April 14, 2000, DDi Corp. completed an initial public offering of 12,000,000 shares of its common stock at $14.00 per share generating proceeds of $156,660, net of underwriting discounts and commissions. The net proceeds were used to repay $100,000 of the Senior Term Facility, redeem $21,214 accreted balance of the Intermediate Senior Discount Notes, pay associated redemption premiums and accrued and unpaid interest thereon, finance a portion of the acquisition of MCM (see Note 14) and pay offering expenses. In conjunction with the redemption of debt, the Company recorded net extraordinary losses (see Note 19).

19. EXTRAORDINARY ITEM (UNAUDITED)

   During the quarter ended June 30, 2000, the Company recorded extraordinary items of approximately $2,551, net of related taxes of $1,631. The extraordinary items consisted of write-offs of deferred financing fees and deferred swap income related to the Senior Term Facility principal repayments funded from the net proceeds of the Company's initial public offering (see Note
18) and the redemption premium and write-off of deferred financing fees related to the Intermediate Senior Discount Notes principal repayments funded from the net proceeds of the Company's initial public offering.

20. SUBSEQUENT EVENTS (UNAUDITED)

   On August 4, 2000, the Company completed the acquisition of the assets of Automata International, Inc. ("Automata"), a Virginia-based manufacturer of technologically advanced printed circuit boards. The Company acquired the rights to the manufacturing facility, fixed assets and other assets of Automata for total cash consideration of approximately $19.5 million (net of fees and expenses). In addition, on September 15, 2000, the Company completed the acquisition of the assets of Golden Manufacturing, Inc. ("Golden"), a Texas-based manufacturer of engineered metal enclosures and value-added assembly services to communications and electronics original equipment manufacturers for approximately $14.9 million in cash, net of fees and expenses. These transactions will be accounted for under the purchase method of accounting and the purchase price will be allocated to the underlying assets acquired and liabilities assumed based upon their respective fair market values at the respective dates of acquisition. No adjustments have been made to the accompanying historical consolidated financial statements for these transactions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

   To the Board of Directors and Shareholders
   Dynamic Circuits Inc.:

   We have audited the accompanying consolidated statements of income, shareholders' deficit and cash flows of Dynamic Circuits Inc. and subsidiary for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Dynamic Circuits Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

   San Jose, California
   February 20, 1998

                             DYNAMIC CIRCUITS INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      Six Months Ended June
                                        Year Ended             30,
                                       December 31,  ------------------------
                                           1997         1997         1998
                                       ------------  -----------  -----------
                                                           (unaudited)
Sales................................. $86,098,472   $33,027,588  $77,220,707
Cost of sales.........................  54,201,347    18,800,664   54,232,387
                                       -----------   -----------  -----------
  Gross profit........................  31,897,125    14,226,924   22,988,320
                                       -----------   -----------  -----------
Operating expenses:
  Sales and marketing.................   4,431,214     2,346,215    4,704,663
  General and administrative..........  13,839,364     5,108,248    6,270,853
                                       -----------   -----------  -----------
                                        18,270,578     7,454,463   10,975,516
                                       -----------   -----------  -----------
  Operating income....................  13,626,547     6,772,461   12,012,804
Other income..........................      63,151        55,608      176,045
Interest expense, net.................  (3,872,450)   (1,585,356)  (3,138,375)
                                       -----------   -----------  -----------
  Income before taxes and
   extraordinary item.................   9,817,248     5,242,713    9,050,474
Income tax expense....................   4,112,315     2,206,903    4,280,782
                                       -----------   -----------  -----------
Income before extraordinary item......   5,704,933     3,035,810    4,769,692
Extraordinary loss on retirement of
 debt, net of tax.....................    (633,013)          --           --
                                       -----------   -----------  -----------
Net income before accretion...........   5,071,920     3,035,810    4,769,692
Accretion of mandatorily redeemable
 preferred stock and put warrants.....   2,800,318     1,042,723    2,584,269
                                       -----------   -----------  -----------
Net income available to common
 shareholders......................... $ 2,271,602   $ 1,993,087  $ 2,185,423
                                       ===========   ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
  For the year ended December 31, 1997, and the six months ended June 30, 1998

                                                     Notes                 Distribution    Retained
                         Common Stock  Additional Receivable                in Excess      Earnings
                         -------------  Paid-In      from       Deferred      of Net     (Accumulated) Shareholders'
                         Shares Amount  Capital   Shareholder Compensation  Book Value     (Deficit)      Deficit
                         ------ ------ ---------- ----------- ------------ ------------  ------------- -------------
Balances, December 31,
 1996................... 50,283  $50   $5,371,606  $     --    $(697,937)  $(36,877,611)  $(2,131,854) $(34,335,746)
 Options exercised......  1,480    1        7,399        --          --             --            --          7,400
 Deferred compensation..    --   --       198,237        --     (198,237)           --            --            --
 Amortization of de-
  ferred compensation...    --   --           --         --      239,286            --            --        239,286
 Issuance of common
  stock in connection
  with acquisition of
  Cuplex................  1,314    2      763,147        --          --             --            --        763,149
 Issuance of restricted
  stock.................    777    1      202,123   (202,124)        --             --            --            --
 Accretion and dividends
  on mandatorily
  redeemable preferred
  stock.................    --   --           --         --          --             --     (1,812,912)   (1,812,912)
 Accretion of put
  warrants..............    --   --           --         --          --             --       (987,406)     (987,406)
 Net income.............    --   --           --         --          --             --      5,071,920     5,071,920
                         ------  ---   ----------  ---------   ---------   ------------   -----------  ------------
Balances, December 31,
 1997................... 53,854   54    6,542,512   (202,124)   (656,888)   (36,877,611)      139,748   (31,054,309)
 Amortization of de-
  ferred compensation
  (unaudited)...........    --   --           --         --      114,492            --            --        114,492
 Options exercised
  (unaudited)...........  1,496    1    1,289,991        --          --             --            --      1,289,992
 Accretion of
  mandatorily redeemable
  preferred stock (unau-
  dited)................    --   --           --         --          --             --       (872,904)     (872,904)
 Accretion of put war-
  rants (unaudited).....    --   --           --         --          --             --     (1,711,364)   (1,711,364)
 Net income (unau-
  dited)................    --   --           --         --          --             --      4,769,692     4,769,692
                         ------  ---   ----------  ---------   ---------   ------------   -----------  ------------
Balance, June 30, 1998
 (unaudited)............ 55,350  $55   $7,832,503  $(202,124)  $(542,396)  $(36,877,611)  $ 2,325,172  $(27,464,401)
                         ======  ===   ==========  =========   =========   ============   ===========  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                          Year Ended          June 30,
                                         December 31,  ------------------------
                                             1997         1997         1998
                                         ------------  -----------  -----------
                                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................  $  5,071,920  $ 3,035,810  $ 4,769,692
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation........................     3,510,940    1,222,474    2,527,972
   Amortization........................       388,816      117,639      614,479
   Allowance for doubtful accounts.....       235,051      363,096      142,072
   Recovery of excess and obsolete
    inventory..........................       (76,090)         --           --
   Deferred compensation expense.......       239,286      124,794      114,492
   Gain on disposal of fixed asset.....       (47,123)     (47,123)         --
   Extraordinary loss, gross...........     1,055,023          --           --
 Changes in current assets and
  liabilities:
   Accounts receivable.................    (2,696,804)  (2,682,898)     234,191
   Inventories.........................        58,031     (100,000)  (1,307,172)
   Prepaid expenses and other assets...    (1,706,091)    (611,679)     865,903
   Deferred taxes......................      (364,568)         --           --
   Book overdrafts.....................     2,524,984       84,051   (3,224,677)
   Accounts payable....................    (3,809,862)       3,647      293,415
   Accrued liabilities.................     1,188,639      175,293      506,447
                                         ------------  -----------  -----------
     Net cash provided by operating
      activities.......................     5,572,152    1,685,104    5,536,814
                                         ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and
  equipment............................    (6,523,064)  (3,782,823)  (3,465,141)
 Disposal of property and equipment....       193,544      193,544          --
 Acquisition of other assets...........           --      (116,465)     675,364
 Acquisition of subsidiary, net of
  cash acquired........................   (28,902,494)         --      (660,000)
                                         ------------  -----------  -----------
     Net cash used in investing
      activities.......................   (35,232,014)  (3,705,744)  (3,449,777)
                                         ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in restricted cash...........       (50,000)     (50,000)         --
 Proceeds from issuance of common
  stock................................         7,400    3,700,000      857,508
 Proceeds from long-term debt..........    67,400,000   (1,750,000)     200,000
 Repayment of notes payable, long-term
  debt and capital leases..............   (33,712,492)         --    (1,175,000)
 Payment of financing costs............    (1,639,127)         --    (1,187,500)
 Dividends on mandatorily redeemable
  preferred stock......................    (1,904,480)         --      (688,000)
                                         ------------  -----------  -----------
     Net cash provided by (used in)
      financing activities.............    30,101,301    1,900,000   (1,992,992)
                                         ------------  -----------  -----------
Net increase (decrease) in cash........       441,439     (120,640)      94,045
Cash and cash equivalents, beginning of
 period................................       125,311      125,311      566,750
                                         ------------  -----------  -----------
Cash and cash equivalents, end of
 period................................  $    566,750  $     4,671  $   660,795
                                         ============  ===========  ===========
Supplemental cash flows information
 Cash payments for:
   Interest............................  $  3,619,625
   Taxes...............................  $  6,096,000
Supplemental disclosure of noncash
 transactions:
 Shares of common stock issued in
  exchange for note....................  $    202,124
 Accretion of mandatorily redeemable
  preferred stock......................  $  1,812,912
 Accretion of put warrants.............  $    987,406
 Issuance of shares for the
  acquisition of Cuplex................  $    763,149
 Issuance of mandatorily redeemable
  Series B preferred stock for the
  acquisition of Cuplex................  $  1,057,953

  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Dynamic Circuits Inc. (DCI) manufactures double-sided and multi-layer printed circuit boards to customer specifications and drawings. The Company's fiscal year-end is December 31.

 Recapitalization:

   In August 1996 DCI formed a subsidiary, Dynamic Circuits Inc., a Delaware Corporation (the "Company"). On August 19, 1996, DCI effected a reincorporation merger (the "merger") with the Company, with the Company surviving the merger. Contemporaneous with the merger, the Company redeemed 170,911 shares of common stock and 4,557 options to purchase common stock at a total cost of $45,997,248. Additionally, 8,553 shares of common stock were issued to an un-related party for a purchase price of $2,222,743. In connection with the transaction the Company issued 120,000 shares of mandatorily redeemable preferred stock, and warrants to purchase 15,392 shares of common stock for $12,000,000, of which $10,076,000 was allocated to mandatorily redeemable preferred stock and $1,924,000 was allocated to warrants. In addition, the Company borrowed $35,100,000 under a term loan.

   The transaction was accounted for as a recapitalization, and accordingly, no change in the accounting basis of DCI's assets was made in the accompanying financial statements. The amount paid to the stockholders of DCI of $45,997,248 exceeded DCI's net assets of approximately $9,119,637 on the date of the transaction by $36,877,611. This amount was recorded as a distribution in excess of net book value.

 Principles of Consolidation:

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned operating subsidiary Cuplex, Inc. ("Cuplex") since its acquisition on October 7, 1997 and its 80% owned subsidiary DCI/Design Plus L.L.C. ("DCI/Design Plus") since its acquisition on June 24, 1998. All significant intercompany balances and transactions have been eliminated in consolidation.

 Unaudited Interim Information:

   The financial information presented as of and for the periods ending June 30, 1998 and 1997 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to financial statements related to the interim period is also unaudited.

 Revenue Recognition:

   The Company recognizes revenue upon product shipment.

 Use of Estimates:

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continued existence of the Company. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                             DYNAMIC CIRCUITS INC.

 Inventories:

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

 Property and Equipment:

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization is calculated using the declining balance method over the assets' useful life.

   When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization are removed and a gain or loss is recognized in operations. Maintenance, repairs and minor expenditures are expensed as incurred.

 Intangible Assets:

   Goodwill recorded in connection with the acquisition of Cuplex (see Note 2) is amortized on a straight-line basis over 25 years. Debt financing costs are amortized using the sum of the digits method over the term of the related loans. Goodwill amortization amounted to $78,897 for the year ended December 31, 1997 and $614,479 for the six months ended June 30, 1998 (unaudited). The Company periodically evaluates the recoverability of goodwill based upon estimated discounted cash flows from the acquired business.

 Income Taxes:

   The Company is organized as a Delaware corporation. Subsequent to the merger, the Company accounts for taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Prior to the merger, the Company was organized as a California Subchapter S corporation and as such was not a tax paying entity for federal income tax purposes, but was required to pay the state of California a reduced rate based on taxable income.

 Concentration of Credit Risk:

   The Company sells printed circuit boards to customers in a wide variety of industries. The Company's customers are geographically dispersed throughout the United States.

 Financial Instruments:

   The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

   Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities are considered to approximate fair value primarily due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long term debt, and mandatorily redeemable preferred stock approximate fair value.

 Stock Split:

   In January 1998, the stockholders approved an increase in the Company's authorized shares of common stock to nine million concurrently with a one-hundred-for-one stock split. All shares, common stock and capital in excess of par value have been restated to reflect the effect of this split.

                             DYNAMIC CIRCUITS INC.

 Recent Accounting Pronouncements:

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for fiscal years beginning after December 15, 1997, with reclassification of earlier financial statements for comparative purposes. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments or contributions by shareholders. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement to materially impact the Company's results of operations.

   In June 1997, The Financial Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for fiscal years beginning after December 15, 1997, and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.

2. ACQUISITIONS:

 Cuplex:

   On October 9, 1997, the Company completed the acquisition of Cuplex Inc., a Delaware corporation, for a purchase price of $12,470,000. Cuplex, located in Garland, Texas, with facilities in Dallas and Garland, TX, and in Marlboro, MA, fabricates advanced high-density multilayer boards and assembles high-density backpanel and electromechanical systems. The transaction has been accounted for as a purchase and therefore the results of Cuplex's operations for the period subsequent to the acquisition date to December 31, 1997 have been included in the Company's results of operations for the year ended December 31, 1997.

   Consideration for the acquisition was allocated as follows:

   Cash consideration paid....................................... $ 12,470,000
   Repayment of debt on acquisition..............................   15,498,118
   Acquisition costs.............................................      934,376
   Issuance of common stock......................................      763,149
   Issuance of Series B mandatorily redeemable Preferred Stock...    1,057,953
   Fair value of assets acquired.................................   (6,551,531)
   Debt assumed on acquisition...................................  (15,498,118)
                                                                  ------------
   Goodwill...................................................... $  8,673,947
                                                                  ============

 Pro forma information (unaudited)

   If the acquisition had occurred on January 1, 1997, the results of operation of the Company would have been as follows:

   Revenue........................................................ $145,498,000
                                                                   ============
   Income before taxes and extraordinary item..................... $ 12,229,000
                                                                   ============
   Net income..................................................... $  6,613,000
                                                                   ============

                             DYNAMIC CIRCUITS INC.

 DCI/Design Plus:

   On June 24, 1998, the Company acquired 80% of a newly formed Company, DCI/Design Plus. Coincident with the acquisition, Design Plus, a sole proprietorship which was engaged in printed circuit board design, contributed all of its assets to DCI/Design Plus for consideration of $660,000 and a 20% interest in DCI/Design Plus. Goodwill of $533,182 arose on this transaction.

3. EXTRAORDINARY ITEMS:

 Early Extinguishment of Debt:

   In October 1997, in connection with the acquisition of Cuplex, the Company entered into a new credit agreement to retire its outstanding term and revolving credit loans (total of $33,125,000 at December 31, 1996). The transaction constituted an early retirement of debt, and accordingly the write-off of unamortized debt financing costs was accounted for as an extraordinary charge.

4. CREDIT AGREEMENT:

 Long Term Debt:

   The Company, in connection with the acquisition of Cuplex, entered into a Credit Agreement which provided for an A term loan facility of $30,000,000, a B term loan facility of $35,000,000, a revolving loan facility of up to $30,000,000. The Credit Agreement is collateralized by all assets of the Company and all outstanding stock of its Subsidiary. The Credit Agreement also has various restrictive covenants which limit the Company's ability to incur debt or grant a security interest in its assets, dispose of assets, merge, or consolidate with another entity, make capital expenditures, enter into operating leases, or issue or dispose of the Company's capital stock. The Company is required to meet certain minimum consolidated EBITDA (earnings before interest, income taxes, depreciation and amortization expense as defined in the agreement) and financial ratio requirements.

   Borrowings under the Credit Agreement as of December 31, 1997 are summarized as follows:

   A Term Loan...................................................... $29,500,000
   B Term Loan......................................................  35,000,000
   Revolving Loan...................................................   2,400,000
                                                                     -----------
                                                                     $66,900,000
                                                                     ===========

 A Term Loan:

   The A term loan bears interest at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.25% or 2.25%, respectively, per annum (8.1875% at December 31, 1997). The loan is due on September 30, 2002 and is payable in quarterly installments for principal beginning December 31, 1997. Interest is due monthly. Quarterly installments are $500,000 for quarters one through four, $1,000,000 for quarters five through eight, $1,500,000 for quarters nine through twelve, $2,000,000 for quarters thirteen through sixteen and $2,500,000 for quarters seventeen through twenty. In addition, subject to certain conditions, the Credit Agreement permits optional prepayments without premium or penalty.

 B Term Loan:

   The B term loan bears interest at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.50% or 2.25%, respectively, per annum (8.4375% at December 31, 1997). The loan is due on September 30,

                             DYNAMIC CIRCUITS INC.

2002 and is payable in quarterly installments for principal beginning March 31, 1998. Interest is due monthly. Quarterly installments are $87,500 for quarters one through twenty, $11,083,333 for quarters twenty-one and twenty-two and $11,083,334 for quarter twenty-three. In addition, subject to certain conditions, the Credit Agreement permits optional prepayments without premium or penalty.

 Revolving Loan:

   The revolving loan facility permits borrowings up to $30,000,000 at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.25% or 2.25%, respectively, per annum (9.75% at December 31, 1997). Its collateral arrangements are the same as the A and B term loans and it matures on September 30, 2002. Interest on borrowings under the revolving loan facility is payable quarterly with mandatory principal payments to the extent that Borrowings, as defined in the agreement, exceed the Total Revolving Loan Commitment, as defined in the agreement. As of December 31, 1997, $2,400,000 was outstanding under the revolving loan facility.

   Under the Credit Agreement, the Company has committed to pay annual fees of $75,000 and facility fees of $593,500 on January 1, 1998 and April 1, 1998, provided that the debt has not been refinanced.

5. SHAREHOLDERS EQUITY:

 Preferred Stock Series A:

   In connection with the merger the Company issued shares of Series A preferred stock on August 19, 1996. Each share is entitled to a $12 per annum dividend, which is payable quarterly, in arrears and is cumulative in nature. Unpaid dividends accrue at 12% per annum until September 1, 1999 after which a penalty accrual rate applies. Unpaid dividends rank in preference over those of common shares. The shares of preferred stock have a liquidation preference of $100 per share plus accrued but unpaid dividends.

   The Company may redeem shares of preferred stock at any time after appropriate notice and must redeem all shares of preferred stock by December 31, 2003. In both cases the redemption value is the liquidation preference plus any accrued and unpaid dividends.

   The holders of Series A preferred stock do not have voting rights except in the event of Series A preferred stock not being redeemed by December 31, 2003. In addition, the consent of the holders of at least 51% of Series A preferred stock is required for certain changes to the Company's capital structure or raising of additional debt finance.

 Preferred Stock Series B:

   In connection with acquisition of Cuplex, the Company issued shares of Series B preferred stock. Each share is entitled to a $0.90 per annum dividend, which is payable quarterly, in arrears if and when declared by the Board of Directors. Unpaid dividends rank in preference over those of common shares. The shares of preferred stock have a liquidation preference of $10 per share plus accrued and unpaid dividends.

   The Company may redeem shares of preferred stock at any time after appropriate notice and must redeem all shares of preferred stock by October 9, 2000. In both cases the redemption value is the liquidation preference plus accrued and unpaid dividends.

   The holders of Series B preferred stock do not have any voting rights.

                             DYNAMIC CIRCUITS INC.

 Warrants:

   The Company granted warrants to holders of Series A preferred stock to purchase common stock as part of the merger on August 19, 1996. Each warrant entitles the holder to receive from the Company a fully paid common share after payment of the warrant exercise price of $0.01. The warrant holder may at any time after the fifth anniversary of the warrant put them to the Company at fair market value. The put terminates if an Initial Public Offering (IPO) occurs prior to the put date. The Company accretes the carrying value of the put warrants over five years such that the carrying value on the fifth anniversary will be equal to the fair market value of the put on that date. Changes in estimates of the fair market value are accounted for prospectively on the remaining term of the put. Stock warrant activity is as follows:

                                                       Number
                                                         of   Exercise Aggregate
                                                       Shares  Price     Price
                                                       ------ -------- ---------
   Balance, December 31, 1996......................... 15,392  $0.01     $154
                                                       ------  -----     ----
   Balance, December 31, 1997......................... 15,392  $0.01     $154
                                                       ======  =====     ====

   The Company has reserved 15,392 shares of common stock for the exercise of warrants.

   Stock Option Plans:

 1996 Stock Option Plan:

   In June 1996, the Company adopted the 1996 Stock Option Plan. Under the plan, options to purchase common stock may be granted to directors, executive officers and other key employees of the Company. The Company has reserved 9,805 shares of common stock for issuance under the Plan, at December 31, 1997. Options generally expire ten years from the date of grant. Options vest over either a four or eight year period. Certain option grants are subject to accelerated vesting based upon the achievement of certain specified performance goals.

   Activity under the 1996 plan is as follows:

                                                     Number   Exercise Aggregate
                                                    of Shares  Price     Price
                                                    --------- -------- ---------
   Balance, December 31, 1996......................  10,325    $5.00    $51,625
     Options exercised.............................  (1,480)   $5.00     (7,400)
                                                     ------    -----    -------
   Balance, December 31, 1997......................   8,845    $5.00    $44,225
                                                     ======    =====    =======

   At December 31, 1997, 3,872 options were exercisable.

 1997 Stock Option Plan:

   In August 1997, the Company adopted the 1997 Stock Option Plan. Under the plan, options to purchase common stock may be granted to any executive or other key employee of the Company or of any Subsidiary. The Company has reserved 2,202 shares of common stock for issuance under the Plan. The exercise price shall not be less than 85% of the fair market value, except that the exercise price shall be 110% of the fair market value of such share in the case of any participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries. Options vest over five years and expire ten years from the date of grant.

                             DYNAMIC CIRCUITS INC.

   Activity under the 1997 stock option plan was as follows:

                                                       Outstanding Options
                                                ----------------------------------
                                                                         Weighted
                                                                          Average
                            Available  Number                  Aggregate   Price
                            for Grant of Shares Exercise Price   Price   per Share
                            --------- --------- -------------- --------- ---------
   Authorized..............   2,202
   Options granted.........  (1,152)    1,152     $425-$500    $561,600    $487
                             ------     -----     ---------    --------    ----
   Balances, December 31,
    1997...................   1,050     1,152     $425-$500    $561,600    $487
                             ======     =====     =========    ========    ====

   At December 31, 1997, 230 options were exercisable.

   Holders of 960 options under the 1997 option plan are entitled to participate in the Company's Cash Bonus Plan. Under the Bonus Plan employees are allocated bonus units which vest on an annual basis over five years. The bonus is only payable in the event of exercise of options to purchase shares of the Company's Common Stock. The Company is accruing for the cost of the Bonus Plan over the vesting period.

   In October 1997, the Company granted 4,102 options at an exercise price of $575 under a new stock option plan. At December 31, 1997, 1,230 such options were exercisable.

   The Company recognized compensation expense of $239,286 and $1,358,541, in 1997 and 1996, respectively, representing the difference between exercise price and the fair market value of options and restricted stock at the date of grant.

   The Company has continued to account for its stock based compensation in accordance with APB 25 and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized under the plans, except for the amounts disclosed in the above paragraph.

   Had compensation cost been determined based on the fair value at the date of grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net income for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below (in thousands):

                                                                         1997
                                                                        ------
     Net income-as reported............................................ $5,072
     Net income-pro forma.............................................. $5,038

   Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

   In accordance with the provisions of SFAS 123, the fair value of each option is estimated using the following assumptions used for option grants during the years ended December 31, 1996 and 1997; dividend yield of 0%, volatility of 0%, risk-free interest rates of between 5.42% and 6.00% at the date of grant and an expected term of three to five years.

   The weighted-average grant date fair value of options were $71.12, $0.75 and $0.30 per option for the years ended December 31, 1997 and 1996, respectively.

                             DYNAMIC CIRCUITS INC.

   The following table summarizes information about stock options outstanding at December 31, 1997.

                                  Options Outstanding       Options Exercisable
                            ------------------------------- -------------------
                                       Weighted-  Weighted-           Weighted-
                                        Average    Average             Average
             Exercise        Number   Contractual Exercise   Number   Exercise
              Price         of Shares    Life       Price   of Shares   Price
             --------       --------- ----------- --------- --------- ---------
       $5..................   8,845   8.50 years    $  5      3,872     $  5
       $425-$575...........   5,254   9.68 years    $556      1,460     $561
                             ------                           -----
                             14,099   8.94 years    $210      5,332     $157
                             ======                           =====

6. COMMITMENTS AND CONTINGENCIES:

   The Company leases various facilities under non-cancelable operating leases expiring through 2006.

   Total future minimum lease payments under operating leases are as follows:

       Year Ending December 31,
         1998........................................................ $1,275,404
         1999........................................................  1,103,030
         2000........................................................  1,090,084
         2001........................................................  1,084,667
         2002 and thereafter.........................................  1,604,810
                                                                      ----------
                                                                      $6,157,995
                                                                      ==========

   Rent expense amounted to $648,136 for the year ended December 31, 1997.

   The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these matters, if any, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

   The Company's operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage, and disposal of such materials. Compliance with these environmental laws is a major consideration for the Company, and there can be no assurances that environmental laws and regulations will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such laws and regulations.

                             DYNAMIC CIRCUITS INC.

7. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1997 included the following:

     Federal:
       Current...................................................... $3,680,401
       Deferred.....................................................   (101,103)
                                                                     ----------
                                                                      3,579,298
                                                                     ----------
     State:
       Current......................................................    631,092
       Deferred.....................................................    (98,075)
                                                                     ----------
                                                                        533,017
                                                                     ----------
                                                                     $4,112,315
                                                                     ==========

   The provision for taxes differed from that expected by applying the basic rate of federal tax due primarily to the change of tax status of the Company as a result of the recapitalization (see Note 1) and that certain transaction related charges are not deductible for tax purposes.

8. RELATED PARTIES:

 Management Fees:

   The Company has an agreement dated August 19, 1996 for financial advisory services with Celerity Partners, L.L.C. (Celerity) and Bain Capital, Inc.
(Bain) who hold a partnership interest in Celerity Circuits L.L.C., the majority shareholder of the Company. The agreement provides for annual management fees of $150,000 to be paid to Celerity and/or Bain for so long as Celerity and/or Bain own, either directly or through an affiliated entity, an equity interest in the Company. The management fees are payable in quarterly installments. The agreement also provides for the reimbursement of certain allowed expenses. In connection with entering into the Credit Agreement in 1997, the Company paid specific advisory fees to Celerity and Bain. Management fees and expense reimbursements under the agreement amounted to approximately $359,272 in December 31, 1997. Specific advisory fees amounted to approximately $706,092, for the year ended December 31, 1997. The Company is required to pay a management fee of $56,250 per quarter to Celerity and Bain, respectively, effective January 1, 1998.

 Receivable from Related Party:

   In connection with the Acquisition, Cuplex's 50% interest in Cumex SA de CV, a Mexican corporation (Cumex) was sold to certain former shareholders of Cuplex. On October 9, 1997, Cuplex and Cumex signed an Operating Agreement by which Cuplex agrees to provide management and technical services to Cumex. Cumex agrees to provide manufacturing services to Cuplex for a period of two years and a repayment schedule was agreed for the amount due by Cumex to Cuplex. The balance outstanding at October 9, 1997 was $3.2 million. On October 9, 1997, DCI and the shareholders of Cumex entered into an Option Agreement by which it was agreed that DCI could purchase 100% of Cumex until termination of the Operating Agreement.

   On the acquisition of Cuplex the receivable from Cumex was valued at its net present value determined by applying appropriate discount rates. This resulted in an adjustment in the fair value of the receivable of $1.1

                             DYNAMIC CIRCUITS INC.

million. At December 31, 1997, the gross and net amounts receivable from Cumex are $3.6 million and $2.5 million, respectively.

9. EMPLOYEE BENEFIT PLANS:

   The Company and its subsidiary have established defined contribution retirement plans that are intended to qualify under Section 401 of the Internal Revenue Code ("the Plan"). The Plans cover substantially all officers and employees of the Company and its subsidiary. Contributions to the Plans are determined at the discretion of the Board of Directors. No contributions were made to the Plans for the year ended December 31, 1997.

10. SUBSEQUENT EVENT:

   On July 23, 1998, DDi Holdings Corporation and the Company executed a stock contribution and merger agreement. In connection with this agreement, DDi Holdings Corporation acquired all of the outstanding capital stock of the Company for aggregate merger consideration of approximately $247 million.

                    Report of Independent Public Accountants

To the shareholders

   We have audited the accompanying consolidated balance sheets of MCM Electronics Limited as of 31 March 2000 and of its predecessor, Symonds Limited, as of 30 June 1999 (not separately presented herein), and the related consolidated profit and loss accounts, reconciliations of movements in consolidated shareholders' funds and consolidated cash flow statements for the nine months and three months then ended, respectively. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are substantially consistent with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCM Electronics Limited as of 31 March 2000, and the consolidated results of its operations and its consolidated cash flows for the nine months ended 31 March 2000, and the consolidated results of operations and consolidated cash flows of Symonds Limited for the three months ended 30 June 1999, in conformity with generally accepted accounting principles in the United Kingdom.

   Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the nine month period ended 31 March 2000 and three month period ended 30 June 1999 and shareholders' funds as of 31 March 2000, to the extent summarised in note 31 to the consolidated financial statements.

KPMG Audit Plc                            /s/ KPMG Audit Plc
Chartered Accountants                     KPMG Audit Plc
Birmingham, England
11 September 2000

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                      Nine months  Three months
                                                         ended        ended
                                               Notes 31 March 2000 30 June 1999
                                               ----- ------------- ------------
                                                      (Pounds)000  (Pounds)000
Turnover.....................................     1
Continuing operations........................            28,315        8,636
Discontinued operations......................               --           160
                                                        -------       ------
                                                         28,315        8,796
Operating costs..............................     2     (25,448)      (8,361)
                                                        -------       ------
Operating profit before goodwill and
 exceptional items:
Continuing operations........................             4,017          957
Discontinued operations......................               --            (4)
                                                        -------       ------
                                                          4,017          953
                                                        -------       ------
Operating exceptional items:
Continuing operations........................     1        (378)        (518)
                                                        -------       ------
Goodwill amortisation........................              (772)         --
                                                        -------       ------
Operating profit.............................     1
Continuing operations........................             2,867          439
Discontinued operations......................               --            (4)
                                                        -------       ------
    Total operating profit...................             2,867          435
Exceptional items............................     3
Discontinued operations:
Profit on disposal of a business.............               --            48
                                                        -------       ------
Profit on ordinary activities before
 interest....................................             2,867          483
Interest receivable..........................               354           25
Interest payable and similar charges.........     5      (3,699)         (65)
                                                        -------       ------
(Loss)/profit on ordinary activities before
 taxation....................................              (478)         443
Tax on (loss)/profit on ordinary activities..     6        (323)        (278)
                                                        -------       ------
Retained (loss)/profit for the period........    19        (801)         165
                                                        =======       ======
(Loss)/earnings per share....................     7        (63p)        0.2p
                                                        =======       ======

   The Group has no recognised gains and losses other than those reflected in the group profit and loss account.

   There is no difference between the result as disclosed in the group profit and loss account and the result on an unmodified historical cost basis.

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited--see Accounting Policies--Basis of Consolidation.

              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

        RECONCILIATIONS OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS

                                                       Nine months Three months
                                                          ended       ended
                                                        31 March     30 June
                                                          2000         1999
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
(Loss)/profit for the period..........................     (801)        165
Issue of shares.......................................    1,333         --
Goodwill written back on disposal of a business.......      --          281
                                                          -----       -----
Net movement in shareholders' funds...................      532         446
Equity shareholders' funds at beginning of period.....      --        9,106
                                                          -----       -----
Equity shareholders' funds at end of period...........      532       9,552
                                                          =====       =====

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited--see Accounting Policies--Basis of Consolidation.



              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                           CONSOLIDATED BALANCE SHEET

                                                                     31 March
                                                              Notes    2000
                                                              ----- -----------
                                                                    (Pounds)000
Fixed assets
Tangible assets..............................................   8       7,545
Intangible fixed assets......................................   9      19,805
                                                                      -------
                                                                       27,350
Current assets
Stocks.......................................................  11       3,363
Debtors......................................................  12       9,416
Cash at bank and short term deposits.........................           4,969
                                                                      -------
                                                                       17,748
                                                                      -------
Creditors: amounts falling due within one year...............  13     (43,825)
                                                                      -------
Net current liabilities......................................         (26,077)
                                                                      -------
Total assets less current liabilities........................           1,273
                                                                      -------
Creditors: amounts falling due after more than one year......  14        (297)
Provisions for liabilities and charges.......................  16        (444)
                                                                      -------
Net assets...................................................             532
                                                                      =======
Capital and reserves
Called up share capital......................................  18          13
Share premium account........................................  18       1,320
Profit and loss account......................................  19        (801)
                                                                      -------
Equity shareholders' funds...................................             532
                                                                      =======

   The above relates to MCM Electronics Limited--see Accounting Policies--Basis of Consolidation.


              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                       Nine months Three months
                                                          ended       ended
                                                        31 March     30 June
                                                 Notes    2000         1999
                                                 ----- ----------- ------------
                                                       (Pounds)000 (Pounds)000
Net cash flow from operating activities........    20      4,078        (446)
                                                         -------      ------
Returns on investments and servicing of finance
Interest received..............................              354          25
Interest paid..................................           (1,387)        (45)
Interest element of finance lease payments.....              (26)        (20)
                                                         -------      ------
                                                          (1,059)        (40)
                                                         -------      ------
Tax paid.......................................             (108)       (108)
                                                         -------      ------
Capital expenditure
Purchase of tangible fixed assets..............             (219)       (876)
Sale of tangible fixed assets..................               10          33
                                                         -------      ------
                                                            (209)       (843)
                                                         -------      ------
Acquisitions and disposals
Net cash payable in respect of acquisitions....    25    (30,665)        --
Net cash consideration in respect of subsidiary
 disposals.....................................    24      1,042         249
                                                         -------      ------
                                                         (29,623)        249
                                                         -------      ------
Cash flow before financing and management of
 liquid resources..............................          (26,921)     (1,188)
                                                         -------      ------
Financing and management of liquid resources
Issue of shares................................    21      1,333         --
Movement in debt...............................    21     28,471        (319)
Movement in liquid resources...................    21     (2,300)        624
                                                         -------      ------
                                                          27,504         305
                                                         -------      ------
Increase/(decrease) in cash in the period......    22        583        (883)
                                                         =======      ======

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited--see Accounting Policies--Basis of Consolidation.

              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                              ACCOUNTING POLICIES

   The accompanying consolidated financial statements for the nine months ended 31 March 2000 do not comprise statutory accounts within the meaning of
Section 240 of the Companies Act 1985 of England and Wales, but have been extracted from MCM Electronics Limited statutory accounts for the nine months to 31 March 2000 upon which an unqualified audit report has been given.

   Statutory accounts have not been prepared for Symonds Limited for the three months ended 30 June 1999.

Basis of preparation

   The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP). UK GAAP and accounting principles adopted by the Company differ in certain respects from accounting principles generally accepted in the United States (US GAAP). See Note 31 for a discussion of the principal differences that would affect the Company's consolidated net income and shareholders' equity if US GAAP had been applied instead of UK GAAP in the preparation of the consolidated financial statements. The financial statements have been prepared under the historical cost convention and comply with applicable accounting standards. Under UK GAAP companies are permitted, in certain circumstances, to value their assets and liabilities using a basis different from original cost. This has not been the case in these financial statements.

Basis of consolidation

   The financial statements for the three months to 30 June 1999 consolidate the financial statements of Symonds Limited and all its subsidiary undertakings made up to that date. The results of businesses acquired or sold during the period are included in the Group financial statements from the date of acquisition or to the date of disposal.

   The financial statements for the nine months ended 31 March 2000 and as at 31 March 2000 are those of MCM Electronics Limited and its subsidiary undertakings. MCM Electronics Limited acquired Symonds Limited, and its subsidiary undertakings on 5 July 1999. The accounting period commencing 1 July 1999 has been used to reflect the results of MCM Electronics Limited and its subsidiary undertakings as there is no material difference between the results for this period and those for the period commencing 5 July 1999, the date of acquisition. Prior to its sale on 14 April 2000, MCM Electronics Limited was a company owned by the executive directors of Symonds Limited together with external investors (see note 30). MCM Electronics Limited was incorporated on 11 March 1999 and commenced trading on the acquisition of Symonds Limited.

Goodwill

   UK Financial Reporting Standard 10 was adopted in the Company's consolidated financial statements effective 1 April 1998. Goodwill arising on acquisition subsequent to 1 April 1998 has been capitalised and amortised through the profit and loss account over its useful economic life which is generally not expected to exceed 20 years. The recoverability of the intangible asset is assessed and any impairment in value taken into account. Goodwill related to acquisitions made prior to 31 March 1998 was charged directly to reserves in accordance with UK accounting standards in effect at that date.

Turnover

   Turnover represents the total amount receivable in the ordinary course of business for goods sold excluding value added tax. Turnover is recognised upon despatch.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

Tangible fixed assets and depreciation

   Tangible fixed assets are stated at cost, less depreciation. Deprecation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost, less residual value, over the estimated useful life in each company of each asset as follows:

     Freehold buildings.............. 2%     On straight line
     Leasehold property..............        Over the term of the lease
                                             On straight line or reducing
     Plant and equipment............. 10-25% balance
                                             On straight line or reducing
     Computer equipment.............. 17-25% balance
                                             On straight line or reducing
     Office furniture and equipment.. 15-25% balance
                                             On straight line or reducing
     Motor vehicles.................. 25%    balance

Stocks and work in progress

   Stocks and work in progress are stated at the lower of cost and net realisable value on a first-in, first-out basis, including attributable production overheads.

   Net realisable value is based on estimated selling price less further costs expected to be incurred to completion and disposal.

Trade debtors

   Trade debtors are recorded at the invoiced amount, including value added tax, less a provision for doubtful debts. Management considers current information and events regarding the debtors' ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected. Changes in the level of provision are charged to the bad debt expense.

Liquid resources

   Included within cash balances are liquid resources of (Pounds)4,386,000 at 31 March 2000, consisting of cash deposits to secure loan notes, and treasury deposits. For the purposes of the group cashflow statement all highly liquid debt instruments with original maturities of three days or less are considered to be cash.

Pension costs

   The Group operates a number of defined contribution pension schemes. The assets of the schemes are held separately from those of the Group in independently administered funds. Contributions are paid to the schemes at the defined contribution levels and are charged to the profit and loss account in the year to which they relate.

Leases

   Assets held under finance leases are capitalised at their fair value on the inception of the leases and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease in proportion to the capital amount outstanding.

   Rentals paid under operating leases are charged against income on a straight line basis over the lease term.

   Under UK GAAP, the gain arising on a sale-leaseback transaction may be recognised in full at the date of the transaction provided that it can be demonstrated that a market rent is being paid under the lease agreement.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

Deferred taxation

   Provision is made for deferred taxation using the liability method to take account of timing differences between the incidence of income and expenditure for taxation and accounting purposes to the extent that it is probable that a liability or asset will crystallise in the future.

Foreign currency translation

   Transactions in foreign currencies are recorded at the rate ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1. TURNOVER, OPERATING PROFIT AND NET ASSETS

   The destination of the Group's turnover by geographical market is:

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   United Kingdom......................................   24,673       8,104
   Europe..............................................    3,626         672
   Rest of World.......................................       16          20
                                                          ------       -----
                                                          28,315       8,796
                                                          ======       =====

   The Group's turnover, operating profit, and net operating assets for the nine months ended 31 March 2000 can be analysed by business segment as follows:

                                                                       Net
                                                        Operating   operating
                                            Turnover     profit      assets
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Continuing operations:
   PCB manufacture........................   17,432       4,084        4,349
   Electronic manufacturing services......   11,297         303        3,436
   Group..................................      --       (1,520)      21,658
                                             ------      ------      -------
                                             28,729       2,867       29,443
   Less: inter-segmental turnover.........     (414)
                                             ------
                                             28,315
                                             ======
   Net interest...........................               (3,345)
                                                         ------
   Loss on ordinary activities before
    taxation..............................                 (478)
                                                         ======
   Net indebtedness.......................                           (28,911)
                                                                     -------
   Net assets.............................                               532
                                                                     =======

   Group operating profit is stated after charging goodwill amortisation of (Pounds)772,000.

   The exceptional operating item of (Pounds)378,000 in the period to 31 March 2000 is a material bad debt incurred in this period in the electronic manufacturing services segment.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   The Group's turnover, operating profit and net operating assets for the three months ended 30 June 1999 can be analysed by business segment as follows:

                                                                       Net
                                                        Operating   operating
                                            Turnover     profit      assets
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Continuing operations:
   PCB manufacture........................    5,046       1,011       5,223
   Electronic manufacturing services......    3,756         230         609
   Group..................................      --         (802)      5,024
                                              -----       -----      ------
                                              8,802         439      10,856
   Discontinued operations:
   Process Technology.....................      160          (4)        --
                                              -----       -----      ------
                                              8,962         435      10,856
   Less: inter-segmental turnover.........     (166)
                                              -----
                                              8,796
                                              =====
   Profit on disposal of a business (see
    note 3)...............................                   48
   Net interest...........................                  (40)
                                                          -----
   Profit on ordinary activities before
    taxation..............................                  443
                                                          =====
   Net indebtedness.......................                           (1,304)
                                                                     ------
   Net assets.............................                            9,552
                                                                     ======

   Discontinued operations comprise Finishing Technology Limited disposed of in June 1999. The disposal of Finishing Technology Limited is analysed in Note 24.

   The exceptional operating items totalling (Pounds)518,000 incurred by Symonds Limited in the period to 30 June 1999 and included in the Group segment were acquisition advisory costs incurred by the company in respect of its acquisition by MCM Electronics Limited.

2. OPERATING PROFIT

                                                     Nine months Three months
                                                        ended       ended
                                                      31 March     30 June
                                                        2000         1999
                                                     ----------- ------------
                                                     (Pounds)000 (Pounds)000
   Operating profit is stated after
    charging/(crediting):
     Auditors' remuneration--audit..................       50        --
           --other services.........................      295         55
     Depreciation--owned fixed assets...............    1,182        489
          --finance leased assets...................      124         25
     Operating lease rentals--plant and machinery...      399        110
            --land and buildings....................      800        220
   Loss on sale of fixed assets.....................        7        --
   Gain on foreign exchange.........................      (16)       --
                                                        =====        ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   Operating costs are analysed as follows:

                                                                     Nine months
                                                                        ended
                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Change in work in progress and finished goods....................     (441)
   Raw materials and consumables....................................   11,227
   Other external charges...........................................    2,957
   Staff costs......................................................    7,398
   Depreciation.....................................................    1,306
   Other operating charges..........................................    2,229
   Goodwill amortisation............................................      772
                                                                       ------
                                                                       25,448
                                                                       ======

                                           Three months ended 30 June 1999
                                         ------------------------------------
                                         Continuing  Discontinued
                                         operations   operations     Total
                                         ----------- ------------ -----------
                                         (Pounds)000 (Pounds)000  (Pounds)000
   Change in work in progress and
    finished goods......................      151        --            151
   Raw materials and consumables........    3,252        112         3,364
   Other external charges...............      944          8           952
   Staff costs..........................    2,453         26         2,479
   Depreciation.........................      514        --            514
   Other operating charges..............      883         18           901
                                            -----        ---         -----
                                            8,197        164         8,361
                                            =====        ===         =====


3. EXCEPTIONAL ITEMS

 Nine months ended 31 March 2000

   In October 1999 Garner Osborne Circuits Limited was disposed of and Osborne Precision Sheetmetal Limited was also disposed of in November 1999. Total goodwill eliminated on disposal of these subsidiaries was (Pounds)426,000 with these disposals resulting in neither a loss nor gain to the group.

 Three months ended 30 June 1999

                                                                     (Pounds)000
   Discontinued business:
   Profit on disposal of a business.................................      48
                                                                         ===

   The profit on disposal of a business represents the profit on sale of Finishing Technology Limited of (Pounds)48,000 (after charging (Pounds)281,000 of goodwill previously eliminated).

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

4. EMPLOYEES

    (a) Number of employees

   The average number of persons employed during the period was as follows:

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                          Number       Number
   Production..........................................     413         450
   Sales and administration............................      78          89
                                                            ---         ---
                                                            491         539
                                                            ===         ===

    (b) Staff costs

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   Wages and salaries..................................    6,643       2,218
   Social security.....................................      591         200
   Other pension costs.................................      164          61
                                                           -----       -----
                                                           7,398       2,479
                                                           =====       =====

   The Group operates a number of defined contribution pension schemes. The assets of the schemes are held in separate trustee administered funds and are invested with insurance companies. The pension costs shown above represent contributions payable to these schemes.

5. INTEREST PAYABLE AND SIMILAR CHARGES

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   On bank loans and overdrafts........................    1,365         41
   On finance leases...................................       26         15
   On loan notes.......................................       22          9
   On other loans......................................      663        --
                                                           -----        ---
                                                           2,076         65
   Debt issue costs written off........................    1,623        --
                                                           -----        ---
                                                           3,699         65
                                                           =====        ===

   The debt issue costs have been written off in anticipation of the early repayment of the debt arising on the acquisition of Symonds Limited (see note
15).

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

6. TAXATION

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   UK corporation tax payable at 30%...................     (15)        278
   Deferred tax........................................     338         --
                                                            ---         ---
                                                            323         278
                                                            ===         ===

   The high effective tax charge in the period to 31 March 2000 is principally a result of the disallowable goodwill charge in the period.

7. (LOSS)/EARNINGS PER SHARE

   The loss per ordinary share for the period to 31 March 2000 has been calculated by reference to the weighted average 1,271,111 (30 June 1999:
69,472,208) ordinary shares in issue during the period and the Group loss after taxation for the financial period of (Pounds)801,000 (30 June 1999: profit (Pounds)165,000).

8. TANGIBLE FIXED ASSETS

                                Land and    Plant and
                                buildings   machinery     Other       Total
                               ----------- ----------- ----------- -----------
                               (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
   Cost
   Acquisition of subsidiary
    undertakings..............    1,772      13,214       2,316      17,302
   Additions..................       73         382         243         698
   Disposals..................     (103)       (904)        (35)     (1,042)
   Sale of subsidiaries.......      (41)     (1,009)       (175)     (1,225)
                                  -----      ------       -----      ------
     31 March 2000............    1,701      11,683       2,349      15,733
                                  =====      ======       =====      ======
   Depreciation
   Acquisition of subsidiary
    undertakings..............      441       6,786       1,133       8,360
   Charge for the period......      139         923         244       1,306
   Disposals..................      (99)       (733)        (20)       (852)
   Sale of subsidiaries.......      (31)       (521)        (74)       (626)
                                  -----      ------       -----      ------
     31 March 2000............      450       6,455       1,283       8,188
                                  =====      ======       =====      ======
   Net book value
     31 March 2000............    1,251       5,228       1,066       7,545
                                  =====      ======       =====      ======

  Analysis of land and buildings

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Freehold.........................................................      297
   Short leasehold..................................................      954
                                                                        -----
   Net book value...................................................    1,251
                                                                        =====

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

 Hire purchase and finance leased assets

   Plant, equipment and motor vehicles include assets with a net book value of (Pounds)843,000 which are subject to finance leases.

9. INTANGIBLE FIXED ASSETS

                                                                      Goodwill
                                                                     -----------
                                                                     (Pounds)000
   Cost
   Acquisition of subsidiary undertakings...........................   21,003
   Eliminated on disposal of subsidiaries...........................     (426)
                                                                       ------
     31 March 2000..................................................   20,577
                                                                       ======
   Amortisation
   Charge for the period............................................      772
                                                                       ------
     31 March 2000..................................................      772
                                                                       ======
   Net book value
     31 March 2000..................................................   19,805
                                                                       ======

   Goodwill eliminated relates to the disposals of Garner Osborne Circuits Limited and Osborne Precision Sheetmetal Limited, which occurred in October 1999 and November 1999 respectively.

10. INVESTMENTS

   Principal subsidiaries at 31 March 2000

        Company                                 Principal activity                        % equity held
        -------                                 ------------------                        -------------
Symonds Limited           Intermediate holding company                                        *100
Zlin Electronics Limited  Manufacture of printed circuit boards                                100
Classical Circuits        Manufacture of printed circuit boards                                100
 Limited
Zlin International        Supply of high volume printed circuit boards                         100
 Limited
Calne Electronics         Manufacture and assembly of electronic and electrical equipment      100
 Limited
Pretan Limited            Sheet metal fabrication                                              100
Integrated Designs &      Design of electronic and electrical equipment                        100
 Systems Limited
Symonds Precision         Precision sheet metal fabrication                                    100
 Limited

   All of the company's subsidiary undertakings are incorporated and operate in Great Britain.

   Shareholdings marked * are directly owned by MCM Electronics Limited and the remainder are held through subsidiary undertakings.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

11. STOCKS

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Raw materials and consumables....................................      852
   Work in progress.................................................    2,119
   Finished goods...................................................      392
                                                                        -----
                                                                        3,363
                                                                        =====

12. DEBTORS

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Trade debtors....................................................    8,050
   Other debtors....................................................      699
   Prepayments and accrued income...................................      667
                                                                        -----
                                                                        9,416
                                                                        =====

   Included within other debtors above are amounts totalling (Pounds)255,000 which fall due after more than one year.

13. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Bank overdrafts and loans........................................   18,500
   Other loans......................................................   14,205
   Obligations under finance leases.................................      305
   Trade creditors..................................................    5,211
   Corporation tax..................................................      518
   Other creditors..................................................      647
   Other taxation and social security...............................    1,163
   Accruals and deferred income.....................................    2,703
   Loan notes.......................................................      573
                                                                       ------
                                                                       43,825
                                                                       ======

14. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Obligations under finance leases.................................     297
                                                                         ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

15. BORROWINGS

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Bank loans.......................................................   18,500
   Other loans......................................................   14,205
   Loan notes.......................................................      573
   Obligations under finance leases.................................      602
                                                                       ------
                                                                       33,880
                                                                       ======
   Due within one year..............................................   33,583
   Due after more than one year.....................................      297
                                                                       ------
                                                                       33,880
                                                                       ======

   Analysis of repayments:

   Bank loans
     Within one year................................................   18,500
   Other loans
     Within one year................................................   14,205
   Loan notes
     Within one year................................................      573
   Finance leases
     Within one year................................................      305
     Within one to two years........................................      213
     Within two to five years.......................................       84
                                                                       ------
                                                                       33,880
                                                                       ======

   Amounts due under finance leases are secured on the related items of plant and equipment.

Bank loans

   As at 31 March 2000 the company had an aggregate of (Pounds)18.5 million bank loans outstanding under the existing facilities--this is disclosed as a short term creditor in the balance sheet as it is probable that it will be repaid within 12 months of the balance sheet date. These loans would be normally repayable between June 2000 and June 2007.

   Borrowings under the agreement bear interest at varying rates, comprising LIBOR, at the dates of commencement of the relevant quarterly interest period plus a margin of 2% in the case of Tranche A, 3.5% in the case of Tranche B, 2% in the case of Tranche C and 2% in the case of the working capital facility. The agreement requires MCM Electronics to make interest-hedging arrangements and consequently MCM Electronics entered into an interest rate swap agreement effective 12 January 2000 and represents a hedge of the variable rate of interest (3 month LIBOR) paid under the MCM Electronics facilities agreement, minimising exposure to increases in interest rates related to this debt over the scheduled term of the swap, through September 2002. Under the swap terms, MCM Electronics pays a fixed rate of interest, an annual rate of 6.92% rather than the variable rates set out above. This rate is applied to fixed notional amounts of debt per the agreement, which approximate 80% of the outstanding loan balance at 31 March 2000.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   Borrowings under the agreement are secured on the assets of the Group.

Other loans

   On 13 July 1999 the company borrowed (Pounds)14.205 million under the terms of an Investment Agreement dated 27 May 1999. These loans were repaid in full on 17 April 2000.

Loan notes

   At 31 March 2000, loan notes consist of loan notes previously issued by Symonds Limited to the vendors of Calne Electronics. These are repayable at the holders' option and are secured by a bank guarantee. The loan notes carry interest at 0.5% below base rate. It has been assumed for the purposes of presentation in these financial statements that the loan notes will be repaid within twelve months of the balance sheet date.

16. PROVISIONS FOR LIABILITIES AND CHARGES

   Movements in provisions were as follows:

                                                                      Deferred
                                                                         tax
                                                                     -----------
                                                                     (Pounds)000
   Acquisition of subsidiary undertakings...........................     140
   Transfer to the profit and loss account..........................     338
   Sale of subsidiary...............................................     (34)
                                                                         ---
     At 31 March 2000...............................................     444
                                                                         ===

17. DEFERRED TAX

   Deferred tax provided and unprovided at a rate of 30% are as follows:

                                                          Provided   Unprovided
                                                          31 March    31 March
                                                            2000        2000
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Accelerated capital allowances.......................     489         (28)
   Other timing differences.............................    (120)         (6)
   Held over gain.......................................      75         --
                                                            ----         ---
     Total..............................................     444         (34)
                                                            ====         ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

18. SHARE CAPITAL

                                                        Increases
                                              On         during    At 31 March
                                         incorporation the period     2000
                                         ------------- ----------- -----------
                                          (Pounds)000  (Pounds)000 (Pounds)000
   Authorised
   373,333 ordinary shares of 1p each...      --             4           4
   907,904 "A" ordinary shares of 1p
    each................................      --             9           9
   93,334 "B" ordinary shares of 1p
    each................................      --             1           1
                                              ---          ---         ---
                                              --            14          14
                                              ===          ===         ===
   Allotted, called up and fully paid
   373,333 ordinary shares of 1p each...      --             4           4
   866,667 "A" ordinary shares of 1p
    each................................      --             8           8
   93,334 "B" ordinary shares of 1p
    each................................      --             1           1
                                              ---          ---         ---
                                              --            13          13
                                              ===          ===         ===

   MCM Electronics Limited was incorporated on 11 March 1999 as Linksweld Limited, with authorised share capital of 1,000 ordinary shares with a nominal value of (Pounds)1 each. On the same date the company issued and allotted 1 ordinary share at par to the nominee shareholder.

   On 24 May 1999, 2 further ordinary shares of (Pounds)1 each were issued at par.

   On 27 May 1999, the ordinary shares of (Pounds)1 each were subdivided into 100 ordinary shares of 1p each.

Ordinary shares of 1p each

   On 27 May 1999, the authorised ordinary share capital was increased by (Pounds)3,730.33 by the creation of 373,033 ordinary shares of 1p each. On the same date, 373,033 ordinary shares were issued at a premium of 99p each.

"A" ordinary shares of 1p each

   On 27 May 1999 the authorised "A" ordinary share capital was increased by (Pounds)907.90 by the creation of 907,904 "A" ordinary shares of 1p each. On the same date, 886,667 "A" ordinary shares were issued at a premium of 99p each.

   The "A" ordinary shares carry certain preferred rights, including the right to a cumulative preferential net cash dividend of a defined percentage of post tax profits of the Group, also enhanced voting rights in the event that the company is in arrears with any payment of capital or interest on investor loans, or of Participating Dividend, or is in breach of its financial covenants.

   If the holders of not less than 75% of the "A" ordinary shares wish to accept an offer made for the purchase of the entire issued share capital of the company, the remaining shareholders can be compelled to transfer their shares on the same terms.

   On a winding up, surplus assets shall be distributed to the holders of "A" ordinary shares to cover any arrears of or accrued preferential dividends.

   On 14 April 2000 41,237 "A" ordinary shares were issued at a premium of 99p each.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   MCM Electronics commenced trading on 5 July 1999. The cash inflow in respect of these share issues were received prior to this commencement of trading. The consolidated cash flow statement for the nine months ended 31 March 2000 includes the above cash flow to reflect all cash flows since the incorporation of MCM Electronics.

"B" ordinary shares of 1p each
   On 27 May 1999, the authorised "B" ordinary share capital was increased by (Pounds)933.34 by the creation of 93,334 "B" ordinary shares of 1p each which were subsequently issued at a premium of 99p each.

19. RESERVES

                                                                     Profit and
                                                            Share       loss
                                                           premium     account
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Issue of shares......................................    1,320        --
   Retained loss for the period.........................      --        (801)
                                                            -----       ----
   At 31 March 2000.....................................    1,320       (801)
                                                            =====       ====

20. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                     Nine months  Three months
                                                        ended        ended
                                                    31 March 2000 30 June 1999
                                                    ------------- ------------
                                                     (Pounds)000  (Pounds)000
   Operating profit................................     2,867           435
   Amortisation of goodwill........................       772           --
   Depreciation....................................     1,306           516
   Movement in stocks..............................       312           (30)
   Movement in debtors.............................      (298)         (344)
   Movement in creditors...........................      (881)       (1,023)
                                                        -----        ------
   Net cash inflow/(outflow) from operating
    activities.....................................     4,078          (446)
                                                        =====        ======

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

21. ANALYSIS OF CASH FLOWS FROM FINANCING AND MANAGEMENT OF LIQUID RESOURCES

                                                      Nine months Three months
                                                         ended       ended
                                                       31 March     30 June
                                                         2000         1999
                                                      ----------- ------------
                                                      (Pounds)000 (Pounds)000
   Issue of ordinary share capital...................    1,333         --
                                                        ------        ----
   Investors loans...................................   14,205         --
   New bank loans....................................   18,500         --
   Less:
     Debt issue costs................................   (1,623)        --
   Bank loans repaid.................................   (2,099)        (96)
   Other loans repaid................................      --          (93)
   Loan notes repaid.................................     (195)        (34)
   Capital element of finance lease rentals..........     (317)        (96)
                                                        ------        ----
                                                        28,471        (319)
                                                        ------        ----
   Net cash flow from financing......................   29,804        (319)
                                                        ------        ----
   Movement in liquid resources......................   (2,300)        624
                                                        ------        ----
   Net cash outflow from management of liquid
    resources........................................   (2,300)        624
                                                        ------        ----
   Net cash inflow from financing and management of
    liquid resources.................................   27,504         305
                                                        ======        ====

22. ANALYSIS OF NET DEBT

                                   At
                                31 March                  Non-cash   At 30 June
                                  1999        Cash flow    changes      1999
                             --------------- ----------- ----------- -----------
                               (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand/overdrafts........         858           (883)        --          (25)
   Liquid resources........       2,710           (624)        --        2,086
   Debt due within one
    year...................      (1,560)           223     (1,530)      (2,867)
   Debt due after more than
    one year...............      (1,530)            --      1,530           --
   Finance leases..........        (644)            96         52         (496)
                                 ------        -------     ------      -------
                                   (166)        (1,188)        52       (1,302)
                                 ======        =======     ======      =======
                             Acquisition of
                             Symonds Limited                Other
                             (excluding cash              Non-cash   At 31 March
                             and overdrafts)  Cash flow    changes      2000
                             --------------- ----------- ----------- -----------
                               (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand...................          --            583        --           583
   Liquid resources........       2,086          2,300        --         4,386
   Debt due within one
    year...................      (2,867)       (28,788)    (1,623)     (33,278)
   Finance leases..........        (496)           317       (423)        (602)
                                 ------        -------     ------      -------
                                 (1,277)       (25,588)    (2,046)     (28,911)
                                 ======        =======     ======      =======

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

23. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                     Nine months  Three months
                                                        ended        ended
                                                    31 March 2000 30 June 1999
                                                    ------------- ------------
                                                     (Pounds)000  (Pounds)000
   Increase/(decrease) in cash in the period.......        583         (883)
   Cash inflow/(outflow) from movement in debt and
    lease financing................................    (28,471)         319
   Cash inflow/(outflow) from management of liquid
    resources......................................      2,300         (624)
                                                       -------       ------
   Change in net debt resulting from cash flows....    (25,588)      (1,188)
   Loans, liquid resources and finance leases
    acquired with subsidiary undertakings..........     (1,277)          --
   Loans and finance leases sold with disposals....         56           52
   New finance leases..............................       (479)          --
   Write off of debt issue costs...................     (1,623)          --
                                                       -------       ------
   Increase in net debt in the period..............    (28,911)      (1,136)
   Opening net debt................................         --         (166)
                                                       -------       ------
   Closing net debt................................    (28,911)      (1,302)
                                                       =======       ======

24. DISPOSALS DURING THE FINANCIAL PERIODS

   Finishing Technology Limited was disposed of in the period to 30 June 1999. Osborne Precision Sheetmetal Limited and Garner Osborne Circuits Limited were disposed of in the period to 31 March 2000. These transactions can be summarised as follows:

                                                      Nine months Three months
                                                         ended       ended
                                                       31 March     30 June
                                                         2000         1999
                                                      ----------- ------------
                                                      (Pounds)000 (Pounds)000
   Net assets disposed of:
   Tangible fixed assets.............................      599          56
   Stocks............................................      103          32
   Debtors...........................................      381         292
   Creditors.........................................     (434)       (460)
   Deferred tax......................................      (33)        --
                                                         -----        ----
                                                           616         (80)
   Goodwill adjusted on disposal.....................      426         281
   Profit on disposal................................      --           48
                                                         -----        ----
                                                         1,042         249
                                                         =====        ====
   Satisfied by: Net cash proceeds (net of disposal
    costs)...........................................    1,042         249
                                                         =====        ====

25. ACQUISITIONS DURING THE PERIOD

   On 5 July 1999 MCM Electronics Limited acquired the entire issued share capital of Symonds Limited for a consideration of (Pounds)30,640,000 including costs.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   Goodwill arising from this acquisition has been capitalised in accordance with Financial Reporting Standard 10 and is being amortised over the directors' estimate of its useful economic life of 20 years.

   The investment in Symonds Limited has been included in the company's balance sheet at its fair value at the date of acquisition.

Analysis of the acquisition of Symonds Limited

   Net assets at date of acquisition:

                                                                  Book value
                                                                and fair value
                                                                   to group
                                                                --------------
                                                                 (Pounds)000
   Tangible fixed assets.......................................      8,942
   Stocks......................................................      3,778
   Debtors.....................................................      9,499
   Liquid resources less overdrafts............................      2,061
   Creditors and deferred liabilities..........................    (11,140)
   Bank loans..................................................     (2,099)
   Loan notes..................................................       (768)
   Finance leases and hire purchase agreements.................       (496)
   Deferred tax................................................       (140)
                                                                   -------
   Net assets..................................................      9,637
                                                                   =======
   Fair value of assets acquired...............................      9,637
   Goodwill arising on acquisition.............................     21,003
                                                                   -------
   Fair value of consideration payable.........................     30,640
                                                                   =======
   Satisfied by:
   Cash acquisition of 69,746,208 Symonds plc ordinary shares
    of 43p each................................................     29,991
   Costs associated with the acquisition.......................        649
                                                                   -------
                                                                    30,640
                                                                   =======

   The acquisition contributed (Pounds)3,296,000 to the Group's net operating cash flows, paid (Pounds)51,000 in respect of net returns on investments and servicing of finance, paid (Pounds)Nil in respect of taxation, utilised (Pounds)Nil for capital expenditure and financial investment and paid (Pounds)2,611,000 in financing.

   Symonds Limited incurred a loss after tax of (Pounds)4,338,000 during the year to 31 March 1999. The summarised profit and loss account for the period from 1 April 1999 to the effective date of acquisition is as follows:

                                                                   (Pounds)000
   Turnover.......................................................    8,796
                                                                      -----
   Operating profit, including operating exceptional costs of
    (Pounds)518,000...............................................      435
   Gain on disposal of business...................................       48
   Interest payable and similar charges...........................      (40)
                                                                      -----
   Profit on ordinary activities before taxation..................      443
   Tax on profit on ordinary activities...........................     (278)
                                                                      -----
   Retained loss for the period...................................      165
                                                                      =====

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   The exceptional operating costs of (Pounds)518,000 represent professional and legal fees incurred in relation to the sale of Symonds Limited"s shares to the company.

   There were no recognised gains or losses during the period other than those shown in the summarised profit and loss account above.

Cash outflow in respect of acquisitions

                                                                     (Pounds)000
   Consideration....................................................   30,640
   Bank overdraft acquired..........................................       25
                                                                       ------
                                                                       30,665
                                                                       ======

26. CONTINGENT LIABILITIES

   Bank loans and overdrafts of the Group are secured by fixed and floating charges over the Group's assets and by a composite cross-guarantee between all Group companies. MCM Electronics Limited's contingent liability under this composite cross-guarantee at 31 March 2000 was (Pounds)1,595,000.

27. FINANCIAL COMMITMENTS

Operating leases

   At 31 March 2000 the Group had annual commitments under non-cancellable operating leases as follows:

                                                          Land and
                                                          buildings     Other
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Expiry date:
   Within one year......................................      --         101
   Between one and two years............................      111        220
   Between two and five years...........................      132        138
   In over five years...................................      794        --
                                                            -----        ---
                                                            1,037        459
                                                            =====        ===

Capital commitments

   At 31 March 2000 the directors had authorised capital expenditure as follows:

                                                                     (Pounds)000
   Contracted but not provided for..................................      65
                                                                         ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

28 DIRECTORS' EMOLUMENTS

   (a) Emoluments of the directors were:

                                                     Nine months  Three months
                                                        ended        ended
                                                    31 March 2000 30 June 1999
                                                    ------------- ------------
                                                     (Pounds)000  (Pounds)000
   Fees............................................      --            18
   Remuneration....................................      244           81
   Pension contributions...........................       36           12
   Bonuses.........................................       35           85
   Benefits in kind................................       28            9
                                                         ---          ---
                                                         343          205
                                                         ===          ===

   The emoluments of the highest paid director were:

                                                     (Pounds)000  (Pounds)000
                                                    ------------- ------------
   Remuneration....................................      113           33
   Pension contributions...........................       15            5
                                                         ---          ---
                                                         128           38
                                                         ===          ===
   Number of directors who were members of a
    defined contribution pension scheme............        3            3
                                                         ===          ===

 Three months ended 30 June 1999

   (b) Share options

   Symonds Limited operated a share option scheme for executives. Options issued under this scheme may be exercised between three and thirteen years after the date granted. Details of options held by Directors under the company's Executive Share Option Scheme are as follows:

                                                             At 31  Granted Exercised Lapsed  At 30
                                   Expiry date of  Exercise  March  during   during   during  June
                  Date of grant   exercise period   price    1999   period   period   period  1999
                 ---------------- ---------------- -------- ------- ------- --------- ------ -------
   MHG Malone    28 July 1997     28 July 2010      34.5p   250,000   --       --      --    250,000
   MJ Glanfield  1 September 1998 1 September 2011  31.0p   250,000   --       --      --    250,000
   JA Calvert    28 July 1997     28 July 2010      34.5p   250,000   --       --      --    250,000

   Following the offer for the entire share capital of the company by MCM Electronics Limited, these options were either exercised by the holders or given up by the holders in lieu of cash cancellation payments at the agreed bid price of 43p.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

29. RELATED PARTY TRANSACTIONS

   During the nine months ended 31 March 2000 the group entered into the following transactions, in the ordinary course of business, with related parties:

                                                                    Total amount
                                                                      owed at
                                                         Interest     31 March
                                                          payable       2000
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   NatWest Equity Partners Limited (former shareholder
    in MCM
    Electronics Limited)..............................      657        14,735
   Directors:
   MHG Malone.........................................        4            87
   MJ Glanfield.......................................        1            24
   JA Calvert.........................................        1            29
                                                            ===        ======

   Professional and arrangement fees paid to members of the NatWest Group amounted to (Pounds)428,000 during the period. The entire amount related to the acquisition of Symonds Limited.

   Messrs. Malone, Glanfield and Calvert held shares in Symonds Limited until they were acquired by MCM Electronics Limited.

30. POST BALANCE SHEET EVENTS

   On 14 April 2000, following the listing on NASDAQ of DDi Corp., the sale of the entire issued share capital of MCM Electronics Limited to DDi Corp. was completed and the latter became the ultimate parent undertaking of MCM Electronics Limited.

31. SUMMARY OF RELEVANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND UNITED STATES

   The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United Kingdom (UK GAAP) which differ in certain significant respects from those generally accepted in the United States (US GAAP). Set forth below is a summary of certain significant differences between UK and US GAAP which management believes are relevant to the Company.

Goodwill

   UK Financial Reporting Standard 10 was adopted in the Company consolidated financial statements effective 1 April 1998. Goodwill arising on acquisitions subsequent to 1 April 1998 has been capitalised and amortised through the profit and loss account over its useful economic life which is generally not expected to exceed 20 years. Goodwill related to acquisitions made prior to 31 March 1998 was charged directly to reserves in accordance with UK accounting standards in effect at that date. On disposal of a business, the historic goodwill previously eliminated is charged in determining the profit or loss arising on disposal. Impairment is recognised upon a commitment by the Company to dispose of the underlying assets relating to the goodwill.

   Under US GAAP, goodwill, which represents the excess of purchase price over fair value of net assets acquired, is recorded as an intangible asset and is amortised on a straight-line basis over the expected periods to be benefited, not to exceed 40 years. The company assesses the recoverability of this intangible asset by determining whether the amortisation of the goodwill balance over its remaining life can be recovered through

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED
undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The Company under both US and UK GAAP has adopted an estimated life of 20 years.

Valuation of Interests in Leveraged Buyout Transactions

   Under UK GAAP, when a leveraged buyout transaction has been completed, a new basis of accounting for the assets and liabilities of the predecessor company should be established following the acquisition. The fair value of the underlying assets and liabilities is used with the excess of purchase price over fair value of the net assets acquired allocated to goodwill.

   Under US GAAP, the acquisition of a company in a leveraged buyout transaction must be evaluated to determine whether it is (a) a financial restructuring-recapitalisation for which no change in accounting basis would be appropriate; (b) a step acquisition for which a partial change in accounting basis would be appropriate; or (c) a purchase by new controlling investors for which a partial or complete change in basis based upon the fair value of the transaction would be appropriate. Key factors to be analysed include a change in control of voting interest, residual interest in the newly formed company and the fair value of securities with respect to the monetary consideration paid. In the case of MCM Electronics Limited, a partial change in basis based upon the fair value of the transaction is appropriate and the acquisition meets the requirements of EITF 88-16 (Basis in Leveraged Buyout Transactions). Accordingly, 2.36% (ownership percentage of management in Symonds Limited) was carried over at the investors' predecessor basis, and the remaining 97.64% (various institutional and private shareholders) was accounted for under the purchase method of accounting. In the tables below, the caption "Valuation of Interest in Leveraged Buyout Transactions" for the 31 March 2000 period reflects the reduced goodwill amortisation of (Pounds)19,000 and the adjustment ((Pounds)477,000) attributable to the reduction in goodwill associated with the acquisition.

Sale-leaseback Transactions

   Under UK GAAP, the gain arising on a sale-leaseback transaction may be recognised in full at the date of the transaction provided that it can be demonstrated that a market rent is being paid under the lease agreement.

   Under US GAAP, such gains are deferred and amortised in proportion to the related gross rental charged to expense over the term of the lease.

Finance set up costs

   Under UK GAAP the costs incurred on obtaining new debt are capitalised, and amortised over the probable life of the debt.

   Under US GAAP these costs are amortised over the term of the debt. Under UK GAAP the carrying value of this asset is offset against the relevant borrowings, under US GAAP this asset is shown separately.

Provision for Loss on Termination of a Business

   Under UK GAAP, when a decision has been made to restructure part of the company's business, provisions are made for the impairment of long-lived and certain intangible assets together with severance and other costs of closure.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   US GAAP requires that specific criteria have been met before such costs can be recognised as an expense. Among these is the requirement that all the significant actions arising from a restructuring plan and their expected completion dates must be identified by the balance sheet date. Impairment charges are always recorded as an operating expense and the write down of stocks is recorded as a component of cost of goods sold.

Income Taxes

   Under UK GAAP, deferred taxation is calculated under the liability method to the extent that it is probable that the liabilities will crystallise in the foreseeable future.

   Under US GAAP, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date. Valuation allowances are provided to the extent that the realisation of deferred tax assets is not more likely than not.

Classification Differences Between UK and US GAAP

 (i) Exceptional Items

   Under UK GAAP, exceptional items generally derive from operations outside the ordinary course of business and are reflected in a separate section of the profit and loss account under operating profit and are shown gross of tax.

   Under US GAAP, extraordinary and exceptional items are considered both unusual in nature and infrequent in occurrence. In practice, extraordinary and exceptional items are rarely presented. Accordingly, exceptional items presented by the company would not be classified as such under US GAAP.

 (ii) Discontinued Operations

   Under both UK and US GAAP, discontinued operations are separately identified in the profit and loss account and must be attributable to only a significant business.

   Under UK GAAP, operating results from discontinued operations are disclosed as a separate element within operating profit and any related gain or loss is disclosed as an exceptional item.

   Under US GAAP, a segment of a business is defined as a component of an enterprise whose activities present a major line of business or class of customer. The results of discontinued operations and the gain or loss on disposal shall be reported in the income statement separately from continuing operations but not as an extraordinary item. Estimated losses are provided at the measurement date, the date on which the company commits itself to a formal plan to dispose of a segment of the business. Gains are recognised when realised, typically the disposal date. Gain or loss from the disposal of a business segment should not include adjustments, costs and expenses associated with normal business activities that should have been recognised on a going concern basis up to the measurement date, such as adjustment of accruals on long term contracts, or write down or write off of receivables, inventories, property, plant and equipment used in the business, or intangible assets. The long-lived assets and certain identifiable intangible assets that are to be disposed of shall be reported at the lower of carrying amount or fair value less cost to sell with any loss resulting included in continuing operations.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

 (iii) Statement of Cash Flows

   Under UK GAAP, cash flows are presented for operating activities, returns on investment and servicing of finance, taxation paid, capital expenditure, acquisitions, dividends paid and financing activities. Under UK GAAP, cash includes cash in hand and cash on deposit, net of bank overdrafts.

   Under US GAAP, cash flows are reported as operating, investing and financing activities. Cash flows from taxation and returns and servicing of finance would, with the exception of ordinary dividends paid, be included as operating activities. The payment of dividends would be included under financing activities. Cash and cash equivalents would include cash and short-term investments with original maturities of three months or less.

Reconciliation to US accounting principles

   The following is a summary of the adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP.

                                                        Nine months
                                                           ended    Three months
                                                         31 March      ended
                                                           2000     30 June 1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   (Loss)/profit attributable to shareholders as re-
    ported in the consolidated profit and loss account
    in accordance with UK GAAP........................      (801)        165

   Adjustments to conform to US GAAP
   Amortisation of goodwill...........................       --         (221)
   Valuation of interests in leveraged buyout
    transaction.......................................        19         --
   Provision for termination of a business............       --         (550)
   Finance set up costs written off under UK GAAP.....     1,448         --
   Sale and leaseback.................................       --            4
   Deferred income tax................................      (311)        155
                                                           -----        ----
   Net profit/(loss) in accordance with US GAAP.......       355        (447)
                                                           =====        ====

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited -- see Accounting Policies -- Basis of Consolidation.

                                                      Nine months Three months
                                                         ended       ended
                                                       31 March     30 June
                                                         2000         1999
                                                      ----------- ------------
                                                      (Pounds)000 (Pounds)000
   Shareholders' funds as reported in the
    consolidated balance sheet in accordance with UK
    GAAP............................................       532        9,552
   Adjustments to conform with US GAAP
   Goodwill.........................................       --        14,904
   Valuation of interests in leveraged buyout
    transaction.....................................      (477)         --
   Finance set up costs written off under UK GAAP...     1,448          --
   Sale and leaseback...............................       --          (369)
   Deferred income tax..............................      (311)          64
                                                         -----       ------
   Shareholders' equity in accordance with US GAAP..     1,192       24,151
                                                         =====       ======

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

Cash flows

   The following table summarises the statements of cash flows as if they had been presented in accordance with US GAAP:

                                                       Nine months Three months
                                                          ended       ended
                                                        31 March     30 June
                                                          2000         1999
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
   Net cash provided by/(used in) operating
    activities.......................................      2,911        (594)
   Net cash used in investing activities.............    (29,832)       (594)
   Net cash provided by/(used in) financing
    activities.......................................     29,804        (319)
                                                         -------      ------
   Net increase/(decrease) in cash and cash
    equivalents......................................      2,883      (1,507)
   Cash and cash equivalents under US GAAP at
    beginning of period..............................         --       3,568
   Cash and cash equivalents under US GAAP acquired..      2,086          --
                                                         -------      ------
   Cash and cash equivalents under US GAAP at end of
    period...........................................      4,969       2,061
                                                         =======      ======

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited -- see Accounting Policies -- Basis of Consolidation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Automata International, Inc, and DDi Corp.:

   We have audited the accompanying consolidated balance sheet of Automata International, Inc. and subsidiaries as of October 2, 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Automata International, Inc. as of October 2, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on June 23, 2000. The uncertainties inherent in the bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

   As explained in Note 2, to the financial statements, in 1999 the Company changed its fiscal year to a 52-53 week fiscal year ending on the Saturday nearest the end of the month of September.

                                          /s/ KPMG LLP
                                          KPMG LLP
KPMG LLP
McLean, Virginia
August 18, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Automata International, Inc.:

   We have audited the accompanying consolidated balance sheet of Automata International, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1998, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the two years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Automata International, Inc., and subsidiaries as of September 30, 1998, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP
Vienna, Virginia
November 9, 1998 (except with respect to the matters occurring in 1999 and 2000 discussed in Note 1 as to which the date isAugust 4, 2000).

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               Years ended October 2, 1999 and September 30, 1998
                     (in thousands, except for share data)

                                                              1999      1998
                                                            --------  --------
                          Assets
Current assets:
  Cash and cash equivalents................................ $  4,207  $  3,746
  Accounts receivable, net of allowances of $730 and $596,
   respectively............................................   10,849    10,790
  Income tax receivable....................................    1,179     1,194
  Inventory................................................    5,312     5,382
  Prepaid expenses and other assets........................      595       515
  Deferred income taxes....................................      --        395
                                                            --------  --------
      Total current assets.................................   22,142    22,022
Property and equipment, net................................   20,546    28,443
Deferred debt issuance costs, net..........................      586     2,148
Deposits and other assets..................................       79       559
Developed technologies.....................................      --      3,528
Goodwill...................................................      --     10,470
                                                            --------  --------
      Total assets......................................... $ 43,353  $ 67,170
                                                            ========  ========
           Liabilities and Stockholders' Deficit
Current liabilities:
  Current portion of long-term debt........................ $ 73,823  $  2,597
  Accounts payable.........................................   10,220    11,569
  Accrued liabilities......................................    6,987     4,682
                                                            --------  --------
      Total current liabilities............................   91,030    18,848
Long-term debt, net of current portion.....................      --     65,105
Deferred income taxes......................................      152       557
Preferred dividends payable................................    7,081     3,226
Other long-term liabilities................................    1,229     2,114
                                                            --------  --------
      Total liabilities....................................   99,492    89,850
                                                            --------  --------
Redeemable preferred stock:
  Series A preferred stock, $0.01 par value, 294,000 shares
   authorized, 290,000 issued and outstanding, liquidation
   preference of $14,900, at October 2, 1999 and September
   30, 1998, respectively..................................   14,706    14,665
  Series B preferred stock, $0.01 par value, 513,105 shares
   authorized, 513,105 and 413,105 issued and outstanding,
   liquidation preference of $32,750 and $23,881, at
   October 2, 1999 and September 30, 1998, respectively....   25,372    20,328
Warrants outstanding.......................................      261       261
Stockholders' deficit:
  Common stock, no par value, 4,607,975 shares authorized,
   155,430 and 130,000 shares issued and outstanding, at
   October 2, 1999 and September 30, 1998, respectively....    1,156     1,131
  Additional paid-in capital...............................      109       --
  Accumulated other comprehensive income (loss) net of
   taxes:
    Foreign currency translation...........................     (248)      567
    Minimum pension liability adjustment...................      --       (402)
  Retained deficit.........................................  (97,495)  (59,230)
                                                            --------  --------
      Total stockholders' deficit..........................  (96,478)  (57,934)
                                                            --------  --------
      Total liabilities and stockholders' deficit.......... $ 43,353  $ 67,170
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
          Years ended October 2, 1999 and September 30, 1998 and 1997
                                 (in thousands)

                                                     1999      1998     1997
                                                   --------  --------  -------
Net sales......................................... $ 83,645  $ 80,896  $60,815
Cost of sales.....................................   80,648    69,222   48,535
                                                   --------  --------  -------
    Gross profit..................................    2,997    11,674   12,280
                                                   --------  --------  -------
Selling, general and administrative expenses......   11,273     8,287    5,603
Facility closing and restructuring costs (note
 4)...............................................   18,440       --       --
                                                   --------  --------  -------
    Income (loss) from operations.................  (26,716)    3,387    6,677
                                                   --------  --------  -------
Other income and (expense):
  In process research and development writeoff....      --     (6,476)     --
  Interest expense, net...........................   (8,687)   (5,100)    (995)
  Other (expense) income..........................      193      (329)     846
                                                   --------  --------  -------
    Total other income and (expense)..............   (8,494)  (11,905)    (149)
                                                   --------  --------  -------
    (Loss) income from continuing operations
     before income taxes and extraordinary item...  (35,210)   (8,518)   6,528
Income tax provision (benefit)....................     (897)     (234)   2,388
                                                   --------  --------  -------
  (Loss) income from continuing operations before
   extraordinary item.............................  (34,313)   (8,284)   4,140
Extraordinary item, net of tax....................      --       (308)     --
                                                   --------  --------  -------
    Net (loss) income.............................  (34,313)   (8,592)   4,140
Other comprehensive income (loss), net of tax:
  Foreign currency translation....................     (815)      567      --
  Minimum pension liability adjustment............      402      (402)     --
                                                   --------  --------  -------
    Comprehensive income (loss)................... $(34,726) $ (8,427) $ 4,140
                                                   ========  ========  =======



          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          Years ended October 2, 1999 and September 30, 1998 and 1997
                                 (in thousands)

                                                                 Accumulated      Total
                           Common Stock   Additional Retained       Other     Stockholders'
                          ---------------  Paid-In   Earnings   Comprehensive    Equity
                          Shares   Amount  Capital   (Deficit)  Income (Loss)   (Deficit)
                          -------  ------ ---------- ---------  ------------- -------------
Balance at September 30,
 1996...................   10,848  $   15    $--     $  5,245       $ --        $  5,260
  Repurchase of common
   shares...............      (81)    --      --         (163)        --            (163)
  Stock redemption,
   net..................  (10,667)     85     --      (56,517)        --         (56,432)
  Preferred stock
   dividends............      --      --      --         (517)        --            (517)
  Tax benefit for the
   exercise of
   nonqualified
   options..............      --      990     --          --          --             990
  Accretion of preferred
   stock to redemption
   value................      --      --      --          (20)        --             (20)
  Net income............      --      --      --        4,140         --           4,140
                          -------  ------    ----    --------       -----       --------
Balance, September 30,
 1997...................      100   1,090     --      (47,832)        --         (46,742)
  Exercise of stock
   options..............       30      41     --          --          --              41
  Preferred stock
   dividends............      --      --      --       (2,709)        --          (2,709)
  Accretion of preferred
   stock to redemption
   value................      --      --      --          (97)        --             (97)
  Net loss..............      --      --      --       (8,592)        --          (8,592)
  Other comprehensive
   income (loss):
    Foreign currency
     translation........      --      --      --          --          567            567
    Minimum pension
     liability
     adjustment.........      --      --      --          --         (402)          (402)
                          -------  ------    ----    --------       -----       --------
Balance, September 30,
 1998...................      130   1,131     --      (59,230)        165        (57,934)
  Exercise of stock
   options..............       25      25     --          --          --              25
  Preferred stock
   dividends............      --      --      --       (3,855)        --          (3,855)
  Accretion of preferred
   stock to redemption
   value................      --      --      --          (97)        --             (97)
  Warrants issued as
   part of subordinated
   debt transaction.....      --      --      109         --          --             109
  Net loss..............      --      --      --      (34,313)        --         (34,313)
  Other comprehensive
   income (loss) net of
   tax:
    Foreign currency
     translation........      --      --      --          --         (815)          (815)
    Minimum pension
     liability
     adjustment.........      --      --      --          --          402            402
                          -------  ------    ----    --------       -----       --------
Balance, October 2,
 1999...................      155  $1,156    $109    $(97,495)      $(248)      $(96,478)
                          =======  ======    ====    ========       =====       ========

          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          Years ended October 2, 1999 and September 30, 1998 and 1997
                                 (in thousands)

                                                     1999      1998      1997
                                                   --------  --------  --------
Cash flows from operating activities:
 Net income (loss)...............................  $(34,313) $ (8,592) $  4,140
 Reconciliation to cash provided by (used in)
  operating activities:
 Facility closing and restructuring costs........    18,440       --        --
 Acquired in process R&D write-off...............       --      6,476       --
 Extraordinary loss on debt retirement...........       --        485       --
 Depreciation and amortization...................    10,005     5,774     2,653
 Loss (gain) on sale of property and equipment...       --       (149)        4
 Debt accretion..................................        97        52       --
 Deferred credits recognized.....................       (67)      (38)      (27)
 Deferred income taxes...........................       (10)      478        78
 Changes in operating assets and liabilities,
  net of acquisition:
  Accounts receivable............................       (59)    1,211    (3,021)
  Prepaid expenses and other assets..............       (80)      345       (91)
  Inventory......................................        70       347      (712)
  Income tax receivable..........................        15    (1,194)      --
  Accounts payable and accrued expenses..........       107     1,423     1,510
  Other liabilities..............................      (885)     (210)       18
                                                   --------  --------  --------
   Net cash provided by (used in) operating
    activities...................................    (6,680)    6,408     4,552
                                                   --------  --------  --------
Cash flows from investing activities:
 Purchases of property and equipment.............    (3,188)  (12,550)   (4,232)
 Deposits and other assets.......................       480      (483)      311
 Proceeds from sale of property and equipment....       --        407       --
 Purchase of Kode, net of cash acquired..........       --    (25,114)      --
                                                   --------  --------  --------
   Net cash used in investing activities.........    (2,708)  (37,740)   (3,921)
                                                   --------  --------  --------
Cash flows from financing activities:
 Net borrowings under bank line of credit........     2,900       936       965
 Principal payments on long-term debt............    (1,175)  (14,911)     (154)
 Increase in long-term debt......................     5,063    51,345    23,096
 Principal payments on capital lease obligation..      (667)     (506)   (3,330)
 Repurchase of common stock......................       --        --       (163)
 Income tax benefit of deduction for income tax
  purposes on exercise of stock options..........       --        --        990
 Issuance of Series A preferred stock............       --        --     14,900
 Issuance of Series B preferred stock............     4,988       --     20,655
 Issuance of common stock........................        25        41       --
 Payment of debt issuance costs..................       --     (2,074)   (1,295)
 Repurchase of common stock......................       --        --    (56,432)
                                                   --------  --------  --------
   Net cash provided by (used in) financing
    activities...................................    11,134    34,831      (768)
                                                   --------  --------  --------
Effect of exchange rates on cash.................  $ (1,285) $    (77) $    --
                                                   --------  --------  --------
Net increase (decrease) in cash..................       461     3,422      (137)
Cash and cash equivalents, beginning of year.....     3,746       324       461
                                                   --------  --------  --------
Cash and cash equivalents, end of year...........  $  4,207  $  3,746  $    324
                                                   ========  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid for interest..........................  $  6,281  $  4,852  $    526
 Cash paid (received) for taxes..................    (1,194)    1,144     1,270
Supplemental disclosure of noncash transactions:
 Declaration of dividend on preferred stock......     3,855     2,709       517
 Accretion of preferred stock to liquidation
  value..........................................        97        97        20
 Accretion of original issue discount on
  subordinated debt..............................        52        52        11
 Minimum pension liability adjustment............       402      (402)      --
 Issuance of warrants as original discount on
  subordinated debt..............................       109       --        261
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Years ended October 2, 1999 and September 30, 1998 and 1997

(1) Organization and Going Concern

   Automata International, Inc. and subsidiaries (collectively, the "Company", a Delaware corporation) manufacture high performance printed circuit boards for use in data communications, computers and telecommunications. The principal markets of the Company are the United States ("U.S.") and Europe.

   In July 1998, the Company reincorporated in the state of Delaware as Automata International, Inc. It was previously incorporated as Automata, Inc. in the state of Virginia. The consolidated financial statements include United States (U.S.) operations, a foreign sales corporation, a United Kingdom ("U.K.") subsidiary holding company, and Kode International, Plc. ("Kode"), a U.K. company.

   During 1999 and 1998 the Company incurred significant net losses, primarily due to its U.K. operations, its Frederick, Maryland facility in the U.S. and its high level of interest expense. Management has taken actions to reduce these losses including disposing of the U.K. operations during fiscal 2000, suspending operations of the Frederick Maryland facility in June 1999 (see Note
4) and implementing cost reduction measures at its remaining U.S. facility.

   The Company's net losses have continued into fiscal 2000. Beginning in January 2000, the Company's U.S. lenders did not renew or extend waivers for the violation of certain covenants under debt agreements and on January 15, 2000, the Company did not make scheduled principal payments totaling $812,500 on two term loans. The U.S. lenders informed the Company that they were reserving all rights and remedies under the debt agreements as a result of these events. The U.S. lenders took no action to accelerate any of the amounts outstanding under the debt agreements. Management continued to negotiate with the lenders to obtain a waiver of previous debt covenant violations and the deferral of principal and interest payments, however, these negotiations were ultimately unsuccessful.

   On February 18, 2000, after unsuccessful negotiations with a potential buyer, Kode and one subsidiary, Kam Circuits Limited ("Kam") were placed into administrative receivership in the U.K. A second subsidiary, Kamtronics Limited ("Kamtronics") continued operations. On March 13, 2000, the Kamtronics operation was sold for cash. On March 23, 2000 substantially all production related assets of Kode and Kam were sold for cash. Certain real property of Kode has been licensed for a cash fee with an option to purchase. The administrative receiver is in the process of converting all other assets of Kode and Kam to cash. The Company intends to apply the estimated net proceeds available from these activities of approximately $4,000,000 to reduce amounts outstanding under specific debt agreements. The amounts the Company may ultimately realize could differ from these estimated net proceeds based on the result of the real property option and the final determination of the costs and fees of the receivership.

   On June 23, 2000, the Company filed a petition with the Bankruptcy Court for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). Under the plan of reorganization filed by the Company, all remaining U.S. assets were to be sold with the proceeds used to discharge claims by creditors. The plan was approved by the Bankruptcy Court and on August 4, 2000 the sale of the assets of the Company to DDi Corp. for approximately $19.5 million was completed.

(2) Summary of Significant Accounting Policies

 (a) Fiscal Year

   In 1999, the Company changed its year end from September 30 to the Saturday nearest September 30. This change added two days to the current fiscal year. This change did not have a material effect on the Company's financial condition, cash flows and results from operations. The Company uses a 52-53 week fiscal

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 year ending on the Saturday nearest the end of the month of September. The fiscal years ended October 2, 1999, September 30, 1998 and September 30, 1997 each consisted of 52 weeks.

 (b) Consolidation

   All significant intercompany transactions and accounts have been eliminated.

 (c) Use of Estimates

   The Company's management has made certain estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities to prepare its consolidated financial statements in conformity with generally accepted accounting principals. Actual results could differ from those estimates.

 (d) Foreign Currency Translation

   The assets and liabilities of non-U.S. companies are translated at the exchange rate prevailing at the balance sheet date. Revenue and expense accounts are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate item in stockholders' deficit.

 (e) Reclassification

   Certain reclassifications have been made to the prior years' financial statements to conform with the current year's presentation. The reclassification of these amounts had no effect on the results of operations or retained deficit.

 (f) Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of these investments approximated fair value as of October 2, 1999 and September 30, 1998.

 (g) Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable.

   The Company has developed and maintained credit policies and procedures to reflect its industry's growth, as well as its inherent risk. Additionally, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral, such as letters of credit or security agreements.

 (h) Inventory

   Inventory is stated at the lower of cost (first-in, first-out basis) or market. Work-in-process and finished goods inventory are comprised of direct material, labor and allocated overhead costs.

 (i) Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Machinery and equipment is depreciated over the estimated useful life of the underlying assets and generally range from three

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 to seven years for equipment. Improvements are amortized over the shorter of the estimated useful lives of the underlying property or the contractual lives of the applicable leases. Depreciation is computed on the straight-line method for financial reporting purposes and the various accelerated methods, as required by law for income tax purposes.

   Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be evaluated. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company has determined that as of October 2, 1999, the Company had an impairment of certain assets that were utilized in its North American and European operations. See Note 4. At September 30, 1998, the Company's managements believed there was no impairment in the carrying values of long-lived assets.

 (j) Goodwill and Other Intangibles

   Goodwill and other intangible (primarily developed technologies) are amortized over their estimated useful lives, 20 and 12 years, respectively, using the straight line method.

 (k) Deferred Debt Issuance Costs

   Costs incurred related to the issuance of debt are primarily deferred and amortized over the life of the related debt. The amortization of deferred financing and debt issuance costs included in interest expense was approximately $894,000, $282,000 and $29,000 in 1999, 1998 and 1997,
respectively. As further discussed in Note 9, at October 2, 1999 the Company wrote off all deferred debt issuance costs related to the U.S. debt.

 (l) Other Long-Term Liabilities

   Other long-term liabilities consist primarily of deferred gain on the sale and leaseback of the Sterling, Virginia facility, and deferred rent.

 (m) Income Taxes

   The Company uses the asset and liability method of accounting for income taxes under Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Under the provisions of SFAS No. 109, a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

 (n) Revenue Recognition

   The Company recognizes revenue when its products are shipped to the customer.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


 (o) Comprehensive Income

   The Company adopted SFAS No. 130, Reporting Comprehensive Income during the first quarter of fiscal year 1999. This statement requires that components of comprehensive income and the accumulated balance of other comprehensive income be separately displayed in the financial statements. Components of comprehensive income include foreign currency translation adjustments and minimum pension liability adjustments. Prior year financial statements have been reclassified to conform to the standard's requirements and there were no components of comprehensive income during fiscal year 1997.

 (p) Stock Options

   As described in note 10, the Company has elected to follow the accounting provisions of Accounting Principals Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock based compensation and to provide disclosures required under SFAS No. 123, Accounting for Stock Based Compensation. The Company generally grants options at fair market value at the date of grant.

 (q) Environmental Compliance and Remediation

   Environmental compliance costs include ongoing maintenance, monitoring and similar costs and relate to current operations or conditions caused by past operations. These costs are expensed as incurred. Environmental remediation costs are accrued, except to the extent costs can be capitalized, when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. These liabilities are determined on a site by site basis and are not discounted. Environmental costs which improve the condition or extend the life of related property or prevent future environmental contamination are capitalized.

 (r) Segment Information

   The Company operates under one business segment manufacturing printed circuit boards.

 (s) New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. The pronouncement requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, which deferred the effective date of adoption of SFAS No. 133 no later than the first quarter of fiscal year 2001. In June 2000, the FASB issued SFAS No. 138 which amended SFAS No. 133. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition, cash flows or results from operations.

(3) Acquisitions

   On February 28, 1998, the Company acquired substantially all of the outstanding common stock of Kode International Plc. ("Kode") and was financed by a new bank credit facility consisting of $50,000,000 in term loans and a $15,000,000 revolving credit facility (see Note 9). The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16, and accordingly, Kode's results from February 28, 1998 are included in the accompanying consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   In accordance with APB No. 16, the Company has allocated the purchase price based on the fair value of assets acquired and liabilities assumed. A significant portion of the purchase price, as described below, has been identified in an independent appraisal as intangible assets using proven valuation procedures and techniques, including approximately $6,476,000 of in-process research and development ("in-process R&D"). Other acquired intangibles include developed technology and goodwill, which are being amortized over periods of 12 and 20 years, respectively. Goodwill amortization for the years ended October 2, 1999 and September 30, 1998 was approximately $495,000 and $300,000, respectively. As further discussed in Note 4, the remaining balance of goodwill was written off at October 2, 1999.

   The portion of the purchase allocated to the in-process R&D projects that did not have a future alternative use totaled approximately $6,476,000 and was charged to expense, but not deducted for income tax purposes, as of the acquisition date. Due to a difference in the bases of certain assets for financial statement and income tax purposes, deferred income taxes of approximately $199,000 have been provided as part of the purchase price allocation in accordance with SFAS No. 109.

   Kode's in-process R&D value is comprised of various R&D programs relating to the introduction of certain new technologies. At the acquisition date, these programs were incomplete and total continuing R&D commitments to complete the projects were expected to be significant. There is risk associated with the completion of the projects, and there is no assurance that each will meet with either technological or commercial success. The value assigned to the in-process technology was determined by an independent appraisal. The appraisal was based on the estimated costs to develop the purchased in-process technology into commercially viable products and the estimated net cash flows resulting from the projects, discounted to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. The rates utilized to discount the net cash flows to their present value were based on the cost of Kode's weighted average cost of capital, corporate maturity and the uncertainties in the economic estimates.

   The forecasts used in valuing in-process R&D were based upon assumptions the Company believes to be reasonable but which are inherently uncertain and unpredictable. The Company's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

   The aggregate purchase price of $25,491,000 including acquisition costs, was allocated as follows (in thousands):

                                                                         1998
                                                                       --------
   Current assets (including cash of $377)............................ $  8,638
   Property, plant and equipment......................................   11,037
   Developed technology...............................................    3,600
   In-process R&D.....................................................    6,476
   Goodwill...........................................................   10,472
   Liabilities assumed................................................  (14,732)
                                                                       --------
                                                                       $ 25,491
                                                                       ========

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   Unaudited pro forma operating results for the Company, assuming the acquisition of Kode occurred on October 1, 1996 are as follows (in thousands):

                                                                 Years ended
                                                                September 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
   Net sales.................................................. $95,822  $91,980
   Income (loss) before extraordinary item....................  (1,519)   3,344
   Net income (loss)..........................................  (1,827)   3,344

   For the purpose of these pro forma operating results, the in-process R&D was assumed to have been written off prior to October 1, 1996, so that the operating results presented include only recurring costs. Interest expenses on debt used to finance the Kode acquisition and additional amortization on goodwill and purchased intangibles are reflected in the pro forma operating results. Revenues of Kode for the period from February 28, 1998 to September 30, 1998 were approximately $16,404,000.

   Distributions from Kode to Automata International, Inc. may be restricted. U.S. taxes have not been provided on Kode earnings since management does not intend to distribute earnings which would be taxable in the U.S. To date, Kode has incurred net losses and no amounts have been available for distribution for Automata. The Company records the impact of foreign currency translation as other comprehensive income.

   In May 1998, the Company acquired certain assets of P.A.M. Engineering, Inc. ("PAM") for approximately $3 million. This transaction was accounted for as an asset purchase. The Company did not assume any liabilities in connection with the asset purchase agreement. The assets acquired approximate fair value. In connection with the asset purchase agreement, the Company entered into a five-year renewable operating lease on the land and building previously occupied by PAM.

(4) Facility Closing and Restructuring

   During the quarters ended July 3, 1999 and October 2, 1999, the Company recorded facility closing and restructuring costs, related to the closing of its Maryland facility and its integration into its Virginia facility. The costs included equipment impairment charges of approximately $3,358,000 ($2,015,000 after tax). The Company started its Maryland operations in May 1998 by acquiring certain assets of PAM. In connection with the asset purchase agreement, the Company entered into a five-year renewable operating lease on the land and building previously occupied by PAM. The Company closed its Maryland facility in June 1999 and certain initiatives were put into place that would streamline and reduce costs in its Virginia operations. These initiatives included workforce reductions, as well as redeployment of certain assets. In September 1999, the Company evaluated the recoverability of long-lived assets, including its intangible assets as required by SFAS No. 121. The total facility closing and restructuring costs include write-downs of redundant property and equipment, equipment relocation, as well as cancellation of various purchase commitments of equipment totaling $1,525,000. Additionally, the costs include lease commitments and related property taxes of $863,000, severance for approximately 25 manufacturing employees and other related costs of $479,000, environmental cleanup and site restoration of $189,000, as well as approximately $302,000 of other costs. At October 2, 1999, accrued liabilities of $849,000 remained for closing costs.

   During the quarter ended October 2, 1999, due to continuing operating losses, the Company made the decision to sell its U.K. operations. The Company evaluated the recoverability of long-lived assets, including intangible assets of Kode as required under SFAS No. 121. Accordingly, all of the goodwill and developed

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 technologies were written off and equipment was written down by $2,162,000. A charge of $15,082,000 is recorded as a facility closing and restructuring cost.

(5) Redeemable Preferred Stock

   On July 16, 1997, the Company entered into a Recapitalization Agreement (the "Recapitalization") with a third party investor. The following events occurred simultaneously with the Recapitalization: The Company redeemed all issued and outstanding shares of Common Stock which were subsequently cancelled by the Company. The Company issued 100,000 shares of Common Stock, 290,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"), and 413,105 shares of Series B Preferred Stock (the "Series B Preferred Stock"). The Company also entered into loan agreements with two financial institutions and a stockholder. Included in the redeemed shares were all shares of Common Stock owned by the ESOP (as defined in Note 10). A limited amount of each stockholder's proceeds from the Recapitalization were placed in escrow by the Company pending final settlement of all costs related to the Recapitalization and claims resulting from any misrepresentations regarding the Recapitalization. A portion of this escrow was released for payment to the former stockholders in October 1998 and the residual will be paid upon the earlier of a change in control, an initial public offering or five years from the closing.

   The Series A Preferred Stock has the same voting rights as Common Stock and maintains equal dividend participation in the event of declared dividends. Each share of Series A Preferred Stock has a liquidation preference senior to the Common Stock and other equity securities (other than Series B Preferred Stock) equal to the price paid per share of Series A Preferred Stock, plus accrued and unpaid dividends on the Series A Preferred Stock. Upon a merger, sale of all or sale of substantially all of the Company's assets, or a change in control of the Company, the Series A Preferred Stock will be redeemable at $51.38 per share ($14,900,000) at the election of the holders of a majority of the Series A Preferred Stock. The Series A Preferred Stock will be convertible into Common Stock at a ratio of one share of Series A Preferred Stock into ten shares of Common Stock at the holders option. The Company has authorized and reserved a sufficient number of shares of Common Stock to allow for the conversion. The Series A Preferred Stock is subject to certain anti-dilution provisions and certain non-financial covenants as defined.

   The Series B Preferred Stock has no voting or conversion rights, but does have a liquidation preference senior to the Series A Preferred Stock, Common Stock and other equity securities equal to the price paid per share of Series B Preferred Stock in the Recapitalization, plus accrued and unpaid dividends on the Series B Preferred Stock. The dividend rate on Series B Preferred Stock is equivalent to 12 percent from July 16, 1997 to July 15, 1998, 14 percent from July 16, 1998 to July 15, 1999, and 18 percent thereafter. The Series B Preferred Stock is redeemable at $50 per share ($25,655,000) at the earlier of
(1) a merger, sale of all or sale of substantially all of the assets of the Company, (2) a qualified initial public offering (as defined in the agreement);
(3) a change in control; or (4) the first anniversary following the repayment of the Subordinated Loan.

   Proceeds from Series A Preferred Stock and Series B Preferred Stock are presented net of issuance costs. The Company is accreting this reduction in the carrying value of the preferred stock to the redemption value using the effective interest method and has recorded the accretion as a reduction of retained earnings.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


                                   Series A Preferred     Series B Preferred
                                         Stock                  Stock
                                 ---------------------- ----------------------
                                            Carrying               Carrying
                                 Shares      Amount     Shares      Amount
                                 ------- -------------- ------- --------------
                                         (in thousands)         (in thousands)
Balance at September 30, 1996...     --     $   --          --     $   --
Shares issued net of issuance
 costs of $285,000 for Series A
 and $935,000 for Series B...... 290,000     14,615     413,105     20,260
Accretion of issuance costs.....     --           9         --          12
                                 -------    -------     -------    -------
Balance, September 30, 1997..... 290,000     14,624     413,105     20,272
Accretion of issuance costs.....     --          41         --          56
                                 -------    -------     -------    -------
Balance, September 30, 1998..... 290,000     14,665     413,105     20,328
Shares issued net of issuance
 costs of $12,000...............     --         --      100,000      4,988
Accretion of issuance costs.....     --          41         --          56
                                 -------    -------     -------    -------
Balance, October 2, 1999........ 290,000    $14,706     513,105    $25,372
                                 =======    =======     =======    =======

(6) Inventory

   Inventory consists of (in thousands):

                                                                    1999   1998
                                                                   ------ ------
   Raw materials.................................................. $2,391 $3,417
   Work-in-process................................................  2,231  1,358
   Finished goods.................................................    690    607
                                                                   ------ ------
     Inventory, net............................................... $5,312 $5,382
                                                                   ====== ======

(7) Property and Equipment

   Property and equipment consists of (in thousands):

                                                               1999      1998
                                                             --------  --------
   Land and leasehold improvements.......................... $  4,342  $  4,358
   Machinery and equipment..................................   43,923    46,915
                                                             --------  --------
                                                               48,625    51,273
   Accumulated depreciation and amortization................  (27,719)  (22,830)
                                                             --------  --------
     Property and equipment, net............................ $ 20,546  $ 28,443
                                                             ========  ========

(8) Accrued Liabilities

   Accrued liabilities consist of (in thousands):

                                                                   1999   1998
                                                                  ------ ------
   Accrued compensation and related liabilities.................. $1,276 $1,559
   Accrued facility closing costs................................    849    --
   Accrued interest expense......................................    499    500
   Other accrued expenses and deferred income....................  4,363  2,623
                                                                  ------ ------
     Accrued liabilities......................................... $6,987 $4,682
                                                                  ====== ======

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


(9) Long Term Debt

   As a result of the violation of debt covenants and missed principal and interest payments discussed in Note 1, all long-term debt can be called by the lenders and has, therefore, been reclassified as a current liability at October 2, 1999. Because the loans were due and payable, unamortized debt issuance costs of $1,183,000 were written off at October 2, 1999.

   Long-term debt consists of the following (in thousands):

                                                                1999     1998
                                                              --------  -------
   Revolving line of credit.................................. $  8,000  $ 5,100
   Incremental revolving line of credit......................    3,000      --
   Term loans:
     Term Loan A.............................................   24,250   25,000
     Term Loan B.............................................   24,688   24,875
   Subordinated loan.........................................    9,996    8,000
   Junior subordinated loan payable to a stockholder.........    1,567    1,500
   Capital lease obligations and equipment loans.............    2,322    3,227
                                                              --------  -------
                                                                73,823   67,702
   Less--current portion.....................................  (73,823)  (2,597)
                                                              --------  -------
                                                              $    --   $65,105
                                                              ========  =======

 (a) Senior Credit Agreement

   On January 29, 1998 the Company entered into a Senior Credit Agreement (the "Senior Credit Agreement") with a bank. The Senior Credit Agreement is secured by a first priority security interest in (i) all stock of each direct and indirect subsidiary of the Company (limited to 65 percent of the stock of any foreign subsidiary), and (ii) all other tangible and intangible assets of the Company, subject to limitations defined in the Senior Credit Agreement. The Senior Credit Agreement requires the Company to maintain certain financial covenants, including minimum consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), interest coverage ratio, and leverage ratios, as defined the Senior Credit Agreement. In connection with the Senior Credit Agreement, the Company wrote off deferred debt issuance costs related to the previous term loan of approximately $513,000, which has been recorded as an extraordinary item, net of taxes of $205,000, in the accompanying consolidated financial statements.

   Under the terms of the Senior Credit Agreement, as amended, the Company borrowed $50,000,000, consisting of two term loans of $25,000,000 each ("Term Loan A" and "Term Loan B") in order to fund the Kode acquisition and repay debt, including the previous revolving line of credit, a 9.5 percent term loan and the equipment loans. Borrowings under Term Loan A and Term Loan B may be either Base Rate Loans (loans which bear interest at the Base Rate (as defined below)), or Eurodollar Loans as requested by the Company. Base Rate Loans under the Term Loan A bear interest at 2.5 percent over the Base Rate and Eurodollar Loans bear interest at 3.5 percent over the Eurodollar rate. The Base Rate is defined as the higher of: (i) 0.5 percent in excess of the federal funds rate or (ii) the bank's prime rate. Principal payments under Term Loan A are payable beginning in 1999 and continuing through 2003. Base Rate Loans under Term Loan B bears interest at 2.5 percent over the Base Rate and Eurodollar loans bear interest at 3.5 percent over the Eurodollar rate. Principal payments under Term Loan B are payable beginning 1998 and continuing through 2004.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   The revolving line of credit (the "Revolving LOC") provides for direct borrowings or letters of credit for up to $8,000,000 during fiscal year 1999 and up to $15,000,000 thereafter through February 28, 2003. Borrowings under the Revolving LOC may be, at the Company's request, either Base Rate Loans which bear interest at 2.5 percent over the Base Rate or Eurodollar Loans which bear interest at 3.5 percent over the Eurodollar rate. The Company is required to pay a commitment fee of 0.5 percent on the unused balance of the Revolving LOC. As of October 2, 1999 and September 30, 1998, the Company has borrowings of $8,000,000 and $5,100,000, under the Revolving LOC, respectively.

   The Company negotiated with its bank, effective September 30, 1998, an amendment to the Senior Credit Agreement that modified certain financial covenants (the "New Covenants"), increased interest rates on borrowings, and provided for the issuance of $5,000,000 in additional Series B Preferred Stock to certain of the Company's stockholders. Proceeds from the additional Series B Preferred Stock were applied to reduce amounts outstanding under the Senior Credit Agreement's secured Revolving LOC in October 1998.

   During fiscal 1999, the Company's Senior Credit Agreement was amended several times. The effects of the amendments were as follows:

   The EBITDA, interest coverage ratio and leverage ratio covenant requirements have been waived through December 31, 1999. In their place, a "Trade Payable" covenant was agreed upon requiring that the number of days in the Company's accounts payable aging may not exceed a certain number of days.

   The principal payments due in July 1999 and October 1999 under Term Loan A and Term Loan B were not required to be paid on those dates. Those payments were instead added to the remaining payments due under the Senior Credit Agreement.

   The Revolving LOC's maximum commitment was permanently reduced to $8,000,000 (see Subordinated Loan Amount, below) and the commitment fee of 0.5 percent on the unused balance of the line of credit was removed from the agreement.

 (b) Incremental Revolving Note

   During July 1999, the Company entered into an incremental revolving note agreement (the "Incremental LOC") that provides for borrowings up to a maximum amount of $3,000,000 through February 28, 2003. Borrowings under the Incremental LOC may be, at the Company's request, either Base Rate Loans which bear interest at 2.5 percent over the Base Rate or Eurodollar loans which bear interest at 3.5 over the Eurodollar rate. The Base Rate and Eurodollar rate Loans are defined as they are under the Senior Credit Agreement's Revolving LOC.

 (c) Subordinated Loan Agreement

   The Company has a subordinated loan agreement (the "Subordinated Loan") with a face value of $8,000,000 and a stated interest rate of 12 percent. Interest on the unpaid principal balance is payable semi-annually in arrears commencing on January 15, 1998. The principal is payable in three equal annual payments of $2,666,667 commencing on July 15, 2004. In connection with the Subordinated Loan, the financial institution was granted 26,087 Warrants (the "Warrants") convertible to common stock at ten to one with an exercise price of $0.01 per warrant. The Company estimated the fair value of the Warrants to be approximately $261,000, which has been recorded as an original issue discount on the Subordinated Loan. The discount is

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 being amortized into interest expense over the term of the Subordinated Loan. As of October 2, 1999 and September 30, 1998, approximately $115,000 and $63,000 of this discount has been amortized, respectively.

   The Warrants contain a put feature which would become effective if the Company does not consummate a public offering by January 28, 2003. Accordingly, the Company has classified the Warrants outstanding as a liability in the accompanying financial statements at fair market value.

   On June 30, 1999, the Subordinated Loan was amended so that interest would be paid quarterly in arrears commencing on April 15, 2000. Additionally, the interest due and payable on July 15, 1999 and January 15, 2000 would be added to the outstanding principal balance and divided equally among the three annual principal payments commencing August 15, 2004. Accordingly, all interest due and payable under the Subordinated Loan, was added to and included the principal amount outstanding.

   During March 1999, the Company entered into a second subordinated loan agreement (the "Second Subordinated Loan") with a face value of $1,300,000 and a stated interest rate of 12 percent. Interest on the unpaid principal balance is payable semi-annually in arrears commencing on July 15, 1999. The principal balance is payable in three equal annual payments of $433,333 commencing on August 15, 2004. In connection with the Second Subordinated Loan, the lender was granted 162,781 warrants (the "Second Warrants") convertible to common stock at one to one with an exercise price of $1.00 per warrant. The Second Warrants contain no put or call features and expire on July 16, 2007. The Company estimated the fair value of the warrants to be approximately $109,000 which has been recorded as a deferred debt issuance cost and additional paid-in-capital.
 (d) Junior Subordinated Note

   The Company has a junior subordinated note (the "Junior Subordinated Note"), with a stockholder, with a face value of $1,500,000 and a stated rate of interest of 8 percent. Interest on the unpaid principal is payable quarterly commencing on September 15, 1997, the principal is payable subsequent to payment of the borrowings under the Senior Credit Agreement and the Subordinated loan. Interest of $123,000 and $120,000 on the Junior Subordinated Note was recorded as expense in the year ended October 2, 1999 and September 30, 1998, respectively.

   On March 31, 1999, the Junior Subordinated Note was amended so that no principal payments can be made until all principal payments under the Senior Credit Agreement, the Subordinated Loan and the Second Subordinated Loans were satisfied or the agreements terminated. Additionally, no interest payments can be made until all interest due and payable under the Senior Credit Agreement, the Subordinated Loan and the Second Subordinated Loan has been paid or during the one year period from March 31, 1999 to March 31, 2000. Accordingly, all interest due and payable under the Junior Subordinated Note, was added to and included the principal amount outstanding.

(10) Employee Benefit Plans

 (a) Incentive Compensation Plans

   Effective May 1990, the Company adopted a Stock Appreciation Rights ("SAR") Plan. The terms of the SAR Plan provided that officers and other key employees could be granted rights to the appreciation in the market value of the common stock of the Company which would generally vest over a three year term. During 1996, the Company granted 10,000 rights to an officer of the Company at $20.04, which represented the fair

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 value of the stock based upon an independent appraisal as of September 30, 1995. No amounts were paid to any employee under the SAR Plan and $250,000 was recorded in the September 30, 1996 statements of operations to recognize the increase in the value of the Company's common stock, to $24.79, which represents the fair value of the stock based upon an independent appraisal as of September 30, 1996.

   The terms of the 1995 Stock Option Plan (the "1995 Plan") provided that officers and other key employees could be granted rights to purchase stock options at specified exercise prices, rights to the appreciation in the fair value of the Company, or rights to restricted stock. There were 200,000 shares of Company stock reserved for issuance under the plan.

   In connection with the Recapitalization discussed in Note 5, all issued and outstanding options were exercised and included in the repurchase of common stock. Additionally, the company redeemed all issued and outstanding SARs for approximately $500,000, of which approximately $250,000 was expensed in 1997, the remaining $250,000 was expensed in prior years. The 1995 Plan and the SAR Plan were terminated in conjunction with the Recapitalization.

   Effective July 16, 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The terms of the 1997 Plan provide that officers and other key employees may be granted incentive stock options based on the fair value of Common Stock at the date of issue. Such options generally vest and become exercisable (at prices which range from $1.00 to $1.35 per share) over specified time periods, generally four to seven years, or upon reaching financial performance targets if achieved earlier.

   The Company has the following option activity relating to the 1997 Plan:

                                                                     Weighted--
                                                          Weighted--   Average
                                                           Average    Remaining
                                                           Exercise  Contractual
                                                Options     Price       Life
                                                --------  ---------- -----------
   Outstanding, September 30, 1996.............      --     $ --
     Granted...................................  150,000     1.00
                                                --------    -----
   Outstanding, September 30, 1997.............  150,000     1.00        9.8
     Granted...................................  475,365     1.13
     Exercised.................................  (30,000)    1.00
     Cancelled.................................  (31,784)    1.03
                                                --------    -----
   Outstanding, September 30, 1998.............  563,581     1.11        9.2
     Granted...................................  420,086     1.00
     Exercised.................................  (24,899)    1.00
     Cancelled................................. (377,622)    1.13
                                                --------    -----
   Outstanding, October 2, 1999................  581,146    $1.04        8.9
                                                ========    =====
   Exercisable, October 2, 1999................   68,314    $1.07
                                                ========    =====

   The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based compensation and to provide the disclosures required under SFAS No. 123. APB Opinion No. 25 requires no recognition of compensation expense when the option exercise price is equal to the fair value of the stock in the date of grant. Because options have been granted under the 1997 Plan at an exercise price equal to the fair value of the Company's common stock, no compensation cost has been recognized for this plan. Had

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 compensation costs for the 1997 Plan been determined based on the fair value of the option awards consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) for the years ended October 2, 1999 and September 30, 1998 and 1997, respectively, would have been as indicated by the following pro forma amounts (in thousands):

                                                        1999     1998     1997
                                                      --------  -------  ------
   Net income (loss), as reported.................... $(34,313) $(8,592) $4,140
   Net income (loss), pro forma......................  (34,365)  (8,641)  4,140

   The fair values of the option grants used in preparing the above pro forma amounts were estimated using the Black-Scholes option pricing model assuming
(i) an historical dividend yield of zero percent, (ii) zero volatility, (iii) a risk-free rate of return equivalent to the yield on a ten year Treasury note. Options which have been cancelled for terminated employees have been excluded from the above pro forma amounts. The weighted average fair value for options issued during the years ended October 2, 1999 and September 30, 1998 was and $0.42 and $0.45, respectively.

 (b) Defined Benefit Plans'

   The Company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits during the first quarter of fiscal year 1999. This statement standardizes the disclosure requirements for pensions and other postretirement benefits. All prior years' information has been restated to conform to the requirements of the new standard.

   The Company's U.K. subsidiary has a defined benefit pension plan (the "Pension Plan") covering substantially all of its permanent full-time employees. All paid contributions to the Pension Plan are done in accordance with recommendations of independent actuaries hired by the Company.

   The benefit obligation, fair value of plan assets and funded status, as well as amounts recognized are as follows (in thousands):

                                                             1999      1998
                                                           --------  --------
   Actuarial present value of benefit obligations:
     Accumulated and vested benefit obligation............ $ 14,920  $ 13,987
                                                           ========  ========
   Projected benefit obligation for services rendered to
    date.................................................. $(16,666) $(15,624)
   Plan assets at fair value..............................   15,527    13,462
                                                           --------  --------
       Projected benefit obligation in excess of plan
        assets............................................   (1,139)   (2,162)
   Unrecognized transition amount.........................     (513)     (568)
   Unrecognized actuarial losses..........................    1,263     2,607
   Adjustment required to recognize minimum liability.....      --       (402)
                                                           --------  --------
       Accrued pension cost included in other
        liabilities....................................... $   (389) $   (525)
                                                           ========  ========

                AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   The change in the benefit obligation and plan assets during the fiscal year was as follows (in thousands):

                                                                1999     1998
                                                               -------  -------
   Change in benefit obligations:
     Projected benefit obligation at beginning of year........ $15,624  $13,213
     Service cost.............................................     718      430
     Interest cost............................................     990      531
     Participants contributions...............................     161       76
     Actuarial gain...........................................      10    1,672
     Benefits paid............................................    (455)    (326)
     Foreign currency exchange rates..........................    (382)      28
                                                               -------  -------
       Projected benefit obligation at end of year............ $16,666  $15,624
                                                               =======  =======
                                                                1999     1998
                                                               -------  -------
   Change in plan assets:
     Fair value of plan assets at beginning of year........... $13,462  $13,805
     Actual return (loss) on plan assets......................   1,791     (362)
     Employer's contributions.................................     568      269
     Plan participants' contributions.........................     161       76
     Benefits paid............................................    (455)    (326)
                                                               -------  -------
       Fair value of plan assets at end of year............... $15,527  $13,462
                                                               =======  =======

   The components of net pension costs are as follows (in thousands):

                                                                1999     1998
                                                               -------  -------
   Service cost--benefits earned.............................. $   718  $   430
   Interest cost on projected benefit obligation..............     990      531
   Actual (return) loss on plan assets........................  (1,791)     362
   Net amortization and deferral..............................     907     (940)
                                                               -------  -------
       Net periodic pension cost.............................. $   824  $   383
                                                               =======  =======

   The following assumptions, based upon a weighted-average basis, were used in accounting for the Pension Plan (weighted average basis):

                                                                1999     1998
                                                               -------  -------
   Assumed discount rate......................................     6.5%     6.5%
   Rate of compensation increase..............................     5.5      5.5
   Expected long-term rate of return on plan assets...........     7.0      7.0

 (c) Defined Contribution Plans

   The company established a 401(k) plan effective January 1, 1996, covering its U.S. employees. To be eligible to participate in the plan, an employee must have completed at least six months of service and attained the age of 21. Employer matching contributions made into the plan for the years ended October 2, 1999 and September 30, 1998 and 1997 were $228,448 and $191,989 and
$149,577, respectively.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


 (d) Employee Stock Ownership Plan

   In October 1989, the Company established the Automata, Inc., Employee Stock Ownership Plan ("ESOP"). Terms of the ESOP require the Company or the ESOP to purchase shares of stock from participants who may receive a distribution from the ESOP. The Company repurchased 81,150 shares from the ESOP for $162,624 during the year ended September 30, 1997.

   In connection with the Recapitalization, the ESOP was terminated and all of the ESOP's 416,647 shares were repurchased.

(11) Major Customers and Concentrations of Credit Risk

   The Company derived 52, 45 and 57 percent of its sales from two customers for the years ended October 2, 1999, September 30, 1998 and 1997, respectively.

   Trade receivables are concentrated in a few significant customers since the Company derives a significant percentage of its sales from a few customers.

(12) Income Taxes

   The components of the income tax provision included in the statements of operations consist of the following (in thousands):

                                                           1999   1998    1997
                                                           -----  -----  ------
   Current provision (benefit)
     Federal.............................................. $(907) $(259) $2,173
     State................................................   --     (30)    137
   Deferred tax provision.................................    10     55      78
                                                           -----  -----  ------
       Income tax provision (benefit)..................... $(897) $(234) $2,388
                                                           =====  =====  ======

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   The following table is a summary of the significant components of the deferred tax assets and liabilities (in thousands):

                                                                1999    1998
                                                               -------  -----
   Current:
     Deferred tax asset:
       Vacation accrual....................................... $   115  $  67
       Warranties.............................................     --      90
       Facility closing reserve...............................     561    --
       Inventory reserves.....................................      74     93
       Bad debt reserves......................................     163     83
       Net operating loss/other tax attribute carryovers......   4,371    --
       Other..................................................     250     62
                                                               -------  -----
                                                                 5,534    395
   Noncurrent:
     Deferred tax asset (liability):
       Deferred credits.......................................     --     146
       Operating losses and other tax attribute carryovers--
        non U.S. .............................................   2,348    608
       Asset basis differences--fixed assets..................    (658)  (878)
       Other..................................................      (4)   --
                                                               -------  -----
                                                                 1,686   (124)
                                                               -------  -----
   Deferred tax asset, net....................................   7,220    271
   Less--valuation allowance..................................  (7,372)  (433)
                                                               -------  -----
         Net deferred tax liability........................... $  (152) $(162)
                                                               =======  =====

   The provisions for income taxes results in effective rates for the years ending October 2, 1999, September 30, 1998 and 1997, which differ from the Federal statutory rate as follows:

                                                            1999   1998   1997
                                                            ----   ----   ----
   Statutory federal income tax rate....................... (34)%  (34)%   34 %
   State income taxes, net of federal tax benefit.......... --     --       4
   Foreign operations:
     In process research and development................... --      26    --
     Goodwill amortization and writeoff....................  13      3    --
     Operating loss carryforwards.......................... --       2    --
   Change in valuation allowance...........................  19    --      (3)
   Other...................................................  (1)   --       2
                                                            ---    ---    ---
       Effective rate......................................  (3)%   (3)%   37 %
                                                            ===    ===    ===

   Kode has operating loss carryforwards of approximately (Pounds)1,100,000 which may be carried forward indefinitely if not utilized; however, approximately (Pounds)821,000 of such losses may only be used to offset taxable income of a specific subsidiary of the Kode Group. A valuation allowance was previously established to offset a portion of the tax benefits associated with these loss carryforwards.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997

(13) Commitments and Contingencies

 (a) Operating Leases

   The Company leases its manufacturing facility, office space and certain equipment for periods ranging from 3 to 10 years under operating leases. Future minimum lease payments under these operating leases are as follows (in thousands):

        Fiscal year ending
        2000............................................... $  2,197
        2001...............................................    2,201
        2002...............................................    1,933
        2003...............................................      788
        2004...............................................      520
        Thereafter.........................................   23,490
                                                            --------
         Total............................................. $ 31,129
                                                            ========

   Rental expense for all operating leases totaled $1,928,000, $1,171,932 and $802,609, for the years ended October 2, 1999, September 30, 1998 and 1997, respectively.

 (b) Environmental Matters

   The Company's past and present operations include activities which require them to dispose of waste to various storage and recycling entities. These entities are subject to scrutiny on an ongoing basis by the U.S. Environmental Protection Agency and/or other responsible state agencies. Under applicable U.S. laws, anyone contributing waste to a site is jointly and severally liable for all cost to remedy a site. The Company has accrued and paid for sites in which they have been named as a potentially responsible party, however, because of uncertainties associated with environmental assessment and remediation activities, as well as sites which could be identified in the future for cleanup, additional future liabilities may be incurred. Management reevaluates its exposure periodically and will record liabilities for all sites where it is probable that losses will be incurred and where the minimum liability can be reasonably estimated.

   In addition, the Company is involved in certain other legal actions and claims arising in the normal course of business. It is the opinion of management that all legal and environmental matters will be resolved without material effect on the Company's consolidated financial statements.

(14) Fair Value of Financial Instruments

   The fair values of certain financial liabilities are shown below (in thousands):

                                                   1999             1998
                                             ---------------- ----------------
                                             Carrying  Fair   Carrying  Fair
                                              amount   value   amount   value
                                             -------- ------- -------- -------
   Current portion of long-term debt........ $73,823  $73,823 $ 2,597  $ 2,597
   Long-term debt, net......................     --       --   65,105   65,105

   The fair values of all other financial assets and liabilities are estimated to be equal to their fair market value.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


(15) Foreign Operations

   As discussed in note 1, beginning in fiscal 1998, the Company owned a foreign sales corporation and a subsidiary which operates in the United Kingdom. Losses and income tax provisions from foreign operations are as follows (in thousands):

                                                                 Fiscal year
                                                                    ended
                                                                --------------
                                                                 1999    1998
                                                                ------- ------
   Loss before income taxes.................................... $20,434 $7,664
   Income tax provision........................................     282     27
                                                                ------- ------
     Net loss.................................................. $20,716 $7,691
                                                                ======= ======

                          AUTOMATA INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                      Condensed Consolidated Balance Sheet
                                 (In thousnads)

                                                        July 1, 2000 October 2,
                                                         (Unaudited)    1999
                                                        ------------ ----------
                        Assets
Current assets:
 Cash and cash equivalents.............................  $   2,318    $ 4,207
 Accounts receivable, net..............................      4,933     10,849
 Due from administrative receiver......................      4,170         --
 Income tax receivable.................................         --      1,179
 Inventories...........................................      2,677      5,312
 Prepaid expenses and other............................         --        595
                                                         ---------    -------
   Total current assets................................     14,098     22,142
Property, plant and equipment, net.....................      9,700     20,546
Deferred debt issuance cost, net.......................         --        586
Deposits and other assets..............................         75         79
                                                         ---------    -------
   Total assets........................................  $  23,873    $43,353
                                                         =========    =======

         Liabilities and Stockholders' Deficit
Current liabilities:
 Accrued liabilities...................................  $      --    $ 6,987
 Accounts payable......................................        441     10,220
 Current portion of long-term debt.....................         --     73,823
 Liabilities subject to compromise under reorganization
  proceedings..........................................     95,090         --
                                                         ---------    -------
   Total current liabilities...........................     95,531     91,030
Deferred income taxes..................................        152        152
Preferred dividends payable............................         --      7,081
Other long-term liabilities............................         --      1,229
                                                         ---------    -------
   Total liabilities...................................     95,683     99,492
                                                         ---------    -------
Redeemable preferred stock:
 Series A redeemable preferred stock...................     14,736     14,706
 Series B redeemable preferred stock...................     25,414     25,372
Warrants outstanding...................................        261        261
Stockholder's deficit:
 Common stock..........................................      1,156      1,156
 Additional paid-in-capital............................        109        109
 Foreign currency translation adjustment...............       (903)      (248)
 Retained deficit......................................   (112,583)   (97,495)
                                                         ---------    -------
   Total stockholders' deficit.........................   (112,221)   (96,478)
                                                         ---------    -------
   Total liabilities and stockholders' deficit.........  $  23,873    $43,353
                                                         =========    =======


       See accompanying notes to unaudited condensed consolidated financial statements.

                          AUTOMATA INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                Condensed Consolidated Statements of Operations
                                 (In thousands)
                                  (Unaudited)

                                                           Nine months ended
                                                       -------------------------
                                                       July 1, 2000 July 3, 1999
                                                       ------------ ------------
Net sales.............................................   $ 51,893      61,962
Cost of sales.........................................     49,194      60,428
                                                         --------     -------
   Gross profit.......................................      2,699       1,534
                                                         --------     -------
Selling, general and administrative...................      8,500       8,777
Facility closing and restructuring costs..............         13       3,599
Reorganization items--professional fees...............        236         --
                                                         --------     -------
   Loss from operations...............................     (6,050)    (10,842)
                                                         --------     -------
Other income and (expense):
 Interest expense (net)...............................     (5,706)     (5,522)
 Other (expense) income...............................         56         158
                                                         --------     -------
   Total other expense................................     (5,650)     (5,364)
                                                         --------     -------
   Loss before income taxes...........................    (11,700)    (16,206)
Income tax provision (benefit)........................         26        (487)
                                                         --------     -------
   Net loss...........................................   $(11,726)    (15,719)
                                                         ========     =======




      See accompanying notes to unaudited condensed consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES
                             (Debtor-in-Possession)

                 Condensed Consolidated Statement of Cash Flows
                                 (In thousands)
                                  (Unaudited)

                                                               Nine months
                                                                  ended
                                                             -----------------
                                                             July 1,   July 3,
                                                               2000     1999
                                                             --------  -------
Cash flows provided by operating activities:
 Net loss................................................... $(11,726) (15,719)
 Reconciliation to cash provided by (used in) operating
  activities:
  Facility closing and restructuring cost...................       13    3,599
  Depreciation and amortization.............................    3,955    6,582
  Debt accretion............................................       73       73
  Deferred credits..........................................      (40)    (100)
  Deferred taxes............................................       --      775
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      142     (375)
    Prepaid expenses and other assets.......................      581     (164)
    Inventory...............................................      732     (384)
    Income tax receivable...................................    1,179       15
    Accounts payable and accrued expenses...................      441     (725)
    Other liabilities.......................................     (126)    (857)
    Operating payables subject to compromise under
     Reorganization proceedings.............................    4,354       --
                                                             --------  -------
      Net cash used in operating activities.................     (422)  (7,280)
                                                             --------  -------
Cash flows from investing activities:
 Purchases of property and equipment........................     (770)  (2,766)
 Deposits and other assets..................................       --      525
                                                             --------  -------
      Net cash used in investing activities.................     (770)  (2,241)
                                                             --------  -------
Cash flows from financing activities:
 Line of credit, net........................................       --    2,900
 Principal payments on long-term debt.......................       --   (1,125)
 Long-term debt borrowing...................................       --    1,745
 Principal payments on capital lease obligation.............     (229)    (599)
 Issuance of preferred stock................................       --    4,987
 Issuance of common stock...................................       --       25
                                                             --------  -------
      Net cash provided by (used in) financing activities...     (229)   7,933
                                                             --------  -------
Effect of exchange rate changes on cash.....................     (468)    (303)
                                                             --------  -------
      Net decrease in cash and cash equivalents.............   (1,889)  (1,891)
Cash and cash equivalents, beginning of year................    4,207    3,746
                                                             --------  -------
Cash and cash equivalents, end of year...................... $  2,318    1,855
                                                             ========  =======


       See accompanying notes to unaudited condensed consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES
                             (Debtor-in-Possession)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements as of and for the nine-month period ended July 1, 2000 include the accounts of Automata International, Inc. (the "Company"), and its subsidiaries and have been prepared in accordance with generally accepted accounting principles. All intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the date and for the period indicated have been included.

   The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. Because all of the disclosures required by generally accepted accounting principles are not included in the accompanying condensed consolidated financial statements and related notes, they should be read in conjunction with the audited consolidated financial statements and related notes for the fiscal year ended October 2, 1999.

(2) Bankruptcy and Plans of Sale

   During 1999 and 1998, the Company incurred significant net losses, primarily due to its U.K. operations, its Frederick, Maryland facility in the U.S. and its high level of interest expense.

   The Company's net losses have continued in fiscal 2000. In January 2000, the Company's lenders did not renew or extend waivers for the violation of certain covenants under debt agreements and on January 15, 2000, the Company did not make scheduled principal payments totaling $812,500 on two term loans. The lenders informed the Company that they were reserving all rights and remedies under the debt agreements as a result of these events. The lenders took no action to accelerate any of the amounts outstanding under the debt agreements. Management continued to negotiate with the lenders to obtain a waiver of previous debt covenant violations and the deferral of principal and interest payments, however, these negotiations were ultimately unsuccessful.

   On February 18, 2000, after unsuccessful negotiations with a potential buyer. Kode International, Plc. ("Kode") and one subsidiary, Kam Circuits Limited ("Kam") were placed into administrative receivership. The second subsidiary, Kamtronics Limited ("Kamtronics") continued operations. On March 13, 2000, the Kamtronics operation was sold for cash. On March 23, 2000 substantially all production related assets of Kode and Kam were sold for cash. Certain real property of Kode has been licensed for a cash fee with an option to purchase. The administrative receiver is in the process of converting all other assets of Kode and Kam to cash. The Company intends to apply the estimated net proceeds available from these activities of approximately $4,000,000 to reduce amounts outstanding under the respective debt agreements. The amounts the Company may ultimately realized could differ from these estimated net proceeds based on the results of the real property option and the final determination of the costs and fees of the receivership.

   On June 23, 2000, the Company filed a petition with the Bankruptcy Court for relief under Chapter 11 of the United States Bankruptcy Code. Under the plan of reorganization filed by the Company, all remaining U.S. assets were to be sold with the proceeds used to discharge claims by creditors. The plan was approved by the bankruptcy court on August 2, 2000. The sale of the assets of the Company (excluding the $4.2 million due from the U.K. Administrative Receiver) to DDi Corp. for approximately $19.5 million in cash was approved by the Bankruptcy Court and the sale was subsequently completed on August 4, 2000. From the filing date, the Company has operated as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. During such time, all claims against the Company in existence prior to the filing date were stayed and have been

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

                             (Debtor-in-Possession)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued) classified as "liabilities subject to compromise" in the consolidated balance sheet. At July 1, 2000, the "liabilities subject to compromise" were comprised of the following (in thousands):

                                                                        July 1,
                                                                         2000
                                                                        -------
   Secured loans payable to a bank..................................... $59,938
   Subordinated loan payable to a bank.................................   9,996
   Subordinated loan payable to a stockholder..........................   1,567
   Accounts payble to unsecured creditors..............................   5,620
   Preferred dividends payable.........................................  10,371
   Other accrued liabilities...........................................   7,598
                                                                        -------
     Total............................................................. $95,090
                                                                        =======

   The approved sale agreement allows DDi Corp. 60 days from the date the sale closes to assume or reject executory contracts related to the assets purchased subject to the approval of the Bankruptcy Court. As of July 1, the Court has not approved any assumptions or rejections of executory contracts.

(3) Inventories

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Work-in-process and finished goods inventory are comprised of direct material, labor and allocated overhead costs.

                                                                July
                                                                 1,   October 2,
                                                                2000     1999
                                                               ------ ----------
   Raw materials.............................................. $1,332   2,391
   Work-in-process............................................  1,020   2,231
   Finished goods.............................................    325     690
                                                               ------   -----
     Total.................................................... $2,677   5,312
                                                               ======   =====

                            [DDi LOGO APPEARS HERE]